                          OFFICE OF THRIFT SUPERVISION
                             Washington, D.C.  20549

                                 FORM 10-KSB

[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                             OF 1934 [FEE REQUIRED]
                   For the fiscal year ended December 31, 1995
                                       OR
[ ]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                          ACT OF 1934 [NO FEE REQUIRED]
   For the transition period from                       to
                                  ---------------------    ---------------------

                   Commission file number:  OTS docket # 2891

                           FIRST SAVINGS BANK, F.S.B.
--------------------------------------------------------------------------------
           (Name of small business issuer as specified in its charter)

 Office of Thrift Supervision                           85-0028945
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

   801 Pile Street, Clovis, New Mexico                     88101
--------------------------------------------------------------------------------
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:        (505) 762-4417
                                                    ----------------------------

           Securities Registered Pursuant to Section 12(b) of the Act:

                                      None
                                      ----

           Securities Registered Pursuant to Section 12(g) of the Act:

                     Common Stock, par value $1.00 per share
                   -------------------------------------------
                                (Title of Class)

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has
been subject to requirements for the past 90 days.    YES   X  .   NO      .
                                                          -----       -----

     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained herein, and no disclosure will be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any
amendment to this Form 10-KSB.   [ ]

     State the issuer's revenues for its most recent fiscal year:    $9,249,937

     The aggregate market value of the voting stock held by non-affiliates of the Registrant, computed by reference to the average of the closing bid and asked prices of such stock on the Nasdaq Small-Cap Market as of March 27, 1996 was approximately $4.5 million. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the Registrant that such person is an affiliate of the Registrant.)

  As of March 27, 1996, there were issued and outstanding 695,698 shares of the
                           Registrant's Common Stock.

                       DOCUMENTS INCORPORATED BY REFERENCE

   Part II of Form 10-KSB - Portions of Annual Report to Stockholders for the
                      fiscal year ended December 31, 1995.
  Part III of Form 10-KSB - Portions of Proxy Statement for 1996 Annual Meeting
                                of Stockholders.

Transitional Small Business Disclosure Format:  YES      .  NO   X  .
                                                    -----      -----

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                     PART I

Item 1.   Description of Business. . . . . . . . . . . . . . . . . . .       4
          General. . . . . . . . . . . . . . . . . . . . . . . . . . .       4
          Lending Activities . . . . . . . . . . . . . . . . . . . . .       4
            General. . . . . . . . . . . . . . . . . . . . . . . . . .       4
            Loan Portfolio Composition . . . . . . . . . . . . . . . .       7
            One-to-Four Family Residential Mortgage Lending. . . . . .       9
            Multi-Family and Commercial Real Estate Loans. . . . . . .      10
            Commercial Business Loans. . . . . . . . . . . . . . . . .      10
            Construction Loans . . . . . . . . . . . . . . . . . . . .      11
            Consumer Lending . . . . . . . . . . . . . . . . . . . . .      11
            Loan Servicing . . . . . . . . . . . . . . . . . . . . . .      12
          Originations, Purchases and Sales of Loans . . . . . . . . .      13
          Asset Quality. . . . . . . . . . . . . . . . . . . . . . . .      14
            Delinquent Loans . . . . . . . . . . . . . . . . . . . . .      14
            Non-Performing Assets. . . . . . . . . . . . . . . . . . .      15
            Criticized Assets. . . . . . . . . . . . . . . . . . . . .      16
            Allowance for Credit Losses. . . . . . . . . . . . . . . .      17
          Investment Activities. . . . . . . . . . . . . . . . . . . .      18
            Securities Held-to-Maturity. . . . . . . . . . . . . . . .      18
            Assets Available-for-Sale. . . . . . . . . . . . . . . . .      19
            Other Investments. . . . . . . . . . . . . . . . . . . . .      19
          Sources of Funds . . . . . . . . . . . . . . . . . . . . . .      19
            General. . . . . . . . . . . . . . . . . . . . . . . . . .      19
            Deposits . . . . . . . . . . . . . . . . . . . . . . . . .      20
            Borrowings . . . . . . . . . . . . . . . . . . . . . . . .      22
          Subsidiary Activity. . . . . . . . . . . . . . . . . . . . .      23
          Regulation . . . . . . . . . . . . . . . . . . . . . . . . .      23
            General. . . . . . . . . . . . . . . . . . . . . . . . . .      23
            Federal Regulation of Savings Associations . . . . . . . .      23
            Regulatory Environment for 1996. . . . . . . . . . . . . .      24
            Insurance of Accounts and Regulations by the FDIC. . . . .      25
            Regulatory Capital Requirements. . . . . . . . . . . . . .      27
            Limitations on Dividends and Other Capital Distributions .      30
            Liquidity. . . . . . . . . . . . . . . . . . . . . . . . .      31
            Accounting . . . . . . . . . . . . . . . . . . . . . . . .      31
            Qualified Thrift Lender Test . . . . . . . . . . . . . . .      31
            Federal Home Loan Bank System. . . . . . . . . . . . . . .      32

                                   (continued)

                                TABLE OF CONTENTS
                                   (continued)                              Page
                                                                            ----

            Written Agreements with OTS. . . . . . . . . . . . . . . .      33
          Federal and State Taxation . . . . . . . . . . . . . . . . .      34
            Federal Taxation . . . . . . . . . . . . . . . . . . . . .      34
            State Taxation . . . . . . . . . . . . . . . . . . . . . .      36
          New Accounting Standards . . . . . . . . . . . . . . . . . .      36
          Competition. . . . . . . . . . . . . . . . . . . . . . . . .      36
          Employees. . . . . . . . . . . . . . . . . . . . . . . . . .      36

Item 2.   Description of Property. . . . . . . . . . . . . . . . . . .      37

Item 3.   Legal Proceedings. . . . . . . . . . . . . . . . . . . . . .      37

Item 4.   Submission of Matters to a Vote of Security Holders. . . . .      38


                                     PART II

Item 5.   Market for Registrant's Common Equity and Related Stockholder
          Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .      38

Item 6.   Management's Discussion and Analysis or Plan of Operation. .      39

Item 7.   Financial Statements . . . . . . . . . . . . . . . . . . . .      39

Item 8.   Changes in and Disagreements with Accountants on Accounting and
          Financial Disclosure . . . . . . . . . . . . . . . . . . . .      39


                                    PART III

Item 9.   Directors, Executive Officers, Promoters and Control Persons;
          Compliance with Section 16(a) of the Exchange Act. . . . . .      39

Item 10.  Executive Compensation . . . . . . . . . . . . . . . . . . .      40

Item 11.  Security Ownership of Certain Beneficial Owners
          and Management . . . . . . . . . . . . . . . . . . . . . . .      40

Item 12.  Certain Relationships and Related Transactions . . . . . . .      40

Item 13.  Exhibits and Reports on Form 8-K . . . . . . . . . . . . . .      41

Signatures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43

                                     PART I

ITEM 1.   DESCRIPTION OF BUSINESS

GENERAL

     First Savings Bank, F.S.B. ("First Savings" or "the Bank") is the third largest financial institution headquartered in Clovis, New Mexico, with approximately $117 million in assets. The Bank was originally chartered by the Federal Home Loan Bank Board (FHLBB) in 1934. On August 8, 1986, the Bank converted to a stock institution through the sale of 450,000 shares of common stock at $10.00 per share. Currently, deposits with the Bank are insured to applicable limits by the Savings Association Insurance Fund (SAIF), which is under the supervision of the Federal Deposit Insurance Corporation (FDIC). The Bank is a member of the Federal Home Loan Bank (FHLB) system and is subject to comprehensive regulation, examination, and supervision of the Office of Thrift Supervision (OTS). See "Regulation", included in this Form 10-KSB. First Savings conducts business through three offices located in Clovis and Portales, New Mexico. The Bank's executive offices are located at 801 Pile Street, Clovis, New Mexico.

     The results of operations of First Savings, in general, are significantly influenced by general economic conditions, the monetary and fiscal policies of the federal government, and the policies of financial institution regulatory authorities. See "Regulation", included in this Form 10-KSB, and "Management's Discussion and Analysis of Financial Condition and Results of Operations", in the 1995 Annual Report. First Savings since 1991 has been primarily engaged in the business of attracting deposits from the general public, making loans secured by first liens on single-family loans (primarily for sale into the secondary market) and investing in mortgage related securities. The principal sources of funds for the Bank's lending and investing activities in 1995 included the sale of loans, principal payments and prepayments on loans and mortgage related securities, and deposits. The Bank's primary sources of income are income on loans and securities, loan servicing fees, income from deposit account service charges, and gains on the sale of loans. Its principal expenses are interest paid on deposits and borrowings and general operating expenses.
The earnings of the Bank depend primarily on the difference between its income from lending and investment activities and the interest cost of its deposits and borrowings.

LENDING ACTIVITIES

     GENERAL. First Savings has historically originated fixed-rate mortgage loans. In order to reduce its exposure to changes in interest rates, the Bank, since the early 1980's, has also emphasized the origination and retention of adjustable-rate mortgage (ARM) loans. Management's strategy has been to increase the percentage of assets in its portfolio with more frequent repricing. In response to customer demand, however, the Bank continues to originate conventional fixed-rate mortgages generally for sale in the secondary market.

     The Bank's primary focus in lending activities is on the origination of loans secured by first mortgages on owner-occupied, one-to-four family residences. To a lesser extent, First Savings also originates residential construction and consumer loans in the Bank's market area. Most residential mortgage loans originated by the Bank are in conformity with Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA) and Government National Mortgage Association (GNMA) loan underwriting standards so that they may be sold in the secondary market. Mortgage loans made by the Bank are generally long-term loans, amortized on a monthly basis, with principal and interest due each month. The initial contractual loan payment period for residential loans typically ranges from 15 to 30 years. The Bank's experience indicates, however, that real estate loans remain outstanding for significantly shorter periods than their contractual terms. Borrowers may refinance or prepay loans at their option, subject to any prepayment penalty provisions, if included in the note. Most mortgage loans are underwritten and approved by the Bank's loan committee.

     All of the Bank's lending is subject to its written, underwriting standards and to loan origination procedures. Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Bank's written appraisal policy) by independent appraisers. The loan applications are designed primarily to determine the borrower's ability to repay and the more significant items on the application are verified through use of credit reports, financial statements, tax returns and/or confirmations.

     In connection with the loan approval process, the Bank's loan personnel analyze the loan application and the property involved. All conforming real estate loans are processed and presented by the officers to the loan committee. All nonconforming real estate loans are approved by the loan committee, the Bank's executive committee or the full Board of Directors. Consumer loans are approved by loan committee and/or individual loan officers, in accordance with policies established by the Board of Directors.

     Loan applicants are promptly notified of the decision of the Bank by a letter setting forth the terms and conditions of the decision. If approved, these terms and conditions include the amount of the loan, interest rate, amortization term, a brief description of the real estate to be mortgaged to the Bank, and the requirement of fire and casualty insurance coverage to be maintained to protect the Bank's interest.

     It is the policy of the Bank to obtain a title insurance policy insuring that it has a valid lien on all property securing real estate loans. Hazard insurance or homeowner's policies must be obtained by the borrower prior to closing. The Bank also requires flood insurance policies where required by federal rules and regulations. Upon closing, most borrowers are required to advance funds to the establishment of a mortgage escrow account. Thereafter, the borrower makes contributions to this account along with monthly principal and interest payments. Disbursements are made from this account by the Bank for items such as real estate taxes, hazard insurance premiums, and private mortgage insurance premiums.

     The Bank receives loan origination fees for originating loans and servicing fees for servicing loans sold to others. The Bank also receives commitment fees for making commitments to originate construction, residential, commercial, and multi-family residential loans, as well as various fees and charges related to existing loans, which include late charges and assumption fees.

     As part of the loan application, the borrower pays the Bank for its out-of-pocket costs in reviewing the application, such as the appraisal fee, whether or not the borrower closes the loan. The interest rate charged is normally the prevailing rate at the time the loan application is approved. In the case of larger construction loans, the Bank normally charges a 1% commitment fee, which may be included in the loan origination charge when the loan is made.
Commitment fees and other terms of commercial and multi-family residential loans are individually negotiated.

     The aggregate amount of loans that the Bank is permitted to make under applicable federal regulations to any one borrower, including related entities, is limited generally to the greater of 15% of unimpaired capital and surplus or $500,000. At December 31, 1995, the maximum amount which the Bank could have lent to any one borrower and the borrower's related entities was approximately $943,000. One loan in excess of $943,000 is described in "Non-Performing Assets," Note 2, in this Form 10-KSB. This loan was made prior to the implementation of the current loan to one borrower limitations.

     LOAN PORTFOLIO COMPOSITION. The following tables show the composition of the Bank's loan portfolio in dollar amounts by type and security (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

                                                           December 31
                                                 -------------------------------
                                                  1995        1994        1993
                                                 -------     -------     -------
                                                      (Dollars in Thousands)
TYPE OF LOAN
Conventional real estate loans*. . . . . . . .   $25,110     $27,873     $29,851
Insured or guaranteed real estate loans. . . .     4,060       4,279       2,262
Consumer and installment loans . . . . . . . .     4,558       2,689       2,889
Consumer timeshare loans . . . . . . . . . . .       560       1,217       2,282
Construction loans . . . . . . . . . . . . . .     1,060         517         159
Other. . . . . . . . . . . . . . . . . . . . .       553         726       1,027
                                                 -------     -------     -------
    Total loans. . . . . . . . . . . . . . . .    35,901      37,301      38,470
Less:
  Loans in process . . . . . . . . . . . . . .       863         317          74
  Discounts, deferred loans fees, and other. .       278         853         908
  Allowance for loan losses. . . . . . . . . .       428         461         508
                                                 -------     -------     -------
    Total. . . . . . . . . . . . . . . . . . .   $34,332     $35,670     $36,980
                                                 -------     -------     -------
                                                 -------     -------     -------

*Includes construction loans converted to permanent loans and refinanced loans.


                                                                                       December 31
                                                      -----------------------------------------------------------------------------
                                                              1995                        1994                        1993
                                                      ----------------------      ----------------------      ---------------------
                                                      Amount         Percent      Amount         Percent      Amount        Percent
TYPE OF SECURITY                                                                  (Dollars in Thousands)
Residential mortgage loans:
  Single family. . . . . . . . . . . . . . . . . .    $22,991         64.04%      $22,950         61.53%      $20,902        54.33%
  2-to-4 family. . . . . . . . . . . . . . . . . .        995          2.77         1,047          2.81         1,151         2.99
  Other dwelling units . . . . . . . . . . . . . .      1,114          3.10         1,168          3.13         1,843         4.79
Commercial real estate . . . . . . . . . . . . . .      5,683         15.83         8,230         22.06         9,404        24.45
                                                      -------        -------      -------        -------      -------       -------
    Total real estate loans. . . . . . . . . . . .     30,783         85.74        33,395         89.53        33,300        86.56
                                                      -------        -------      -------        -------      -------       -------
Savings accounts . . . . . . . . . . . . . . . . .        897          2.50           851          2.28         1,451         3.77
Consumer items . . . . . . . . . . . . . . . . . .      4,221         11.76         3,055          8.19         3,719         9.67
                                                      -------        -------      -------        -------      -------       -------
    Total consumer loans . . . . . . . . . . . . .      5,118         14.26         3,906         10.47         5,170        13.44
                                                      -------        -------      -------        -------      -------       -------
    Total loans. . . . . . . . . . . . . . . . . .     35,901        100.00%       37,301        100.00%       38,470       100.00%
                                                                     -------                     -------                    -------
                                                                     -------                     -------                    -------
Less:
  Loans in process . . . . . . . . . . . . . . . .        863                         317                          74
  Discounts, deferred loan fees, and other . . . .        278                         853                         908
  Allowance for loan losses. . . . . . . . . . . .        428                         461                         508
                                                      -------                     -------                     -------
    Total. . . . . . . . . . . . . . . . . . . . .    $34,332                     $35,670                     $36,980
                                                      -------                     -------                     -------
                                                      -------                     -------                     -------

     The following table shows the composition of the Bank's loan portfolio by fixed- and adjustable-rate categories at the dates indicated.

                                                                                   December 31
                                                -----------------------------------------------------------------------------------
                                                        1995                           1994                          1993
                                                -----------------------       -----------------------       -----------------------
                                                Amount          Percent       Amount          Percent       Amount          Percent
                                                ------          -------       ------          -------       ------          -------
                                                                              (Dollars In Thousands)
FIXED-RATE LOANS:
Residential Mortgage Loans:
  Single family. . . . . . . . . . . . . . .    $10,554          29.40%       $ 9,671          25.93%       $ 6,553          17.03%
  2-to-4 family. . . . . . . . . . . . . . .        562           1.57            578           1.55            649           1.69
  Other dwelling units . . . . . . . . . . .        324           0.90            330           0.88            560           1.46
Commercial real estate . . . . . . . . . . .      1,176           3.28          3,485           9.34          3,804           9.89
                                                -------         -------       -------         -------       -------         -------
    Total real estate loans. . . . . . . . .     12,616          35.15         14,064          37.70         11,566          30.07
                                                -------         -------       -------         -------       -------         -------
Savings accounts . . . . . . . . . . . . . .        897           2.50            851           2.28          1,451           3.77
Consumer . . . . . . . . . . . . . . . . . .      1,804           5.02            731           1.96            536           1.39
                                                -------         -------       -------         -------       -------         -------
    Total consumer loans . . . . . . . . . .      2,701           7.52          1,582           4.24          1,987           5.16
                                                -------         -------       -------         -------       -------         -------
    TOTAL FIXED-RATE LOANS . . . . . . . . .     15,317          42.67         15,646          41.94         13,553          35.23
                                                -------         -------       -------         -------       -------         -------
ADJUSTABLE-RATE LOANS:
Residential Mortgage Loans:
  Single family. . . . . . . . . . . . . . .     12,437          34.64         13,279          35.60         14,349          37.30
  2-to-4 family. . . . . . . . . . . . . . .        433           1.21            469           1.26            502           1.30
  Other dwelling units . . . . . . . . . . .        790           2.20            838           2.25          1,283           3.34
Commercial real estate . . . . . . . . . . .      4,507          12.55          4,745          12.72          5,600          14.56
                                                -------         -------       -------         -------       -------         -------
    Total real estate loans. . . . . . . . .     18,167          50.60         19,331          51.83         21,734          56.50
Consumer Loans . . . . . . . . . . . . . . .      2,417           6.73          2,324           6.23          3,183           8.27
                                                -------         -------       -------         -------       -------         -------
    TOTAL ADJUSTABLE-RATE LOANS. . . . . . .     20,584          57.33         21,655          58.06         24,917          64.77
                                                -------         -------       -------         -------       -------         -------
    TOTAL LOANS. . . . . . . . . . . . . . .    $35,901         100.00%       $37,301         100.00%       $38,470         100.00%
                                                -------         -------       -------         -------       -------         -------
                                                -------         -------       -------         -------       -------         -------

    Set forth below is a table outlining the specific loan types with contractual maturity dates as of December 31, 1995. This schedule does not reflect the effects of possible principal prepayments by the borrower.

                                      Real Estate                                Non-Real Estate
                       -----------------------------------------    -----------------------------------------
                             Mortgages           Construction            Consumer         Commercial Business          Total
                             ---------           ------------            --------         -------------------          -----
                                   Weighted             Weighted              Weighted              Weighted               Weighted
                                    Average              Average               Average               Average                Average
                        Amount       Rate     Amount      Rate      Amount      Rate       Amount     Rate      Amount       Rate
                        ------       ----     ------      ----      ------      ----       ------     ----      ------       ----
                                                                        (Dollars in Thousands)
Within 1 Year. . .     $   520       9.23%    $1,060      10.25%    $1,359       8.99%      $ 57      10.33%    $ 2,996       9.50%
Two Years. . . . .         363       8.06       --          --         829      12.85         19       9.00       1,211      11.35
Three Years. . . .       2,296       8.28       --          --         807      10.96        --         --        3,103       8.98
4 - 5 Years. . . .         626       9.47       --          --       1,805      10.22        --         --        2,431      10.03
6 - 10 Years . . .       3,089       9.23       --          --         164      12.36         65      11.51       3,318       9.43
11 - 15 Years. . .       7,272       8.93       --          --          13      12.50        --         --        7,285       8.94
After 15 Years . .      15,557       7.96       --          --        --          --         --         --       15,557       7.96
                       -------       -----    ------      ------    ------      ------      ----      ------    -------      ------
                       $29,723       8.40%    $1,060      10.25%    $4,977      10.52%      $141      10.66%    $35,901       8.70%
                       -------       -----    ------      ------    ------      ------      ----      ------    -------      ------
                       -------       -----    ------      ------    ------      ------      ----      ------    -------      ------

     ONE-TO-FOUR FAMILY RESIDENTIAL MORTGAGE LENDING. The primary lending activity of the Bank has been the granting of conventional loans to enable borrowers to purchase new or existing homes. The Bank also originates Veterans Administration (VA)-guaranteed and Federal Housing Administration (FHA)-insured loans. Residential loan originations are generated by the Bank's marketing efforts, its present customers, walk-in customers and referrals from realtors and builders. The Bank has focused its lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, single-family residences in its market area. See "Loan Portfolio Composition" by type of security in this Form 10-KSB for the amount of one-to-four family residential mortgages at December 31, 1995.

     The Bank's fixed-rate loans conform to secondary market standards (I.E., FHLMC and FNMA standards) and, since 1991, have been primarily originated for sale in the secondary market. A portion of these loans have been originated pursuant to forward sales commitments. Most of the Bank's fixed-rate residential loans have contractual terms to maturity of 30 years. As a part of its asset/liability management strategy and in response to an increase in refinancing activity, the Bank also originates 15 year fixed-rate, fully amortizing loans. Interest rates charged on these fixed-rate loans are competitively priced according to market conditions.

     The Bank has offered ARM loans at rates, terms and fees determined in accordance with market and competitive factors. The programs currently offered primarily meet the standards and requirements of the secondary market for residential loans. The Bank's current one-to-four family residential ARMs are fully amortizing loans with contractual maturities of up to 30 years. The interest rates on the ARMs originated by First Savings are subject to adjustment at stated intervals and are subject to annual and lifetime adjustment limits below and above the initial rate. Most of the Bank's ARMs have interest rates which adjust annually based on a margin over one of several indices. These loans' annual and lifetime caps on interest rate increases reduce the extent to which they can help protect the Bank against interest rate risk. The Bank has from time to time offered ARMs at below the fully-indexed rate. However, borrowers of adjustable-rate loans are qualified at the fully-indexed rates.

     The Bank retains ARMs in its portfolio consistent with its ongoing asset/liability objectives. ARM loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Bank believes that these risks, which have not had a material adverse effect on the Bank to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment. In this regard, the Bank's delinquency experience on its ARMs has generally been similar to its experience on fixed-rate residential loans.

     The Bank evaluates both the borrower's ability to make principal, interest and escrow payments and the value of the property that will secure the loan. First Savings originates residential mortgage loans with loan-to-value ratios up to 95%. On any mortgage loan exceeding an 80% loan-to-value ratio at the time of origination, First Savings will generally require private mortgage insurance in an amount intended to reduce the Bank's exposure to 80% or less of the appraised value of the underlying property, unless otherwise approved by the Bank's Board of Directors.

     The mortgage lending of the Bank is subject to its written, nondiscriminatory underwriting standards and to loan origination procedures prescribed by its Board of Directors. Property valuations are required on all real estate loans and are prepared by independent appraisers approved by the Bank. Additionally, all appraisals must meet FHLMC and FNMA guidelines. Detailed loan applications are obtained to analyze the borrower's creditworthiness and ability to repay the loan. The applications, appraisals, and other items are then reviewed by loan officers or committees in accordance with guidelines established by the Board of Directors.

     MULTI-FAMILY AND COMMERCIAL REAL ESTATE LOANS. The Bank's multi-family and commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, retail stores and other properties. Most of the Bank's multi-family and commercial real estate loan portfolio is seasoned. See "Loan Portfolio Composition" by type of security in this Form 10-KSB for the amount of multi-family and commercial real estate loans at December 31, 1995.

     The Bank intends to originate multi-family and commercial real estate loans in the future subject to regulatory restrictions. When originated, multi-family and commercial real estate loans generally are originated in amounts up to 75% of the appraised value of the property securing the loan. Commercial and multi-family loans are made at both fixed and adjustable interest rates for terms of up to 25 years. The other terms of multi-family and commercial real estate loans are negotiated on a case-by-case basis.

     Appraisals on properties securing multi-family and commercial real estate loans originated by the Bank are performed by an independent appraiser subject to regulatory guidelines at the time the loan is made. All appraisals on multi-family and commercial real estate loans are reviewed by the Bank's management. In addition, the Bank's underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. Personal guarantees are generally obtained for the Bank's multi-family and commercial real estate loans.

     Multi-family and commercial real estate lending affords the Bank an opportunity to receive interest at rates higher than those generally available from one-to-four family residential lending. Nevertheless, loans secured by such properties are generally larger and involve a greater degree of risk than one-to-four family residential mortgage loans. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. The Bank has attempted to minimize these risks through its underwriting standards and by lending primarily on existing income-producing properties.

     COMMERCIAL BUSINESS LOANS. The Bank began offering loans guaranteed by the Small Business Association (SBA) in 1991. The SBA program provides lenders with the ability to offer flexible terms and longer maturities on loans to small businesses and professionals. The program provides the lender a guaranteed portion (generally 75% - 80%) of principal and interest. Since these loans are guaranteed they offer very little risk to the Bank. These loans are made with adjustable and fixed interest rates with maturities to 25 years, depending on collateral. The loans are approved by the SBA. The Bank intends to expand its commercial lending by utilizing the SBA program.

     First Savings intends to provide short and medium term credit to businesses in the Bank's primary market area. Commercial loans include revolving credit lines and term loans, or a combination thereof and are generally secured by equipment, accounts receivable, inventories, real estate or other business assets, or a combination thereof. Commercial business loans are made pursuant to specified loan approval limits set by the Board of Directors. The Bank usually requires that business borrowers maintain their operating accounts with the Bank in the form of demand deposits. Loans made to corporations are personally guaranteed by the principals of the corporation. See "Loan Portfolio Composition" by type with contractual maturity dates in this Form 10-KSB for the amount of commercial business loans at December 31, 1995.

     CONSTRUCTION LOANS. The Bank originates loans to finance the construction of single-family residences. Many of these loans are made to individuals who will ultimately be the owner-occupier of the residence. Such loans are generally made, although not required, with permanent financing on the constructed property to be provided by the Bank. Construction loans are generally made with a six month term on a fixed-rate, interest-only basis. Residential construction loans to owner-occupants are generally underwritten using the same criteria as for one-to-four family residential loans. Loan proceeds are disbursed in increments as construction progresses and inspections warrant. See "Loan Portfolio Composition" by type of security in this Form 10-KSB for the amount of construction loans at December 31, 1995.

     Construction loans afford the Bank the opportunity to charge loan origination fees, to increase the frequency of repricing of its loan portfolio and to earn yields higher than those obtainable on loans secured by existing one-to-four family residential properties. The higher yields reflect the higher risks associated with construction lending, which include principally the difficulty in evaluating accurately the total funds required to complete a project and the post completion value of the project. As a result, the Bank places a strong emphasis upon the borrower's ability to repay and the experience and expertise of the builder who has contracted to construct the property.

     CONSUMER LENDING. Management considers consumer lending to be an important component of its strategic plan. Specifically, consumer loans generally have shorter terms to maturity (thus reducing First Savings' exposure to changes in interest rates) and carry higher rates of interest than do one-to-four family residential mortgage loans. In addition, management believes that the offering of consumer loan products helps to expand and create stronger ties to its existing customer base, by increasing the number of customer relationships and providing cross-marketing opportunities. See "Loan Portfolio Composition" by type of security in this Form 10-KSB for the amount of consumer loans at December 31, 1995. Under applicable federal law, the Bank is authorized to invest up to 35% of its assets in consumer loans.

     First Savings offers a variety of secured consumer loans, including home improvement loans, auto loans, personal lines of credit, equity lines of credit, loans secured by savings deposits, and unsecured loans. The Bank currently originates all of its consumer loans in its market area.

Consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower.

     The Bank currently has two arrangements to originate consumer automobile loans on an indirect basis (I.E., where loan contracts are purchased from automobile retailers which have extended credit to their customers). The Bank applies the underwriting standards mentioned below in the approval process of purchasing these contracts. These loans have a fixed interest rate and maturities of 5 years or less. As of December 31, 1995, the Bank has $923,426 in indirect automobile contracts or 2.57% of its loan portfolio before net items.

     The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

     Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, or secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal laws, including bankruptcy, may limit the amount which can be recovered on such loans. Although the level of delinquencies in the Bank's consumer loan portfolio has generally been low (at December 31, 1995, $25,410, or approximately 0.51% of the consumer loan portfolio, was 30 days or more delinquent), there can be no assurance that delinquencies will not increase in the future.

     LOAN SERVICING. In addition to servicing its own loans, the Bank services mortgage loans for others. It is the practice of First Savings to sell most fixed rate loans and retain most adjustable rate loans. Most conventional loans are sold to FNMA and the servicing is retained. VA and FHA loans are sold to private investors such as New Mexico Mortgage Finance Authority, Norwest Funding Inc., and the Prudential Home Mortgage Company, Inc. with the servicing released. The fee for selling servicing released is generally 3/4% to 1-3/4%. The Bank generally retains the servicing on conventional loans sold to FNMA and receives a fee payable monthly of approximately 3/8% per annum of the unpaid balance of each loan. As of December 31, 1995, the Bank was servicing loans for others in the amount of approximately $48.4 million. These loans are not reflected in the statement of condition.

     Effective July 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, AN AMENDMENT OF SFAS NO. 65. SFAS No. 122 eliminated the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The effect of adopting this new accounting standard was to increase 1995 net income by $11,338.

ORIGINATIONS, PURCHASES AND SALES OF LOANS

     The Bank originates loans through its marketing efforts, its existing customer base, walk in customers, and real estate brokers and builders. Commercial real estate loan originations are obtained by direct solicitation. The Bank originates both adjustable-rate and fixed-rate loans. Its ability to originate loans is dependent upon such market conditions as short-term and long-term interest rates, as well as the expected future level of interest rates.

     During fiscal 1995, the Bank repurchased one residential loan for $30,476. The Bank made no purchases or sales of pooled whole loans in 1995 and had no commitments to purchase any loans or mortgage-backed securities at December 31, 1995. At the same date, the Bank had loan origination commitments of $970,944 and commitments to sell residential loans of $861,454. The Bank expects to continue to sell part of its residential mortgage loans in order to enhance liquidity and to maintain its risk-based capital position. This has generally been the procedure since 1991. When these loans are sold, the Bank usually retains the responsibility for servicing the loans.

     The following table sets forth the principal amount of the Bank's mortgage loan origination, purchase and sales activity for the periods indicated.

                                                  Year Ended December 31
                                           -------------------------------------
                                            1995           1994           1993
                                           -------        -------        -------
                                                  (Dollars In Thousands)
ORIGINATIONS BY TYPE
Fixed-Rate:
   Construction loans. . . . . . . .       $   766        $   934        $   204
   Conventional loans. . . . . . . .         6,113          6,470         10,182
   Loans refinanced. . . . . . . . .         1,676          6,040         11,079
Adjustable-Rate:
   Conventional loans. . . . . . . .           794          1,792            934
   Loans refinanced. . . . . . . . .           703          1,565          1,077
                                           -------        -------        -------
     Total loans originated. . . . .       $10,052        $16,801        $23,476
                                           -------        -------        -------
                                           -------        -------        -------
PURCHASES BY TYPE
  Loans purchased. . . . . . . . . .       $  --          $  --          $  --
                                           -------        -------        -------
                                           -------        -------        -------

SALES BY TYPE
  Sales of mortgage loans (1). . . .       $ 7,504        $14,439        $19,137
                                           -------        -------        -------
                                           -------        -------        -------

(1)  Consists entirely of one-to-four family fixed rate loans.

ASSET QUALITY

     DELINQUENT LOANS. When a borrower fails to make a required payment on a loan, the Bank attempts to cause the delinquency to be cured by contacting the borrower. In the case of residential loans, a late notice is sent 16 days after the due date. If the delinquency is not cured by the 30th day, contact with the borrower is made by phone or a letter is sent. Additional written and verbal contacts are made with the borrower between 35 and 70 days after the due date.

     In the event a real estate loan payment is past due for 45 days or more the Bank performs an in-depth review of the loan status, the condition of the property and circumstances of the borrower. Based upon the results of its review, the Bank may negotiate and accept a repayment program with the borrower, accept a voluntary deed in lieu of foreclosure or, when deemed necessary, initiate foreclosure proceedings. If foreclosed on, real property is sold at a public sale and the Bank may bid on the property to protect its interest. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan in relation to the original indebtedness, the extent of delinquency and the borrower's ability and willingness to cooperate in curing delinquencies.

     Delinquent consumer loans are handled in a generally similar manner, except that initial contacts are made when the payment is 10 days past due and telephone contact begins when a loan is 30 days past due. If these efforts fail to bring the loan current, appropriate action may be taken to collect any loan payment that remains delinquent. The Bank's procedures for repossession and sale of consumer collateral are subject to various requirements under New Mexico consumer protection laws. Loans are generally placed on non-accrual status after 90 days delinquency.

     The following table sets forth the Bank's loan delinquencies by type, amount, and percentage of type at December 31, 1995.

                                                   Loans Delinquent for
                               -------------------------------------------------------------------
                                        60-89 Days                       90 Days and Over                Total Delinquent Loans
                               ------------------------------      -------------------------------    ------------------------------
                                                     Percent                              Percent                           Percent
                                                     of Loan                              of Loan                           of Loan
                               Number     Amount     Category      Number      Amount     Category    Number      Amount    Category
                               ------     ------     --------      ------      ------     --------    ------      ------    --------
                                                                       (Dollars in Thousands)
Mortgage loans:
  Single family. . . . . . .      1         $31        0.14%         --          --          --           1         $31       0.14%
  2-to-4 family. . . . . . .     --          --          --          --          --          --          --          --         --
  Other dwelling units . . .     --          --          --          --          --          --          --          --         --
  Commercial real estate . .     --          --          --          --          --          --          --          --         --
Consumer loans . . . . . . .      2           1        0.02%         --          --          --           2           1       0.02%
                                 --         ---                      --          --                      --         ---
Total loans. . . . . . . . .      3         $32        0.09%         --          --          --           3         $32       0.09%
                                 --         ---                      --          --                      --         ---
                                 --         ---                      --          --                      --         ---

     NON-PERFORMING ASSETS. Non-performing assets consist of loans on which interest is no longer being accrued, troubled debt restructurings, real estate acquired by foreclosure or deed-in-lieu of foreclosure and repossessed assets.

     The following table sets forth the amounts and categories of non-performing assets in the Bank's portfolio. Loans are generally placed on non-accrual status after 90 days delinquency.

                                                          December 31
                                                 -------------------------------
                                                  1995        1994         1993
                                                  ----        ----         ----
                                                     (Dollars in Thousands)
Non-accrual loans (1). . . . . . . . . . . . .   $  --       $  148       $   11
Past due 90 days or more and still accruing. .      --           37           99
Renegotiated loans (2) . . . . . . . . . . . .    1,573       3,145        3,111
Real estate owned (3). . . . . . . . . . . . .      114         421        2,967

                                                 ------      ------       ------
Total non-performing assets. . . . . . . . . .   $1,687      $3,751       $6,188
                                                 ------      ------       ------
                                                 ------      ------       ------

Ratio of non-performing assets to total assets    1.44%       2.98%        4.54%
                                                 ------      ------       ------
                                                 ------      ------       ------

(1) Generally refers to loans that are contractually delinquent (I.E., payments were due and unpaid for more than 90 days).

(2) The Bank's largest restructured note of approximately $1,573,000 originated in 1987 for $2,000,000 as a permanent loan on a shopping center of 47,457 square feet, located on 56,943 square feet of land in Santa Fe, New Mexico. The terms of the note were modified in 1992 and an additional borrower was added to the loan. The interest rate of 5% in 1995 increases to 6% in 1996 and escalates to 7% in 1997 with interest due monthly and principal reductions due at the end of each year. Final maturity is December 1997. The loan was current and performing under the terms of the modified agreement at December 31, 1995. However, the Bank is monitoring this loan and it is included in the table "Criticized Assets" listed as special mention in this Form 10-KSB, due to the nature of the restructure.

(3) Refers to real estate acquired by the Bank through foreclosure or voluntary deed or in-substance foreclosure.

     CRITICIZED ASSETS. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention" by management.

     When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognized the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, who may order the establishment of additional general or specific loss allowances.

     In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Bank regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. Criticized assets of the Bank at December 31, 1995 were as follows:

                                             December 31
                                                1995
                                             ------------
                                            (In Thousands)

          Substandard. . . . . . . . . .         $  526
          Doubtful . . . . . . . . . . .             --
          Loss . . . . . . . . . . . . .              1
                                                 ------
          Total classified assets. . . .         $  527
          Special mention assets . . . .          1,846
                                                 ------
          Total criticized assets. . . .         $2,373
                                                 ------
                                                 ------

     ALLOWANCE FOR CREDIT LOSSES. The allowance for credit losses is established through a provision for loan losses based on management's quarterly asset classification review and evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated value of the underlying collateral, economic conditions, cash flow analyses, historical loan loss experience, discussions held with delinquent borrowers and other factors that warrant recognition in providing for an adequate loan allowance. Although management believes it uses the best information available to make such determinations, future adjustments to reserves may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations. The Bank's quarterly asset classification review determines which loans to charge-off.

     The following table sets forth an analysis of the Bank's allowance for loan losses for the years indicated.


                                                     Year Ended December 31
                                         --------------------------------------------
                                                     (Dollars in Thousands)
                                         1995      1994      1993      1992      1991
                                         ----      ----      ----      ----      ----
Balance at beginning of year . . .       $461      $509      $535      $878      $982

Provision charged (credited) . . .        (15)        4        21       386       424

Charge-offs:
Mortgage loans:
  Single family. . . . . . . . . .         --       (50)      (33)      (53)       --
  2-to-4 family. . . . . . . . . .         --        --        --        --        --
  Other dwelling units . . . . . .         --        --        --        --        --
  Commercial real estate . . . . .         --        --        --      (649)     (333)
Consumer loans . . . . . . . . . .        (21)       (3)      (33)      (67)     (242)

Recoveries:
Mortgage loans:
  Single family. . . . . . . . . .         --        --        --        15        --
  2-to-4 family. . . . . . . . . .         --        --        --        --        --
  Other dwelling units . . . . . .         --        --        --        --        --
  Commercial real estate . . . . .         --        --        --        --        --
Consumer loans . . . . . . . . . .          3         1        19        25        47
                                         ----      ----      ----      ----      ----

Balances at end of year. . . . . .       $428      $461      $509      $535      $878
                                         ----      ----      ----      ----      ----
                                         ----      ----      ----      ----      ----

INVESTMENT ACTIVITIES

     First Savings has maintained high levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Bank has maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and at levels believed adequate to meet the requirements of normal operations, including repayments of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. For the month ended December 31, 1995, the Bank's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 28.21%.

     Federal chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

     Generally the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Bank's asset/liability management policies, investment quality and marketability, liquidity needs and performance objectives.

     SECURITIES HELD-TO-MATURITY. During December 1995, the Bank transferred $25,478,517 of mortgage-backed securities and $6,728,125 of U.S. government agency securities from held-to-maturity (HTM) to available-for-sale (AFS) security designation for asset/liability and liquidity management purposes and in connection with the "Implementation Guide to SFAS No. 115, Accounting for Debt and Equity Securities" which was issued by the Financial Accounting Standards Board (FASB) in November 1995. The remaining portion of HTM securities are all mortgage-backed securities, primarily fixed-rate maturing by the year 2001.

     The composition of maturities of the HTM investment securities portfolio, excluding FHLB stock, are indicated in the following table.


                                                                                 December 31, 1995
                                           -----------------------------------------------------------------------------------------
                                              Within      1 to 5      5 to 10    10 to 20     Over 20
                                             One Year      Years       Years       Years       Years         Total        Total
                                            Book Value  Book Value  Book Value  Book Value  Book Value    Book Value   Market Value
                                            ----------  ----------  ----------  ----------  ----------    ----------   ------------
                                                                             (Dollars in Thousands)
Mortgage-Backed Securities:
 FNMA participation certificates . . . . .   $   --     $   5,380    $    845     $  --       $   --       $   6,225    $   6,107
 FHLMC participation certificates. . . . .      1,144      23,112       3,617        --           --          27,873       27,648
 FHLMC adjustable-rate certificates. . . .       --          --          --          --          2,306         2,306        2,270
                                             ---------  ---------    ---------    ---------   ---------    ---------    ---------
    Total securities held-to-maturity. . .   $  1,144   $  28,492    $  4,462     $  --       $  2,306     $  36,404    $  36,025
                                             ---------  ---------    ---------    ---------   ---------    ---------    ---------
                                             ---------  ---------    ---------    ---------   ---------    ---------    ---------
Weighted average yield . . . . . . . . . .      6.81%       5.82%       6.50%       0.00%        5.54%         5.96%
                                             ---------  ---------    ---------    ---------   ---------    ---------
                                             ---------  ---------    ---------    ---------   ---------    ---------

     ASSETS AVAILABLE-FOR-SALE. At December 31, 1995, an unrealized loss of $204,410 on mortgage-backed securities AFS is shown as a reduction in stockholders' equity. At December 31, 1994, an unrealized loss of $176,861 on mortgage-backed securities AFS, and an unrealized loss of $186,542 on mortgage-backed securities that were transferred from AFS to HTM on April 30, 1994, are shown as a reduction in stockholders' equity. Due to the uncertainty of the future utilization of unrealized losses, should they be realized, the income tax benefit has been offset by a valuation allowance against the resulting deferred tax asset.

     During December 1995, the Bank transferred $32,206,642 of mortgage-backed securities and U.S. government agency obligations from the Bank's HTM portfolio into its AFS portfolio.

     Loans originated for resale are recorded at the lower of amortized cost or fair value and are considered part of the Bank's AFS portfolio.

A summary of assets AFS is as follows:
                                                           December 31, 1995
                                                    ----------------------------
                                                               Weighted
                                                    Amortized   Average  Fair
                                                      cost      Yield    Value
                                                    ---------  --------- -------
                                                        (Dollars in Thousands)

Mortgage-backed securities:
   GNMA adjustable-rate. . . . . . . . . . .         $28,296     6.22%   $28,096
Obligation of U.S. government
   agencies. . . . . . . . . . . . . . . . .           4,999     6.04%     4,994
Loans on one-to-four residential units . . .             861     7.06%       875
                                                     -------             -------
    Total assets available-for-sale. . . . .         $34,156     6.21%   $33,965
                                                     -------             -------
                                                     -------             -------
   OTHER INVESTMENTS. At December 31, 1995, the Bank's interest bearing deposits with banks was $476,425 or 0.4% of total assets. As of such date, the Bank also had a $1,483,434 investment in FHLB stock, satisfying its requirement for membership in the FHLB of Dallas. It is the Bank's general policy to purchase investment securities which are U.S. Government securities and federal agency obligations and other issues that are rated investment grade or have credit enhancements.

   The Bank's investment securities portfolio at December 31, 1995 contained neither tax-exempt securities nor securities of any issuer with an aggregate book value in excess of 10% of the Bank's retained earnings, excluding securities issued by the United States Government, or its agencies.

SOURCES OF FUNDS

   GENERAL. The Bank's primary sources of funds are deposits, amortization and prepayment of loan principal (including mortgage-backed securities), sales or maturities of loans, investment securities, mortgage-backed securities and short-term investments, borrowings and funds provided from operations.

   Borrowings, predominantly from the FHLB of Dallas, may be used on a short-term basis to compensate for seasonal reductions in deposits or deposit inflows at less than projected levels, and may be used in the future on a longer-term basis to support lending and investing activities.

   DEPOSITS. First Savings offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of statement savings, negotiable order of withdrawal (NOW) accounts and money market and certificate accounts (CDs). The Bank relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. First Savings solicits deposits from its primary market area only and does not use brokers to obtain deposits.

   The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. During the fiscal year ended December 31, 1995, total deposits decreased by approximately $2.1 million. To maintain proper capital ratios management decided in 1995 to be less aggressive in bidding for public fund deposits and the decline in deposits is primarily attributed to that strategic plan.

   Management believes that customers continue to place a value on federal insurance on deposit accounts and that, to the extent the Bank maintains competitive rates, it will be able to maintain its deposit and liquidity levels. The Bank manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives.

   Based on its experience, the Bank believes that its statement savings, NOW and non-interest-bearing checking accounts are relatively stable sources of deposits. However, the ability of the Bank to attract and maintain certificate deposits, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

   The following tables set forth the deposits in the various programs offered by the Bank at the dates indicated:


                       BALANCE AT                             BALANCE AT                            BALANCE AT
                        DECEMBER        % OF      INCREASE     DECEMBER         % OF     INCREASE    DECEMBER     % OF     INCREASE
                        31, 1995      DEPOSITS   (DECREASE)    31, 1994       DEPOSITS  (DECREASE)   31, 1993   DEPOSITS  (DECREASE)
                        --------      --------   ----------    --------       --------  ----------   --------   --------  ----------
                                                                       (DOLLARS IN THOUSANDS)
TRANSACTIONAL
  ACCOUNTS . . . . .   $   7,963        7.19%     $    298    $   7,665        6.80%    $ ( 1,882)   $  9,547      7.30%   $    898
JUMBO
  CERTIFICATES . . .      12,895        11.66          (64)      12,959        11.49       (3,329)     16,288      12.46     (1,645)
STATEMENT
  SAVINGS. . . . . .       9,281         8.39       (1,979)      11,260         9.98       (3,078)     14,338      10.97       (786)
MONEY MARKET
  DEPOSIT
  ACCOUNTS . . . . .      11,414        10.32       (2,353)      13,767        12.21       (6,855)     20,622      15.78      1,740
IRA
  ACCOUNTS . . . . .      10,323         9.33           (4)      10,327         9.16         (737)     11,064       8.47       (408)
OTHER
  CERTIFICATES . . .      58,757        53.11        1,962       56,795        50.36       (2,036)     58,831      45.02     (2,748)
                        ---------     --------    ---------   ---------      --------   ----------   ---------   --------  ---------
                       $ 110,633       100.00%    $ (2,140)   $ 112,773       100.00%   $ (17,917)   $130,690     100.00%  $ (2,949)
                        ---------     --------   ----------    --------      --------    ---------   ---------   --------   --------
                        ---------     --------   ----------    --------      --------    ---------   ---------   --------   --------


                                          DECEMBER 31, 1995                  DECEMBER 31, 1994                DECEMBER 31, 1993
                                   --------------------------------   ------------------------------- -----------------------------
                                   WEIGHTED                           WEIGHTED                        WEIGHTED
                                    AVERAGE              PERCENTAGE    AVERAGE             PERCENTAGE  AVERAGE           PERCENTAGE
MINIMUM                            INTEREST               OF TOTAL    INTEREST              OF TOTAL  INTEREST            OF TOTAL
AMOUNT    CATEGORY                   RATE     BALANCE     DEPOSITS      RATE    BALANCE     DEPOSITS    RATE    BALANCE   DEPOSITS
------    --------                   ----     -------     --------      ----    -------     --------    ----    -------   --------
                                                                           (DOLLARS IN THOUSANDS)
$   100   Transactional
           accounts
           zero-rate . . . . . .     0.00%    $   576       0.52%       0.00%   $   429       0.38%      0.00%  $   567      0.43%
    100   Transactional
           accounts. . . . . . .     2.47       7,387       6.68        2.90      7,236       6.42       2.92     8,980      6.87
  1,000   Money market . . . . .     3.65      11,414      10.32        3.90     13,767      12.21       3.20    20,622     15.78
    100   Statement
           savings . . . . . . .     2.75       9,281       8.39        3.20     11,260       9.98       3.04    14,338     10.97


          Certificates of Deposit
  1,000   30 - 60 day CDs. . . .     4.31         376       0.34        4.18        564       0.50       2.87       278      0.21
  1,000   91 day CDs . . . . . .     4.52       1,465       1.32        4.17      2,375       2.11       3.04     2,079      1.59
  1,000   6 month CDs. . . . . .     5.05      15,928      14.40        4.08     16,406      14.55       3.16    18,564     14.20
  1,000   1 year CDs . . . . . .     5.57      20,422      18.46        4.16     15,788      14.00       3.67    14,997     11.48
  1,000   18 month CDs . . . . .     5.56       2,131       1.93        3.91      2,144       1.90       3.79     2,701      2.07
  1,000   2 year CDs . . . . . .     5.08       5,819       5.26        4.27      5,732       5.08       4.62     6,304      4.83
  1,000   30 month CDs . . . . .     5.62       4,407       3.98        4.99      5,864       5.20       5.16     7,128      5.46
  1,000   3 year CDs . . . . . .     8.00           5       0.00        7.15         17       0.02       6.36        19      0.02
  1,000   4 year CDs . . . . . .     5.65       3,276       2.96        5.43      2,844       2.52       5.91     2,565      1.96
  1,000   5 year CDs . . . . . .     5.90       5,028       4.54        6.18      5,061       4.49       6.45     4,034      3.08
 90,000   Jumbo CDs. . . . . . .     5.67      12,795      11.57        4.62     12,959      11.49       3.73    16,288     12.46
  1,000   6 year fixed-rate CDs.      --         --          --          --        --          --        7.75        62      0.05
  1,000   8 year fixed-rate CDs.      --         --          --          --        --          --        8.00       100      0.08
    100   IRA floating rate. . .     5.24       5,169       4.67        5.63      5,351       4.74       3.79     5,846      4.47
    100   1 year IRA . . . . . .     5.74       1,932       1.75        3.85      1,932       1.71       4.15     1,970      1.51
    100   3 year IRA . . . . . .     5.34       1,875       1.69        4.99      1,841       1.63       6.28     2,058      1.57
    100   5 year IRA . . . . . .     6.13       1,347       1.22        6.28      1,203       1.07       7.38     1,190      0.91
                                    ------   --------     -------       -----  --------     -------      ----- --------    -------
                                     4.69%   $110,633     100.00%       3.65%  $112,773     100.00%      3.82% $130,690    100.00%
                                    ------   --------     -------       -----  --------     -------      ----- --------    -------
                                    ------   --------     -------       -----  --------     -------      ----- --------    -------

     The following table sets forth the savings flows at the Bank during the periods indicated. Net deposits (withdrawals) refer to the amount of deposits during a period less the amount of withdrawals during the same period. Deposit flows at savings institutions may also be influenced by external factors such as governmental credit policies and, particularly in recent periods, depositors' perceptions of the adequacy of federal insurance of accounts.

                                                  Year Ended December 31
                                             ---------------------------------
                                               1995       1994         1993
                                               ----       ----         ----
                                                   (Dollars in Thousands)

Net deposits (withdrawals)
 before interest credited. . . . . . . . .    $(7,452)   $(22,309)    $(7,892)
Interest credited. . . . . . . . . . . . .      5,312       4,392       4,943
                                              -------    --------     -------
  Net decrease in savings deposits . . . .    $(2,140)   $(17,917)    $(2,949)
                                              -------    --------     -------
                                              -------    --------     -------
Percent Decrease . . . . . . . . . . . . .      (1.90)     (13.71)      (2.21)

     The following table shows interest rate and maturity information for the Bank's certificates of deposit as of December 31, 1995.

                            Within       Two        Three      There-    Total
                           One Year     Years       Years      After      1995
                           --------     -----       -----      -----      ----
                                            (Dollars in Thousands)

3.01% - 4.00%. . . . .     $   832     $   166     $  -       $         $   998
4.01% - 5.00%. . . . .      12,825         706        306        267     14,104
5.01% - 6.00%. . . . .      42,706       5,482      3,154      1,254     52,596
6.01% - 7.00%. . . . .       7,209       3,710        381      1,786     13,086
7.01% - 8.00%. . . . .         578          62         65        439      1,144
8.01% - 9.00%. . . . .          47         --         --         --          47
                           -------     -------     ------     ------    -------
Total. . . . . . . . .     $64,197     $10,126     $3,906     $3,746    $81,975
                           -------     -------     ------     ------    -------
                           -------     -------     ------     ------    -------


     BORROWINGS. Although deposits are the Bank's primary source of funds, the Bank's policy has been to utilize borrowings when there is a net outflow of deposits, when advances are a less costly source of funds or when funds from advances can be invested at a positive spread. In addition, the Bank has relied upon selected borrowings for short-term liquidity needs.

     First Savings may obtain advances from the FHLB of Dallas upon the security of its capital stock of the FHLB of Dallas and certain of its mortgage loans, investment securities and mortgage-backed securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At December 31, 1995, the Bank had no FHLB borrowings outstanding.

     During fiscal 1995, the Bank utilized advances from the FHLB of Dallas to cover net deposit outflows and, to a lesser extent, partially fund mortgage loans and a decrease in deposits.

     The following table sets forth maximum balance, average balance, and average rate paid on FHLB advances for the periods indicated.

                                                     Year Ended December 31
                                                    -------------------------
                                                     1995     1994      1993
                                                     ----     ----      ----
                                                      (Dollars in Thousands)

Maximum amount of borrowings outstanding. . . . . . $7,400   $11,600   $  --

Approximate average borrowings outstanding. . . . . $1,305   $ 5,038   $  --

Approximate weighted average interest rate paid . .  6.15%     4.92%      --%

SUBSIDIARY ACTIVITY

     In 1974, First Savings incorporated First Equity Development Corporation (FEDCO), a New Mexico corporation, as a wholly-owned subsidiary of the Bank. The Directors and Officers of FEDCO also serve as Officers of the Bank. Prior to 1991, FEDCO's primary business was real estate acquisition, development and construction, and investment in the Bank's former service bureau. FEDCO had $1,697 and $1,722 in cash at December 31, 1995 and December 31, 1994 respectively, and no other assets or liabilities and is currently an inactive corporation. Thrift institutions are permitted to invest an amount equal to 2% of their assets, through a subsidiary, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community development purposes.

REGULATION

      GENERAL. First Savings is a federally chartered savings and loan association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, First Savings is subject to broad federal regulation and oversight extending to all its operations. The Bank is a member of the FHLB of Dallas. First Savings is a member of the SAIF and the deposits of the Bank are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank.

     Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

     FEDERAL REGULATION OF SAVINGS ASSOCIATIONS. The OTS has extensive authority over the operations of savings associations. As part of this authority, First Savings is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS and FDIC examination of the Bank began on February 5, 1996 and concluded on March 8, 1996. The report of examination has not been issued as of the date of this 10-KSB. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Bank to provide for higher general or specific loan loss reserves. Financial institutions in various regions of the United States have been called upon by examiners to write down assets and to establish increased levels of reserves, primarily as a result of perceived weaknesses in real estate values and a more restrictive regulatory climate.

     The OTS has established a schedule for the assessment of fees upon all savings associations to fund the operations of the OTS. The general assessment, to be paid on a semi-annual basis, is computed upon the savings association's total assets as reported in the association's latest quarterly thrift financial report. Savings associations that are classified as "troubled", as that term is defined by the OTS, are required to pay a 50% premium over the standard assessment.

     The OTS also has extensive enforcement authority over all savings institutions. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

     In addition, the investment, lending and branching authority of the Bank is prescribed by federal laws and regulations, and it is prohibited from engaging in any activities not permitted by such laws and regulations. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. First Savings is in compliance with the noted restrictions.

     The OTS, as well as the other federal banking agencies, has issued proposed safety and soundness standards on matters such as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. The proposal also established the maximum ratio of classified assets to total capital (which for this purpose includes loss allowances exceeding the amount includable for regulatory capital purposes) at 100% and the minimum level of earnings sufficient to absorb losses without impairing capital. Earnings will be sufficient if the net income or loss over the last four quarters is assumed to continue over the next four quarters and the institution would otherwise remain in capital compliance. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. No assurance can be given as to the final form of the proposed regulations or of the effect of the proposed regulations on the Bank.

     REGULATORY ENVIRONMENT FOR 1996. It is anticipated that in 1996 the regulator agendas will continue to focus on three major areas: regulatory compliance, financial management, and cost control.

     The major issues to be reviewed in each of these areas are as follows:

- REGULATORY COMPLIANCE. The focus may be on new bank secrecy regulations, fair lending, changing compliance examination requirements (including the examination procedures for the Community Reinvestment Act), more flood insurance and Real Estate Settlement Procedures Act (RESPA) questions, and Regulation O changes. There also are pending changes to Regulation B (equal credit), Regulation E (electronic fund transfers), Regulation DD (truth and savings), Regulation Z (truth in lending), and Regulation M (consumer leasing).

-    FINANCIAL MANAGEMENT.  Regulations governing investment securities are
     scheduled for review by the regulatory agencies.   Regulators also may
     finalize proposals for measuring interest rate risk for risk-based capital purposes. FASB is likely to take further action in the area of market valuation, as well as in the areas of financial statement disclosures, and accounting for derivatives and hedging activities. Banks' use of simple gap models for asset/liability management may be reviewed again by
     regulators.   Falling rates may adversely affect any concentrated
     investment by banks in mortgage-backed securities.

- COST CONTROL. Reengineering of retail delivery systems, focus on the customer, customer and product profitability models, and a new emphasis on the internal audit function all should get attention during 1996.

          In addition, last fall, the Federal Reserve and the Office of Comptroller of the Currency issued new risk management guidelines, which they will begin using as part of a new rating system for the banks they examine starting this year. The FDIC informally has been following a similar approach of managing bank risk for some time now.

          The federal banking agencies new risk management guidelines measure a bank's control of six different types of risks:

     .    Credit risk                        .    Operational risk
     .    Market risk                        .    Legal risk
     .    Liquidity risk                     .    Reputation risk

According to the new guidelines, effective control of each of these must include:

-    Active board and senior management oversight
-    Adequate policies, procedures, and limits
-    Adequate risk measurement, monitoring, and management information systems
-    Comprehensive internal controls

          This new approach for examiners incorporates all-inclusive measurement guidelines of the risks associated with managing a bank, and they represent a major shift in regulatory risk assessment: from activities (I.E., commercial loans, investing in mortgage-backed securities, etc.) to risk exposures. This shift might result in many changes in examination procedures and bank evaluation standards.

     INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC. First Savings is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the U.S. Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

     Federal law also required the FDIC to implement a risk-based deposit insurance assessment system. Pursuant to this requirement, the FDIC adopted a transitional risk-based assessment system, effective January 1, 1993, under which all insured thrift institutions are placed into one of nine categories and assessed insurance premiums, ranging from .23% to .31% of deposits, based upon their level of capital and supervisory evaluation. The permanent system, adopted in June 1993 and effective January 1, 1994, continues the risk classification system established under the transitional rule. Under the system, institutions classified as well capitalized (I.E., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy would pay the lowest premium while institutions that are less than adequately capitalized (I.E., core and Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern would pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

     The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. In addition, under the Federal Depository Insurance Corporation Improvement Act (FDICIA), the FDIC may impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury for any other reason deemed necessary by the FDIC.

     As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the Bank Insurance Fund
(BIF) of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. The FDIC's premium schedule provides a charge on deposits so that well-capitalized and healthy banks will pay the lowest premiums.

     The FDIC also noted that the SAIF is not expected to attain the designated reserve ratio until the year 2002. As a result, SAIF insured members will generally be subject to higher deposit insurance premiums than banks until, all things being equal, the SAIF attains the required reserve ratio. Currently, SAIF's reserve ratio stands at 0.40% percent. Congress has included in the 1996 Balanced Budget Act, a one time assessment on all thrift deposits to increase SAIF's reserve on all deposits held as of a yet to be determined date. Deposits subject to the assessment are insured by the SAIF. This one time assessment is intended to recapitalize the SAIF to the required level of 1.25% of insured deposits. If the assessment is made, the premium could be paid in 1996 and result in a significant charge to the operations of the Bank. The assessment may or may not cause the Bank to be unable to meet the capital requirements as outlined by an OTS directive described in the "Written Agreements with OTS" in this Form 10-KSB. However, the Bank is expected to maintain minimum tangible, core and risk-based capital levels established by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and OTS regulations. The one-time special assessment, if made, will have a negative impact on the earnings of the Bank in the year it is assessed, but will result in a significant decrease in future insurance premium assessments by the FDIC. This is expected to have a positive impact on future earnings of the Bank. Additionally, the proposed legislation would allow federal thrifts to convert their charters to bank charters.

     The effect of the current aforementioned insurance rates disparity on the Bank and other SAIF members is uncertain at this time. It may have the effect of permitting banks to offer loan and deposit products on more attractive terms than SAIF members due to the cost savings achieved through lower deposit premiums, thereby placing SAIF members at a competitive disadvantage.

There can be no assurance that the proposal will be adopted in final form or that premiums for either BIF or SAIF members will not be adjusted in the future by the FDIC.

     REGULATORY CAPITAL REQUIREMENTS. Federally insured savings associations, such as First Savings, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital.

     The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. Under these regulations certain subsidiaries are consolidated for capital purposes and other are excluded from assets and capital. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership, including the assets of includable subsidiaries in which the association has a minority interest that is not consolidated for generally accepted accounting principles (GAAP) purposes. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital, with a five-year transition period beginning on July 1, 1990, for investments made before April 12, 1989. At December 31, 1995, the Bank had tangible capital of $5,824,787, or 4.98% of adjusted total assets, which was $4,068,707 above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

     The capital standards also require core capital equal to at least 3% of adjusted total assets (as defined by regulation). Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At December 31, 1995, the Bank had no intangibles which were subject to these tests.

     As required by federal law, the OTS has proposed a rule revising its minimum core capital requirement to be no less stringent than that imposed on national banks. The OTS has proposed that only those savings associations rated a composite one (the highest rating) under their rating system will be permitted to operate at or near the regulatory minimum leverage ratio of 3%. All other savings associations will be required to maintain a minimum leverage ratio of 4% to 5%. The OTS will assess each individual savings association through the supervisory process on a case-by-case basis to determine the applicable requirement. No assurance can be given as to the final form of any such regulation, the date of its effectiveness or the requirement applicable to the Bank.

     At December 31, 1995, the Bank had core capital equal to $5,824,787 or 4.98% of adjusted total assets, which was $2,312,628 above the minimum leverage ratio requirement of 3% as in effect on that date.

     The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At December 31, 1995, the Bank had no capital instruments that qualify as supplementary capital. In addition, general loss reserves at that date were less than 1.25% of risk-weighted assets.

     Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investment (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. The Bank had no such exclusions from capital and assets at December 31, 1995.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one-to-four family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

     At December 31, 1995, First Savings had risk-based capital of $6,252,676 or 16.66% of risk-weighted assets. This amount was approximately $3,249,000 above the 8% requirement in effect on that date.

     The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. Any savings association with less than $300 million in assets and a total capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. The first time savings institutions will be required to incorporate interest rate risk into their risk-based capital calculations is undetermined for regulatory reporting purposes. Based upon financial data as of December 31, 1995, management believes that compliance with the new interest rate risk measure will not have a material impact on the Bank's risk-based capital position.

     The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions, discussed below, that are applicable to significantly undercapitalized associations.

     As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

     Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (I.E., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions. These actions and restrictions include requiring the issuance of additional voting securities; limitations on asset growth; mandated asset reduction; changes in senior management; divestiture, merger or acquisition of the association; restrictions on executive compensation; and any other action the OTS deems appropriate. An association that becomes "critically undercapitalized" (I.E., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized.

     Any undercapitalized association is also subject to other possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease-and-desist order, civil money penalties, the establishment of restrictions on all aspects of the Bank's operations or the appointment of a receiver or conservator or a forced merger into another institution.

     If the OTS determines that an association is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice it is authorized to reclassify a well-capitalized association as an adequately capitalized association and if the association is adequately capitalized, to impose the restrictions applicable to an undercapitalized association. If the association is undercapitalized, the OTS is authorized to impose the restrictions applicable to a significantly undercapitalized association.

    The imposition by the OTS or the FDIC of any of these measures on First Savings may have a substantial adverse effect on the Bank's operations and profitability. The Bank's shareholders do not have preemptive rights, and therefore, if the Bank is directed by the OTS or the FDIC to issue additional shares of Common Stock, such issuance may result in the dilution in the percentage of ownership of the Bank.

    LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. OTS regulations impose various restrictions and requirements on associations with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

    The OTS utilizes a three-tiered approach to permit associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital accounts.

    Generally, Tier 1 associations, which are associations that before and after the proposed distribution meet their fully phased-in capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the associations' tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. The Bank meets the requirements for a Tier 1 association and has not been notified of a need for more than normal supervision. Tier 2 associations, which are associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75% of net income over the most recent four quarter period.

    Tier 3 associations (which are associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The Bank will also be required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. See "Regulatory Capital Requirements" in this Form 10-KSB.

    The OTS has proposed regulations that would revise the current capital distribution restrictions. The proposal eliminates the current tiered structure and the safe-harbor percentage limitations. Under the proposal a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not in troubled condition and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. A savings association will be considered in troubled condition if it has an OTS rating of 4 or 5, is subject to an enforcement action relating to its safety and soundness or financial viability or has been informed in writing by the OTS that it is in troubled condition. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

    LIQUIDITY. All savings associations, including First Savings, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. This liquid asset ratio minimum requirement may vary from time to time (between 5% and 30%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

    In addition, short-term liquid assets (I.E., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At December 31, 1995, the Bank was in compliance with both requirements, with an overall liquid asset ratio of 28.21% and a short-term liquid assets ratio of 4.64%.

    ACCOUNTING. An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (I.E., whether held for investment, sale or trading) with appropriate documentation. First Savings is in compliance with this policy statement.

    The OTS has adopted an amendment to its accounting regulations to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS. Such regulations may result in reporting transactions in a manner that is more stringent than may be required by GAAP.

    QUALIFIED THRIFT LENDER TEST. All savings associations, including First Savings, are required to meet a qualified thrift lender (QTL) test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (which consists of total assets less intangibles, properties used to conduct the savings association's business and liquid assets not exceeding 20% of total assets) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At December 31, 1995, the Bank met the test and has always met the test since its inception.

    Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If an association that fails the test has not yet requalified and has not converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.

    FEDERAL HOME LOAN BANK SYSTEM. The Bank is a member of the FHLB of Dallas which is one of 12 regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (I.E., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

    Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

    As a member, the Bank is required to purchase and maintain stock in the FHLB of Dallas. At December 31, 1995, the Bank had $1,483,434 in FHLB stock, which was in compliance with this requirement. First Savings has received dividends on its FHLB stock, which have averaged 4.88% over the past five calendar years and were 6.48% for calendar year 1995.

    For the year ended December 31, 1995, stock and cash dividends paid by the FHLB of Dallas to the Bank totaled $91,935, which constitute a $28,227 increase over the amount of dividends received in fiscal year 1994. The $23,621 dividend received for the quarter ended December 1995 reflects an annualized rate of 6.50% or 1.75% above the rate for calendar 1994.

    WRITTEN AGREEMENTS WITH OTS. On April 23, 1991, at the request of the OTS, the Board of Directors agreed to the issuance of a Cease and Desist Order (Order) which (1) limited the growth of the institution; (2) imposed specific restrictions involving the Bank's engagement in securities activities; (3) prohibited lending outside the market area; (4) prescribed various reporting requirements; (5) required OTS approval before commencing certain activities;
(6) required that the Bank develop a detailed, self-contained three-year capital and business plan subsequently referred to as a "Capital Restoration Plan"; and
(7) required a special investigation into certain relationships of the Bank's former president and certain borrowers. The Board agreed to an extension of the Order on January 16, 1992 and again on October 26, 1992.

    Under the Order, the Bank's operations were subject to imposed restrictions on growth and various other restrictions limiting: investing or transferring real estate investments; engaging, financing, refinancing, entering, employing, amending, purchasing, commitments to renew, change, or enter into real estate (residential, construction, non-residential, and real estate investments) transactions, securities, loan participations, commercial loans or letter of credit, consumer or educational loans, leases, contracts, or agreements, joint ventures, compensation arrangements, by-laws, accounting methods, service corporations, purchases or repurchases of government securities, and mergers or consolidation.

    In 1992, the Bank was deemed "undercapitalized" by the OTS. The Bank and the OTS agreed, on July 28, 1993, to the issuance of a Prompt Corrective Action Directive (PCAD), pursuant to Section 38 of the FDICIA. FDICIA necessitates that a PCAD be issued when an institution is deemed undercapitalized. The PCAD terminated, suspended, or modified most of the provisions of the previous Order issued by the OTS.

    On August 2, 1994 an extension of the PCAD was granted under an Amended Prompt Corrective Action Directive (APCAD) which was agreed to by the Bank and the OTS. The APCAD revised the date for attaining the 4.0% core capital requirement to June 30, 1995. The PCAD and APCAD required of the Bank, among other things:

    *    Submission of a Capital Restoration Plan
    * Required capital levels of 4.0% for Tier One ("Core") and leverage ratio capital, and 8.0% for total risk-based capital
    *    Compliance with the Capital Restoration Plan
    * Required capital levels to be achieved or adequate progress towards mandates
    * Compliance with mandatory restrictions on dividends, management fees, asset growth, branching and certain other conditions
    * Approval from the Regional Director of the OTS before investing in certain activities

    As of December 31, 1994, the Bank met all requirements of the APCAD, including all capital requirements. In May 1995, the OTS notified the Bank that the Order had been terminated. The only significant provision of the APCAD that remains in effect is the maintenance of certain required capital levels. The following table represents the Bank's capital ratios and the APCAD requirements as of December 31, 1995.

                                        APCAD         Actual
                                       required  December 31, 1995   Excess
                                        --------  -----------------   ------
Core capital . . . . . . . . . . . .     4.0%          4.98%          0.98%
Leverage ratio capital . . . . . . .     4.0           4.98           0.98
Risk-based capital . . . . . . . . .     8.0          16.66           8.66

However, the OTS has sole discretion as to if and when the APCAD will be removed.

FEDERAL AND STATE TAXATION

    FEDERAL TAXATION. Savings institutions are subject to provisions of the Internal Revenue Code (Code) in the same general manner as other corporations. However, institutions such as First Savings which meet certain definitional tests and other conditions prescribed by the Code which benefit the Bank with favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deductions, loans are separated into "qualifying real property loans", which generally are loans secured by certain interests in real property, and "non-qualifying loans," which are all other loans. The bad debt reserve deduction with respect to non-qualifying real property loans may be based upon actual loss experience or a percentage of taxable income before such deduction.

    First Savings, which files its federal income tax returns on a calendar year basis, has elected to use the bad debt deduction method which results in the greatest deduction for federal income tax purposes.

    Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans is computed as 8% of taxable income with certain adjustments. However, due to the decrease in the maximum corporate tax rate under the 1986 Act (discussed below), the effective tax rate for the Bank was not changed materially. Under prior law, no deduction based on percentage of taxable income is allowed if less than 60% of total dollar amount of the assets of the institution falls within certain categories. As of December 31, 1995, the Bank's total assets qualified the Bank to take the maximum allowable bad debt deduction. Furthermore, the deduction under the percentage of taxable income method is available only to the extent that the accumulated bad debt reserve for losses on qualifying real property loans does not exceed 6% of such loans at year-end. This limitation is not expected to restrict the Bank from making the maximum addition to its bad debt reserve.

    The bad debt deduction under the percentage of taxable income method is limited to the amount which, when added to the bad debt reserve for losses on non-qualifying loans, equals the amount by which 12% of total deposits or withdrawable accounts of depositors at year-end exceeds the sum of the surplus, undivided profits and reserves at the beginning of the year. It is not expected that this limitation will restrict the Bank from making the maximum addition to its bad debt reserve. The deduction under the percentage of taxable income method has also historically been reduced by all or a portion of the addition to the reserve for losses on non-qualifying loans. Under the 1986 Act, the deduction under the percentage of taxable income method has been reduced by all of the additions to the reserve for losses on non-qualifying loans.

    Under the 1986 Act, for taxable years beginning after December 31, 1986, the existing corporate minimum tax has been replaced by a new corporate alternative minimum tax which is imposed to the extent it exceeds the corporation's regular income tax for the year (as specially adjusted). The alternative minimum tax is imposed at the rate of 20% of a specially computed tax base. Included in this base are a number of preference items, including the following (i) 100% of the excess of a thrift institution's bad debt deduction over the amount that would have been allowable on the basis of actual experience; (ii) interest on certain tax-exempt bonds issued after August 7, 1986; and (iii) for years beginning 1987, 1988, and 1989, and amount equal to one-half of the amount by which a corporation's "book income" (as specially defined) exceeds its taxable income with certain adjustments, including the addition of preference items (for taxable years commencing after 1989, this preference item will be replaced with a new item relating to "adjusted current earnings" as specially computed). In addition, for purposes of the new alternative minimum tax, the amount of alternative minimum taxable income that may be offset for net operating losses is limited to 90% of the alternative minimum taxable income.

    In addition to the changes discussed above, the 1986 Act, among other things, for taxable years beginning after December 31, 1986 (i) required most corporations, including thrift institutions, to utilize the accrual method of accounting for tax purposes; and (ii) disallows a thrift institution's interest expense allocated to certain tax-exempt obligations. The 1986 Act also extends the carry forward period for a thrift's net operating losses incurred in taxable years beginning after 1986 and before 1986 from five to eight years and permits a three-year carry back and a 15-year carry forward for net operating losses incurred in taxable years beginning after 1986. Effective January 1, 1993, the Revenue Reconciliation Act of 1993 changes the maximum corporate income tax rate to 35%.

    Earnings appropriated to the Bank's bad debt reserve and claimed as a tax deduction are not available for the payment of cash dividends or for distribution to stockholders (including distributions made on dissolution or liquidation), without payment of federal income taxes on such dividends or distributions by the Bank at the then current tax rates on the amount deemed removed from the bad debt reserve. The amount deemed removed from such reserve and thus treated as income to the Bank would include not only the amount actually distributed, but is also increased (subject to certain limitations) by the amount of the tax payable by reason of such distribution.

    The Bank's federal income tax returns have not been examined by the Internal Revenue Service since 1990.

    STATE TAXATION. The State of New Mexico has a corporate tax which subjects the Bank's New Mexico taxable income to tax rates ranging from 4.8% to 7.6%.
New Mexico taxable income is computed by applying certain modifications to federal taxable income. The principal difference between state and federal taxable income is that interest earned on U.S. government obligations is not taxable for state purposes. The Bank's income tax returns have not been audited by state authorities during the past five years.

    Reference is made to Note K of the "Notes to Consolidated Financial Statements" in the 1995 Annual Report, which is incorporated by reference for additional information regarding the effect of federal and state income taxes on the Bank.

NEW ACCOUNTING STANDARDS

    In March 1995, the FASB issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The Bank is required to adopt SFAS No. 121 for the year beginning January 1, 1996. The adoption of SFAS No. 121 is not expected to have a material impact on the Bank's financial position or results of operation.

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION which was issued in 1995 is not effective until 1996. The Statement defines a fair value based method of accounting (I.E., using an option pricing model such as Black-Scholes) for employee stock options or similar equity instrument plans, but also allows an entity to measure compensation costs for those plans using the intrinsic value (the amount by which the market price of the underlying stock exceeds the underlying price of the option) based method accounting as prescribed by Accounting Principles Board Opinion No. 25. The Bank plans to continue using the intrinsic value based method.

COMPETITION

    The Bank attracts all of its deposits through its branch offices, primarily from the communities in which those branch offices are located; therefore, competition for those deposits is principally from other savings institutions and commercial banks located in the same communities as well as brokerage firms. The Bank competes for those deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations with interbranch deposit and withdrawal privileges at each. An automated teller machine facility is available at each branch and in Texico, New Mexico.

EMPLOYEES

    As of December 31, 1995, the Bank had 54 full-time and 13 peak-time employees. At December 31, 1995 the Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

ITEM 2.  DESCRIPTION OF PROPERTY

    The following table sets forth information relating to each of the Bank's current offices. Net book value and total investment figures are for land, building, furniture and fixtures.

                                 Date            Net Book Value         Branch
  Location                     Acquired       at December 31, 1995     Deposits
  --------                     --------      ----------------------    --------
                                             (Dollars in Thousands)
MAIN OFFICE:
801 Pile Street                  1966                $989              $58,139
Clovis, NM

BRANCH OFFICES:
Prince and Parkland Streets      1978                 310               14,856
Clovis, NM

400 West First Street            1982                 686               37,638
Portales, NM

    The net book value of the Bank's investment in land, premises and equipment, less accumulated depreciation, totaled $1,984,860 at December 31, 1995. See Note H of "Notes to Consolidated Financial Statements" in the 1995 Annual Report and "Deposits" in this Form 10-KSB.


ITEM 3.  LEGAL PROCEEDINGS

    In connection with certain claims and allegations asserted by Mr. Armand Smith, a minority shareholder and former director of the Bank, against some of the current and former directors of the Bank, including without limitation those claims asserted in a derivative lawsuit filed by Mr. Smith and another minority shareholder of the Bank in the State District Court in Clovis, New Mexico (the Derivative Suit), the Bank formed a Special Litigation Committee (the SLC) to investigate and analyze the matters related to those claims and allegations. The SLC was composed of three persons, two directors and one shareholder (who is not an officer or director) of the Bank, none of whom are subject to the claims or allegations or are parties to the Derivative Suit. The Derivative Suit is styled ARMAND L. SMITH, ET AL., ON BEHALF OF FIRST SAVINGS BANK, F.S.B. VS. FIRST SAVINGS BANK, F.S.B., ET AL., Cause No. 94-CV-32914, in the Ninth Judicial District Court, Curry County, New Mexico, and was filed on May 19, 1994 and amended on November 2, 1994. In the Derivative Suit, the plaintiffs alleged a number of intentional acts and omissions in the management of the Bank which allegedly resulted in damages and losses suffered by the Bank. Although no affirmative relief was being sought from the Bank, it was named as a necessary party (Defendant) to the action.

    The SLC completed its investigation and analysis in May 1995 and moved for dismissal of the Derivative Suit. On February 1, 1996, an Order of Dismissal was filed by the Court with respect to the Derivative Suit. The Court dismissed, with prejudice, all claims against all defendants except a former President, Chief Executive Officer, and Director (Former President) of the Bank. A dismissal with prejudice means that the charges cannot be refiled. The Court also ordered the plaintiffs to pay reasonable expenses, including attorneys' fees, to one of the Bank's former independent auditors. A notice of appeal was filed by the plaintiffs on March 1, 1996. The Bank cannot predict the outcome of the appeal.

    If final judgment in their favor is received in the Derivative Suit, certain of the current and former director defendants may make demand on the Bank for indemnification of their legal expenses pursuant to OTS regulations. The disinterested members of the Bank's Board of Directors must approve said indemnification and give 60 days notice to the OTS of the Bank's intention to make such indemnification. No such indemnification shall be made if the OTS advises the Bank in writing, within the 60 day notice period, of its objection thereto. No demand for indemnification has been made by the remaining defendants.

    With respect to the Former President, the Court dismissed the claims in the Derivative Suit without prejudice in order to allow the Bank to pursue such claims in Federal Court. Based upon the SLC's conclusions, in May 1995, the Bank filed a lawsuit against the Former President in the United States District Court for the District of New Mexico. The style of the case is FIRST SAVINGS BANK, F.S.B. V. JAMES F. GIBSON, Cause No. CIV-95-0491. In the lawsuit, the Bank asserts that the defendant engaged in fraudulent conduct and breached his duties of loyalty and care to the Bank, all of which resulted in losses and damages to the Bank. The Bank is seeking recovery of damages from the defendant in excess of $2.8 million, plus interest and punitive damages. The Bank's lawsuit against the Former President has not gone to trial and is not expected to do so until mid-year 1996. On March 26, 1996, counsel for the Former President served a motion on the Bank, which requests the Court to stay such proceedings pending the outcome of the appeal of the Derivative Suit discussed above. The Bank intends to oppose such motion.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the quarter ended December 31, 1995.



PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The information contained under the section captioned "Market Prices and Related Stockholder Matters" in the Bank's Annual Report to Stockholders for the fiscal year ended December 31, 1995 (Annual Report) and "Written Agreements with OTS" and "Limitations on Dividends and Other Capital Distributions" in this Form 10-KSB are incorporated by reference.

ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

    The information contained in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1995 Annual Report is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS

    The information contained in the "Financial Statements" sections in the 1995 Annual Report is incorporated herein by reference.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    There has been no Current Report on Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants and/or reporting disagreements on any matter of accounting principle of financial statement disclosure.



                                       PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

DIRECTORS

    Information concerning Directors of the Bank is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held on April 26, 1996, a copy of which will be filed not later than 120 days after the close of the fiscal year.

EXECUTIVE OFFICERS

    Information concerning Executive Officers of the Bank is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held on April 26, 1996, a copy of which will be filed not later than 120 days after the close of the fiscal year.

COMPLIANCE WITH EXCHANGE ACT REQUIREMENT

    Information concerning Compliance with Section 16(a) of the Exchange Act is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held on April 26, 1996, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 10. EXECUTIVE COMPENSATION

    Information concerning executive compensation is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held on April 26, 1996, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Information concerning security ownership of certain beneficial owners and management is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to held on April 26, 1996, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Information concerning certain relationships and related transactions is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held on April 26, 1996, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(a)  EXHIBITS
                                                REFERENCE TO       SEQUENTIAL
                                                PRIOR FILING      PAGE NUMBER
                                              FOR INCORPORATION  WHERE ATTACHED
                                                BY REFERENCE      EXHIBITS ARE
                                                 OR EXHIBIT        LOCATED IN
REGULATION                                         NUMBER             THIS
S-B EXHIBIT                                       ATTACHED         FORM 10-KSB
 NUMBER                 DOCUMENT                   HERETO            REPORT
-----------   -----------------------------  ------------------  --------------

   2          Plan of acquisition,
              reorganization, arrangement,
              liquidation or succession            None          Not applicable

   3.1        Federal Stock Charter            3.1 filed with    Not applicable
                                               Form 10-K for
                                              fiscal year ended
                                              December 31, 1994

   3.2        By-Laws                          3.2 filed with    Not applicable
                                               Form 10-K for
                                              fiscal year ended
                                              December 31, 1994

   4          Instruments defining the
              rights of security holders,
              including debentures                 None          Not applicable

   9          Voting Trust Agreement               None          Not applicable

 *10.0        1986 Stock Option and
              Incentive Plan                  10.0 filed with    Not applicable
                                               Form 10-K for
                                              fiscal year ended
                                              December 31, 1994

  10.1        Profit Sharing and Employee     10.1 filed with    Not applicable
              Stock Ownership Plan of          Form 10-K for
              First Savings Bank, F.S.B.      fiscal year ended
                                              December 31, 1994

  10.1.1      Amendment Number One to             10.1.1         Page _____
              Profit Sharing and Employee
              Stock Ownership Plan of First
              Savings Bank, F.S.B.
              (refiled)

  10.2        Agreement for Standby Letter    10.2 filed with    Not applicable
              of Credit Advances/Confirm-      Form 10-K for
              ation, Collateral Pledge and    fiscal year ended
              Security Agreement with         December 31, 1994
              FHLB of Dallas

  10.3        Amended Prompt Corrective
              Action Directive                     10.3          Page _____

 *10.4        Employment Agreement with            10.4          Page _____
              Kenneth J. Huey, Jr.

  10.5        Bisys Document Processing, Inc.      10.5          Page _____
              Item Processing Agreement

  10.5.1      Bisys Document Processing,          10.5.1         Page _____
              Inc. Item Processing
              Agreement Extension

  10.6        Bisys Data Processing                10.6          Page _____
              Acknowledgement and
              Assignment

  11          Statement re:  computation of
              per share earnings                    11           Page _____

  13          Annual Report to Security
              Holders                               13           Page _____

  16          Letter re:  change in
              certifying accountants               None          Not applicable

  18          Letter re:  change in
              accounting principles                None          Not applicable

  21          Subsidiaries of Registrant            21           Page _____

  22          Published report regarding
              matters submitted to vote of
              security holders                     None          Not applicable

  24          Power of Attorney                    None          Not applicable

  28          Information from reports
              furnished to state insurance         None          Not applicable
              regulatory authorities

  29          Information from reports
              furnished to State Insurance         None          Not applicable
              authorities

  99          Additional exhibits                  None          Not applicable

-----------------
* Designates each management contract or compensatory plan or arrangement required to be identified pursuant to Item 13 (a) of Form 10-KSB.

(b)  REPORTS ON FORM 8-K

No Form 8-K was filed during the quarter ended December 31, 1995.

NOTE TO ANY SECURITY HOLDER REQUESTING A COPY OF ANY EXHIBIT(S): The registrant will furnish any exhibit upon the payment of registrant's reasonable expenses in furnishing such exhibit, currently 25 cents per page for photocopying, plus postage.

                                      SIGNATURES


    Pursuant to the requirements of Section 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       FIRST SAVINGS BANK, F.S.B.


    Date:  March 27, 1996              /s/ Ken Huey, Jr.
                                       --------------------------------------
                                       Ken Huey, Jr., President, Chief
                                       Executive Officer and Director
                                       (DULY AUTHORIZED REPRESENTATIVE)


    Pursuant to the requirement of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ Ken Huey, Jr.                  By:  /s/ Robert C. Lydick
    ----------------------------------      -----------------------------------
    Ken Huey, Jr.                           R. Chad Lydick
    President, Chief Executive Officer      Director
    Director

    Date:  March 27, 1996                   Date:  March 27, 1996

By: /s/ Roddy Pearce                    By: /s/ Charles Guthals
    ----------------------------------      -----------------------------------
    Roddy Pearce, Vice President            Charles Guthals
    Controller and Chief Operating          Director
    Officer (PRINCIPAL FINANCIAL AND
    ACCOUNTING OFFICER)
    Date:  March 27, 1996                   Date:  March 27, 1996

By: /s/ Carl Deaton                    By:  /s/ Everett L. Frost
    ----------------------------------      -----------------------------------
    Carl Deaton                             Everett L. Frost
    Director                                Director

    Date:  March 27, 1996                   Date:  March 27, 1996

By: /s/ Harry Eastham                   By: /s/ Thomas W. Martin, III
    -----------------------------------     -----------------------------------
    Harry Eastham                           Thomas W. Martin, III
    Director                                Director

    Date:  March 27, 1996                   Date:  March 27, 1996

                                 EXHIBIT 3.1

                             FEDERAL STOCK CHARTER

                            FIRST SAVINGS BANK, F.S.B.

   SECTION 1. CORPORATE TITLE. The full corporate title of the bank is First Savings Bank, F.S.B.

   SECTION 2. OFFICE. The home office shall be located in the City of Clovis, County of Curry, State of New Mexico.

   SECTION 3.  DURATION.  The duration of the bank is perpetual.

   SECTION 4. PURPOSE AND POWERS. The purpose of the bank is to pursue any or all of the lawful objectives of a Federal savings bank chartered under
Section 5 of the Home Owners' Loan Act and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Federal Home Loan Bank Board ("Board").

   SECTION 5. CAPITAL STOCK. The total number of shares of all classes of the capital stock which the bank has the authority to issue is 10,000,000 shares, of which 6,000,000 shares shall be common stock with a par value of $1.00 per share and 4,000,000 shares shall be serial preferred stock. The shares may be issued from time to time as authorized by the board of directors without the approval of its stockholders except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the bank. The consideration for the shares shall be cash, tangible or intangible property, labor or services actually performed for the bank or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the board of directors of the bank shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the bank which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

   Except for shares issuable in connection with the conversion of the bank from mutual to stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange or exercise of other securities) shall be issued directly or indirectly, to officers, directors, or controlling persons of the bank other than as part of a general public offering or as qualifying shares to a director unless the issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

   Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class of a series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors:
Provided, that this restriction on voting separately by class or series shall not apply:

   (i) to any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends or any class or series of preferred stock;

   (ii) to any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the bank with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the bank if the preferred stock is exchanged for securities of such other corporation: Provided, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Federal Savings and Loan Insurance Corporation;

   (iii) to any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this
          Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving bank in a merger or consolidation for the bank, shall not be considered to be such an adverse change.

   A description of the different classes and series of the bank's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of the series of capital stock are as follows:


   A. COMMON STOCK. Except as provided in this Section 5 (or in any supplementary sections hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors.

       Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled, in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends: but only when and as declared by the board of directors.

   In the event of any liquidation, dissolution or winding up of the bank, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the bank available for distribution remaining after: (i) Payment or provision for payment of the bank's debts and liabilities and (ii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the bank. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

B. PREFERRED STOCK. The bank may provide in supplementary sections to its charter for one or more classes of preferred stock which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

      (a) the distinctive serial designation and the number of shares constituting such series;

      (b) the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

      (c) the voting powers, full or limited, if any, of shares of such series;

      (d) whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

      (e) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the bank;

      (f) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds:

      (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the bank, and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

      (h) the price or other consideration for which the shares of such series shall be issued; and

      (i) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

   Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

   The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section, fix and determine the relative rights and preferences of the shares of any series so established.

   Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the bank shall file with the Secretary to the Board a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

   SECTION 6. PREEMPTIVE RIGHTS. Holders of the capital stock of the bank shall not be entitled to preemptive rights with respect to any shares of the bank which may be issued.

   SECTION 7. LIQUIDATION ACCOUNT. Pursuant to the requirements of the Board's Regulations (12 CFR Subchapter D), the bank shall establish and maintain a liquidation account for the benefit of its savings account holders a of August 31, 1985 ("eligible savers"). In the event of a complete liquidation of the bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the bank's eligible savers inchoate interest in the liquidation account, to the extent it is still in existence. PROVIDED, that an eligible saver's inchoate interest in the liquidation account shall not entitle such eligible saver to any voting rights at meetings of the bank's stockholders.

     SECTION 8. CERTAIN PROVISIONS APPLICABLE FOR THREE YEARS.

     Notwithstanding anything contained in the Bank's charter or bylaws to the contrary, for a period of three years from the date of consummation of the conversion of the Bank from mutual to stock form, the following provisions shall apply:

     A. BENEFICIAL OWNERSHIP LIMITATION. No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of any class of an equity security of the Bank. This limitation shall not apply to a transaction in which the Bank forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights or the purchase of shares by underwriters in connection with a public offering.

     In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of ten percent shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

     For purposes of this Section 8, the following definitions apply:

     (1) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an bank, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Bank.

     (2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request for invitation for tenders of, a security or interest in a security for value.

     (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

     (4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

     B. CUMULATIVE VOTING LIMITATION. Stockholders shall not be permitted to cumulate their votes for election of directors.

     C. CALL FOR SPECIAL MEETINGS. Special meetings of stockholders relating to changes in control of the Bank or amendments to its charter shall be called only upon direction of the Board of Directors.

     SECTION 9. DIRECTORS. The bank shall be under the direction of a board of directors. The number of directors, as stated in the bank's by-laws, shall not be less than seven nor more than fifteen except when a greater number is approved by the Board.

     SECTION 10. AMENDMENT OF CHARTER. Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is first proposed by the board of directors of the bank, then preliminarily approved by the Board, which preliminary approval may be granted by the Board pursuant to regulations specifying preapproved charter amendments, and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon shall be effective upon filing with the Board in accordance with regulatory procedures or on such other date as the Board may specify in its preliminary approval.


Dated: This _____ day of ___________, 1986.


Attest:                                By:
        -----------------------------      -------------------------------------
        Secretary                          President and Chief Executive Officer
                                           First Savings Bank, F.S.B.


                                           Federal Home Loan Bank Board


Attest:                                By:
        -----------------------------      -------------------------------------
        Secretary to the Board

                                    EXHIBIT 3.2

                                      BYLAWS

                           FIRST SAVINGS BANK, F.S.B.

                            ARTICLE I - HOME OFFICE

   The home office of First Savings Bank, F.S.B. ("bank") shall be located at 801 Pile Street, in the City of Clovis, in Curry County, in the State of New Mexico.

                           ARTICLE II - SHAREHOLDERS

   SECTION 1. PLACE OF MEETINGS. All annual and special meetings of shareholders shall be held at the home office of the bank or at such other place in the State of New Mexico as the board of directors may determine.

   SECTION 2. ANNUAL MEETING. A meeting of the shareholders of the bank for the election of directors and for the transaction of any other business of the bank shall be held annually within 120 days after the end of the bank's fiscal year on the last Friday of April, if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at 2:00 P.M., or at such other date and time within such 120-day period as the board of directors may determine.

   SECTION 3. SPECIAL MEETINGS. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Federal Home Loan Bank Board ("Board") (which as hereinafter used includes the Federal Savings and Loan Insurance Corporation), may be called at any time by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-fifth of all of the outstanding capital stock of the bank entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the bank addressed to the chairman of the board, the president, or the secretary.

   SECTION 4. CONDUCT OF MEETINGS. Annual and special meetings shall be conducted in accordance with rules and procedure adopted by the Board of Directors. The board of directors shall designate, when present, either the chairman of the board or president to preside at such meetings.

   SECTION 5. NOTICE OF MEETINGS. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than 10 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the president, or the secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the bank as of the record date prescribed in Section 6 of this Article II with postage prepaid. When any shareholders' meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

   SECTION 6. FIXING OF RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 60 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment.

   SECTION 7. VOTING LISTS. At least 20 days before each meeting of the shareholders, the officer or agent having charge of the stock transfer books for shares of the bank shall make a complete list of the shareholders entitled to vote at such meeting, or any adjournment, arranged in alphabetical order, with the address and the number of shares held by each. This list of shareholders shall be kept on file at the home office of the bank and shall be subject to inspection by any shareholder at any time during usual business hours for a period of 20 days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

   In lieu of making the shareholder list available for inspection by shareholders as provided in the preceding paragraph, the board of directors may perform such acts as required by paragraphs (a) and (b) of Rule 14a-7 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as may be duly requested in writing, with respect to any matter which may be properly considered at a meeting of shareholders, by any shareholder who is entitled to vote on such matter and who shall defray the reasonable expenses to be incurred by the bank in performance of the act or acts required.

   SECTION 8. QUORUM. A majority of the outstanding shares of the bank entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.

   SECTION 9. PROXIES. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.

   SECTION 10. VOTING OF SHARES IN THE NAME OF TWO OR MORE PERSONS. When ownership stands in the name of two or more persons, in the absence of written directions to the bank to the contrary, at any meeting of the shareholders of the bank, any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

   SECTION 11. VOTING OF SHARES OF CERTAIN HOLDERS. Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

   A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

   Neither treasury shares of its own stock held by the bank nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the bank, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

   SECTION 12. CUMULATIVE VOTING. Unless otherwise provided in the bank's charter, every shareholder entitled to vote at an election for directors shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote, or to cumulate the votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of shares shall equal or by distributing such votes on the same principle among any number of candidates.

   SECTION 13. INSPECTORS OF ELECTION. In advance of any meeting of shareholders, the board of directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board or the president may, or on the request of not fewer than 10 percent of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the chairman of the board or the president.

   Unless otherwise prescribed by regulations of the Board, the duties of such inspectors shall include: determining the number of shares and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots, or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

   SECTION 14. NOMINATING COMMITTEE. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the bank. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the bank at least five days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the bank. Ballots bearing the names of all persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

   SECTION 15. NEW BUSINESS. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the bank at least five days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

     SECTION 16. INFORMAL ACTION BY SHAREHOLDERS. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.

                       ARTICLE III - BOARD OF DIRECTORS

     SECTION 1. GENERAL POWERS. The business and affairs of the bank shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the president to preside at its meetings.

    SECTION 2. NUMBER AND TERM. The board of directors shall consist of nine
(9) members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.

     SECTION 3. REGULAR MEETINGS. A regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, within the bank's normal lending territory, for the holding of additional regular meetings without other notice than such resolution.

    SECTION 4. QUALIFICATION. Directors need not be the beneficial owners of shares of capital stock of the bank.

    SECTION 5. SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place, within the bank's normal lending territory, as the place for holding any special meeting of the board of directors called by such persons.

     Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person.

    SECTION 6. NOTICE OF SPECIAL MEETING. Written notice of at least 24 hours regarding any special meeting of the board of directors or of any committee designated thereby shall be given to each director in accordance with the bylaws, although such notice may be waived by the director. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in the notice of waiver of notice of such meeting. The bylaws may provide for telephonic participation at a meeting.

    SECTION 7. QUORUM. A majority of the number of directors fixed by Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors; but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article III.

     SECTION 8. MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is described by regulation of the Board or by these bylaws.

     SECTION 9. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by all of the directors.

     SECTION 10. RESIGNATION. Any director may resign at any time by sending a written notice of such resignation to the home office of the bank addressed to the chairman of the board or the president. Unless otherwise specified, such resignation shall take effect upon receipt by the chairman of the board or the president. More than three consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.

     SECTION 11. VACANCIES. Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

    SECTION 12. COMPENSATION. Directors, as such, may receive a stated salary for their services. By resolution of the board of directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for actual attendance at committee meetings as the board of directors may determine.

    SECTION 13. PRESUMPTION OF ASSENT. A director of the bank who is present at a meeting of the board of directors at which action on any bank matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the minutes of the meeting or unless he shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the bank within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.

    SECTION 14. REMOVAL OF DIRECTORS. At a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors by the pro-visions of the charter or supplemental sections thereto, the provisions of this section shall apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.


     SECTION 15. AGE LIMITATION OF DIRECTORS. No person of an age 75 years or older will be eligible for election, reelection, appointment, or reappointment to the board of directors of the bank. No director shall serve as such beyond the annual meeting of the bank immediately following the attainment of age 75.

                 ARTICLE IV - EXECUTIVE AND OTHER COMMITTEES

     SECTION 1. APPOINTMENT. The board of directors, by resolution adopted by a majority of the full board, may designate the chief executive officer and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or any director, of any responsibility imposed by law or regulation.

     SECTION 2. AUTHORITY. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to: the declaration of dividends; the amendment of the charter or bylaws of the bank, or recommending to the stockholders a plan of merger, consolidation, or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of the bank otherwise than in the usual and regular course of its business; a voluntary dissolution of the bank; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.

     SECTION 3. TENURE. Subject to the provisions of Section 8 of this
Article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until a successor is designated as a member of the executive committee.

     SECTION 4. MEETINGS. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day's notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

     SECTION 5. QUORUM. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

     SECTION 6. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

     SECTION 7. VACANCIES. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

     SECTION 8. RESIGNATION AND REMOVAL. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of the bank. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 9. PROCEDURE. The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.

     SECTION 10. OTHER COMMITTEES. The board of directors may by resolution establish an audit, loan, or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the bank and may prescribe the duties, constitution, and procedures thereof.

                               ARTICLE V - OFFICERS

     SECTION 1. POSITIONS. The officers of the bank shall be a president, one or more vice presidents, a secretary, and a treasurer, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an officer. The president shall be a director of the bank. The offices of the secretary and treasurer may be held by the same person and a vice president may also be either the secretary, or the treasurer. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the bank may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

     SECTION 2. ELECTION AND TERM OF OFFICE. The officers of the bank shall be elected annually at the first meeting of the board of directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation, or removal in the manner hereinafter provided. Election or appointment of an officer, employee, or agent shall not of itself create contractual rights. The board of directors may authorize the bank to enter into an employment contract with any officer in accordance with regulations of the Board; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article V.

   SECTION 3. REMOVAL. Any officer may be removed by the board of directors whenever in its judgment the best interests of the bank will be served thereby, but such removal, other than for cause, shall be without prejudice to any contractual rights of the person so removed.

   SECTION 4. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the board of directors for the unexpired portion of the term.

   SECTION 5. REMUNERATION. The remuneration of the officers shall be fixed from time to time by the board of directors by employment contracts or otherwise.

          ARTICLE VI - CONTRACTS, LOANS, CHECKS, AND DEPOSITS

   SECTION 1. CONTRACTS. To the extent permitted by regulations of the Board, and except as otherwise prescribed by these bylaws with respect to certificates for shares, the board of directors may authorize any officer, employee, or agent of the bank to enter into any contract or execute and deliver any instrument in the name of and on behalf of the bank. Such authority may be general or confined to specific instances.

   SECTION 2. LOANS. No loans shall be contracted on behalf of the bank and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

   SECTION 3. CHECKS, DRAFTS, ETC. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the bank shall be signed by one or more officers, employees, or agents of the bank in such manner as shall from time to time be determined by the board of directors.

   SECTION 4. DEPOSITS. All funds of the bank not otherwise employed shall be deposited from time to time to the credit of the bank in any duly authorized depositories as the board of directors may select.

          ARTICLE VII - CERTIFICATES FOR SHARES AND THEIR TRANSFER

   SECTION 1. CERTIFICATES FOR SHARES. Certificates representing shares of capital stock of the bank shall be in such form as shall be determined by the board of directors and approved by the Board. Such certificates shall be signed by the chief executive officer or by any other officer of the bank authorized by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the bank itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the bank. All certificates surrendered to the bank for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and cancelled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the bank as the board of directors may prescribe.

   SECTION 2. TRANSFER OF SHARES. Transfer of shares of capital stock of the bank shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney authorized by a duly executed power of attorney and filed with the bank. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the bank shall be deemed by the bank to be the owner for all purposes.

              ARTICLE VIII - FISCAL YEAR; ANNUAL AUDIT

   The fiscal year of the bank shall end on the 31st day of December of each year. The bank shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors. The appointment of such accountants shall be subject to annual ratification by the shareholders.

                        ARTICLE IX - DIVIDENDS

   Subject only to the terms of the bank's charter and the regulations and orders of the Board, the board of directors may, from time to time, declare, and the bank may pay, dividends on its outstanding classes of capital stock which are eligible for dividends.

                       ARTICLE X - CORPORATE SEAL

   The board of directors shall provide an bank seal which shall be two concentric circles between which shall be the name of the bank. The year of incorporation or an emblem may appear in the center.

                         ARTICLE XI - AMENDMENTS

   These bylaws may be amended in a manner consistent with regulations of the Board at any time by a majority vote of the full board of directors or by a majority vote of the votes cast by the stockholders of the bank at any legal meeting.

                                 EXHIBIT 10




                           FIRST SAVINGS BANK, F.S.B.
                               CLOVIS, NEW MEXICO
                      1986 STOCK OPTION AND INCENTIVE PLAN


     1. PURPOSE OF THE PLAN. The Plan shall be known as the First Savings Bank, F.S.B., 1986 Stock Option and Incentive Plan (the "Plan"). The purpose of the Plan is to attract and retain the best available personnel as officers and employees and to provide additional incentive to employees of First Savings Bank, F.S.B. (the "Bank") or any present or future parent or subsidiary of the Bank to promote the success of the business. The Plan is intended to provide for the grant of both "Incentive Stock Options", within the meaning of Section 422A of the Internal Revenue Code of 1954, as amended (the "Code"), and Non-Incentive Stock Options. Each and every one of the provisions of the Plan relating to Incentive Stock Options shall be interpreted to conform to the requirements of Section 422A of the Code.

     2.  DEFINITIONS.  As used herein, the following definitions shall apply.

         (a)  "Bank" shall mean First Savings Bank, F.S.B.

         (b) "Award" means the grant by the Committee or the Board of Directors of an Incentive Stock Option, a Non-Incentive Stock Option, or a Stock Appreciation Right, or any combination thereof, as provided in the Plan.

         (c)  "Board" shall mean the Board of Directors of the Bank.

         (d) "Common Stock" shall mean common stock, par value $1.00 per share, of the Bank.

         (e)  "Code" shall mean the Internal Revenue Code of 1954, as amended.

         (f) "Committee" shall mean the Stock Option Committee appointed by the Board in accordance with paragraph 4(a) of the Plan.

         (g) "Continuous Employment" or "Continuous Status as an Employee" shall mean the absence of any interruption or termination of employment by the Bank or any present or future Parent or Subsidiary of the Bank. Employment shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Bank or in the case of transfers between payroll locations of the Bank or between the Bank, its Parent, its Subsidiaries or a successor.

         (h) "Effective Date" shall mean the date specified in Section 15 hereof.

         (i) "Employee" shall mean any person employed on a full-time basis by the Bank or any present or future Parent or Subsidiary of the Bank.

         (j) "Incentive Stock Option" means an option to purchase Shares granted by the Committee pursuant to Section 7 hereof which is subject to the limitations and restrictions of Section 7 hereof and is intended to qualify under Section 422A of the Code.

         (k) "Non-Incentive Stock Option" means an option to purchase Shares granted by the Committee pursuant to Section 8 or by the Board pursuant to
Section 4 hereof, which option is not intended to qualify under Section 422A of the Code.

         (l) "Option" shall mean an Incentive or Non-Incentive Stock Option granted pursuant to this Plan.

         (m) "Optioned Stock" shall mean stock subject to an Option granted pursuant to the Plan.

         (n)  "Optionee" shall mean any person who receives an Option.

         (o) "Parent" shall mean any present or future corporation which would be a "parent corporation" as defined in Subsections 425(e) and (g) of the Code.

         (p) "Participant" means any director, officer or key employee of the Bank or any Parent or Subsidiary of the Bank or any other person providing a service to the Bank who is selected by the Committee or the Board, acting pursuant to Section 4(a)(ii), to receive an Award.

         (q) "Plan" shall mean the First Savings Bank, F.S.B. 1986 Stock Option and Incentive Plan.

         (r) "Related" means (i) in the case of a Stock Appreciation Right, a Stock Appreciation Right which is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option and (ii) in the case of an Option, an Option with respect to which and to the extent a Stock Appreciation Right is exercisable, in whole or in part, in lieu thereof has been granted.

         (s) "Stock Appreciation Right" means a stock appreciation right with respect to Shares granted by the Committee pursuant to Section 12 hereof.

         (t)  "Share" shall mean one share of the Common Stock.

         (u) "Subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" as defined in Subsections 425(f) and (g) of the Code.

     3. SHARES SUBJECT TO THE PLAN. Except as otherwise required by the provisions of Section 13 hereof, the aggregate number of Shares with respect to which Awards may be made pursuant to the Plan shall not exceed 45,500 shares. Such Shares may either be authorized but unissued or treasury shares.

     Shares which are subject to Stock Appreciation Rights and related Options shall be counted only once in determining whether the maximum number of Shares with respect to which Awards may be granted under the Plan has been exceeded. An Award shall not be considered to have been made under the Plan with respect to any Option or Stock Appreciation Right which terminates and new Awards may be granted under the Plan with respect to the number of Shares as to which such termination has occurred.

     4.  ADMINISTRATION OF THE PLAN.

         (a) (i) Composition of the Committee. Except as indicated in paragraph 4(a)(ii) below, the Plan shall be administered by the Committee consisting of three directors of the Bank appointed by the Board. Officers, directors, key employees and other persons who are designated by the Committee shall be eligible to receive Awards under the Plan, and all persons designated as members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.
A "disinterested person" is an administrator who at the time he exercises discretion in administering the Plan is not eligible and has not at any time within one year prior thereto been eligible for selection as a person to whom stock options or stock appreciation rights may be granted pursuant to any Plan of the Bank or any of its affiliates.

              (ii) For the purpose of granting Awards to directors, the selection of any director to whom Awards may be granted, as well as the number of shares subject to Awards, must be determined by a disinterested committee, as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

         (b) Powers of the Committee. The Committee is authorized (but only to the extent not contrary to the express provisions of the Plan or to resolutions adopted by the Board) to interpret the Plan to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the form and content of Awards to be issued under the Plan and to make other determinations necessary or advisable for the administration of the Plan, and shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. In no event may the Committee revoke outstanding Awards without the consent of the Participant.

     The President of the Bank and such other officers as shall be designated by the Committee are hereby authorized to execute instruments evidencing Awards on behalf of the Bank and to cause them to be delivered to the Participants.

         (c) Effect of Committee's Decision. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

     5. ELIGIBILITY. Awards my be granted to officers, directors, key employees and other persons. The Committee shall from time to time determine the officers, directors, key employees and other persons who shall be granted Options or Awards under the Plan, the number to be granted to each such officers, directors, key employees and other persons under the Plan, and whether Options granted to each such Employee under the Plan shall be Incentive and/or Non-Incentive Stock Options. In selecting Participants and in determining the number of shares of Common Stock to be granted to each such Participant pursuant to each Award granted under the Plan, the Committee may consider the nature of the services rendered by each such Participant, each such Participant's current and potential contribution to the Bank, and such other factors as the Committee may, in its sole discretion, deem relevant. Officers, directors, key employees or other persons who have been granted an Award may, if otherwise eligible, be granted additional Options or Awards.

     The aggregate fair market value (determined as of the date the Option is granted) of the Shares for which any Employee may be granted Options in any calendar year (under all Incentive Stock Option plans, as defined in Section 422A of the Code, of the Bank or any present or future Parent or Subsidiary of the Bank) shall not exceed $100,000, plus any unused limit carryover to such year, as defined in Section 422A(c) of the Code. Notwithstanding the prior provisions of this Section 5, the Committee may grant Options in excess of the foregoing limitations, provided said Options shall be clearly and specifically designated as not being Incentive Stock Options, as defined in Section 422A of the Code.

     6.  TERM OF PLAN.  The Plan shall continue in effect for a term of ten
(10) years from the Effective Date, unless sooner terminated pursuant to Section
18. No Option shall be granted under the Plan after ten (10) years from the Effective Date.

     7. TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS. Incentive Stock Options may be granted only to Participants who are Employees. Each Incentive Stock Option granted pursuant to the Plan shall be evidenced by an instrument in such form as the Committee shall from time to time approve. Each and every Incentive Stock Option granted pursuant to the Plan shall comply with, and be subject to, the following terms and conditions:

         (a)  Option Price.

              (i) The price per share at which each Incentive Stock Option granted under the Plan may be exercised shall not, as to any particular Incentive Stock Option, be less than the fair market value of the Common Stock at the time such Incentive Stock Option is granted. For such purposes, if the Common Stock is traded otherwise than on a national securities exchange at the time of the granting of an Option, then the price per share of the Optioned Stock shall be not less than the mean between the bid and asked price on the date the Incentive Stock Option is granted or, if there be no bid and asked price on said date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the price per share shall be determined by the Committee. If the Common Stock is listed on a national securities exchange at the time of the granting an Incentive Stock Option, then the price per share shall be not less than the average of the highest and lowest selling price on such exchange on the date such Incentive Stock Option is granted or, if there were no sales on said date, then the price shall be not less than the mean between the bid and asked price on such date.

               (ii) In the case of an Employee who owns Common Stock representing more than ten percent (10%) of the outstanding Common Stock at the time the Incentive Stock Option is granted, the Incentive Stock Option price shall not be less than one hundred and ten percent (110%) of the fair market value of the Common Stock at the time the Incentive Stock Option is granted.

          (b)  Payment.

               Full payment for each share of Common Stock purchased upon the exercise of any Incentive Stock Option granted under the Plan shall be made at the time of exercise of each such Incentive Stock Option and shall be paid in cash (in United States Dollars), Common Stock or a combination of cash and Common Stock. Common Stock utilized in full or partial payment of the exercise price shall be valued at its fair market value at the date of exercise. The Bank shall accept full or partial payment in Common Stock only to the extent permitted by applicable law. No shares of Common Stock shall be issued until full payment therefor has been received by the Bank, and no Optionee shall have any of the rights of a shareholder of the Bank until shares of Common Stock are issued to him.

          (c)  Term of Incentive Stock Option.

               The term of each Incentive Stock Option granted pursuant to the Plan shall be not more ten (10) years from the date each such Incentive Stock Option is granted, provided that in the case of an Employee who owns stock representing more than 10% of the Common Stock outstanding at the time the Incentive Stock Option is granted, the term of the Incentive Stock Option shall not exceed five (5) years.

          (d)  Exercise Generally.

               Except as otherwise provided in Section 9 hereof, no Incentive Stock Option may be exercised unless the optionee shall have been in the employ of the Bank at all times during the period beginning with the date of grant of any such Incentive Stock Option and ending on the date three (3) months prior to the date of exercise of any such Incentive Stock Option. The Committee, may impose additional conditions upon the right of an Optionee to exercise any Incentive Stock Option granted hereunder which are not inconsistent with the terms of the Plan or the requirements for qualification as an Incentive Stock Option under Section 422A of the Code.

          (e)  Serial Exercise.

               No Incentive Stock Option granted pursuant to the Plan shall be exercised by any Optionee while there is outstanding (as such term is defined in Section 422A of the Code) any incentive stock option which was granted prior to the date of grant of such Incentive Stock Option to such Optionee, whether pursuant to the Plan or any other plan of the Bank. In the event that any additional Incentive Stock Option is granted at a later date pursuant to the Plan to any Optionee, the instrument evidencing any such additional Incentive Stock Option shall include the following provisions:

               "This incentive stock option is not exercisable while there is outstanding (within the meaning of Section 422A(c)(7) of the Internal Revenue Code of 1954, as amended) any Incentive Stock Option which was granted prior to the date of the grant hereof to the holder of this stock option to purchase shares of common stock of First Savings Bank, F.S.B. or any of its subsidiaries."

          (f)  Transferability.

               Any Incentive Stock Option granted pursuant to the Plan shall be exercised during any Optionee's lifetime only by the Optionee to whom it was granted and shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution.

     8. TERMS AND CONDITIONS OF NON-INCENTIVE STOCK OPTIONS. Each Non-Incentive Stock Option granted pursuant to the Plan shall be evidenced by an instrument in such form as the Committee shall from time to time approve. Each and every Non-Incentive Stock Option granted pursuant to the Plan shall comply with and be subject to the following terms and conditions:

          (a)  Option Price.

               The exercise price per share of Common Stock for each Non-Incentive Stock Option granted pursuant to the Plan shall be such price as the Committee may determine in its sole discretion.

          (b)  Payment.

               Full payment for each share of Common Stock purchased upon the exercise of any Non-Incentive Stock Option granted under the Plan shall be made at the time of exercise of each such Non-Incentive Stock Option and shall be paid in cash (in United States Dollars), Common Stock or a combination of cash and Common Stock. Common Stock utilized in full or partial payment of the exercise price shall be valued at its fair market value at the date of exercise. The Bank shall accept full or partial payment in Common Stock only to the extent permitted by applicable law. No shares of Common Stock shall be issued until full payment therefor has been received by the Bank and no Optionee shall have any of the rights of a shareholder of the Bank until the shares of Common Stock are issued to him.

          (c)  Term.

               The term of each Non-Incentive Stock Option granted pursuant to the Plan shall be not more than ten (10) years from the date each such Non-Incentive Stock Option is granted, provided that, in the case of an Employee who owns stock representing more than 10% of the Common Stock at the time the Incentive Stock Option is granted, the term of the Non-Incentive Stock Option shall not exceed five (5) years.

          (d)  Exercise Generally.

               The Committee may impose additional conditions upon the right of any Participant to exercise any Non-Incentive Stock Option granted hereunder which are not inconsistent with the terms of the Plan.

          (e)  Transferability.

               Any Non-Incentive Stock Option granted pursuant to the Plan shall be exercised during any Optionee's lifetime only by the Optionee to whom it was granted and shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution.

     9. EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH ON INCENTIVE STOCK OPTIONS.

          (a)  Termination of Employment.

               In the event that any Optionee's employment by the Company shall terminate for any reason, other than Permanent and Total Disability (as such term is defined in Section 105(d)(4) of the Code) or death, all of any such Optionee's Incentive Stock Options, and all of any such Optionee's rights to purchase or receive shares of Common Stock pursuant thereto, as the case may be, shall automatically terminate on the date of such termination of employment. However, no termination of an Optionee's Incentive Stock Options shall occur if, and to the extent that, the Committee authorizes the Optionee to exercise any such Incentive Stock Options at any time prior to the earlier of (i) the respective expiration dates of any such Incentive Stock Options or (ii) the expiration of not more than three (3) months after the date of such termination of employment, but only if, and to the extent that, the Optionee was entitled to exercise any such Incentive Stock Options at the date of such termination of employment. In the event that a subsidiary ceases to be a subsidiary of the Bank, the employment of all of its employees who are not immediately thereafter employees of the Bank shall be deemed to terminate upon the date such subsidiary so ceases to be a subsidiary of the Bank.

          (b)  Disability.

               In the event that any Optionee's employment by the Bank shall terminate as the result of the Permanent and Total disability of such Optionee, such Optionee may exercise any Incentive Stock Options granted to him pursuant to the Plan at any time prior to the earlier of (i) the respective expiration dates of any such Incentive Stock Options or (ii) the date which is one (1) year after the date of such termination of employment, but only if, and to the extent that, the Optionee was entitled to exercise any such Incentive Stock Options at the date of such termination of employment.

          (c)  Death.

               In the event of the death of any Optionee, any Incentive Stock Options granted to any such Optionee may be exercised by the person or persons to whom the Optionee's rights under any such Incentive Stock Options pass by will or by the laws of descent and distribution (including the Optionee's estate during the period of administration) at any time prior to the earlier of (i) the respective expiration dates of any such

Incentive Stock Options or (ii) the date which is six (6) months after the date of death of such Optionee (or such later period not exceeding one (1) year to which the Committee may, in its discretion, extend such period), but only if, and to the extent that, the Optionee was entitled to exercise any such Incentive Stock Options at the date of death. For purposes of this Section 9(c), any Incentive Stock Option held by an Optionee shall be considered exercisable at the date of his death if the only unsatisfied condition precedent to the exercisability of such Incentive Stock Option at the date of death is the passage of a specified period of time.

          (d)  Incentive Stock Options Deemed Exercisable.

               For purposes of Sections 9(a), 9(b) and 9(c) above, any Incentive Stock Option held by any Optionee shall be considered exercisable at the date of the termination of his employment if, but for the requirement of serial exercise set forth in Section 7(e) hereof, any such Incentive Stock Option would have been exercisable at such date of termination of employment. Any exercise of any Incentive Stock Option granted pursuant to the Plan which is considered exercisable pursuant to this Section 9(d) shall nevertheless be subject to the provisions and restrictions contained in Section 7(e) hereof.

          (e)  Termination of Incentive Stock Options.

               To the extent that any Incentive Stock Option granted under the Plan to any Optionee whose employment by the Bank terminates shall not have been exercised within the applicable period set forth in this Section 9, any such Incentive Stock Option, and all rights to purchase or receive shares of Common Stock pursuant thereto, as the case may be, shall terminate on the last day of the applicable period.

     10. EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH ON NON-INCENTIVE STOCK OPTIONS. The terms and conditions of Non-Incentive Stock Options relating to the effect of the termination of an Optionee's employment, disability of an Optionee or his death shall be such terms and conditions as the Committee shall, in its sole discretion, determine at the time of termination.

     11. RIGHT OF REPURCHASE AND RESTRICTIONS ON DISPOSITION. The Committee, in its sole discretion, may include, as a term of any Incentive Stock Option or Non-Incentive Stock Option, the right (the "Repurchase Right"), but not the obligation, to repurchase all or any amount of the Shares acquired by an Optionee pursuant to the exercise of any such Options. The intent of the Repurchase Right is to encourage the continued employment of the Optionee. The Repurchase Right shall provide for, among other things, a specified duration of the Repurchase Right, a specified price per Share to be paid upon the exercise of the Repurchase Right and a restriction on the disposition of the Shares by the Optionee during the period of the Repurchase Right. The Repurchase Right may permit the Bank to transfer or assign such right to another party. The Bank may exercise the Repurchase Right only to the extent permitted by applicable law.

     12. STOCK APPRECIATION RIGHTS. A Stock Appreciation Right shall, upon its exercise, entitle the Participant to whom such Stock Appreciation Right was granted to receive a number of Shares or cash or combination thereof, as the Committee in its discretion shall determine, the aggregate value of which (i.e., the sum of the amount of cash and/or the fair market value of such Shares on the date of exercise) shall equal (as nearly as possible, it being understood that the Bank shall not issue any fractional shares) the amount by which the fair market value per Share on the date of such exercise shall exceed the exercise price of such Stock Appreciation Right, multiplied by the number of Shares with respect to which such Stock Appreciation Right shall have been exercised. A Stock Appreciation Right may be related to an Option or may be granted independently of any Option as the Committee shall determine whether and to what extent a Related Stock Appreciation Right shall be granted with respect thereto; provided, however and notwithstanding any other provision of the Plan, that if the Related Option is an Incentive Stock Option, the Related Stock Appreciation Right shall satisfy all the restrictions and limitations of Section 7 hereof as if such Related Stock Appreciation Right were an Incentive Stock Option. In the case of a Related Option, such Related Option shall cease to be exercisable to the extent of the Shares with respect to which the Related Stock Appreciation Right was exercised. Upon the exercise or termination of a Related Option, any Related Stock Appreciation Right shall terminate to the extent to the Shares with respect to which the Related Option was exercised or terminated.

     13. RECAPITALIZATION, MERGER, CONSOLIDATION, CHANGE IN CONTROL AND SIMILAR TRANSACTIONS.

          (a)  Adjustment.

               Subject to any required action by the shareholders of the Bank, the aggregate number of shares of Common Stock for which stock options may be granted hereunder, the number of shares of Common Stock covered by each outstanding stock option, and the exercise price per share of Common Stock of each such stock option, shall all be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares of Common Stock effected without the receipt of consideration by the Bank.

          (b)  Change in Control.

               All outstanding options shall become immediately exercisable in the event of a change in control or imminent change in control of the Bank, as determined by the Committee. For purposes of this Section, "change in control" shall mean: (i) the execution of an agreement for the sale of all, or a material portion, of the assets of the Bank; (ii) the execution of an agreement for a merger or recapitalization of the Bank or any merger or recapitalization whereby the Bank is not the surviving entity; (iii) a change of control of the Bank, as otherwise defined or determined by the Federal
Home Loan Bank Board or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank by any person, trust, entity or group. For purposes of this Section, "imminent change in control" shall refer to any offer or announcement, oral or written, by any person or persons acting as a group, to acquire control of the Bank.

(c)  Extraordinary Corporate Action.

     Subject to any required action by the shareholders of the Bank, in the event of any Change in Control, recapitalization, merger, consolidation, exchange of shares, spin-off, reorganization, tender offer, liquidation or other extraordinary corporate action or event, the Committee, in its sole discretion, shall have the power, prior or subsequent to such action or event to:

     (i) appropriately adjust the number of shares of Common Stock subject to each stock option, the exercise price per share of Common Stock, and the consideration to be given or received by the Bank upon the exercise of any outstanding Option;

     (ii) cancel any or all previously granted Options, provided that appropriate consideration is paid to the Optionee in connection therewith; and/or

     (iii) make such other adjustments in connection with the Plan as the Committee, in its sole discretion, or the Board, acting pursuant to Section 4(a)(ii), deems necessary, desirable, appropriate or advisable; provided, however, that no action shall be taken by the Committee which would cause Incentive Stock Options granted pursuant to the Plan to fail to meet the requirements of Section 422A of the Code.

     Except as expressly provided in Section 13(a) and 13(b) hereof, no Optionee shall have any rights by reason of the occurrence of any of the events described in this Section 13.

(d)  Acceleration.

     The Committee shall at all times have the power to accelerate the exercise date of Options previously granted under the Plan. In no event, however, will such action permit Participants to exercise Incentive Stock Options in an order other than provided in Section 7(e).

     14. TIME OF GRANTING OPTIONS. The date of grant of an Option under the Plan shall, for all purposes, be the date on which the Committee makes the determination of granting such Option. Notice of the determination shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such grant.

     15. EFFECTIVE DATE. The Plan shall become effective upon the completion of the Bank's conversion from mutual to stock form. Options may be granted prior to ratification of the Plan by the stockholders if the exercise of such Options is subject to such stockholder ratification.

     16. APPROVAL BY SHAREHOLDERS. The Plan shall be approved by stockholders of the Bank within twelve (12) months before or after the date it becomes effective.

     17. MODIFICATION OF OPTIONS. At any time and from time to time, the Board may authorize the Committee to direct the execution of an instrument providing for the modification of any outstanding Option, provided no such modification, extension or renewal shall confer on the holder of said Option any right or benefit which could not be conferred on him by the grant of a new Option at such time, or shall not materially decrease the Optionee's benefits under the Option without the consent of the holder of the Option, except as otherwise permitted under Section 18 hereof.

18.  AMENDMENT AND TERMINATION OF THE PLAN.

     (a)  Action by the Board.

          The Board may alter, suspend or discontinue the Plan, except that no action of the Board may increase (other than as provided in Section 13) the maximum number of shares permitted to be optioned under the Plan, materially increase the benefits accruing to participants under the Plan or materially modify the requirements for eligibility for participation in the Plan unless such action of the Board shall be subject to approval or ratification by the shareholders of the Bank.

      (b)  Change in Applicable Law.

           Notwithstanding any other provision contained in the Plan, in the event of a change in any federal or state law, rule or regulation which would make the exercise of all or part of any previously granted Incentive and/or Non-Incentive Stock Option unlawful or subject the Bank to any penalty, the Committee may restrict any such exercise without the consent of the Optionee or other holder thereof in order to comply with any such law, rule or regulation or to avoid any such penalty.

     19. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to any Option granted under the Plan unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law and the requirements of any stock exchange upon which the Shares may then be listed.

     The inability of the Bank to obtain from any regulatory body or authority deemed by the Bank's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Bank of any liability in respect of the non-issuance or sale of such Shares.

     As a condition to the exercise of an Option, the Bank may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

     20. RESERVATION OF SHARES. During the term of the Plan, the Bank, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

     21. UNSECURED OBLIGATION. No Participant under the Plan shall have any interest in any fund or special asset of the Bank by reason of the Plan or the grant of any Incentive or Non-Incentive Stock Option to him under the Plan. No trust fund shall be created in connection with the Plan or any grant of any Incentive or Non-Incentive Stock Option hereunder and there shall be no required funding of amounts which may become payable to any participant.

     22. WITHHOLDING TAX. The Bank shall have the right to deduct from all amounts paid in cash with respect to the exercise of a Stock Appreciation Right under the Plan any taxes required by law to be withheld with respect to such cash payments. Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option of Stock Appreciation Right pursuant to the Plan, the Bank shall have the right to require the Participant or such other person to pay the Bank the amount of any taxes which the Bank is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

     23. GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of New Mexico, except to the extent that Federal law shall be deemed to apply.

                           FIRST SAVINGS BANK, F.S.B.
                1986 STOCK OPTION AND INCENTIVE PLAN DESCRIPTION

     Pursuant to the 1986 Stock Option and Incentive Plan ("Plan") of First Savings Bank, F.S.B., Clovis, New Mexico ("Bank"), an amount of the shares of the Bank's common stock equal to 10% of the total number of shares to be issued in the stock conversion will be reserved for the granting of stock options and awards to the Bank's officers and employees. The purpose of the Plan is to increase the incentive and encourage the continued employment of full-time officers and employees by facilitating their purchase of a stock interest in the Bank.
     The principal features of the Plan are summarized below.

GENERAL

     The Plan provides for (1) Stock Options (both Incentive and Non-Incentive) and (2) Stock Appreciation Rights ("SARs"). Each award shall be on such terms and conditions consistent with the Plan as the Committee administering the Plan may determine.

     Shares subject to options may be either authorized but unissued shares or reacquired shares held by the Bank in its treasury. Any shares subject to an award which expires or is terminated unexercised will again be available for issuance under the Plan. No award or any right or interest therein is assignable or transferable except by will or the laws of descent and distribution.

     For the purpose of granting options to directors of the Bank a disinterested committee, as defined in the Plan, will designate the directors to receive such awards. Otherwise, the Plan will be administered by a Committee consisting of not less than three persons, none of whom shall be eligible to receive awards under the Plan.

STOCK OPTIONS

     The term of Stock Options will not exceed ten years from the date of grant. Stock Options will not be exercisable until the Plan has been ratified by shareholders. The Committee may grant either "Incentive Stock Options" as defined under Section 422A of the Internal Revenue Code or Non-Incentive Stock Options not intended to qualify as such.

     In general, Stock Options will not be exercisable after the expiration of their terms. In the event that a participant ceases to serve as an employee of the Bank for any reason other than death, an exercisable Incentive Stock Option will continue to be exercisable for three months but in no event after the expiration date of the Option. In the event of the death of a participant during such service or within three months following termination, an exercisable Incentive Stock Option will continue to be exercisable for six months to one year, as determined by the Committee, to the extent exercisable by the participant immediately prior to his death. The effect of a participant's termination on a Non-Incentive Stock Option will be determined by the Committee within two weeks of termination.

     The exercise price for the purchase of shares subject to an Incentive Stock Option at the date of grant may not be less than 100 percent of the market value of the shares covered by the Incentive Stock Option on that date. The exercise price must be paid for in full in cash or shares of Common Stock, or a combination of both, as determined by the Committee.


STOCK APPRECIATION RIGHTS (SARs)

          The Committee may grant SARs at any time, whether or not the participant then holds Stock Options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs will be subject to the same terms and conditions and exercisable to the same extent as Stock Options, as described above. Upon the exercise of an SAR, the participant will receive the amount due in cash or shares or a combination of both. SARs may be related to Stock Options, in which case the exercise of one will reduce the number of shares represented by the other.

          SARs will require an expense accrual by the Bank each year for the appreciation on the SARs which it is anticipated will be exercised. The amount of the accrual is dependent upon whether and to what extent the SARs are granted and the amount, if any, by which the market value of the SARs exceeds the exercise price.


EFFECT OF MERGER AND OTHER ADJUSTMENTS

          Shares as to which awards may be granted under the Plan and shares then subject to awards will be adjusted by the Committee in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Bank.

          In the case of any merger, consolidation or combination of the Bank with or into another entity, whereby either the Bank is not the continuing entity or its outstanding shares are converted or exchanged for securities, cash or property, or any combination thereof, all outstanding options will become immediately exercisable.


AMENDMENT AND TERMINATION OF THE PLAN

          The Board of Directors of the Bank may at any time modify, amend or terminate the Plan but may not, without the prior approval of the shareholders, make any amendment which increases the total number of shares which may be subject to awards, or which may be subject to awards to participants who are not full-time employees, or which changes the class of persons eligible to participate in the Plan. Unless previously terminated, the Plan shall continue in effect for a term of ten years, after which no further awards may be granted under the Plan.


FEDERAL INCOME TAX CONSEQUENCES

          Under present federal income tax laws, awards under the Plan will have the following consequences:

          (1) The grant of an award will not by itself result in the recognition of taxable income to the participant or entitle the Bank to a deduction at the time of such grant.

          (2) The exercise of a Stock Option which is an "Incentive Stock Option" within the meaning of Section 422A of the Internal Revenue Code generally will not, by itself, result in the recognition of taxable income to the participant nor entitle the Bank to a deduction at the time of such exercise. (However, the difference between the exercise price and the fair market value of the option shares on the date of exercise is an item of tax preference which may, in certain situations, trigger the new alternative minimum tax under the Tax Equity and Fiscal Responsibility Act of 1982. The tax applies a flat 20% rate to all "minimum taxable income" in excess of $30,000 (single persons) or $40,000 (married filing jointly). The alternative minimum tax is incurred only when it exceeds the regular income tax.) The participant will recognize capital gain or loss upon resale of the shares received upon such exercise, provided that he or she held such shares for at least one year after transfer of the shares to him or her or two years after the grant of the Stock Option, whichever is later. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the Stock Option.

          (3) The exercise of a Non-Incentive Stock Option will result in the recognition of ordinary income by the participant on the date of exercise in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the Stock Option.

          (4) The exercise of an SAR will result in the recognition of ordinary income by the participant on the date of exercise in an amount equal to the amount of cash, and/or the fair market value on the date the shares are acquired pursuant to the exercise.

          (5) The Bank will be allowed a deduction equal to the amount of ordinary income at the time the participant recognizes such ordinary income.

                                  EXHIBIT 10.1








                PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN
                          OF FIRST SAVINGS BANK, F.S.B.

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   DEFINITIONS

                                   ARTICLE II
                          TOP HEAVY AND ADMINISTRATION

  2.1   TOP HEAVY PLAN REQUIREMENTS                                        18

  2.2   DETERMINATION OF TOP HEAVY STATUS                                  18

  2.3   POWERS AND RESPONSIBILITIES OF THE EMPLOYER                        23

  2.4   DESIGNATION OF ADMINISTRATIVE AUTHORITY                            23

  2.5   ALLOCATION AND DELEGATION OF RESPONSIBILITIES                      24

  2.6   POWERS AND DUTIES OF THE ADMINISTRATOR                             24

  2.7   RECORDS AND REPORTS                                                26

  2.8   APPOINTMENT OF ADVISERS                                            26

  2.9   INFORMATION FROM EMPLOYER                                          26

  2.10  PAYMENT OF EXPENSES                                                26

  2.11  MAJORITY ACTIONS                                                   27

  2.12  CLAIMS PROCEDURE                                                   27

  2.13  CLAIMS REVIEW PROCEDURE                                            27

                                   ARTICLE III

                                   ELIGIBILITY

 3.1    CONDITIONS OF ELIGIBILITY                                          28

 3.2    APPLICATION FOR PARTICIPATION                                      28

 3.3    EFFECTIVE DATE OF PARTICIPATION                                    28

 3.4    DETERMINATION OF ELIGIBILITY                                       28

 3.5    TERMINATION OF ELIGIBILITY                                         29

 3.6    OMISSION OF ELIGIBLE EMPLOYEE                                      29

 3.7    INCLUSION OF INELIGIBLE EMPLOYEE                                   29

                                   ARTICLE IV

                           CONTRIBUTION AND ALLOCATION

 4.1    FORMULA FOR DETERMINING EMPLOYER'S CONTRIBUTION                      30

 4.2    PARTICIPANT'S SALARY REDUCTION ELECTION                              31

 4.3    TIME OF PAYMENT OF EMPLOYER'S CONTRIBUTION                           35

 4.4    ALLOCATION OF CONTRIBUTION, FORFEITURES AND EARNINGS                 35

 4.5    ACTUAL DEFERRAL PERCENTAGE TESTS                                     40

 4.6    ADJUSTMENT TO ACTUAL DEFERRAL PERCENTAGE TESTS                       43

 4.7    ACTUAL CONTRIBUTION PERCENTAGE TESTS                                 46

 4.8    ADJUSTMENT TO ACTUAL CONTRIBUTION PERCENTAGE TESTS                   50

 4.9    MAXIMUM ANNUAL ADDITIONS                                             53

 4.10   ADJUSTMENT FOR EXCESSIVE ANNUAL ADDITIONS                            60

 4.11   TRANSFERS FROM QUALIFIED PLANS                                       61

 4.12   VOLUNTARY CONTRIBUTIONS                                              63

 4.13   DIRECTED INVESTMENT ACCOUNT                                          64

                                    ARTICLE V
                          FUNDING AND INVESTMENT POLICY

 5.1    INVESTMENT POLICY                                                   66

 5.2    TRANSACTIONS INVOLVING COMPANY STOCK                                67

                                 ARTICLE VI

                                 VALUATIONS

 6.1    VALUATION OF THE TRUST FUND                                         68

 6.2    METHOD OF VALUATION                                                 68

                                   ARTICLE VII

                   DETERMINATION AND DISTRIBUTION OF BENEFITS

  7.1   DETERMINATION OF BENEFITS UPON RETIREMENT                           69

  7.2   DETERMINATION OF BENEFITS UPON DEATH                                69

  7.3   DISABILITY RETIREMENT BENEFITS                                      70

  7.4   DETERMINATION OF BENEFITS UPON TERMINATION                          71

  7.5   DISTRIBUTION OF BENEFITS                                            75

  7.6   HOW PLAN BENEFIT WILL BE DISTRIBUTED                                80

  7.7   DISTRIBUTION FOR MINOR BENEFICIARY                                  81

  7.8   LOCATION OF PARTICIPANT OR BENEFICIARY UNKNOWN                      81

  7.9   RIGHT OF FIRST REFUSALS                                             81

  7.10  STOCK CERTIFICATE LEGEND                                            82

  7.11  LIMITATIONS ON BENEFITS AND DISTRIBUTIONS                           83

                                  ARTICLE VIII

                                     TRUSTEE

  8.1   BASIC RESPONSIBILITIES OF THE TRUSTEE                               83

  8.2   INVESTMENT POWERS AND DUTIES OF THE TRUSTEE                         84

  8.3   OTHER POWERS OF THE TRUSTEE                                         84

  8.4   VOTING COMPANY STOCK                                                88

  8.5   DUTIES OF THE TRUSTEE REGARDING PAYMENTS                            89

  8.6   TRUSTEE'S COMPENSATION AND EXPENSES AND TAXES                       90

  8.7   ANNUAL REPORT OF THE TRUSTEE                                        90

  8.8   AUDIT                                                               91

  8.9   RESIGNATION, REMOVAL AND SUCCESSION OF TRUSTEE                      92

  8.10  TRANSFER OF INTEREST                                                93

                                   ARTICLE IX

                       AMENDMENT, TERMINATION AND MERGERS

 9.1    AMENDMENT                                                           94

 9.2    TERMINATION                                                         95

 9.3    MERGER OR CONSOLIDATION                                             95

                                    ARTICLE X

                                  MISCELLANEOUS

  10.1 PARTICIPANT'S RIGHTS                                                 95

  10.2 ALIENATION                                                           96

  10.3 CONSTRUCTION OF PLAN                                                 97

  10.4  GENDER AND NUMBER                                                   97

  10.5  LEGAL ACTION                                                        97

  10.6  PROHIBITION AGAINST DIVERSION OF FUNDS                              97

  10.7  BONDING                                                             98

  10.8  EMPLOYER'S AND TRUSTEE'S PROTECTIVE CLAUSE                          98

  10.9  INSURER'S PROTECTIVE CLAUSE                                         98

  10.10 RECEIPT AND RELEASE FOR PAYMENTS                                    98

  10.11 ACTION BY THE EMPLOYER                                              99

  10.12 NAMED FIDUCIARIES AND ALLOCATION OF RESPONSIBILITY                  99

  10.13 HEADINGS                                                            99

  10.14 APPROVAL BY INTERNAL REVENUE SERVICE                               100

  10.15 UNIFORMITY                                                         100

  10.16 SECURITIES AND EXCHANGE COMMISSION APPROVAL                        100

              PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN
                      OF FIRST SAVINGS BANK, F.S.B.

     THIS AGREEMENT, hereby made and entered into this ____ day of ___________ _______________, 19__, by and between First Savings Bank, F.S.B. (herein referred to as the "Employer") and George Milburn, Patricia Mason and Jimmie Shearer (herein referred to as the "Trustee").

                              W I T N E S S E T H:

     WHEREAS, the Employer heretofore established a Profit Sharing Plan effective January 1, 1978 (hereinafter called the "Effective Date"), known as Profit Sharing Plan and Trust Agreement of First Federal Savings & Loan Association of Clovis, New Mexico and which Plan shall hereinafter be known as Profit Sharing and Employee Stock Ownership Plan of First Savings Bank, F.S.B. in recognition of the contribution made to its successful operation by its employees and for the exclusive benefit of its eligible employees; and

     WHEREAS, under the terms of the Profit Sharing Plan, the Employer has the ability to amend the Profit Sharing Plan, provided the Trustee joins in such amendment if the provisions of the Profit Sharing Plan affecting the Trustee are amended; and

     WHEREAS, the Employer desires to amend the Profit Sharing Plan to enable its eligible employees to acquire a proprietary interest in capital stock of the Employer; and

     WHEREAS, contributions to the Plan will be made by the Employer and such contributions made to the trust will be invested primarily in the capital stock of the Employer;

     NOW, THEREFORE, effective January 1, 1989, except as otherwise provided, the Employer and the Trustee in accordance with the provisions of the Profit Sharing Plan pertaining to amendments thereof, hereby modify, amend and restate the Profit Sharing Plan in its entirety as an Employee Stock Ownership Plan
(ESOP) as defined in Section 4975(e)(7) of the Internal Revenue Code, known as Profit Sharing and Employee Stock Ownership Plan of First Savings Bank, F.S.B. (hereinafter referred to as the "Plan"), to provide as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 "Act" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

     1.2 "Administrator" means the person designated by the Employer pursuant to Section 2.4 to administer the Plan on behalf of the Employer.

     1.3 "Affiliated Employer" means the Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).

     1.4 "Aggregate Account" means, with respect to each Participant, the value of all accounts maintained on behalf of a Participant, whether attributable to Employer or Employee contributions, subject to the provisions of Section 2.2.

     1.5  "Anniversary Date" means December 31st.

     1.6 "Beneficiary" means the person to whom the share of a deceased Participant's total account is payable, subject to the restrictions of Sections 7.2 and 7.5.

     1.7 "Code" means the Internal Revenue Code of 1986, as amended or replaced from time to time.

     1.8 "Company Stock" means common stock issued by the Employer (or by a corporation which is a member of the controlled group of corporations of which the Employer is a member) which is readily tradeable on an established securities market. If there is no common stock which meets the foregoing requirement, the term "Company Stock" means common stock issued by the Employer (or by a corporation which is a member of the same controlled group) having a combination of voting power and dividend rights equal to or in excess of: (A) that class of common stock of the Employer (or of any other such corporation) having the greatest voting power, and (B) that class of stock of the Employer (or of any other such corporation) having the greatest dividend rights. Noncallable preferred stock shall be deemed to be "Company Stock" if such stock is convertible at any time into stock which constitutes "Company Stock" hereunder and if such conversion is at a conversion price which (as of the date of the acquisition by the Trust) is reasonable. For purposes of the preceding sentence, pursuant to Regulations, preferred stock shall be treated as noncallable if after the call there will be a reasonable opportunity for a conversion which meets the requirements of the preceding sentence.

     1.9 "Company Stock Account" means the account of a Participant which is credited with the shares of Company Stock purchased and paid for by the Trust Fund or contributed to the Trust Fund.

     A separate accounting shall be maintained with respect to that portion of the Company Stock Account attributable to Elective Contributions and Non-Elective Contributions.

     1.10 "Compensation" with respect to any Participant means total compensation paid by the Employer for a Plan Year. Amounts contributed by the Employer under the within Plan, except for an Employee's Compensation that is deferred pursuant to Section 4.2, and any non-taxable fringe benefits provided by the Employer shall not be considered as Compensation.

     For purposes of this Section, the determination of Compensation shall be made by including salary reduction contributions made on behalf of an Employee to a plan maintained under Code Section 125.

     Compensation shall be recognized as of an Employee's effective date of participation pursuant to Section 3.3.

     Compensation in excess of $200,000 shall be disregarded. Such amount shall be adjusted at the same time and in such manner as permitted under Code
Section 415(d). In applying this limitation, the family group of a Highly Compensated Participant who is subject to the Family Member aggregation rules of Code Section 414(q)(6) because such Participant is either a "five percent owner" of the Employer or one of the ten (10) Highly Compensated Employees paid the greatest "415 Compensation" during the year, shall be treated as a single Participant, except that for this purpose Family Members shall include only the affected Participant's spouse and any lineal descendants who have not attained age nineteen (19) before the close of the year. If, as a result of the application of such rules the adjusted $200,000 limitation is exceeded, then the limitation shall be prorated among the affected Family Members in proportion to each such Family Member's Compensation prior to the application of this limitation.

     For Plan Years beginning prior to January 1, 1989, the $200,000 limit (without regard to Family Member aggregation) shall apply only for Top Heavy Plan Years and shall not be adjusted.

     1.11 "Contract" or "Policy" means a life insurance policy or annuity contract (group or individual) issued by the insurer as elected.

     1.12 "Deferred Compensation" with respect to any Participant means that portion of the Participant's total Compensation which has been contributed to the Plan in accordance with the Participant's deferral election pursuant to
Section 4.2.

     1.13 "Early Retirement Date" means the first day of the month (prior to the Normal Retirement Date) coinciding with or following the date on which a Participant or Former Participant attains age 60 and has completed at least 6 Years of Service with the Employer (Early Retirement Age). A Participant shall become fully Vested upon satisfying this requirement if still employed at his Early Retirement Age.

     A Former Participant who terminates employment after satisfying the service requirement for Early Retirement and who thereafter reaches the age requirement contained herein shall be entitled to receive his benefits under this Plan.

     1.14 "Elective Contribution" means the Employer's contributions to the Plan that are made pursuant to the Participant's deferral election provided in
Section 4.2. In addition, any Employer Qualified Non-Elective Contribution made pursuant to Section 4.1(c) and Section 4.6 shall be considered an Elective Contribution for purposes of the Plan. Any such contributions deemed to be Elective Contributions shall be subject to the requirements of Sections 4.2(b) and 4.2(c) and shall further be required to satisfy the discrimination requirements of Regulation 1.401(k)-l(b)(3), the provisions of which are specifically incorporated herein by reference.

     1.15 "Eligible Employee" means any Employee.

     1.16 "Employee" means any person who is employed by the Employer, but excludes any person who is employed as an independent contractor. Employee shall include leased employees within the meaning of Code Sections 414(n)(2) and 414(o)(2) unless such leased employees are covered by a plan described in Code Section 414(n)(5) and such leased employees do not constitute more than 20% of the recipient's non-highly compensated work force.

     1.17 "Employer" means First Savings Bank, F.S.B. and any successor which shall maintain this Plan; and any predecessor which has maintained this Plan. The Employer is a corporation with principal offices in the State of New Mexico.

     1.18 "Excess Aggregate Contributions" means, with respect to any Plan Year, the excess of the aggregate amount of the Employer matching contributions made pursuant to Section 4.1(b), voluntary Employee contributions made pursuant to
Section 4.12, Excess Contributions recharacterized as voluntary Employee contributions pursuant to Section 4.6(a) and any qualified non-elective contributions or elective deferrals taken into account pursuant to Section 4.7(c) on behalf of Highly Compensated Participants for such Plan Year, over the maximum amount of such contributions permitted under the limitations of Section 4.7(a).

     1.19 "Excess Contributions" means, with respect to a Plan Year, the excess of Elective Contributions made on behalf of Highly Compensated Participants for the Plan Year over the maximum amount of such contributions permitted under
Section 4.5(a). Excess Contributions, including amounts recharacterized pursuant to Section 4.6(a)(2), shall be treated as an "annual addition" pursuant to
Section 4.9(c).

     1.20 "Excess Deferred Compensation" means, with respect to any taxable year of a Participant, the excess of the aggregate amount of such Participant's Deferred Compensation and the elective deferrals pursuant to Section 4.2(f) actually made on behalf of such Participant for such taxable year, over the dollar limitation provided for in Code Section 402(g), which is incorporated herein by reference. Excess Deferred Compensation shall be treated as an "annual addition" pursuant to Section 4.9(c).

     1.21 "ESOP" means an employee stock ownership plan that meets the requirements of Code Section 4975(e)(7) and Regulation 54.4975-11.

     1.22 "Family Member" means, with respect to an affected Participant, such Participant's spouse, such Participant's lineal descendants and ascendants and their spouses, all as described in Code Section 414(q)(6)(B).

     1.23 "Fiduciary" means any person who (a) exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets, (b) renders investment advice for a fee or other compensation, direct or indirect, with respect to any monies or other property of the

Plan or has any authority or responsibility to do so, or (c) has any discretionary authority or discretionary responsibility in the administration of the Plan, including, but not limited to, the Trustee, the Employer and its representative body, and the Administrator.

     1.24 "Fiscal Year" means the Employer's accounting year of 12 months commencing on January 1st of each year and ending the following December 31st.

     1.25 "Forfeiture" means that portion of a Participant's Account that is not Vested, and occurs on the earlier of:

               (a) the distribution of the entire Vested portion of a Participant's Account, or

               (b) the last day of the Plan Year in which the Participant incurs five (5) consecutive 1-Year Breaks in Service.

     Furthermore, for purposes of paragraph (a) above, in the case of a Terminated Participant whose Vested benefit is zero, such Terminated Participant shall be deemed to have received a distribution of his Vested benefit upon his termination of employment. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

     1.26 "Former Participant" means a person who has been a Participant, but who has ceased to be a Participant for any reason.

     1.27 "415 Compensation" means compensation as defined in Section 4.9(e).

     1.28 "414(s) Compensation" with respect to any Employee means his Deferred Compensation plus Elective Contributions attributable to Deferred Compensation recharacterized as voluntary Employee contributions pursuant to Section 4.6(a) plus "415 Compensation" paid during a Plan Year. The amount of "414(s) Compensation" with respect to any Employee shall include "414(s) Compensation" during the entire twelve (12) month period ending on the last day of such Plan Year, except that for Plan Years beginning prior to the later of January 1, 1992 or the date that is sixty (60) days after the date final Regulations are issued, "414(s) Compensation" shall only be recognized as of an Employee's effective date of participation.

     For purposes of this Section, the determination of "414(s) Compensation" shall be made by including salary reduction contributions made on behalf of an Employee to a plan maintained under Code Section 125.

     "414(s) Compensation" in excess of $200,000 shall be disregarded. Such amount shall be adjusted at the same time and in such manner as permitted under Code Section 415(d). However, for Plan Years beginning prior to January 1, 1989, the $200,000 limit shall apply only for Top Heavy Plan Years and shall not be adjusted.

     1.29 "Highly Compensated Employee" means an Employee who performed services for the Employer during the "determination year" and is in one or more of the following groups:

               (a) Employees who at any time during the "determination year" or "look-back year" were "five percent owners" as defined in
          Section 1.35(c).

               (b) Employees who received "415 Compensation" during the "look-back year" from the Employer in excess of $75,000.

               (c) Employees who received "415 Compensation" during the "look-back year" from the Employer in excess of $50,000 and were in the Top Paid Group of Employees for the Plan Year.

               (d) Employees who during the "look-back year" were officers of the Employer (as that term is defined within the meaning of the Regulations under Code Section 416) and received "415 Compensation" during the "look-back year" from the Employer greater than 50 percent of the limit in effect under Code Section 415(b)(1)(A) for any such Plan Year. The number of officers shall be limited to the lesser of
          (i) 50 employees; or (ii) the greater of 3 employees or 10 percent of all employees. For the purpose of determining the number of officers, Employees described in Section 1.58(a), (b), (c) and (d) shall be excluded, but such Employees shall still be considered for the purpose of identifying the particular Employees who are officers. If the Employer does not have at least one officer whose annual "415 Compensation" is in excess of 50 percent of the Code Section 415(b)(1)(A) limit, then the highest paid officer of the Employer will be treated as a Highly Compensated Employee.

               (e) Employees who are in the group consisting of the 100 Employees paid the greatest "415 Compensation" during the "determination year" and are also described in (b), (c) or (d) above when these paragraphs are modified to substitute
          "determination year" for "look-back year".

     The "look-back year" shall be the calendar year ending with or within the Plan Year for which testing is being performed, and the "determination year" (if applicable) shall be the period of time, if any, which extends beyond the "look-back year" and ends on the last day of the Plan Year for which testing is being performed (the "lag period"). If the "lag period" is less than twelve months long, the dollar threshold amounts specified in (b), (c) and (d) above shall be prorated based upon the number of months in the "lag period".

     For purposes of this Section, the determination of "415 Compensation" shall be made without regard to Code Sections 125, 402(a)(8), 402(h)(1)(B) and, in the case of Employer contributions made pursuant to a salary reduction agreement, without regard to Code Section 403(b). Additionally, the dollar threshold amounts specified in (b) and (c) above shall be adjusted at such time and in such manner as is provided in Regulations. In the case of such an adjustment, the dollar limits which shall be applied are those for the calendar year in which the "determination year" or "look-back year" begins.

     In determining who is a Highly Compensated Employee, Employees who are nonresident aliens and who received no earned income (within the meaning of Code
Section 911(d)(2)) from the Employer constituting United States source income within the meaning of Code Section 861(a)(3) shall not be treated as Employees. Additionally, all Affiliated Employers shall be taken into account as a single employer and leased employees within the meaning of Code Sections 414(n)(2) and 414(o)(2) shall be considered Employees unless such leased employees are covered by a plan described in Code Section 414(n)(5) and are not covered in any qualified plan maintained by the Employer. Highly Compensated Former Employees shall be treated as Highly Compensated Employees without regard to whether they performed services during the "determination year".

     1.30 "Highly Compensated Former Employee" means a former Employee who had a separation year prior to the "determination year" and was a Highly Compensated Employee in the year of separation from service or in any "determination year" after attaining age 55. Notwithstanding the foregoing, an Employee who separated from service prior to 1987 will be treated as a Highly

Compensated Former Employee only if during the separation year (or year preceding the separation year) or any year after the Employee attains age 55 (or the last year ending before the Employee's 55th birthday), the Employee either received "415 Compensation" in excess of $50,000 or was a "five percent owner". For purposes of this Section, "determination year", "415 Compensation" and "five percent owner" shall be determined in accordance with Section 1.29. Highly Compensated Former Employees shall be treated as Highly Compensated Employees.

     1.31 "Highly Compensated Participant" means any Highly Compensated Employee who is eligible to participate in the Plan.

     1.32 "Hour of Service" means (1) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer for the performance of duties during the applicable computation period; (2) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer (irrespective of whether the employment relationship has terminated) for reasons other than performance of duties (such as vacation, holidays, sickness, jury duty, disability, lay-off, military duty or leave of absence) during the applicable computation period; (3) each hour for which back pay is awarded or agreed to by the Employer without regard to mitigation of damages. The same Hours of Service shall not be credited both under (1) or (2), as the case may be, and under (3).

     Notwithstanding the above, (i) no more than 501 Hours of Service are required to be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period); (ii) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, or unemployment compensation or disability insurance laws; and (iii) Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

     For purposes of this Section, a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

     An Hour of Service must be counted for the purpose of determining a Year of Service, a year of participation for purposes of accrued benefits, a 1-Year Break in Service, and employment commencement date (or reemployment commencement date). The provisions of Department of Labor regulations 2530.200b-2(b) and (c) are incorporated herein by reference.

     1.33 "Income" means the income allocable to "excess amounts" which shall equal the sum of the allocable gain or loss for the "applicable computation period" and the allocable gain or loss for the period between the end of the "applicable computation period" and the date of distribution ("gap period").
The income allocable to "excess amounts" for the "applicable computation period" and the "gap period" is calculated separately and is determined by multiplying the income for the "applicable computation period" or the "gap period" by a fraction. The numerator of the fraction is the "excess amount" for the "applicable computation period". The denominator of the fraction is the total "account balance" attributable to "Employer contributions" as of the end of the "applicable computation period" or the "gap period", reduced by the gain allocable to such total amount for the "applicable computation period" or the "gap period" and increased by the loss allocable to such total amount for the "applicable computation period" or the "gap period". The provisions of this Section shall be applied:

               (a)  For purposes of Section 4.2(f), by substituting:

               (1)  "Excess Deferred Compensation" for "excess amounts";

               (2) "taxable year of the Participant" for "applicable computation period";

               (3)  "Deferred Compensation" for "Employer contributions"; and

               (4)  "Participant's Elective Account" for "account balance".

               (b)  For purposes of Section 4.6(a), by substituting:

               (1)  "Excess Contributions" for "excess amount";

               (2)  "Plan Year" for "applicable computation period";

               (3)  "Elective Contributions" for "Employer contributions"; and

               (4)  "Participant's Elective Account" for "account balance".

               (c)  For purposes of Section 4.8(a), by substituting:

               (1)  "Excess Aggregate Contributions" for "excess amounts";

               (2)  "Plan Year" for "applicable computation period";

               (3)  "Employer matching contributions made pursuant to
          Section 4.1(b), voluntary Employee contributions made pursuant to
          Section 4.12 and any qualified non-elective contributions or elective deferrals taken into account pursuant to Section 4.7(c)" for "Employer contributions"; and

               (4) "Participant's Account and Voluntary Contribution Account" for "account balance".

     In lieu of the "fractional method" described above, a "safe harbor method" may be used to calculate the allocable Income for the "gap period". Under such "safe harbor method", allocable Income for the "gap period" shall be deemed to equal ten percent (10%) of the Income allocable to "excess amounts" for the "applicable computation period" multiplied by the number of calendar months in the "gap period". For purposes of determining the number of calendar months in the "gap period", a distribution occurring on or before the fifteenth day of the month shall be treated as having been made on the last day of the preceding month and a distribution occurring after such fifteenth day shall be treated as having been made on the first day of the next subsequent month.

     Income allocable to any distribution of Excess Deferred Compensation on or before the last day of the taxable year of the Participant shall be calculated from the first day of the taxable year of the Participant to the date on which the distribution is made pursuant to either the "fractional method" or the "safe harbor method".

     The Income allocable to Excess Aggregate Contributions resulting from the recharacterization of Elective Contributions shall be determined and distributed as if such recharacterized Elective Contributions had been distributed as Excess Contributions.

     Notwithstanding the above, for "applicable computation periods" which began in 1987, Income during the "gap period" shall not be taken into account.

     1.34 "Investment Manager" means an entity that (a) has the power to manage, acquire, or dispose of Plan assets and (b) acknowledges fiduciary responsibility to the Plan in writing. Such entity must be a person, firm, or corporation registered as an investment adviser under the Investment Advisers Act of 1940, a bank, or an insurance company.

     1.35 "Key Employee" means an Employee as defined in Code Section 416(i) and the Regulations thereunder. Generally, any Employee or former Employee (as well as each of his Beneficiaries) is considered a Key Employee if he, at any time during the Plan Year that contains the "Determination Date" or any of the preceding four (4) Plan Years, has been included in one of the following categories:

               (a) an officer of the Employer (as that term is defined within the meaning of the Regulations under Code Section 416) having annual "415 Compensation" greater than 50 percent of the amount in effect under Code Section 415(b)(1)(A) for any such Plan Year.

               (b) one of the ten employees having annual "415 Compensation" from the Employer for a Plan Year greater than the dollar limitation in effect under Code Section 415(c)(1)(A) for the calendar year in which such Plan Year ends and owning (or considered as owning within the meaning of Code Section 318) both more than one-half percent interest and the largest interests in the Employer.

               (c) a "five percent owner" of the Employer. "Five percent owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer or, in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer. In determining percentage ownership hereunder, employers that would otherwise be aggregated under Code Sections 414(b), (c), (m) and
          (o) shall be treated as separate employers.

               (d)  a "one percent owner" of the Employer having an annual
          "415 Compensation" from the Employer of more than $150,000. "One percent owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all stock of the Employer or, in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer. In determining percentage ownership hereunder, employers that would otherwise be aggregated under Code Sections 414(b), (c), (m) and (o) shall be treated as separate employers. However, in determining whether an individual has "415 Compensation" of more than $150,000, "415 Compensation" from each employer required to be aggregated under Code Sections 414(b), (c),
          (m) and (o) shall be taken into account.

     For purposes of this Section, the determination of "415 Compensation" shall be made without regard to Code Sections 125, 402(a)(8), 402(h)(1)(B) and, in the case of Employer contributions made pursuant to a salary reduction agreement, without regard to Code Section 403(b).

     1.36 "Late Retirement Date" means the first day of the month coinciding with or next following a Participant's actual Retirement Date after having reached his Normal Retirement Date.

     1.37 "Net Profit" means with respect to any Fiscal Year the Employer's net income or profit for such Fiscal Year determined upon the basis of the Employer's books of account in accordance with generally accepted accounting principles, without any reduction for taxes based upon income, or for contributions made by the Employer to this Plan.

     1.38 "Non-Elective Contribution" means the Employer's contributions to the Plan excluding, however, contributions made pursuant to the Participant's deferral election provided for in Section 4.2 and any Qualified Non-Elective Contribution.

     1.39 "Non-Highly Compensated Participant" means any Participant who is neither a Highly Compensated Employee nor a Family Member.

     1.40 "Non-Key Employee" means any Employee or former Employee (and his Beneficiaries) who is not a Key Employee.

     1.41 "Normal Retirement Date" means the first day of the month coinciding with or next following the Participant's Normal Retirement Age (65th birthday). A Participant shall become fully Vested in his Account upon attaining his Normal Retirement Age.

     1.42 "1-Year Break in Service" means the applicable computation period during which an Employee has not completed more than 500 Hours of Service with the Employer. Further, solely for the purpose of determining whether a Participant has incurred a 1-Year Break in Service, Hours of Service shall be recognized for "authorized leaves of absence" and "maternity and paternity leaves of absence."

     "Authorized leave of absence" means an unpaid, temporary cessation from active employment with the Employer pursuant to an established nondiscriminatory policy, whether occasioned by illness, military service, or any other reason.

     A "maternity or paternity leave of absence" means, for Plan Years beginning after December 31, 1984, an absence from work for any period by reason of the Employee's pregnancy, birth of the Employee's child, placement of a child with the Employee in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement. For this purpose, Hours of Service shall be credited for the computation period in which the absence from work begins, only if credit therefore is necessary to prevent the Employee from incurring a 1-Year Break in Service, or, in any other case, in the immediately following computation period. The Hours of Service credited for a "maternity or paternity leave of absence" shall be those which would normally have been credited but for such absence, or, in any case in which the Administrator is unable to determine such hours normally credited, eight (8) Hours of Service per day. The total Hours of Service required to be credited for a "maternity or paternity leave of absence" shall not exceed 501.

     1.43 "Other Investments Account" means the account of a Participant which is credited with his share of the net gain (or loss) of the Plan, Forfeitures and Employer contributions in other than Company Stock and which is debited with payments made to pay for Company Stock.

           A separate accounting shall be maintained with respect to that portion of the Other Investments Account attributable to Elective
Contributions and Non-Elective Contributions.

     1.44 "Participant" means any Eligible Employee who participates in the Plan as provided in Sections 3.2 and 3.3, and has not for any reason become ineligible to participate further in the Plan.

     1.45 "Participant's Account" means the account established and maintained by the Administrator for each Participant with respect to his total interest in the Plan and Trust resulting from the Employer's Non-Elective Contributions.

           A separate accounting shall be maintained with respect to that portion of the Participant's Account attributable to Employer matching contributions made pursuant to Section 4.1(b) and Employer discretionary contributions made pursuant to Section 4.1(d).

     1.46 "Participant's Combined Account" means the total aggregate amount of each Participant's Elective Account and Participant's Account.

     1.47 "Participant's Elective Account" means the account established and maintained by the Administrator for each Participant with respect to his total interest in the Plan and Trust resulting from the Employer's Elective Contributions. A separate accounting shall be maintained with respect to that portion of the Participant's Elective Account attributable to Elective Contributions pursuant to Section 4.2 and any Employer Qualified Non-Elective Contributions.

     1.48  "Plan" means this instrument, including all amendments thereto.

     1.49 "Plan Year" means the Plan's accounting year of twelve (12) months commencing on January 1st of each year and ending the following December 31st.

     1.50 "Qualified-Non-Elective Contribution" means the Employer's contributions to the Plan that are made pursuant to Section 4.1(c) and
Section 4.6. Such contributions shall be considered an Elective Contribution for the purposes of the Plan and used to satisfy the "Actual Deferral Percentage" tests.

          In addition, the Employer's contributions to the Plan that are made pursuant to Section 4.8(g) which are used to satisfy the "Actual Contribution Percentage" tests shall be considered Qualified Non-Elective Contributions and be subject to the provisions of Sections 4.2(b) and 4.2(c).

     1.51 "Regulation" means the Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

     1.52 "Retired Participant" means a person who has been a Participant, but who has become entitled to retirement benefits under the Plan.

     1.53 "Retirement Date" means the date as of which a Participant retires whether such retirement occurs on a Participant's Normal Retirement Date, Early or Late Retirement Date (see Section 7.1).

     1.54  "Super Top Heavy Plan" means a plan described in Section 2.2(b).

     1.55 "Terminated Participant" means a person who has been a Participant, but whose employment has been terminated other than by death or retirement.

     1.56  "Top Heavy Plan" means a plan described in Section 2.2(a).

     1.57 "Top Heavy Plan Year" means a Plan Year commencing after December 31, 1983 during which the Plan is a Top Heavy Plan.

     1.58 "Top Paid Group" means the top 20 percent of Employees who performed services for the Employer during the applicable year, ranked according to the amount of "415 Compensation" (determined for this purpose in accordance with Section 1.29) received from the Employer during such year. All Affiliated Employers shall be taken into account as a single employer, and leased employees within the meaning of Code Sections 414(n)(2) and 414(o)(2) shall be considered Employees unless such leased employees are covered by a plan described in Code Section 414(n)(5) and are not covered in any qualified plan maintained by the Employer. Employees who are non-resident aliens and who received no earned income (within the meaning of Code Section 911(d)(2)) from the Employer constituting United States source income within the meaning of Code Section 861(a)(3) shall not be treated as Employees. Additionally, for the purpose of determining the number of active Employees in any year, the following additional Employees shall also be excluded; however, such Employees shall still be considered for the purpose of identifying the particular Employees in the Top Paid Group:

           (a)  Employees with less than six (6) months of service;

           (b)  Employees who normally work less than 17 1/2 hours per week;

           (c) Employees who normally work less than six (6) months during a year; and

           (d)  Employees who have not yet attained age 21.

     In addition, if 90 percent or more of the Employees of the Employer are covered under agreements the Secretary of Labor finds to be collective bargaining agreements between Employee representatives and the Employer, and the Plan covers only Employees who are not covered under such agreements, then Employees covered by such agreements shall be excluded from both the total number of active Employees as well as from the identification of particular Employees in the Top Paid Group.

     1.59 "Trustee" means the person or entity named as trustee herein or in any separate trust forming a part of this Plan, and any successors.

     1.60 "Trust Fund" means the assets of the Plan and Trust as the same shall exist from time to time.

     1.61 "Vested" means the nonforfeitable portion of any account maintained on behalf of a Participant.

     1.62 "Voluntary Contribution Account" means the account established and maintained by the Administrator for each Participant with respect to his total interest in the Plan resulting from the Participant's nondeductible voluntary contributions made pursuant to Section 4.12.

           Amounts recharacterized as voluntary Employee contributions pursuant to Section 4.6(a) shall remain subject to the limitations of Sections 4.2(b) and 4.2(c). Therefore, a separate accounting shall be maintained with respect to that portion of the Voluntary Contribution Account attributable to voluntary Employee contributions made pursuant to Section 4.12.

     1.63 "Year of Service" means the computation period of twelve (12) consecutive months, herein set forth, during which an Employee has at least 1000 Hours of Service.

           For purposes of eligibility for participation, the initial computation period shall begin with the date on which the Employee first performs an Hour of Service. The participation computation period beginning after a 1-Year Break in Service shall be measured from the date on which an Employee again performs an Hour of Service. The participation computation period shall shift to the Plan Year which includes the anniversary of the date on which the Employee first performed an Hour of Service. An Employee who is credited with the required Hours of Service in both the initial computation period (or the computation period beginning after a 1-Year Break in Service) and the Plan Year which includes the anniversary of the date on which the Employee first performed an Hour of Service, shall be credited with two (2) Years of Service for purposes of eligibility to participate.

           For vesting purposes, the computation period shall be the Plan year.

           For all other purposes, the computation period shall be the Plan
Year.

           Years of Service with First Federal Savings and Loan Association of Clovis, New Mexico during the time a qualified plan was maintained shall be recognized.

           Years of Service with any Affiliated Employer shall be recognized.

                                 ARTICLE II
                       TOP HEAVY AND ADMINISTRATION

2.1  TOP HEAVY PLAN REQUIREMENTS

           For any Top Heavy Plan Year, the Plan shall provide the special vesting requirements of Code Section 416(b) pursuant to Section 7.4 of the Plan and the special minimum allocation requirements of Code Section 416(c) pursuant to Section 4.4 of the Plan.

2.2  DETERMINATION OF TOP HEAVY STATUS

           (a) This Plan shall be a Top Heavy Plan for any Plan Year commencing after December 31, 1983 in which, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees and (2) the sum of the Aggregate Accounts of Key Employees under this Plan and all plans of an Aggregation Group, exceeds sixty percent (60%) of the Present Value of Accrued Benefits and the Aggregate Accounts of all Key and Non-Key Employees under this Plan and all plans of an Aggregation Group.

                If any Participant is a Non-Key Employee for any Plan Year, but such Participant was a Key Employee for any prior Plan Year, such Participant's Present Value of Accrued Benefit and/or Aggregate Account balance shall not be taken into account for purposes of determining whether this Plan is a Top Heavy or Super Top Heavy Plan (or whether any Aggregation Group which includes this Plan is a Top Heavy Group). In addition, for Plan Years beginning after December 31, 1984, if a Participant or Former Participant has not performed any services for any Employer maintaining the Plan at any time during the five year period ending on the Determination Date, any accrued benefit for such Participant or Former Participant shall not be taken into account for the purposes of determining whether this Plan is a Top Heavy or Super Top Heavy Plan.

           (b) This Plan shall be a Super Top Heavy Plan for any Plan Year commencing after December 31, 1983 in which, as of the Determination Date,
     (1) the Present Value of Accrued Benefits of Key Employees and (2) the sum of the Aggregate Accounts of Key Employees under this Plan and all plans of an Aggregation Group, exceeds ninety percent (90%) of the Present Value of Accrued Benefits and the Aggregate Accounts of all Key and Non-Key Employees under this Plan and all plans of an Aggregation Group.

           (c) Aggregate Account: A Participant's Aggregate Account as of the Determination Date is the sum of:

           (1) his Participant's Combined Account balance as of the most recent valuation occurring within a twelve (12) month period ending on the Determination Date;

           (2) an adjustment for any contributions due as of the Determination Date. Such adjustment shall be the amount of any contributions actually made after the valuation date but due on or before the Determination Date, except for the first Plan Year when such adjustment shall also reflect the amount of any contributions made after the Determination Date that are allocated as of a date in that first Plan Year;

           (3) any Plan distributions made within the Plan Year that includes the Determination Date or within the four (4) preceding Plan Years.

           However, in the case of distributions made after the valuation date and prior to the Determination Date, such distributions are not included as distributions for top heavy purposes to the extent that such distributions are already included in the Participant's Aggregate Account balance as of the valuation date. Notwithstanding anything herein to the contrary, all distributions, including distributions made prior to January 1, 1984, and distributions under a terminated plan which if it had not been terminated would have been required to be included in an Aggregation Group, will be counted. Further, distributions from the Plan (including the cash value of life insurance policies) of a Participant's account balance because of death shall be treated as a distribution for the purposes of this paragraph.

           (4) any Employee contributions, whether voluntary or mandatory. However, amounts attributable to tax deductible qualified voluntary employee contributions shall not be considered to be a part of the Participant's Aggregate Account balance.

           (5) with respect to unrelated rollovers and plan-to-plan transfers (ones which are both initiated by the Employee and made from a plan maintained by one employer to a plan maintained by another employer), if this Plan provides the rollovers or plan-to-plan transfers, it shall always consider such rollovers or plan-to-plan transfers as a distribution for the purposes of this Section. If this Plan is the plan accepting such rollovers or plan-to-plan transfers, it shall not consider such rollovers or plan-to-plan transfers accepted after December 31, 1983 as part of the Participant's Aggregate Account balance. However, rollovers or plan-to-plan transfers accepted prior to January 1, 1984 shall be considered as part of the Participant's Aggregate Account balance.

           (6) with respect to related rollovers and plan-to-plan transfers (ones either not initiated by the Employee or made to a plan maintained by the same employer), if this Plan provides the rollover or plan-to-plan transfer, it shall not be counted as a distribution for purposes of this Section. If this Plan is the plan accepting such rollover or plan-to-plan transfer, it shall consider such rollover or plan-to-plan transfer as part of the Participant's Aggregate Account balance, irrespective of the date on which such rollover or plan-to-plan transfer is accepted.

           (7) For the purposes of determining whether two employers are to be treated as the same employer in (5) and (6) above, all employers aggregated under Code Section 414(b), (c), (m) and (o) are treated as the same employer.

           (d) "Aggregation Group" means either a Required Aggregation Group or a Permissive Aggregation Group as hereinafter determined.

           (1) Required Aggregation Group: In determining a Required Aggregation Group hereunder, each plan of the Employer in which a Key Employee is a participant in the Plan Year containing the Determination Date or any of the four preceding Plan Years, and each other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Sections 401(a)(4) or 410, will be required to be aggregated. Such group shall be known as a Required Aggregation Group.

           In the case of a Required Aggregation Group, each plan in the group will be considered a Top Heavy Plan if the Required Aggregation Group is a Top Heavy Group. No plan in the Required Aggregation Group will be considered a Top Heavy Plan if the Required Aggregation Group is not a Top Heavy Group.

           (2) Permissive Aggregation Group: The Employer may also include any other plan not required to be included in the Required Aggregation Group, provided the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a)(4) and 410. Such group shall be known as a Permissive Aggregation Group.

           In the case of a Permissive Aggregation Group, only a plan that is part of the Required Aggregation Group will be considered a Top Heavy

           Plan if the Permissive Aggregation Group is a Top Heavy Group. No plan in the Permissive Aggregation Group will be considered a Top Heavy Plan if the Permissive Aggregation Group is not a Top Heavy Group.

           (3) Only those plans of the Employer in which the Determination Dates fall within the same calendar year shall be aggregated in order to determine whether such plans are Top Heavy Plans.

           (4) An Aggregation Group shall include any terminated plan of the Employer if it was maintained within the last five (5) years ending on the Determination Date.

           (e) "Determination Date" means (a) the last day of the preceding Plan Year, or (b) in the case of the first Plan Year, the last day of such Plan Year.

           (f) Present Value of Accrued Benefit: In the case of a defined benefit plan, the Present Value of Accrued Benefit for a Participant other than a Key Employee, shall be as determined using the single accrual method used for all plans of the Employer and Affiliated Employers, or if no such single method exists, using a method which results in benefits accruing not more rapidly than the slowest accrual rate permitted under Code Section 411(b)(1)(C).

           (g) "Top Heavy Group" means an Aggregation Group in which, as of the Determination Date, the sum of:

           (1) the Present Value of Accrued Benefits of Key Employees under all defined benefit plans included in the group, and

           (2) the Aggregate Accounts of Key Employees under all defined contribution plans included in the group,

           exceeds sixty percent (60%) of a similar sum determined for all Participants.

2.3  POWERS AND RESPONSIBILITIES OF THE EMPLOYER

            (a) The Employer shall be empowered to appoint and remove the Trustee and the Administrator from time to time as it deems necessary for the proper administration of the Plan to assure that the Plan is being operated for the exclusive benefit of the Participants and their Beneficiaries in accordance with the terms of the Plan, the Code, and the Act.

           (b) The Employer shall establish a "funding policy and method", i.e., it shall determine whether the Plan has a short run need for liquidity (e.g., to pay benefits) or whether liquidity is a long run goal and investment growth (and stability of same) is a more current need, or shall appoint a qualified person to do so. The Employer or its delegate shall communicate such needs and goals to the Trustee, who shall coordinate such Plan needs with its investment policy. The communication of such a "funding policy and method" shall not, however, constitute a directive to the Trustee as to investment of the Trust Funds. Such "funding policy and method" shall be consistent with the objectives of this Plan and with the requirements of Title I of the Act.

           (c) The Employer shall periodically review the performance of any Fiduciary or other person to whom duties have been delegated or allocated by it under the provisions of this Plan or pursuant to procedures established hereunder. This requirement may be satisfied by formal periodic review by the Employer or by a qualified person specifically designated by the Employer, through day-to-day conduct and evaluation, or through other appropriate ways.

           (d) The Employer will furnish Plan Fiduciaries and Participants with notices and information statements when voting rights must be exercised pursuant to Section 8.4.

2.4  DESIGNATION OF ADMINISTRATIVE AUTHORITY

           The Employer shall appoint one or more Administrators. Any person, including, but not limited to, the Employees of the Employer, shall be eligible to serve as an Administrator. Any person so appointed shall signify his acceptance by filing written acceptance with the Employer. An Administrator may resign by delivering his written resignation to the Employer or be removed by the Employer by delivery of written notice of removal, to take effect at a date specified therein, or upon delivery to the Administrator if no date is specified.

           The Employer, upon the resignation or removal of an Administrator, shall promptly designate in writing a successor to this position. If the Employer does not appoint an Administrator, the Employer will function as the Administrator.

2.5  ALLOCATION AND DELEGATION OF RESPONSIBILITIES

           If more than one person is appointed as Administrator, the responsibilities of each Administrator may be specified by the Employer and accepted in writing by each Administrator. In the event that no such delegation is made by the Employer, the Administrators may allocate the responsibilities among themselves, in which event the Administrators shall notify the Employer and the Trustee in writing of such action and specify the responsibilities of each Administrator. The Trustee thereafter shall accept and rely upon any documents executed by the appropriate Administrator until such time as the Employer or the Administrators file with the Trustee a written revocation of such designation.

2.6  POWERS AND DUTIES OF THE ADMINISTRATOR

           The primary responsibility of the Administrator is to administer the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Administrator shall administer the Plan in accordance with its terms and shall have the power and discretion to construe the terms of the Plan and to determine all questions arising in connection with the administration, interpretation, and application of the Plan. Any such determination by the Administrator shall be conclusive and binding upon all persons. The Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction shall be done in a nondiscriminatory manner based upon uniform principles consistently applied and shall be consistent with the intent that the Plan shall continue to be deemed a qualified plan under the terms of Code Section 401(a), and shall comply with the terms of the Act and all regulations issued pursuant thereto. The Administrator shall have all powers necessary or appropriate to accomplish his duties under this Plan.

           The Administrator shall be charged with the duties of the general administration of the Plan, including, but not limited to, the following:

     (a) the discretion to determine all questions relating to the eligibility of Employees to participate or remain a Participant hereunder and to receive benefits under the Plan;

     (b) to compute, certify, and direct the Trustee with respect to the amount and the kind of benefits to which any Participant shall be entitled hereunder;

     (c) to authorize and direct the Trustee with respect to all nondiscretionary or otherwise directed disbursements from the Trust;

     (d) to maintain all necessary records for the administration of the Plan;

     (e) to interpret the provisions of the Plan and to make and publish such rules for regulation of the Plan as are consistent with the terms hereof;

     (f) to determine the size and type of any Contract to be purchased from any insurer, and to designate the insurer from which such Contract shall be purchased;

     (g) to compute and certify to the Employer and to the Trustee from time to time the sums of money necessary or desirable to be contributed to the Plan;

     (h) to consult with the Employer and the Trustee regarding the short and long-term liquidity needs of the Plan in order that the Trustee can exercise any investment discretion in a manner designed to accomplish specific objectives;

     (i) to prepare and implement a procedure to notify Eligble Employees that they may elect to have a portion of their Compensation deferred or paid to them in cash;

     (j) to establish and communicate to Participants a procedure, which includes at least three (3) investment options pursuant to Regulations, for allowing each Participant to direct the Trustee as to the investment of his Company Stock Account pursuant to Section 4.13;

     (k) to establish and communicate to Participants a procedure and method to insure that each Participant will vote Company Stock allocated to such Participant's Company Stock Account pursuant to Section 8.4;

     (l) to enter into a written agreement with regard to the payment of federal estate tax pursuant to Code Section 2210(b);

     (m) to assist any Participant regarding his rights, benefits, or elections available under the Plan.

2.7  RECORDS AND REPORTS

     The Administrator shall keep a record of all actions taken and shall keep all other books of account, records, and other data that may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Internal Revenue Service, Department of Labor, Participants, Beneficiaries and others as required by law.

2.8  APPOINTMENT OF ADVISERS

     The Administrator, or the Trustee with the consent of the Administrator, may appoint counsel, specialists, advisers, and other persons as the Administrator or the Trustee deems necessary or desirable in connection with the administration of this Plan.

2.9  INFORMATION FROM EMPLOYER

     To enable the Administrator to perform his functions, the Employer shall supply full and timely information to the Administrator on all matters relating to the Compensation of all Participants, their Hours of Service, their Years of Service, their retirement, death, disability, or termination of employment, and such other pertinent facts as the Administrator may require; and the Administrator shall advise the Trustee of such of the foregoing facts as may be pertinent to the Trustee's duties under the Plan. The Administrator may rely upon such information as is supplied by the Employer and shall have no duty or responsibility to verify such information.

2.10 PAYMENT OF EXPENSES

     All expenses of administration may be paid out of the Trust Fund unless paid by the Employer. Such expenses shall include any expenses incident to the functioning of the Administrator, including, but not limited to, fees of accountants, counsel, and other specialists and their agents, and other costs of administering the Plan. Until paid, the expenses shall constitute a liability of the Trust Fund. However, the Employer may reimburse the Trust Fund for any administration expense incurred. Any administration expense paid to the Trust Fund as a reimbursement shall not be considered an Employer contribution.

2.11 MAJORITY ACTIONS

     Except where there has been an allocation and delegation of administrative authority pursuant to Section 2.5, if there shall be more than one Administrator, they shall act by a majority of their number, but may authorize one or more of them to sign all papers on their behalf.

2.12 CLAIMS PROCEDURE

     Claims for benefits under the Plan may be filed with the Administrator on forms supplied by the Employer. Written notice of the disposition of a claim shall be furnished to the claimant within 90 days after the application is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedure.

2.13 CLAIMS REVIEW PROCEDURE

     Any Employee, former Employee, or Beneficiary of either, who has been denied a benefit by a decision of the Administrator pursuant to Section 2.12 shall be entitled to request the Administrator to give further consideration to his claim by filing with the Administrator (on a form which may be obtained from the Administrator) a request for a hearing. Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Administrator no later than 60 days after receipt of the written notification provided for in Section 2.12. The Administrator shall then conduct a hearing within the next 60 days, at which the claimant may be represented by an attorney or any other representative of his choosing and at which the claimant shall have an opportunity to submit written and oral evidence and arguments in support of his claim. At the hearing (or prior thereto upon 5 business days written notice to the Administrator) the claimant or his representative shall have an opportunity to review all documents in the possession of the Administrator which are pertinent to the claim at issue and its disallowance. Either the claimant or the Administrator may cause a court reporter to attend the hearing and record the proceedings. In such event, a complete written transcript of the proceedings shall be furnished to both parties by the court reporter. The full expense of any such court reporter and such transcripts shall be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim shall be made by the Administrator within 60 days of receipt of the appeal (unless there has been an extension of 60 days due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the 60 day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

                                   ARTICLE III
                                   ELIGIBILITY

3.1  CONDITIONS OF ELIGIBILITY

     Any Eligible Employee who has completed one (1) Year of Service and has attained age 21 shall be eligible to participate hereunder as of the date he has satisfied such requirements. However, any Employee who was a Participant in the Plan prior to the effective date of this amendment and restatement shall continue to participate in the Plan. The Employer shall give each prospective Eligible Employee written notice of his eligibility to participate in the Plan prior to the close of the Plan Year in which he first becomes an Eligible Employee.

3.2  APPLICATION FOR PARTICIPATION

     In order to become a Participant hereunder, each Eligible Employee shall make application to the Employer for participation in the Plan and agree to the terms hereof. Upon the acceptance of any benefits under this Plan, such Employee shall automatically be deemed to have made application and shall be bound by the terms and conditions of the Plan and all amendments hereto.

3.3  EFFECTIVE DATE OF PARTICIPATION

     An Eligible Employee shall become a Participant effective as of the first day of the Plan Year next following the date on which such Employee met the eligibility requirements of Section 3.1, provided said Employee was still employed as of such date (or if not employed on such date, as of the date of rehire if a 1-Year Break in Service has not occurred).

3.4  DETERMINATION OF ELIGIBILITY

     The Administrator shall determine the eligibility of each Employee for participation in the Plan based upon information furnished by the Employer.
Such determination shall
be conclusive and binding upon all persons, as long as the same is made pursuant to the Plan and the Act. Such determination shall be subject to review per Section 2.13.

3.5  TERMINATION OF ELIGIBILITY

     In the event a Participant shall go from a classification of an Eligible Employee to an ineligible Employee, such Former Participant shall continue to vest in his interest in the Plan for each Year of Service completed while a noneligible Employee, until such time as his Participant's Account shall be forfeited or distributed pursuant to the terms of the Plan. Additionally, his interest in the Plan shall continue to share in the earnings of the Trust Fund.

3.6  OMISSION OF ELIGIBLE EMPLOYEE

     If, in any Plan Year, any Employee who should be included as a Participant in the Plan is erroneously omitted and discovery of such omission is not made until after a contribution by his Employer for the year has been made, the Employer shall make a subsequent contribution with respect to the omitted Employee in the amount which the said Employer would have contributed with respect to him had he not been omitted. Such contribution shall be made regardless of whether or not it is deductible in whole or in part in any taxable year under applicable provisions of the Code.

3.7  INCLUSION OF INELIGIBLE EMPLOYEE

     If, in any Plan Year, any person who should not have been included as a Participant in the Plan is erroneously included and discovery of such incorrect inclusion is not made until after a contribution for the year has been made, the Employer shall not be entitled to recover the contribution made with respect to the ineligible person regardless of whether or not a deduction is allowable with respect to such contribution. In such event, the amount contributed with respect to the ineligible person shall constitute a Forfeiture for the Plan Year in which the discovery is made.

                                   ARTICLE IV
                           CONTRIBUTION AND ALLOCATION

4.1  FORMULA FOR DETERMINING EMPLOYER'S CONTRIBUTION

          For each Plan Year, the Employer shall contribute to the Plan:

          (a) The amount of the total salary reduction elections of all Participants made pursuant to Section 4.2(a), which amount shall be deemed an Employer's Elective Contribution.

          (b) On behalf of each Participant who is eligible to share in matching contributions for the Plan Year, a discretionary matching contribution equal to a percentage of each such Participant's Deferred Compensation, the exact percentage to be determined each year by the Employer, which amount shall be deemed an Employer's Non-Elective Contribution.

          (c) On behalf of each Non-Highly Compensated Participant and Non-Key Employee who is eligible to share in the Qualified Non-Elective Contribution for the Plan Year, a discretionary Qualified Non-Elective Contribution equal to a percentage of each eligible individual's Compensation, the exact percentage to be determined each year by the Employer. The Employer's Qualified Non-Elective Contribution shall be deemed an Employer's Elective Contribution.

          (d) A discretionary amount out of its current or accumulated Net Profit, which amount shall be deemed an Employer's Non-Elective Contribution.

          (e) Notwithstanding the foregoing, however, the Employer's contributions for any Plan Year shall not exceed the maximum amount allowable as a deduction to the Employer under the provisions of Code
     Section 404. All contributions by the Employer shall be made in cash, Company Stock or in such property as is acceptable to the Trustee.

          (f) Except, however, to the extent necessary to provide the top heavy minimum allocations, the Employer shall make a contribution even if it exceeds current or accumulated Net Profit or the amount which is deductible under Code Section 404.

4.2  PARTICIPANT'S SALARY REDUCTION ELECTION

          (a) Each Participant may elect to defer a portion of his Compensation which would have been received in the Plan Year (except for the deferral election) by up to the maximum amount which will not cause the Plan to violate the provisions of Sections 4.5(a) and 4.9, or cause the Plan to exceed the maximum amount allowable as a deduction to the Employer under Code Section 404. A deferral election or modification of an earlier election) may not be made with respect to Compensation which is currently available on or before the date the Participant executed such election.

          The amount by which Compensation is reduced shall be that Participant's Deferred Compensation and be treated as an Employer Elective Contribution and allocated to that Participant's Elective Account.

          (b) The balance in each Participant's Elective Account shall be fully Vested at all times and shall not be subject to Forfeiture for any reason.

          (c) Amounts held in the Participant's Elective Account may not be distributable earlier than:

          (1) a Participant's termination of employment or death;

          (2) a Participant's attainment of age 59 1/2;

          (3) the termination of the Plan without the existence at the time of Plan termination of another defined contribution plan (other than an employee stock ownership plan as defined in Code Section 4975(e)(7)) or the establishment of a successor defined contribution plan (other than an employee stock ownership plan as defined in Code Section 4975(e)(7)) by the Employer or an Affiliated Employer within the period ending twelve months after distribution of all assets from the Plan maintained by the Employer;

          (4) the date of disposition by the Employer to an entity that is not an Affiliated Employer of substantially all of the assets (within the meaning of Code Section 409(d)(2)) used in a trade or business of such corporation if such corporation continues to maintain this Plan after the disposition with respect to a Participant who continues employment with the corporation acquiring such assets; or

          (5) the date of disposition by the Employer or an Affiliated Employer who maintains the Plan of its interest in a subsidiary (within the meaning of Code Section 409(d)(3)) to an entity which is not an Affiliated Employer but only with respect to a Participant who continues employment with such subsidiary.

          (d) In any Plan Year beginning after December 31, 1987, a Participant's Deferred Compensation made under this Plan and all other plans, contracts or arrangements of the Employer maintaining this Plan shall not exceed, during any taxable year, the limitation imposed by Code Section 402(g), as in effect at the beginning of such taxable year. This dollar limitation shall be adjusted annually pursuant to the method provided in Code Section 415(d) in accordance with Regulations.

          (e) In the event a Participant has received a hardship distribution pursuant to Regulation 1.401(k)-1(d)(2)(iii)(B) from any other plan maintained by the Employer, then such Participant shall not be permitted to elect to have Deferred Compensation contributed to the Plan on his behalf for a period of twelve (12) months following the receipt of the distribution. Furthermore, the dollar limitation under Code Section 402(g) shall be reduced, with respect to the Participant's taxable year following the taxable year in which the hardship distribution was made, by the amount of such Participant's Deferred Compensation, if any, pursuant to this Plan (and any other plan maintained by the Employer) for the taxable year of the hardship distribution.

          (f) If a Participant's Deferred Compensation under this Plan together with any elective deferrals (as defined in Regulation 1.402(g)-1(b)) under another qualified cash or deferred arrangement (as defined in Code Section 401(k)), a simplified employee pension (as defined in Code Section 408(k)), a salary reduction arrangement (within the meaning of Code Section 3121(a)(5)(D)), a deferred compensation plan under Code Section 457, or a trust described in Code Section 501(c)(18) cumulatively exceed the limitation imposed by Code Section 402(g) (as adjusted annually in accordance with the method provided in Code Section 415(d) pursuant to Regulations) for such Participant's taxable year, the Participant may, not later than March 1 following the close of his taxable year, notify the Administrator in writing of such excess and request that his Deferred Compensation under this Plan be reduced by an amount specified by the Participant. In such event, the Administrator may direct the Trustee to distribute such excess amount (and any Income allocable to such excess amount) to the Participant not later than the first April 15th following the close of the Participant's taxable year. Distributions in accordance with this paragraph may be made for any taxable year of the Participant which begins after December 31, 1986. Any distribution of less than the entire amount of Excess Deferred Compensation and Income shall be treated as a pro rata distribution of Excess Deferred Compensation and Income. The amount distributed shall not exceed the Participant's Deferred Compensation under the Plan for the taxable year. Any distribution on or before the last day of the Participant's taxable year must satisfy each of the following conditions:

          (1) the Participant shall designate the distribution as Excess Deferred Compensation;

          (2) the distribution must be made after the date on which the Plan received the Excess Deferred Compensation; and

          (3) the Plan must designate the distribution as a distribution of Excess Deferred Compensation.

          (g) Notwithstanding Section 4.2(f) above, a Participant's Excess Deferred Compensation shall be reduced, but not below zero, by any distribution and/or recharacterization of Excess Contributions pursuant to Section 4.6(a) for the Plan Year beginning with or within the taxable year of the Participant.

          (h) At Normal Retirement Date, or such other date when the Participant shall be entitled to receive benefits, the fair market value of the Participant's Elective Account shall be used to provide additional benefits to the Participant or his Beneficiary.

          (i) All amounts allocated to a Participant's Elective Account may be treated as a Directed Investment Account pursuant to Section 4.13.

          (j) Employer Elective Contributions made pursuant to this Section may be segregated into a separate account for each Participant in a federally insured savings account, certificate of deposit in a bank or savings and loan association, money market certificate, or other short-term debt security acceptable to the Trustee until such time as the allocations pursuant to Section 4.4 have been made.

          (k) The Employer and the Administrator shall implement the salary reduction elections provided for herein in accordance with the following:

          (1) A Participant may commence making elective deferrals to the Plan only after first satisfying the eligibility and participation requirements specified in Article III. However, the Participant must make his initial salary deferral election within a reasonable time, not to exceed thirty (30) days, after entering the Plan pursuant to Section 3.3. If the Participant fails to make an initial salary deferral election within such time, then such Participant may thereafter make an election in accordance with the rules governing modifications. The Participant shall make such an election by entering into a written salary reduction agreement with the Employer and filing such agreement with the Administrator.
          Such election shall initially be effective beginning with the pay period following the acceptance of the salary reduction agreement by the Administrator, shall not have retroactive effect and shall remain in force until revoked.

          (2) A Participant may modify a prior election at any time during the Plan Year and concurrently make a new election by filing a written notice with the Administrator within a reasonable time before the pay period for which such modification is to be effective. Any modification shall not have retroactive effect and shall remain in force until revoked.

     (3) A Participant may elect to prospectively revoke his salary reduction agreement in its entirety at any time during the Plan Year by providing the Administrator with thirty (30) days written notice of such revocation (or upon such shorter notice period as may be acceptable to the Administrator). Such revocation shall become effective as of the beginning of the first pay period coincident with or next following the expiration of the notice period. Furthermore, the termination of the Participant's employment, or the cessation of participation for any reason, shall be deemed to revoke any salary reduction agreement then in effect, effective immediately following the close of the pay period within which such termination or cessation occurs.

4.3  TIME OF PAYMENT OF EMPLOYER'S CONTRIBUTION
     Employer contributions will be paid in cash, Company Stock or other property as the Employer may from time to time determine. Company Stock and other property will be valued at their then fair market value. The Employer shall generally pay to the Trustee its contribution to the Plan for each Plan Year, within the time prescribed by law, including extensions of time, for the filing of the Employer's federal income tax return for the Fiscal Year.

     However, Employer Elective Contributions accumulated through payroll deductions shall be paid to the Trustee as of the earliest date on which such contributions can reasonably be segregated from the Employer's general assets, but in any event within ninety (90) days from the date on which such amounts would otherwise have been payable to the Participant in cash. The provisions of Department of Labor regulations 2510.3-102 are incorporated herein by reference. Furthermore, any additional Employer contributions which are allocable to the Participant's Elective Account for a Plan Year shall be paid to the Plan no later than the twelve-month period immediately following the close of such Plan Year.

4.4  ALLOCATION OF CONTRIBUTION, FORFEITURES AND EARNINGS
     (a) The Administrator shall establish and maintain an account in the name of each Participant to which the Administrator shall credit as of each Anniversary Date all amounts allocated to each such Participant as set forth herein.

     (b) The Employer shall provide the Administrator with all information required by the Administrator to make a proper allocation of the Employer's contributions for each Plan Year. Within a reasonable period of time after the date of receipt by the Administrator of such information, the Administrator shall allocate such contribution as follows:

     (1)  With respect to the Employer's Elective Contribution made pursuant to
     Section 4.1(a), to each Participant's Elective Account in an amount equal to each such Participant's Deferred Compensation for the year.

     (2) With respect to the Employer's Non-Elective Contribution made pursuant to Section 4.1(b), to each Participant's Account in accordance with Section 4.1(b).

     Only Participants who have completed a Year of Service during the Plan Year and are actively employed on the last day of the Plan Year shall be eligible to share in the matching contribution for the year.

     (3) With respect to the Employer's Qualified Non-Elective Contribution made pursuant to Section 4.1(c), to each Participant's Elective Account in accordance with Section 4.1(c).

     (4) With respect to the Employer's Non-Elective Contribution made pursuant to Section 4.1(d), to each Participant's Account in the same proportion that each such Participant's Compensation for the year bears to the total Compensation of all Participants for such year.

     Only Participants who have completed a Year of Service during the Plan Year and are actively employed on the last day of the Plan Year shall be eligible to share in the discretionary contribution for the year. However, with respect to Plan Years beginning after December 31, 1989, in lieu of the foregoing, only Participants who are actively employed on the last day of the Plan Year shall be eligible to share in the Employer contribution for the year.

     (c) The Company Stock Account of each Participant shall be credited as of each Anniversary Date with Forfeitures of Company Stock and his allocable share of Company Stock (including fractional shares) purchased and paid for by the Plan or contributed in kind by the Employer. Stock dividends on Company Stock held in his Company Stock Account shall be credited to his Company Stock Account when paid. Cash dividends on Company Stock held in his Company Stock Account shall be credited to his Other Investments Account when paid.

     (d) As of each Anniversary Date or other valuation date, before allocation of Employer contributions and Forfeitures, any earnings or losses (net appreciation or net depreciation) of the Trust Fund shall be allocated in the same proportion that each Participant's and Former Participant's nonsegregated accounts (other than each Participant's Company Stock Account) bear to the total of all Participants' and Former Participants' nonsegregated accounts (other than Participants' Company Stock Accounts) as of such date. Cash dividends on Company Stock allocated to each Participant's or Former Participant's nonsegregated accounts after the first month of the Plan Year shall not share in any earnings or losses of the Trust Fund for such year. However, the Administrator may direct that cash dividends on Company Stock allocated to each Participant's or Former Participant's Company Stock Account made after a valuation date be segregated into a separate account for each Participant in a federally insured savings account, certificate of deposit in a bank or savings and loan association, money market certificate, or other short term debt security acceptable to the Trustee until such time as the allocations pursuant to this Plan have been made, at which time they may remain segregated or be invested as part of the general Trust Fund, or such cash dividends be distributed pursuant to Section 7.5(d). Earnings or losses include the increase (or decrease) in the fair market value of assets of the Trust Fund (other than Company Stock in the Participants' Company Stock Accounts) since the preceding Anniversary Date.

     Participants' transfers from other qualified plans and voluntary contributions deposited in the general Trust Fund after a valuation date shall not share in any earnings and losses (net appreciation or net depreciation) of the Trust Fund for such period. Each segregated account maintained on behalf of a Participant shall be credited or charged with its separate earnings and losses.

     (e) As of each Anniversary Date any amounts which became Forfeitures since the last Anniversary Date shall first be made available to reinstate previously forfeited account balances of Former Participants, if any, in accordance with Section 7.4(f). The remaining Forfeitures, if any, shall be allocated to Participants' Accounts and used to reduce the contribution of the Employer hereunder for the Plan Year in which such Forfeitures occur in the following manner:

     (1) Forfeitures attributable to Employer matching contributions made pursuant to Section 4.1(b) shall be used to reduce the Employer's contribution for the Plan Year in which such Forfeitures occur.

     (2) Forfeitures attributable to Employer discretionary contributions made pursuant to Section 4.1(d) shall be allocated among the Participants' Accounts of Participants otherwise eligible to share in the allocation of discretionary contributions for the year in the same proportion that each such Participant's Compensation for the year bears to the total Compensation of all such Participants for the year.

     Provided, however, that in the event the allocation of Forfeitures provided herein shall cause the "annual addition" (as defined in Section 4.9) to any Participant's Account to exceed the amount allowable by the Code, the excess shall be reallocated in accordance with Section 4.10.

     (f) For any Top Heavy Plan Year, Non-Key Employees not otherwise eligible to share in the allocation of contributions and Forfeitures as provided above, shall receive the minimum allocation provided for in Section 4.4(h) if eligible pursuant to the provisions of Section 4.4(j).

     (g) Notwithstanding the foregoing, Participants who are not actively employed on the last day of the Plan Year due to Retirement (Early, Normal or Late) or death shall share in the allocation of contributions and Forfeitures for that Plan Year.

     (h) Minimum Allocations Required for Top Heavy Plan Years:
Notwithstanding the foregoing, for any Top Heavy Plan Year, the sum of the Employer's contributions and Forfeitures allocated to the Participant's Combined Account of each Non-Key Employee shall be equal to at least three percent (3%) of such Non-Key Employee's "415 Compensation" (reduced by contributions and forfeitures, if any, allocated to each Non-Key Employee in any defined contribution plan included with this plan in a Required Aggregation Group). However, if (i) the sum of the Employer's contributions and Forfeitures allocated to the Participant's Combined Account of each Key Employee for such Top Heavy Plan Year is less than three percent (3%) of each Key Employee's "415 Compensation" and (ii) this Plan is not required to be included in an Aggregation Group to enable a defined benefit plan to meet the requirements of Code Section 401(a)(4) or 410, the sum of the Employer's contributions and Forfeitures allocated to the Participant's Combined Account of each Non-Key Employee shall be equal to the largest percentage allocated to the Participant's Combined Account of any Key Employee. However, in determining whether a Non-Key Employee has received the required minimum allocation, such Non-Key Employee's Deferred Compensation and matching contributions needed to satisfy the "Actual Contribution Percentage" tests pursuant to Section 4.7(a) shall not be taken into account.

     However, no such minimum allocation shall be required in this Plan for any Non-Key Employee who participates in another defined contribution plan subject to Code Section 412 providing such benefits included with this Plan in a Required Aggregation Group.

     (i) For purposes of the minimum allocations set forth above, the percentage allocated to the Participant's Combined Account of any Key Employee shall be equal to the ratio of the sum of the Employer's contributions and Forfeitures allocated on behalf of such Key Employee divided by the "415 Compensation" for such Key Employee.

     (j) For any Top Heavy Plan Year, the minimum allocations set forth above shall be allocated to the Participant's Combined Account of all Non-Key Employees who are Participants and who are employed by the Employer on the last day of the Plan Year, including Non-Key Employees who have (1) failed to complete a Year of Service; (2) declined to make mandatory contributions (if required) or salary reduction contributions to the Plan; and (3) been excluded from participation because of their level of Compensation.

     (k) If a Former Participant is reemployed after five (5) consecutive 1-Year Breaks in Service, then separate accounts shall be maintained as follows:

     (1) one account for nonforfeitable benefits attributable to pre-break service; and

     (2) one account representing his status in the Plan attributable to post-break service.

4.5  ACTUAL DEFERRAL PERCENTAGE TESTS
     (a) Maximum Annual Allocation: For each Plan Year beginning after December 31, 1986, the annual allocation derived from Employer Elective Contributions to a Participant's Elective Account shall satisfy one of the following tests:

     (1) The "Actual Deferral Percentage" for the Highly Compensated Participant group shall not be more than the "Actual Deferral Percentage" of the Non-Highly Compensated Participant group multiplied by 1.25, or

     (2) The excess of the "Actual Deferral Percentage" for the Highly Compensated Participant group over the "Actual Deferral Percentage" for the Non-Highly Compensated Participant group shall not be more than two percentage points. Additionally, the "Actual Deferral Percentage" for the Highly Compensated Participant group shall not exceed the "Actual Deferral Percentage" for the Non-Highly Compensated Participant group multiplied by 2. The provisions of Code Section 401(k)(3) and Regulation 1.401(k)-1(b) are incorporated herein by reference.

     However, for Plan Years beginning after December 31, 1988, in order to prevent the multiple use of the alternative method described in (2) above and in Code Section 401(m)(9)(A), any Highly Compensated Participant eligible to make elective deferrals pursuant to Section 4.2 and to make Employee contributions or to receive matching contributions under this Plan or under any other plan maintained by the Employer or an Affiliated Employer shall have his actual contribution ratio reduced pursuant to Regulation 1.401(m)-2, the provisions of which are incorporated herein by reference.

     (b) For the purposes of this Section "Actual Deferral Percentage" means, with respect to the Highly Compensated Participant group and Non-Highly Compensated Participant group for a Plan Year, the average of the ratios, calculated separately for each Participant in such group, of the amount of Employer Elective Contributions allocated to each Participant's Elective Account for such Plan Year, to such Participant's "414(s) Compensation" for such Plan Year. The actual deferral ratio for each Participant and the "Actual Deferral Percentage" for each group shall be calculated to the nearest one-hundredth of one percent for Plan Years beginning after December 31, 1988. Employer Elective Contributions allocated to each Non-Highly Compensated Participant's Elective Account shall be reduced by Excess Deferred Compensation to the extent such excess amounts are made under this Plan or any other plan maintained by the Employer.

     (c) For the purpose of determining the actual deferral ratio of a Highly Compensated Employee who is subject to the Family Member aggregation rules of Code Section 414(q)(6) because such Participant is either a "five percent owner" of the Employer or one of the ten (10) Highly Compensated Employees paid the greatest "415 Compensation" during the year, the following shall apply:

     (1) The combined actual deferral ratio for the family group (which shall be treated as one Highly Compensated Participant) shall be the greater of: (i) the ratio determined by aggregating Employer Elective Contributions and "414(s) Compensation" of all eligible Family Members who are Highly Compensated Participants without regard to family aggregation; and (ii) the ratio determined by aggregating Employer Elective Contributions and "414(s) Compensation" of all eligible Family Members (including Highly Compensated Participants). However, in applying the $200,000 limit to "414(s) Compensation", for Plan Years beginning after December 31, 1988, Family Members shall include only the affected Employee's spouse and any lineal descendants who have not attained age 19 before the close of the Plan Year.

     (2) The Employer Elective Contributions and "414(s) Compensation" of all Family Members shall be disregarded for purposes of determining the "Actual Deferral Percentage" of the Non-Highly Compensated Participant group except to the extent taken into account in paragraph (1) above.

     (3) If a Participant is required to be aggregated as a member of more than one family group in a plan, all Participants who are members of those family groups that include the Participant are aggregated as one family group in accordance with paragraphs (1) and (2) above.

     (d) For the purposes of Sections 4.5(a) and 4.6, a Highly Compensated Participant and a Non-Highly Compensated Participant shall include any Employee eligible to make a deferral election pursuant to Section 4.2, whether or not such deferral election was made or suspended pursuant to
Section 4.2.

     (e) For the purposes of this Section and Code Sections 401(a)(4), 410(b) and 401(k), if two or more plans which include cash or deferred arrangements are considered one plan for the purposes of Code Section 401(a)(4) or 410(b) (other than Code Section 410(b)(2)(A)(ii) as in effect for Plan Years beginning after December 31, 1988), the cash or deferred arrangements included in such plans shall be treated as one arrangement. In addition, two or more cash or deferred arrangements may be considered as a single arrangement for purposes of determining whether or not such arrangements satisfy Code Sections 401(a)(4), 410(b) and 401(k). In such a case, the cash or deferred arrangements included in such plans and the plans including such arrangements shall be treated as one arrangement and as one plan for purposes of this Section and Code Sections 401(a)(4), 410(b) and 401(k).

         Notwithstanding the above, for Plan Years beginning after December 31, 1988, this Plan may not be combined with any other plan for purposes of determining whether this Plan or any other plan satisfies this Section and Code Sections 401(a)(4), 410(b) and 401(k).

         (f) For the purposes of this Section, if a Highly Compensated Participant is a Participant under two or more cash or deferred arrangements of the Employer or an Affiliated Employer, all such cash or deferred arrangements shall be treated as one cash or deferred arrangement for the purpose of determining the actual deferral ratio with respect to such Highly Compensated Participant. However, for Plan Years beginning after December 31, 1988, no such aggregation of cash or deferred arrangements is required.

4.6  ADJUSTMENT TO ACTUAL DEFERRAL PERCENTAGE TESTS
     In the event that the initial allocations of the Employer's Elective Contributions made pursuant to Section 4.4 do not satisfy one of the tests set forth in Section 4.5(a) for Plan Years beginning after December 31, 1986, the Administrator shall adjust Excess Contributions pursuant to the options set forth below:

         (a) on or before the fifteenth day of the third month following the end of each Plan Year, the Highly Compensated Participant having the highest actual deferral ratio shall have his portion of Excess Contributions distributed to him and/or at his election recharacterized as a voluntary Employee contribution pursuant to Section 4.12 until one of the tests set forth in Section 4.5(a) is satisfied, or until his actual deferral ratio equals the actual deferral ratio of the Highly Compensated Participant having the second highest actual deferral ratio. This process shall continue until one of the tests set forth in
     Section 4.5(a) is satisfied. For each Highly Compensated Participant, the amount of Excess Contributions is equal to the Elective Contributions on behalf of such Highly Compensated Participant (determined prior to the application of this paragraph) minus the amount determined by multiplying the Highly Compensated Participant's actual deferral ratio (determined after application of this paragraph) by his "414(s) Compensation". However, in determining the amount of Excess Contributions to be distributed and/or recharacterized with respect to an affected Highly

Compensated Participant as determined herein, such amount shall be reduced by any Excess Deferred Compensation previously distributed to such affected Highly Compensated Participant for his taxable year ending with or within such Plan Year.

     (1)  With respect to the distribution of Excess Contributions pursuant to
     (a) above, such distribution:

          (i) may be postponed but not later than the close of the Plan Year following the Plan Year to which they are allocable;

          (ii) shall be made simultaneously from Deferred Compensation and matching contributions which relate to such Deferred Compensation provided, however, that any such matching contributions which are not Vested shall be forfeited in lieu of distribution;

          (iii) shall be adjusted for Income; and

          (iv) shall be designated by the Employer as a distribution of Excess Contributions (and Income).

     (2) With respect to the recharacterization of Excess Contributions pursuant to (a) above, such recharacterized amounts:

          (i) shall be deemed to have occurred on the date on which the last of those Highly Compensated Participants with Excess Contributions to be recharacterized is notified of the recharacterization and the tax consequences of such recharacterization;

          (ii) shall not exceed the amount of Deferred Compensation on behalf of any Highly Compensated Participant for any Plan Year;

          (iii) shall be treated as voluntary Employee contributions for purposes of Code Section 401(a)(4) and Regulation 1.401(k)-1(b). However, for purposes of sections 2.2 and 4.4(h), recharacterized

               Excess Contributions continue to be treated as Employer contributions that are Deferred Compensation. For Plan Years beginning after December 31, 1988, Excess Contributions recharacterized as voluntary Employee contributions shall continue to be nonforfeitable and subject to the same distribution rules provided for in Section 4.2(c);

               (iv) are not permitted if the amount recharacterized plus voluntary Employee contributions actually made by such Highly Compensated Participant, exceed the maximum amount of voluntary Employee contributions (determined prior to application of Section 4.7(a)) that such Highly Compensated Participant is permitted to make under the Plan in the absence of recharacterization; and

               (v)  shall be adjusted for Income.

          (3) Any distribution and/or recharacterization of less than the entire amount of Excess Contributions shall be treated as a pro rata distribution and/or recharacterization of Excess Contributions and Income.

          (4) The determination and correction of Excess Contributions of a Highly Compensated Participant whose actual deferral ratio is determined under the family aggregation rules shall be accomplished as follows:

               (i) If the actual deferral ratio for the Highly Compensated Participant is determined in accordance with Section 4.5(c)(1)(ii), then the actual deferral ratio shall be reduced as required herein and the Excess Contributions for the family unit shall be allocated among the Family Members in proportion to the Elective Contributions of each Family Member that were combined to determine the group actual deferral ratio.

               (ii) If the actual deferral ratio for the Highly Compensated Participant is determined under Section 4.5(c)(1)(i), then the actual deferral ratio shall first be reduced as required herein, but not below the actual deferral ratio of the group of Family Members who are not Highly Compensated Participants without regard to family aggregation. The Excess Contributions resulting from this initial reduction shall be allocated (in proportion to Elective Contributions) among the Highly Compensated Participants whose Elective Contributions were combined to determine the actual deferral ratio. If further reduction is still required, then Excess Contributions resulting from this further reduction shall be determined by taking into account the contributions of all Family Members and shall be allocated among them in proportion to their respective Elective Contributions.

          (b) Within twelve (12) months after the end of the Plan Year, the Employer shall make a special Qualified Non-Elective Contribution on behalf of Non-Highly Compensated Participants in an amount sufficient to satisfy one of the tests set forth in Section 4.5(a). Such contribution shall be allocated to the Participant's Elective Account of each Non-Highly Compensated Participant in the same proportion that each Non-Highly Compensated Participant's Compensation for the year bears to the total Compensation of all Non-Highly Compensated Participants.

4.7  ACTUAL CONTRIBUTION PERCENTAGE TESTS

          (a) The "Actual Contribution Percentage" for Plan Years beginning after December 31, 1986 for the Highly Compensated Participant group shall not exceed the greater of:

          (1) 125 percent of such percentage for the Non-Highly Compensated Participant group; or

          (2) the lesser of 200 percent of such percentage for the Non-Highly Compensated Participant group, or such percentage for the Non-Highly Compensated Participant group plus 2 percentage points. However, for Plan Years beginning after December 31, 1988, to prevent the multiple use of the alternative method described in this paragraph and Code
          Section 401(m)(9)(A), any Highly Compensated Participant eligible to make elective deferrals pursuant to Section 4.2 or any other cash or deferred arrangement maintained by the Employer or an Affiliated Employer and to make Employee contributions or to receive matching contributions under this Plan or under any other plan maintained by the Employer or an Affiliated Employer shall have his actual contribution ratio reduced pursuant to Regulation 1.401(m)-2. The provisions of Code Section 401(m) and Regulations 1.401(m)-l(b) and 1.401(m)-2 are incorporated herein by reference.

          (b) For the purposes of this Section and Section 4.8, "Actual Contribution Percentage" for a Plan Year means, with respect to the Highly Compensated Participant group and Non-Highly Compensated Participant group, the average of the ratios (calculated separately for each Participant in each group) of:

          (1)  the sum of Employer matching contributions made pursuant to
          Section 4.1(b), voluntary Employee contributions made pursuant to
          Section 4.12 and Excess Contributions recharacterized as voluntary Employee contributions pursuant to Section 4.6(a) on behalf of each such Participant for such Plan Year; to

          (2)  the Participant's "414(s) Compensation" for such Plan Year.

          (c)  For purposes of determining the "Actual Contribution
     Percentage" and the amount of Excess Aggregate Contributions pursuant to Section 4.8(d), only Employer matching contributions contributed to the Plan prior to the end of the succeeding Plan Year shall be considered. In addition, the Administrator may elect to take into account, with respect to Employees eligible to have Employer matching contributions pursuant to Section 4.1(b) or voluntary Employee contributions pursuant to Section 4.12 allocated to their accounts, elective deferrals (as defined in Regulation 1.402(g)-l(b)) and qualified non-elective contributions (as defined in Code Section 401(m)(4)(C)) contributed to any plan maintained by the Employer. Such elective deferrals and qualified non-elective contributions shall be treated as Employer matching contributions subject to Regulation 1.401(m)-1(b)(2) which is incorporated herein by reference. However, for

     Plan Years beginning after December 31, 1988, the Plan Year must be the same as the plan year of the plan to which the elective deferrals and the qualified non-elective contributions are made.

          (d) For the purpose of determining the actual contribution ratio of a Highly Compensated Employee who is subject to the Family Member aggregation rules of Code Section 414(q)(6) because such Employee is either a "five percent owner" of the Employer or one of the ten (10) Highly Compensated Employees paid the greatest "415 Compensation" during the year, the following shall apply:

          (1) The combined actual contribution ratio for the family group (which shall be treated as one Highly Compensated Participant) shall be the greater of: (i) the ratio determined by aggregating Employer matching contributions made pursuant to Section 4.1(b), voluntary Employee contributions made pursuant to Section 4.12, Excess Contributions recharacterized as voluntary Employee contributions pursuant to Section 4.6(a) and "414(s) Compensation" of all eligible Family Members who are Highly Compensated Participants without regard to family aggregation; and (ii) the ratio determined by aggregating Employer matching contributions made pursuant to
          Section 4.1(b), voluntary Employee contributions made pursuant to
          Section 4.12, Excess Contributions recharacterized as voluntary Employee contributions pursuant to Section 4.6(a) and "414(s) Compensation" of all eligible Family members (including Highly Compensated Participants). However, in applying the $200,000 limit to "414(s) Compensation" for Plan Years beginning after December 31, 1988, Family Members shall include only the affected Employee's spouse and any lineal descendants who have not attained age 19 before the close of the Plan Year.

          (2)  The Employer matching contributions made pursuant to
          Section 4.1(b), voluntary Employee contributions made pursuant to Section 4.12, Excess Contributions recharacterized as voluntary Employee contributions pursuant to Section 4.6(a) and "414(s) Compensation" of all Family Members shall be disregarded for purposes of determining the "Actual Contribution Percentage" of the

          Non-Highly Compensated Participant group except to the extent taken into account in paragraph (1) above.

          (3) If a Participant is required to be aggregated as a member of more than one family group in a plan, all Participants who are members of those family groups that include the Participant are aggregated as one family group in accordance with paragraphs (1) and (2) above.

          (e) For purposes of this Section and Code Sections 401(a)(4), 410(b) and 401(m), if two or more plans of the Employer to which matching contributions, Employee contributions, or both, are made are treated as one plan for purposes of Code Sections 401(a)(4) or 410(b) (other than the average benefits test under Code Section 410(b)(2)(A)(ii) as in effect for Plan Years beginning after December 31, 1988), such plans shall be treated as one plan. In addition, two or more plans of the Employer to which matching contributions, Employee contributions, or both, are made may be considered as a single plan for purposes of determining whether or not such plans satisfy Code Sections 401(a)(4), 410(b) and 401(m). In such a case, the aggregated plans must satisfy this Section and Code Sections 401(a)(4), 410(b) and 401(m) as though such aggregated plans were single plan.

          Notwithstanding the above, for Plan Years beginning after December 31, 1988, this Plan may not be aggregated with any other plan for purposes of determining whether this Plan or any other plan satisfies this Section and Code Sections 401(a)(4), 410(b) and 401(m).

          (f) If a Highly Compensated Participant is a Participant under two or more plans which are maintained by the Employer or an Affiliated Employer to which matching contributions, Employee contributions, or both, are made, all such contributions on behalf of such Highly Compensated Participant shall be aggregated for purposes of determining such Highly Compensated Participant's actual contribution ratio. However, for Plan Years beginning after December 31, 1988, no such aggregation is required.

          (g) For purposes of Sections 4.7(a) and 4.8, a Highly Compensated Participant and Non-Highly Compensated Participant shall include any Employee eligible to have Employer matching contributions pursuant to
     Section 4.1(b) (whether or not a deferral election was made or suspended pursuant to Section 4.2(e)) or voluntary Employee contributions pursuant to Section 4.12 (whether or not voluntary Employee contributions are made) allocated to his account for the Plan Year.

4.8  ADJUSTMENT TO ACTUAL CONTRIBUTION PERCENTAGE TESTS

          (a) In the event that, for Plan Years beginning after December 31, 1986, the "Actual Contribution Percentage" for the Highly Compensated Participant group exceeds the "Actual Contribution Percentage" for the Non-Highly Compensated Participant group pursuant to Section 4.7(a), the Administrator (on or before the fifteenth day of the third month following the end of the Plan Year, but in no event later than the close of the following Plan Year) shall direct the Trustee to distribute to the Highly Compensated Participant having the highest actual contribution ratio, his Vested portion of Excess Aggregate Contributions (and Income allocable to such contributions) or, if forfeitable, forfeit such non-Vested Excess Aggregate Contributions attributable to Employer matching contributions (and Income allocable to such Forfeitures) until either one of the tests set forth in Section 4.7(a) is satisfied, or until his actual contribution ratio equals the actual contribution ratio of the Highly Compensated Participant having the second highest actual contribution ratio. This process shall continue until one of the tests set forth in Section 4.7(a) is satisfied. The distribution and/or Forfeiture of Excess Aggregate Contributions shall be made in the following order:

          (1) Employer matching contributions distributed and/or forfeited pursuant to Section 4.6(a)(1);

          (2) Voluntary Employee contributions including Excess Contributions recharacterized as voluntary Employee contributions pursuant to
          Section 4.6(a)(2);

          (3)  Remaining Employer matching contributions.

          (b) Any distribution and/or Forfeiture of less than the entire amount of Excess Aggregate Contributions (and Income) shall be treated as a pro rata distribution and/or Forfeiture of Excess Aggregate Contributions and Income. Distribution of Excess Aggregate Contributions shall be designated by the Employer as a distribution of Excess Aggregate Contributions (and Income). Forfeitures of Excess Aggregate Contributions shall be treated in accordance with Section 4.4.

          (c) Excess Aggregate Contributions attributable to amounts other than voluntary Employee contributions, including forfeited matching contributions, shall be treated as Employer contributions for purposes of Code Sections 404 and 415 even if distributed from the Plan.

          (d) For each Highly Compensated Participant, the amount of Excess Aggregate Contributions is equal to the total Employer matching contributions made pursuant to Section 4.1(b), voluntary Employee contributions made pursuant to Section 4.12, Excess Contributions recharacterized as voluntary Employee contributions pursuant to
     Section 4.6(a) and any qualified non-elective contributions or elective deferrals taken into account pursuant to Section 4.7(c) on behalf of the Highly Compensated Participant (determined prior to the application of this paragraph) minus the amount determined by multiplying the Highly Compensated Participant's actual contribution ratio (determined after application of this paragraph) by his "414(s) Compensation". The actual contribution ratio must be rounded to the nearest one-hundredth of one percent for Plan Years beginning after December 31, 1988. In no case shall the amount of Excess Aggregate Contribution with respect to any Highly Compensated Participant exceed the amount of Employer matching contributions made pursuant to Section 4.1(b), voluntary Employee contributions made pursuant to Section 4.12, Excess Contributions recharacterized as voluntary Employee contributions pursuant to
     Section 4.6(a) and any qualified non-elective contributions or elective deferrals taken into account pursuant to Section 4.7(c) on behalf of such Highly Compensated Participant for such Plan Year.

          (e) The determination of the amount of Excess Aggregate Contributions with respect to any Plan Year shall be made after first determining the Excess Contributions, if any, to be treated as voluntary Employee contributions due to recharacterization for the plan year of any other qualified cash or deferred arrangement (as defined in Code
     Section 401(k)) maintained by the Employer that ends with or within the Plan Year or which are treated as voluntary Employee contributions due to recharacterization pursuant to Section 4.6(a).

          (f) The determination and correction of Excess Aggregate Contributions of Highly Compensated Participant whose actual contribution ratio is determined under the family aggregation rules shall be accomplished as follows:

          (1) If the actual contribution ratio for the Highly Compensated Participant is determined in accordance with Section 4.7(d)(1)(ii), then the actual contribution ratio shall be reduced and the Excess Aggregate Contributions for the family unit shall be allocated among the Family Members in proportion to the sum of Employer matching contributions made pursuant to Section 4.1(b), voluntary Employee contributions made pursuant to Section 4.12, Excess Contributions recharacterized as voluntary Employee contributions pursuant to
          Section 4.6(a) and any qualified non-elective contributions or elective deferrals taken into account pursuant to Section 4.7(c) of each Family Member that were combined to determine the group actual contribution ratio.

          (2) If the actual contribution ratio for the Highly Compensated Participant is determined under Section 4.7(d)(1)(i), then the actual contribution ratio shall first be reduced, as required herein, but not below the actual contribution ratio of the group of Family Members who are not Highly Compensated Participants without regard to family aggregation. The Excess Aggregate Contributions resulting from this initial reduction shall be allocated among the Highly Compensated Participants whose Employer matching contributions made pursuant to Section 4.1(b), voluntary Employee contributions made pursuant to Section 4.12, Excess Contributions recharacterized as voluntary Employee contributions pursuant to Section 4.6(a) and any qualified non-elective contributions or elective deferrals taken into account pursuant to Section 4.7(c) were combined to determine the actual contribution ratio. If further reduction is still required, then Excess Aggregate Contributions resulting from this further reduction shall be determined by taking into account the contributions of all Family Members and shall be allocated among them in proportion to their respective Employer matching contributions made pursuant to Section 4.1(b), voluntary Employee contributions made pursuant to Section 4.12, Excess Contributions recharacterized as voluntary Employee contributions pursuant to
          Section 4.6(a) and any qualified non-elective contributions or elective deferrals taken into account pursuant to Section 4.7(c).

          (g) Notwithstanding the above, within twelve (12) months after the end of the Plan Year, the Employer may make a special Qualified Non-Elective Contribution on behalf of Non-Highly Compensated Participants in an amount sufficient to satisfy one of the tests set forth in Section 4.7(a). Such contribution shall be allocated to the Participant's Elective Account of each Non-Highly Compensated Participant in the same proportion that each Non-Highly Compensated Participant's Compensation for the year bears to the total Compensation of all Non-Highly Compensated Participants. A separate accounting shall be maintained for the purpose of excluding such contributions from the "Actual Deferral Percentage" tests pursuant to Section 4.5(a).

4.9  MAXIMUM ANNUAL ADDITIONS

          (a) Notwithstanding the foregoing, the maximum "annual additions" credited to a Participant's accounts for any "limitation year" shall equal the lesser of: (1) $30,000 (or, if greater, one-fourth of the dollar limitation in effect under Code Section 415(b)(1)(A)) or
     (2) twenty-five percent (25%) of the Participant's "415 Compensation" for such "limitation year".

          (b) The dollar amount provided for in paragraph (a)(1) above shall be increased by the lesser of the dollar amount determined under paragraph (a)(1) above or the amount of Company Stock contributed, or purchased with cash contributed. The dollar amount shall be increased provided no more than one-third of the Employer's contributions for the year are allocated to Highly Compensated Participants. In applying this limitation, the family group of a Highly Compensated Participant who is subject to the Family Member aggregation rules of Code Section 414(q)(6) shall be determined pursuant to Regulations.

          (c) For purposes of applying the limitations of Code Section 415, "annual additions" means the sum credited to a Participant's accounts for any "limitation year" of (1) Employer contributions, (2) Employee contributions for "limitation years" beginning after December 31, 1986,
     (3) forfeitures, (4) amounts allocated, after March 31, 1984, to an individual medical account, as defined in Code Section 415(l)(2) which is part of a pension or annuity plan maintained by the Employer and
     (5) amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Code Section 419A(d)(3)) under a welfare benefit plan (as defined in Code Section 419(e)) maintained by the Employer. Except, however, the "415 Compensation" percentage limitation referred to in paragraph (a)(2) above shall not apply to: (1) any contribution for medical benefits (within the meaning of Code
     Section 419A(f)(2)) after separation from service which is otherwise treated as an "annual addition", or (2) any amount otherwise treated as an "annual addition" under Code Section 415(l)(1).

          (d) For-purposes of applying the limitations-of Code Section 415, the transfer of funds from one qualified plan to another is not an "annual addition". In addition, the following are not Employee contributions for the purposes of Section 4.9(c)(2): (1) rollover contributions (as defined in Code Sections 402(a)(5), 403(a)(4), 403(b)(8) and 408(d)(3)); (2) repayments of loans made to a Participant from the Plan; (3) repayments of distributions received by an Employee pursuant to Code Section 411(a)(7)(B) (cash-outs);
     (4) repayments of distributions received by an Employee pursuant to Code Section 411(a)(3)(D) (mandatory contributions); and (5) Employee contributions to a simplified employee pension excludable from gross Income under Code Section 408(k)(6).

          (e) For purposes of applying the limitations of Code Section 415, "415 Compensation" shall include the Participant's wages, salaries, fees for professional service and other amounts for personal services actually rendered in the course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses and in the case of a Participant who is an Employee within the meaning of Code Section 401(c)(1) and the regulations thereunder, the Participant's earned income (as described in Code Section 401(c)(2) and the regulations thereunder)) paid during the "limitation year".

          "415 Compensation" shall exclude (1)(A) contributions made by the Employer to a plan of deferred compensation to the extent that, before the application of the Code Section 415 limitations to the Plan, the contributions are not includable in the gross income of the Employee for the taxable year in which contributed, (B) contributions made by the Employer to a plan of deferred compensation to the extent that all or a portion of such contributions are recharacterized as a voluntary Employee contribution, (C) Employer contributions made on behalf of an Employee to a simplified employee pension plan described in Code
     Section 408(k) to the extent such contributions are excludable from the Employee's gross income, (D) any distributions from a plan of deferred compensation regardless of whether such amounts are includable in the gross income of the Employee when distributed except any amounts received by an Employee pursuant to an unfunded non-qualified plan to the extent such amounts are includable in the gross income of the Employee; (2) amounts realized from the exercise of a non-qualified stock option or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (3) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and (4) other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of any annuity contract described in Code Section 403(b) (whether or not the contributions are excludable from the gross income of the Employee).

          (f) For purposes of applying the limitations of Code Section 415, the "limitation year" shall be the Plan Year.

          (g) The dollar limitation under Code Section 415(b)(1)(A) stated in paragraph (a)(1) above shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations. The adjusted limitation is effective as of January lst of each calendar year and is applicable to "limitation years" ending with or within that calendar year.

               (h) For the purpose of this Section, all qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined benefit plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined contribution plan.

          (i) For the purpose of this Section, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563(a) or Code Section 414(b) and (c) as modified by Code Section 415(h)), is a member of an affiliated service group (as defined by Code Section 414(m)), or is a member of a group of entities required to be aggregated pursuant to Regulations under Code Section 414(o), all Employees of such Employers shall be considered to be employed by a single Employer.

          (j)  For the purpose of this Section, if this Plan is a Code
     Section 413(c) plan, all Employers of a Participant who maintain this Plan will be considered to be a single Employer.

          (k)(1) If a Participant participates in more than one defined contribution plan maintained by the Employer which have different Anniversary Dates, the maximum "annual additions" under this Plan shall equal the maximum "annual additions" for the "limitation year" minus any "annual additions" previously credited to such Participant's accounts during the "limitation year".

     (2) If a Participant participates in both a defined contribution plan subject to Code Section 412 and a defined contribution plan not subject to Code Section 412 maintained by the Employer which have the same Anniversary Date, "annual additions" will be credited to the Participant's accounts under the defined contribution plan subject to Code Section 412 prior to crediting "annual additions" to the Participant's accounts under the defined contribution plan not subject to Code Section 412.

     (3) If a Participant participates in more than one defined contribution plan not subject to Code Section 412 maintained by the Employer which have the same Anniversary Date, the maximum "annual additions" under this Plan shall equal the product of (A) the maximum "annual additions" for the "limitation year" minus any "annual additions" previously credited under subparagraphs (1) or (2) above, multiplied by (B) a fraction (i) the numerator of which is the "annual additions" which would be credited to such Participant's accounts under this Plan without regard to the limitations of Code Section 415 and (ii) the denominator of which is such "annual additions" for all plans described in this subparagraph.

     (1) Subject to the exception in Section 4.9(p) below, if an Employee is (or has been) a Participant in one or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any "limitation year" may not exceed 1.0.

     (m)(1) The defined benefit plan fraction for any "limitation year" is a fraction (A) the numerator of which is the "projected annual benefit" of the Participant under the Plan (determined as of the close of the "limitation year"), and (B) the denominator of which is the greater of the product of 1.25 multiplied by the "protected current accrued benefit" or the lesser of: (i) the product of 1.25 multiplied by the maximum dollar limitation provided under Code
Section 415(b)(1)(A) for such "limitation year", or (ii) the product of 1.4 multiplied by the amount which may be taken into account under Code Section 415(b)(1)(B) for such "limitation year".

     (2) For purposes of applying the limitations of Code Section 415, the "projected annual benefit" for any Participant is the benefit, payable annually, under the terms of the Plan determined pursuant to Regulation 1.415-7(b)(3).

     (3) For purposes of applying the limitations of Code Section 415, "protected current accrued benefit" for any Participant in a defined benefit plan in existence on July 1, 1982, shall be the accrued benefit, payable annually, provided for under question T-3 of Internal Revenue Service Notice 83-10.

     (n)(1) The defined contribution plan fraction for any "limitation year" is a fraction (A) the numerator of which is the sum of the "annual additions" to the Participant's accounts as of the close of the "limitation year" and (B) the denominator of which is the sum of the lesser of the following amounts determined for such year and each prior year of service with the Employer: (i) the product of 1.25 multiplied by the dollar limitation in effect under Code
Section 415(c)(1)(A) for such "limitation year" (determined without regard to Code Section 415(c)(6)), or (ii) the product of 1.4 multiplied by the amount which may be taken into account under Code Section 415(c)(1)(B) for such "limitation year". For "limitation years" beginning prior to January 1, 1987, the "annual addition" shall not be recomputed to treat all Employee contributions as an "annual addition".

     (2) Notwithstanding the foregoing, the numerator of the defined contribution plan fraction shall be adjusted pursuant to Regulation 1.415-7(d)(1) and questions T-6 and T-7 of Internal Revenue Service Notice 83-10.

     (3) For defined contribution plans in effect on or before July 1, 1982, the Administrator may elect, for any "limitation year" ending after December 31, 1982, that the amount taken into account in the denominator for every Participant for all "limitation years" ending before January 1, 1983 shall be an amount equal to the product of (A) the denominator for the "limitation year" ending in 1982 determined under the law in effect for the "limitation year" ending in 1982 multiplied by (B) the "transition fraction".

     (4) For purposes of the preceding paragraph, the term "transition fraction" shall mean a fraction (A) the numerator of which is the lesser of (i) $51,875 or (ii) 1.4 multiplied by twenty-five percent (25%) of the Participant's "415 Compensation" for the "limitation year" ending in 1981, and (B) the denominator of which is the lesser of (i) $41,500 or (ii) twenty-five percent (25%) of the Participant's "415 Compensation" for the "limitation year" ending in 1981.

     (5) Notwithstanding the foregoing, for any "limitation year" in which the Plan is a Top Heavy Plan, $41,500 shall be substituted for $51,875 in determining the "transition fraction" unless the extra minimum allocation is being provided pursuant to Section 4.4. However, for any "limitation year" in which this Plan is a Super Top Heavy Plan, $41,500 shall be substituted for $51,875 in any event.

     (o) Notwithstanding the foregoing, for any "limitation year" in which the Plan is a Top Heavy Plan, 1.0 shall be substituted for 1.25 in paragraph 4.9(m)(1) and 4.9(n)(1) unless the extra minimum allocation is being provided pursuant to Section 4.4. However, for any "limitation year" in which the Plan is a Super Top Heavy Plan, 1.0 shall be substituted for 1.25 in any event.

     (p) If (1) the substitution of 1.00 for 1.25 and $41,500 for $51,875 above or (2) the excess benefit accruals or "annual additions" provided for in Internal Revenue Service Notice 82-19 cause the 1.0 limitation to be exceeded for any Participant in any "limitation year", such Participant shall be subject to the following restrictions for each future "limitation year" until the 1.0 limitation is satisfied: (A) the Participant's accrued benefit under the defined benefit plan shall not increase (B) no "annual additions" may be credited to a Participant's accounts and (C) no Employee contributions (voluntary or mandatory) shall be made under any defined benefit plan or any defined contribution plan of the Employer.

     (q) Notwithstanding anything contained in this Section to the contrary, the limitations, adjustments and other requirements prescribed in this Section shall at all times comply with the provisions of Code Section

     415 and the Regulations thereunder, the terms of which are specifically incorporated herein by reference.

4.10 ADJUSTMENT FOR EXCESSIVE ANNUAL ADDITIONS

          (a) If, as a result of the allocation of Forfeitures, a reasonable error in estimating a Participant's Compensation or other facts and circumstances to which Regulation 1.415-6(b) (6) shall be applicable, the "annual additions" under this Plan would cause the maximum "annual additions" to be exceeded for any Participant, the Administrator shall (1) return any voluntary Employee contributions credited for the "limitation year" to the extent that the return would reduce the "excess amount" in the Participant's accounts (2) hold any "excess amount" remaining after the return of any voluntary Employee contributions in a "Section 415 suspense account" (3) use the "Section 415 suspense account" in the next "limitation year" (and succeeding "limitation years" if necessary) to reduce Employer contributions for that Participant if that Participant is covered by the Plan as of the end of the "limitation year", or if the Participant is not so covered, allocate and reallocate the "Section 415 suspense account" in the next "limitation year" (and succeeding "limitation years" if necessary) to all Participants in the Plan before any Employer or Employee contributions which would constitute "annual additions" are made to the Plan for such "limitation year" (4) reduce Employer contributions to the Plan for such "limitation year" by the amount of the "Section 415 suspense account" allocated and reallocated during such "limitation year".

          (b) For purposes of this Article, "excess amount" for any Participant for a "limitation year" shall mean the excess, if any, of
     (1) the "annual additions" which would be credited to his account under the terms of the Plan without regard to the limitations of Code
     Section 415 over (2) the maximum "annual additions" determined pursuant to Section 4.9.

          (c) For purposes of this Section, "Section 415 suspense account" shall mean an unallocated account equal to the sum of "excess amounts"
     for all Participants in the Plan during the "limitation year".   The
     "Section 415 suspense account" shall not share in any earnings or losses of the Trust Fund.

          (d) The Plan may not distribute "excess amounts", other than voluntary Employee contributions, to Participants or Former Participants.

4.11 TRANSFERS FROM QUALIFIED PLANS

          (a) With the consent of the Administrator, amounts may be transferred from other qualified plans, provided that the trust from which such funds are transferred permits the transfer to be made and the transfer will not jeopardize the tax exempt status of the Plan or Trust or create adverse tax consequences for the Employer. The amounts transferred shall be set up in a separate account herein referred to as a "Participant's Rollover Account". Such account shall be fully Vested at all times and shall not be subject to Forfeiture for any reason.

          (b) Amounts in a Participant's Rollover Account shall be held by the Trustee pursuant to the provisions of this Plan and may not be withdrawn by, or distributed to the Participant, in whole or in part, except as provided in Paragraphs (c) and (d) of this Section.

          (c) Amounts attributable to elective contributions (as defined in Regulation 1.401(k)-l(g)(4)), including amounts treated as elective contributions, which are transferred from another qualified plan in a plan-to-plan transfer shall be subject to the distribution limitations provided for in Regulation 1.401(k)-l(d).

          (d) At Normal Retirement Date, or such other date when the Participant or his Beneficiary shall be entitled to receive benefits, the fair market value of the Participant's Rollover Account shall be used to provide additional benefits to the Participant or his Beneficiary. Any distributions of amounts held in a Participant's Rollover Account shall be made in a manner which is consistent with and satisfies the provisions of Section 7.5, including, but not limited to, all notice and consent requirements of Code Section 411(a)(11) and the Regulations thereunder. Furthermore, such amounts shall be considered as part of a Participant's benefit in determining whether an involuntary cash-out of benefits without Participant consent may be made.

          (e) The Administrator may direct that employee transfers made after a valuation date be segregated into a separate account for each Participant in a federally insured savings account, certificate of deposit in a bank or savings and loan association, money market certificate, or other short term debt security acceptable to the Trustee until such time as the allocations pursuant to this Plan have been made, at which time they may remain segregated or be invested as part of the general Trust Fund, to be determined by the Administrator.

          (f) For purposes of this Section, the term "qualified plan" shall mean any tax qualified plan under Code Section 401(a). The term "amounts transferred from other qualified plans" shall mean: (i) amounts transferred to this Plan directly from another qualified plan;
     (ii) lump-sum distributions received by an Employee from another qualified plan which are eligible for tax free rollover to a qualified plan and which are transferred by the Employee to this Plan within sixty (60) days following his receipt thereof; (iii) amounts transferred to this Plan from a conduit individual retirement account provided that the conduit individual retirement account has no assets other than assets which (A) were previously distributed to the Employee by another qualified plan as a lump-sum distribution (B) were eligible for tax-free rollover to a qualified plan and (C) were deposited in such conduit individual retirement account within sixty
     (60) days of receipt thereof and other than earnings on said assets; and (iv) amounts distributed to the Employee from a conduit individual retirement account meeting the requirements of clause (iii) above, and transferred by the Employee to this Plan within sixty (60) days of his receipt thereof from such conduit individual retirement account.

          (g) Prior to accepting any transfers to which this Section applies, the Administrator may require the Employee to establish that the amounts to be transferred to this Plan meet the requirements of this Section and may also require the Employee to provide an opinion of counsel satisfactory to the Employer that the amounts to be transferred meet the requirements of this Section.

          (h) This Plan shall not accept any direct or indirect transfers (as that term is defined and interpreted under Code Section 401(a)(11) and the Regulations thereunder) from a defined benefit plan, money purchase plan (including a target benefit plan), stock bonus or profit sharing plan which would otherwise have provided for a life annuity form of payment to the Participant.

          (i) Notwithstanding anything herein to the contrary, a transfer directly to this Plan from another qualified plan (or a transaction having the effect of such a transfer) shall only be permitted if it will not result in the elimination or reduction of any "Section 411(d)(6) protected benefit" as described in Section 9.1.

4.12 VOLUNTARY CONTRIBUTIONS

          (a) In order to allow Participants the opportunity to increase their retirement income, each Participant may, at the discretion of the Administrator, elect to voluntarily contribute a portion of his compensation earned while a Participant under this Plan. Such contributions shall be paid to the Trustee within a reasonable period of time but in no event later than ninety (90) days after the receipt of the contribution. The balance in each Participant's Voluntary Contribution Account shall be fully vested at all times and shall not be subject to Forfeiture for any reason.

          (b) A Participant may elect to withdraw his voluntary contributions from his Voluntary Contribution Account and the actual earnings thereon in a manner which is consistent with and satisfies the provisions of Section 7.5, including, but not limited to, all notice and consent requirements of Code Section 411(a)(11) and the Regulations thereunder. If the Administrator maintains sub-accounts with respect to voluntary contributions (and earnings thereon) which were made on or before a specified date, a Participant shall be permitted to designate which sub-account shall be the source for his withdrawal.

          In the event such a withdrawal is made, or in the event a Participant has received a hardship distribution pursuant to Regulation 1.401(k)-1(d)(2)(iii)(B) from any other plan maintained by the Employer, then such Participant shall be barred from making any voluntary contributions to the Trust Fund for a period of twelve (12) months after receipt of the withdrawal or distribution.

          (c) At Normal Retirement Date, or such other date when the Participant or his Beneficiary shall be entitled to receive benefits, the fair market value of the Voluntary Contribution Account shall be used to provide additional benefits to the Participant or his Beneficiary.

          (d) The Administrator may direct that voluntary contributions made after a valuation date be segregated into a separate account for each Participant in a federally insured savings account, certificate of deposit in a bank or savings and loan association, money market certificate, or other short term debt security acceptable to the Trustee until such time as the allocations pursuant to this Plan have been made, at which time they may remain segregated or be invested as part of the general Trust Fund, to be determined by the Administrator.

4.13 DIRECTED INVESTMENT ACCOUNT

          (a) Each "Qualified Participant", for Plan Years beginning after December 31, 1986, may elect within ninety (90) days after the close of each Plan Year during the "Qualified Election Period" to direct the Trustee in writing as to the investment of 25 percent of the total number of shares of Company Stock acquired by or contributed to the Plan that have ever been allocated to such "Qualified Participant's" Company Stock Account (reduced by the number of shares of Company Stock previously invested pursuant to a prior election). In the case of the election year in which the Participant can make his last election, the preceding sentence shall be applied by substituting "50 percent" for "25 percent". If the "Qualified Participant" elects to direct the Trustee as to the investment of his Company Stock Account, such direction shall be effective no later than 180 days after the close of the Plan Year to which such direction applies. In lieu of directing the Trustee as to the investment of his Company Stock Account, the "Qualified Participant" may elect a distribution in cash or Company Stock of the portion of his Company Stock Account covered by the election within (90) days after the last day of the period during which the election can be made.

          Notwithstanding the above, if the fair market value
     (determined pursuant to Section 6.1 at the Plan valuation date immediately preceding the first day on which a "Qualified Participant" is eligible to make an election) of Company Stock acquired by or contributed to the Plan and allocated to a "Qualified Participant's" Company Stock Account is $500 or less, then such Company Stock shall not be subject to this paragraph. For purposes of determining whether the fair market value exceeds $500, Company Stock held in accounts of all employee stock ownership plans (as defined in Code Section 4975(e)(7)) and tax credit employee stock ownership plans (as defined in Code Section 409(a)) maintained by the Employer or any Affiliated Employer shall be considered as held by the Plan.

          (b) For the purposes of this Section the following definitions shall apply:

          (1) "Qualified Participant" means any Participant or Former Participant who has completed ten (10) Plan Years of Service as a Participant and has attained age 55.

          (2)  "Qualified Election Period" means the six
          (6)  Plan Year period beginning with the later of
          (i) the first Plan Year in which the Participant first became a "Qualified Participant", or
          (ii) the first Plan Year beginning after December 31, 1986).

          (c) A separate Directed Investment Account shall be established for each Participant who has directed an investment. Transfers between the Participant's regular account and his Directed Investment Account shall be charged and credited as the case may be to each account. The Directed Investment Account shall not share in Trust Fund earnings, but it shall be charged or credited as appropriate with the net earnings, gains, losses and expenses as well as any appreciation or depreciation in market value during each Plan Year attributable to such account.

                                    ARTICLE V
                          FUNDING AND INVESTMENT POLICY

5.1  INVESTMENT POLICY

          (a)  The Plan is designed to invest primarily in Company Stock.

          (b) With due regard to subparagraph (a) above, the Administrator may also direct the Trustee to invest funds under the Plan in other property described in the Trust or in life insurance policies to the extent permitted by subparagraph (c) below, or the Trustee may hold such funds in cash or cash equivalents.

          (c) With due regard to subparagraph (a) above, the Administrator may also direct the Trustee to invest funds under the Plan in insurance policies on the life of any "keyman" Employee. The proceeds of a "keyman" insurance policy may not be used for the repayment of any indebtedness owed by the Plan which is secured by Company Stock. In the event any "keyman" insurance is purchased by the Trustee, the premiums paid thereon during any Plan Year, net of any policy dividends and increases in cash surrender values, shall be treated as the cost of Plan investment and any death benefit or cash surrender value received shall be treated as proceeds from an investment of the Plan.

          (d) The Plan may not obligate itself to acquire Company Stock from a particular holder thereof at an indefinite time determined upon the happening of an event such as the death of the holder.

          (e) The Plan may not obligate itself to acquire Company Stock under a put option binding upon the Plan. However, at the time a put option is exercised, the Plan may be given an option to assume the rights and obligations of the Employer under a put option binding upon the Employer.

          (f) All purchases of Company Stock shall be made at a price which, in the judgment of the Administrator, does not exceed the fair market value thereof. All sales of Company Stock shall be made at a price which, in the judgment of the Administrator, is not less than the fair market value thereof. The valuation rules set forth in
     Article VI shall be applicable.

5.2  TRANSACTIONS INVOLVING COMPANY STOCK

          (a) No portion of the Trust Fund attributable to (or allocable in lieu of) Company Stock acquired by the Plan after October 22, 1986 in a sale to which Code Section 1042 or Code Section 2057 applies may accrue or be allocated directly or indirectly under any plan maintained by the Employer meeting the requirements of Code Section 401(a):

          (1)  during the "Nonallocation Period", for the benefit of

               (i)  any taxpayer who makes an election under Code
               Section 1042(a) with respect to Company Stock or any decedent if the executor of the estate of the decedent makes a qualified sale to which Code Section 2057 applies,

               (ii) any individual who is related to the taxpayer or the decedent (within the meaning of Code Section 267(b)), or

          (2) for the benefit of any other person who owns (after application of Code Section 318(a) applied without regard to the employee trust exception in Code Section 318(a)(2)(B)(i)) more than 25 percent of

               (i) any class of outstanding stock of the Employer or Affiliated Employer which issued such Company Stock, or

               (ii) the total value of any class of outstanding stock of the Employer or Affiliated Employer.

          (b) Except, however, subparagraph (a)(1)(ii) above shall not apply to lineal descendants of the taxpayer, provided that the aggregate amount allocated to the benefit of all such lineal descendants during the "Nonallocation Period" does not exceed more than five (5) percent of the Company Stock (or amounts allocated in lieu thereof) held by the Plan which are attributable to a sale to the Plan by any person related to such descendants (within the meaning of Code Section 267(c)(4)) in a transaction to which Code Section 1042 or Code
     Section 2057 is applied.

          (c) A person shall be treated as failing to meet the stock ownership limitation under paragraph (a)(2) above if such person fails such limitation:

          (1) at any time during the one (1) year period ending on the date of sale of Company Stock to the Plan, or

          (2) on the date as of which Company Stock is allocated to Participants in the Plan.

          (d) For purposes of this Section, "Nonallocation Period", for Plan Years beginning after December 31, 1986, means the period beginning on the date of the sale of the Company Stock and ending on the date which is ten (10) years after the date of sale.

                                   ARTICLE VI
                                   VALUATIONS

6.1  VALUATION OF THE TRUST FUND

     The Administrator shall direct the Trustee, as of each Anniversary Date, and at such other date or dates deemed necessary by the Administrator, herein called "valuation date", to determine the net worth of the assets comprising the Trust Fund as it exists on the "valuation date" prior to taking into consideration any contribution to be allocated for that Plan Year. In determining such net worth, the Trustee shall value the assets comprising the Trust Fund at their fair market value as of the "valuation date" and shall deduct all expenses for which the Trustee has not yet obtained reimbursement from the Employer or the Trust Fund.

6.2  METHOD OF VALUATION

     Valuations must be made in good faith and based on all relevant factors for determining the fair market value of securities. In the case of a transaction between a Plan and a disqualified person, value must be determined as of the date of the transaction. For all other Plan purposes, value must be determined as of the most recent "valuation date" under the Plan. An independent appraisal will not in itself be a good faith determination of value in the case of a transaction between the Plan and a disqualified person. However, in other cases, a determination of fair market value based on at least an annual appraisal independently arrived at by a person who customarily makes such appraisals and who is independent of any party to the transaction will be deemed to be a good faith determination of value. Company Stock not readily tradeable on an established securities market shall be valued by an independent appraiser meeting requirements similar to the requirements of the Regulations prescribed under Code Section 170(a)(1).

                                   ARTICLE VII
                   DETERMINATION AND DISTRIBUTION OF BENEFITS

7.1  DETERMINATION OF BENEFITS UPON RETIREMENT

     Every Participant may terminate his employment with the Employer and retire for the purposes hereof on his Normal Retirement Date or Early Retirement Date. Upon such Normal Retirement Date or Early Retirement Date, all amounts credited to such Participant's Combined Account shall become distributable. However, a Participant may postpone the termination of his employment with the Employer to a later date, in which event the participation of such Participant in the Plan, including the right to receive allocations pursuant to Section 4.4, shall continue until his Late Retirement Date. Upon a Participant's Retirement Date, or as soon thereafter as is practicable, the Trustee shall distribute all amounts credited to such Participant's Combined Account in accordance with Sections 7.5 and 7.6.

7.2   DETERMINATION OF BENEFITS UPON DEATH

          (a) Upon the death of a Participant before his Retirement Date or other termination of his employment, all amounts credited to such Participant's Combined Account shall become fully Vested. The Administrator shall direct the Trustee, in accordance with the provisions of Sections 7.5 and 7.6, to distribute the value of the deceased Participant's accounts to the Participant's Beneficiary.

          (b) Upon the death of a Former Participant, the Administrator shall direct the Trustee, in accordance with the provisions of Sections 7.5 and 7.6, to distribute any remaining amounts credited to the accounts of a deceased Former Participant to such Former
     Participant's Beneficiary.

          (c) The Administrator may require such proper proof of death and such evidence of the right of any person to receive payment of the value of the account of a deceased Participant or Former Participant as the Administrator may deem desirable. The Administrator's determination of death and of the right of any person to receive payment shall be conclusive.

          (d) The Beneficiary of the death benefit payable pursuant to this Section shall be the Participant's spouse. Except, however, the Participant may designate a Beneficiary other than his spouse if:

          (1) the spouse has waived the right to be the Participant's Beneficiary, or

          (2) the Participant is legally separated or has been abandoned (within the meaning of local law) and the Participant has a court order to such effect (and there is no "qualified domestic relations order" as defined in Code Section 414(p) which provides otherwise), or

          (3)  the Participant has no spouse, or

          (4)  the spouse cannot be located.

          In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Administrator. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Administrator. However, the Participant's spouse must again consent in writing to any change in Beneficiary unless the original consent acknowledged that the spouse had the right to limit consent only to a specific Beneficiary and that the spouse voluntarily elected to relinquish such right. In the event no valid designation of Beneficiary exists at the time of the Participant's death, the death benefit shall be payable to his estate.

          (e) Any consent by the Participant's spouse to waive any rights to the death benefit must be in writing, must acknowledge the effect of such waiver, and be witnessed by a Plan representative or a notary public. Further, the spouse's consent must be irrevocable and must acknowledge the specific nonspouse Beneficiary.

7.3  DISABILITY RETIREMENT BENEFITS

          No disability benefits, other than those payable upon termination of employment, are provided in this Plan.

7.4  DETERMINATION OF BENEFITS UPON TERMINATION

          (a) On or before the Anniversary Date coinciding with or subsequent to the termination of a Participant's employment for any reason other than death or retirement, the Administrator may direct the Trustee to segregate the amount of the Vested portion of such Terminated Participant's Combined Account and invest the aggregate amount thereof in a separate, federally insured savings account, certificate of deposit, common or collective trust fund of a bank or a deferred annuity. In the event the Vested portion of a Participant's Combined Account is not segregated, the amount shall remain in a separate account for the Terminated Participant and share in allocations pursuant to Section 4.4 until such time as a distribution is made to the Terminated Participant. The amount of the Terminated Participant's Combined Account which is not Vested may be credited to a separate account (which will always share in gains and losses of the Trust) and at such time as the amount becomes a Forfeiture shall be applied pursuant to Section 4.4.

          If a portion of a Participant's Account is forfeited, Company Stock allocated to the Participant's Company Stock Account must be forfeited only after the Participant's Other Investments Account has been depleted. If interest in more than one class of Company Stock has been allocated to a Participant's Account, the Participant must be treated as forfeiting the same proportion of each such class.

          Distribution of the funds due to a Terminated Participant shall be made on the occurrence of an event which would result in the distribution had the Terminated Participant remained in the employ of the Employer upon the Participant's death, Early or Normal Retirement). If the value of a Terminated Participant's Vested benefit derived from Employer and Employee contributions does not exceed $3,500 and has never exceeded $3,500 at the time of any prior distribution, the Administrator shall direct the Trustee to cause the entire Vested benefit to be payable in a single lump sum to such Participant.

          Notwithstanding the above, unless the Terminated Participant otherwise elects in writing a later distribution date, distribution of Company Stock shall commence not later than one (1) year after the close of the Plan Year which is the fifth Plan Year following the Plan Year in which the Participant otherwise separates from service. However, if such Terminated Participant is reemployed by the Employer before distribution is required to be made under this paragraph, such distribution shall be postponed.

          For purposes of this Section 7.4, if the value of a Terminated Participant's Vested benefit is zero, the Terminated Participant shall be deemed to have received a distribution of such Vested benefit.

          (b) The Vested portion of any Participant's Account shall be a percentage of the total amount credited to his Participant's Account determined on the basis of the Participant's number of Years of Service according to the following schedule:

                          Vesting Schedule
                          ----------------
                Years of Service          Percentage
                ----------------          ----------
                       2                      20%
                       3                      40%
                       4                      60%
                       5                      80%
                       6                     100%

          (c) Notwithstanding the vesting schedule above, the Vested percentage of a Participant's Account shall not be less than the Vested percentage attained as of the later of the effective date or adoption date of this amendment and restatement.

          (d) Notwithstanding the vesting schedule above, upon the complete discontinuance of the Employer's contributions to the Plan or upon any full or partial termination of the Plan, all amounts credited to the account of any affected Participant shall become 100% Vested and shall not thereafter be subject to Forfeiture.

          (e) The computation of a Participant's nonforfeitable percentage of his interest in the Plan shall not be reduced as the result of any direct or indirect amendment to this Article. In the event that the Plan is amended to change or modify any vesting schedule, a Participant with at least three (3) Years of Service as of the expiration date of the election period may elect to have his nonforfeitable percentage computed under the Plan without regard to such amendment. If a Participant fails to make such election, then such Participant shall be subject to the new vesting schedule. The Participant's election period shall commence on the adoption date of the amendment and shall end 60 days after the latest of:

          (1)  the adoption date of the amendment,

          (2)  the effective date of the amendment, or

          (3) the date the Participant receives written notice of the amendment from the Employer or Administrator.

          (f)(1) If any Former Participant shall be reemployed by the Employer before a 1-Year Break in Service occurs, he shall continue to participate in the Plan in the same manner as if such termination had not occurred.

     (2) If any Former Participant shall be reemployed by the Employer before five (5) consecutive 1-Year Breaks in Service, and such Former Participant had received, or was deemed to have received, a distribution of his entire Vested interest prior to his reemployment, his forfeited account shall be reinstated only if he repays the full amount distributed to him before the earlier of five
     (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five (5) consecutive 1-Year Breaks in Service commencing after the distribution, or in the event of a deemed distribution, upon the reemployment of such Former Participant. If a distribution occurs for any reason other than a separation from service, the time for repayment may not end earlier than five (5) years after the date of separation. In the event the Former Participant does repay the full amount distributed to him, or in the event of a deemed distribution, the undistributed portion of the Participant's Account must be restored in full, unadjusted by any gains or losses occurring subsequent to the Anniversary Date or other valuation date coinciding with or preceding his termination. The source for such reinstatement shall first be any Forfeitures occurring during the Year. If such source is insufficient, then the Employer shall contribute an amount which is sufficient to restore any such forfeited Accounts provided, however, that if a discretionary contribution is made for such year pursuant to Section 4.1(d), such contribution shall first be applied to restore any such Accounts and the remainder shall be allocated in accordance with Section 4.4.

     (3) If any Former Participant is reemployed after a 1-Year Break in Service has occurred, Years of Service shall include Years of Service prior to his 1-Year Break in Service subject to the following rules:

          (i) If a Former Participant has a 1-Year Break in Service, his pre-break and post-break service shall be used for computing Years of Service for eligibility and for vesting purposes only after he has been employed for one (1) Year of Service following the date of his reemployment with the Employer;

          (ii) Any Former Participant who under the Plan does not have a nonforfeitable right to any interest in the Plan resulting from Employer contributions shall lose credits otherwise allowable under
          (i) above if his consecutive 1-Year Breaks in Service equal or exceed the greater of (A) five (5) or (B) the aggregate number of his pre-break Years of Service;

          (iii) After five (5) consecutive 1-Year Breaks in Service, a Former Participant's Vested Account balance attributable to pre-break service shall not be increased as a result of post-break service;

          (iv) If a Former Participant who has not had his Years of Service before a 1-Year Break in Service disregarded pursuant to (ii) above completes one (1) Year of Service for eligibility purposes following his reemployment with the Employer, he shall participate in the Plan retroactively from his date of reemployment;

          (v) If a Former Participant who has not had his Years of Service before a 1-Year Break in Service disregarded pursuant to (ii) above completes one (1) Year of Service for eligibility purposes following his reemployment with the Employer (a 1-Year Break in Service previously occurred, but employment had not terminated), he shall participate in the Plan retroactively from his reemployment commencement date.

          (g) In determining Years of Service for purposes of vesting under the Plan, Years of Service prior to the Effective Date of the Plan and prior to the vesting computation period in which an Employee attained his eighteenth birthday shall be excluded.

7.5  DISTRIBUTION OF BENEFITS

          (a) The Administrator, pursuant to the election of the Participant (or if no election has been made prior to the Participant's death, by his Beneficiary), shall direct the Trustee to distribute to a Participant or his Beneficiary any amount to which he is entitled under the Plan in one or more of the following methods:

          (1)  One lump-sum payment;

          (2) Payments over a period certain in monthly, quarterly, semiannual, or annual installments. The period over which such payment is to be made shall not extend beyond the earlier of the Participant's life expectancy (or the life expectancy of the Participant and his designated Beneficiary) or the limited distribution period provided for in Section 7.5(b).

          (b) Unless the Participant elects in writing a longer distribution period, distribution to a Participant or his Beneficiary of Company Stock shall be in substantially equal monthly, quarterly, semiannual, or annual installments over a period not longer than five (5) years. In the case of a Participant with an account balance in the Plan in excess of $500,000, the five (5) year period shall be extended one (1) additional year (but not more than five (5) additional years) for each $100,000 or fraction thereof by which such balance exceeds $500,000.
     The dollar limits shall be adjusted at the same time and in the same manner as provided in Code Section 415(d).

          (c) Any distribution to a Participant who has a benefit which exceeds, or has ever exceeded, $3,500 at the time of any prior distribution shall require such Participant's consent if such distribution commences prior to the later of his Normal Retirement Age or age 62. With regard to this required consent:

          (1) The Participant must be informed of his right to defer receipt of the distribution. If a Participant fails to consent, it shall be deemed an election to defer the commencement of payment of any benefit. However, any election to defer the receipt of benefits shall not apply with respect to distributions which are required under Section 7.5(f).

          (2) Notice of the rights specified under this paragraph shall be provided no less than 30 days and no more than 90 days before the first day on which all events have occurred which entitle the Participant to such benefit.

          (3) Written consent of the Participant to the distribution must not be made before the Participant receives the notice and must not be made more than 90 days before the first day on which all events have occurred which entitle the Participant to such benefit.

          (4) No consent shall be valid if a significant detriment is imposed under the Plan on any Participant who does not consent to the distribution.

          (d) Notwithstanding anything herein to the contrary, cash dividends on shares of Company Stock allocable to Participants' Company Stock Accounts may be paid pursuant to Section 4.4(d) to Participants or their Beneficiaries within 90 days after the close of the Plan Year in which the dividend is paid.

          (e) Any part of a Participant's benefit which is retained in the Plan after the Anniversary Date on which his participation ends will continue to be treated as a Company Stock Account or as an Other Investments Account (subject to Section 7.4(a)) as provided in Article
     IV. However, neither account will be credited with any further Employer contributions or Forfeitures.

          (f) Notwithstanding any provision in the Plan to the contrary, the distribution of a Participant's benefits made on or after January 1, 1985 shall be made in accordance with the following requirements and shall otherwise comply with Code Section 401(a)(9) and the Regulations thereunder (including Regulation 1.401(a)(9)-2), the provisions of which are incorporated herein by reference:

          (1) A Participant's benefits shall be distributed to him not later than April lst of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1/2 or (ii) the calendar year in which the Participant retires, provided, however, that this clause (ii) shall not apply in the case of a Participant who is a "five (5) percent owner" at any time during the five (5) Plan Year period ending in the calendar year in which he attains age 70 1/2 or, in the case of a Participant who becomes a "five (5) percent owner" during any subsequent Plan Year, clause
          (ii) shall no longer apply and the required beginning date shall be the April 1st of the calendar year following the calendar year in which such subsequent Plan Year ends. Alternatively, distributions to a Participant must begin no later than the applicable April lst as determined under the preceding sentence and must be made over a period certain measured by the life expectancy of the Participant (or the life expectancies of the Participant and his designated Beneficiary) in accordance with Regulations. Notwithstanding the foregoing, clause (ii) above shall not apply to any Participant unless the Participant had attained age 70 1/2 before January 1, 1988 and was not a "five (5) percent owner" at any time during the Plan Year ending with or within the calendar year in which the Participant attained age 66 1/2 or any subsequent Plan Year.

          (2) Distributions to a Participant and his Beneficiaries shall only be made in accordance with the incidental death benefit requirements of Code Section 401(a)(9)(G) and the Regulations thereunder.

          Additionally, for calendar years beginning before 1989, distributions may also be made under an alternative method which provides that the then present value of the payments to be made over the period of the Participant's life expectancy exceeds fifty percent (50%) of the then present value of the total payments to be made to the Participant and his Beneficiaries.

          (g) Notwithstanding any provision in the Plan to the contrary, distributions upon the death of a Participant made on or after January 1, 1985 shall be made in accordance with the following requirements and shall otherwise comply with Code Section 401(a)(9) and the Regulations thereunder. If it is determined pursuant to Regulations that the distribution of a Participant's interest has begun and the Participant dies before his entire interest has been distributed to him, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution selected pursuant to Section
     7.5 as of his date of death. If a Participant dies before he has begun to receive any distributions of his interest under the Plan or before distributions are deemed to have begun pursuant to Regulations, then his death benefit shall be distributed to his Beneficiaries by December 31st of the calendar year in which the fifth anniversary of his date of death occurs.

          However, in the event that the Participant's spouse (determined as of the date of the Participant's death) is his Beneficiary, then in lieu of the preceding rules, distributions must be made over a period not extending beyond the life expectancy of the spouse and must commence on or before the later of: (1) December 31st of the calendar year immediately following the calendar year in which the Participant died; or (2) December 31st of the calendar year in which the Participant would have attained age 70 1/2. If the surviving spouse dies before distributions to such spouse begin, then the 5-year distribution requirement of this Section shall apply as if the spouse was the Participant.

          (h) For purposes of this Section, the life expectancy of a Participant and a Participant's spouse shall not be redetermined in accordance with Code Section 401(a)(9)(D). Life expectancy and joint and last survivor expectancy shall be computed using the return multiples in Tables V and VI of Regulation 1.72-9.

          (i) Except as limited by Sections 7.5 and 7.6, whenever the Trustee is to make a distribution or to commence a series of payments on or as of an Anniversary Date, the distribution or series of payments may be made or begun on such date or as soon thereafter as is practicable, but in no event later than 180 days after the Anniversary Date.
     However, unless a Former Participant elects in writing to defer the receipt of benefits (such election may not result in a death benefit that is more than incidental), the payment of benefits shall begin not later than the 60th day after the close of the Plan Year in which the latest of the following events occurs:

          (1) the date on which the Participant attains the earlier of age 65 or the Normal Retirement Age specified herein;

          (2) the 10th anniversary of the year in which the Participant commenced participation in the Plan; or

          (3) the date the Participant terminates his service with the Employer.

          (j) The restrictions imposed by this Section shall not apply if a Participant has, prior to January 1, 1984, made a written designation to have his retirement benefit paid in an alternative method acceptable under Code Section 401(a) as in effect prior to the enactment of the Tax Equity and Fiscal Responsibility Act of 1982. Any such written designation made by a Participant shall be binding upon the Plan Administrator notwithstanding any contrary provision of Section 7.5.

          (k) Subject to the spouse's right of consent afforded under the Plan, the restrictions imposed by this Section shall not apply if a Participant has, prior to January 1, 1984, made a written designation to have his death benefits paid in an alternative method acceptable under Code Section 401(a) as in effect prior to the enactment of the Tax Equity and Fiscal Responsibility Act of 1982.

7.6  HOW PLAN BENEFIT WILL BE DISTRIBUTED

          (a) Distribution of a Participant's benefit may be made in cash or Company Stock or both, provided, however, that if a Participant or Beneficiary so demands, such benefit (other than Company Stock reinvested pursuant to Section 4.13(a)) shall be distributed only in the form of Company Stock. Prior to making a distribution of benefits, the Administrator shall advise the Participant or his Beneficiary, in writing, of the right to demand that benefits be distributed solely in Company Stock.

          (b) If a Participant or Beneficiary demands that benefits be distributed solely in Company Stock, distribution of a Participant's benefit will be made entirely in whole shares or other units of Company Stock. Any balance in a Participant's Other Investments Account will be applied to acquire for distribution the maximum number of whole shares or other units of Company Stock at the then fair market value. Any fractional unit value unexpended will be distributed in cash. If Company Stock is not available for purchase by the Trustee, then the Trustee shall hold such balance until Company Stock is acquired and then make such distribution, subject to Sections 7.5(i) and 7.5(f).

          (c) The Trustee will make distribution from the Trust only on instructions from the Administrator.

          (d) Notwithstanding anything contained herein to the contrary, if the Employer's charter or by-laws restrict ownership of substantially all shares of Company Stock to Employees and the Trust Fund, as described in Code Section 409(h)(2), the Administrator shall distribute a Participant's Combined Account entirely in cash without granting the Participant the right to demand distribution in shares of Company Stock.

          (e) Except as otherwise provided herein, Company Stock distributed by the Trustee may be restricted as to sale or transfer by the by-laws or articles of incorporation of the Employer, provided restrictions are applicable to all Company Stock of the same class. If a Participant is required to offer the sale of his Company Stock to the Employer before offering to sell his Company Stock to a third party, in no event may the Employer pay a price less than that offered to the distributee by another potential buyer making a bona fide offer and in no event shall the Trustee pay a price less than the fair market value of the Company Stock.

7.7  DISTRIBUTION FOR MINOR BENEFICIARY

     In the event a distribution is to be made to a minor, then the Administrator may direct that such distribution be paid to the legal guardian, or if none, to a parent of such Beneficiary or a responsible adult with whom the Beneficiary maintains his residence, or to the custodian for such Beneficiary under the Uniform Gift to Minors Act or Gift to Minors Act, if such is permitted by the laws of the state in which said Beneficiary resides. Such a payment to the legal guardian, custodian or parent of a minor Beneficiary shall fully discharge the Trustee, Employer, and Plan from further liability on account thereof.

7.8  LOCATION OF PARTICIPANT OR BENEFICIARY UNKNOWN

     In the event that all, or any portion, of the distribution payable to a Participant or his Beneficiary hereunder shall, at the expiration of five (5) years after it shall become payable, remain unpaid solely by reason of the inability of the Administrator, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or his Beneficiary, the amount so distributable shall be treated as a Forfeiture pursuant to the Plan. In the event a Participant or Beneficiary is located subsequent to his benefit being reallocated, such benefit shall be restored.

7.9  RIGHT OF FIRST REFUSALS

          (a) If any Participant, his Beneficiary or any other person to whom shares of Company Stock are distributed from the Plan (the "Selling Participant") shall, at any time, desire to sell some or all of such shares (the "Offered Shares") to a third party (the "Third Party"), the Selling Participant shall give written notice of such desire to the Employer and the Administrator, which notice shall contain the number of shares offered for sale, the proposed terms of the sale and the names and addresses of both the Selling Participant and Third Party. Both the Trust Fund and the Employer shall each have the right of first refusal for a period of fourteen (14) days from the date the Selling Participant gives such written notice to the Employer and the Administrator (such fourteen (14) day period to run concurrently against the Trust Fund and the Employer) to acquire the Offered Shares. As between the Trust Fund and the Employer, the Trust Fund shall have priority to acquire the shares pursuant to the right of first refusal. The selling price and terms shall be the same as offered by the Third Party.

          (b) If the Trust Fund and the Employer do not exercise their right of first refusal within the required fourteen (14) day period provided above, the Selling Participant shall have the right, at any time following the expiration of such fourteen (14) day period, to dispose of the Offered Shares to the Third Party; provided, however, that (i) no disposition shall be made to the Third Party on terms more favorable to the Third Party than those set forth in the written notice delivered by the Selling Participant above, and (ii) if such disposition shall not be made to a third party on the terms offered to the Employer and the Trust Fund, the offered Shares shall again be subject to the right of first refusal set forth above.

          (c) The closing pursuant to the exercise of the right of first refusal under Section 7.9(a) above shall take place at such place agreed upon between the Administrator and the Selling Participant, but not later than ten (10) days after the Employer or the Trust Fund shall have notified the Selling Participant of the exercise of the right of first refusal. At such closing, the Selling Participant shall deliver certificates representing the Offered Shares duly endorsed in blank for transfer, or with stock powers attached duly executed in blank with all requiredtransfer tax stamps attached or provided for, and the Employer or the Trust Fund shall deliver the purchase price, or an appropriate portion thereof, to the Selling Participant.

7.10 STOCK CERTIFICATE LEGEND

      Certificates for shares distributed pursuant to the Plan shall contain the following legend:

      "The shares represented by this certificate are transferable only upon compliance with the terms of PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN OF FIRST SAVINGS BANK, F.S.B. effective as of January 1, 1989, which grants to First Savings Bank, F.S.B. a right of first refusal, a copy of said Plan being on file in the office of the Company."

7.11 LIMITATIONS ON BENEFITS AND DISTRIBUTIONS

     All rights and benefits, including elections, provided to a Participant in this Plan shall be subject to the rights afforded to any "alternate payee" under a "qualified domestic relations order." Furthermore, a distribution to an "alternate payee" shall be permitted if such distribution is authorized by a it qualified domestic relations order," even if the affected Participant has not reached the "earliest retirement age" under the Plan. For the purposes of this Section, "alternate payee," "qualified domestic relations order" and "earliest retirement age" shall have the meaning set forth under Code Section 414(p).

                              ARTICLE VIII
                                TRUSTEE

8.1  BASIC RESPONSIBILITIES OF THE TRUSTEE

     The Trustee shall have the following categories of responsibilities:

          (a) Consistent with the "funding policy and method" determined by the Employer, to invest, manage, and control the Plan assets subject, however, to the direction of an Investment Manager if the Trustee should appoint such manager as to all or a portion of the assets of the Plan;

          (b) At the direction of the Administrator, to pay benefits required under the Plan to be paid to Participants, or, in the event of their death, to their Beneficiaries;

          (c) To maintain records of receipts and disbursements and furnish to the Employer and/or Administrator for each Plan Year a written annual report per Section 8.7; and

          (d) If there shall be more than one Trustee, they shall act by a majority of their number, but may authorize one or more of them to sign papers on their behalf.

8.2  INVESTMENT POWERS AND DUTIES OF THE TRUSTEE

          (a) The Trustee shall invest and reinvest the Trust Fund to keep the Trust Fund invested without distinction between principal and income and in such securities or property, real or personal, wherever situated, as the Trustee shall deem advisable, including, but not limited to, stocks, common or preferred, bonds and other evidences of indebtedness or ownership, and real estate or any interest therein. The Trustee shall at all times in making investments of the Trust Fund consider, among other factors, the short and long-term financial needs of the Plan on the basis of information furnished by the Employer. In making such investments, the Trustee shall not be restricted to securities or other property of the character expressly authorized by the applicable law for trust investments; however, the Trustee shall give due regard to any limitations imposed by the Code or the Act so that at all times the Plan may qualify as an Employee Stock Ownership Plan and Trust.

          (b) The Trustee may employ a bank or trust company pursuant to the terms of its usual and customary bank agency agreement, under which the duties of such bank or trust company shall be of a custodial, clerical and record-keeping nature.

          (c) In the event the Trustee invests any part of the Trust Fund, pursuant to the directions of the Administrator, in any shares of stock issued by the Employer, and the Administrator thereafter directs the Trustee to dispose of such investment, or any part thereof, under circumstances which, in the opinion of counsel for the Trustee, require registration of the securities under the Securities Act of 1933 and/or qualification of the securities under the Blue Sky laws of any state or states, then the Employer at its own expense, will take or cause to be taken any and all such action as may be necessary or appropriate to effect such registration and/or qualification.

8.3  OTHER POWERS OF THE TRUSTEE

     The Trustee, in addition to all powers and authorities under common law, statutory authority, including the Act, and other provisions of the Plan, shall have the following powers and authorities, to be exercised in the Trustee's sole discretion:

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

          (a) To purchase, or subscribe for, any securities or other property and to retain the same. In conjunction with the purchase of securities, margin accounts may be opened and maintained;

         (b) To sell, exchange, convey, transfer, grant options to purchase, or otherwise dispose of any securities or other property held by the Trustee, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expediency, or propriety of any such sale or other disposition, with or without advertisement;

          (c) To vote upon any stocks, bonds, or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto; to oppose, or to consent to, or otherwise participate in, corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities, or other property;

          (d) To cause any securities or other property to be registered in the Trustee's own name or in the name of one or more of the Trustee's nominees, and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust Fund;

          (e) To borrow or raise money for the purposes of the Plan in such amount, and upon such terms and conditions, as the Trustee shall deem advisable; and for any sum so borrowed, to issue a promissory note as Trustee, and to secure the repayment thereof by pledging all, or any part, of the Trust Fund; and no person lending money to the Trustee shall be bound to see to the application of the money lent or to inquire into the validity, expediency, or propriety of any borrowing;

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


          (f) To keep such portion of the Trust Fund in cash or cash balances as the Trustee may, from time to time, deem to be in the best interests of the Plan, without liability for interest thereon;

          (g) To accept and retain for such time as the Trustee may deem advisable any securities or other property received or acquired as Trustee hereunder, whether or not such securities or other property would normally be purchased as investments hereunder;

          (h) To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;

          (i) To settle, compromise, or submit to arbitration any claims, debts, or damages due or owing to or from the Plan, to commence or defend suits or legal or administrative proceedings, and to represent the Plan in all suits and legal and administrative proceedings;

          (j) To employ suitable agents and counsel and to pay their reasonable expenses and compensation, and such agent or counsel may or may not be agent or counsel for the Employer;

          (k) To apply for and procure from responsible insurance companies, to be selected by the Administrator, as an investment of the Trust Fund such annuity, or other Contracts (on the life of any Participant) as the Administrator shall deem proper; to exercise, at any time or from time to time, whatever rights and privileges may be granted under such annuity, or other Contracts; to collect, receive, and settle for the proceeds of all such annuity or other Contracts as and when entitled to do so under the provisions thereof;

          (l) To invest funds of the Trust in time deposits or savings accounts bearing a reasonable rate of interest in the Trustee's bank;

          (m) To invest in Treasury Bills and other forms of United States government obligations;

          (n) To deposit monies in federally insured savings accounts or certificates of deposit in banks or savings and loan associations;

          (o)  To vote Company Stock as provided in Section 8.4;

          (p) To consent to or otherwise participate in reorganizations, recapitalizations, consolidations, mergers and similar transactions with respect to Company Stock or any other securities and to pay any assessments or charges in connection therewith;

          (q) To deposit such Company Stock (but only if such deposit does not violate the provisions of Section 8.4 hereof) or other securities in any voting trust, or with any protective or like committee, or with a trustee or with depositories designated thereby;

          (r) To sell or exercise any options, subscription rights and conversion privileges and to make any payments incidental thereto;

          (s) To exercise any of the powers of an owner, with respect to such Company Stock and other securities or other property comprising the Trust Fund. The Administrator, with the Trustee's approval, may authorize the Trustee to act on any administrative matter or class of matters with respect to which direction or instruction to the Trustee by the Administrator is called for hereunder without specific direction or other instruction from the Administrator;

          (t) To sell, purchase and acquire put or call options if the options are traded on and purchased through a national securities exchange registered under the Securities Exchange Act of 1934, as amended, or, if the options are not traded on a national securities exchange, are guaranteed by a member firm of the New York Stock Exchange;

          (u) To do all such acts and exercise all such rights and privileges, although not specifically mentioned herein, as the Trustee may deem necessary to carry out the purposes of the Plan.

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


          (v) Directed Investment Account. The powers granted to the Trustee shall be exercised in the sole fiduciary discretion of the Trustee. However, pursuant to Section 4.13, each Participant is authorized and empowered, in his sole and absolute discretion, to give directions to the Trustee in such form as the Trustee may require concerning the investment of the Participant's Directed Investment Account, which directions must be followed by the Trustee. Neither the Trustee nor any other persons including the Administrator or otherwise shall be under any duty to question any such direction of the Participant or to make any suggestions to the Participant in connection therewith, and the Trustee shall comply as promptly as practicable with directions given by the Participant hereunder. Any such direction may be of a continuing nature or otherwise and may be revoked by the Participant at any time in such form as the Trustee may require. The Trustee may refuse to comply with any direction from the Participant in the event the Trustee, in its sole and absolute discretion, deems such directions improper by virtue of applicable law. The Trustee shall not be responsible or liable for any loss or expense which may result from the Trustee's refusal or failure to comply with any directions from the Participant. Any costs and expenses related to compliance with the Participant's directions shall be borne by the Participant's
     Directed Investment Account.

8.4  VOTING COMPANY STOCK

     The Trustee shall vote all Company Stock held by it as part of the Plan assets at such time and in such manner as the Administrator shall direct. Provided, however, that if any agreement entered into by the Trust provides for voting of any shares of Company Stock pledged as security for any obligation of the Plan, then such shares of Company Stock shall be voted in accordance with such agreement. If the Administrator fails or refuses to give the Trustee timely instructions as to how to vote any Company Stock as to which the Trustee otherwise has the right to vote, the Trustee shall not exercise its power to vote such Company Stock and shall consider the Administrator's failure or refusal to give timely instructions as an exercise of the Administrator's rights and a directive to the Trustee not to vote said Company Stock. The Trustee shall not vote Company Stock which a Participant or Beneficiary, pursuant to this Section, fails to exercise.

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


     Notwithstanding the foregoing, if the Employer has a registration-type class of securities, each Participant or Beneficiary shall be entitled to direct the Trustee as to the manner in which the Company Stock which is entitled to vote and which is allocated to the Company Stock Account of such Participant or Beneficiary is to be voted. If the Employer does not have a registration-type class of securities, each Participant or Beneficiary in the Plan shall be entitled to direct the Trustee as to the manner in which voting rights on shares of Company Stock which are allocated to the Company Stock Account of such Participant or Beneficiary are to be exercised with respect to any corporate matter which involves the voting of such shares with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction as prescribed in Regulations. For purposes of this Section the term "registration-type class of securities" means: (A) a class of securities required to be registered under Section 12 of the Securities Exchange Act of 1934; and (B) a class of securities which would be required to be so registered except for the exemption from registration provided in subsection
(g)(2)(H) of such Section 12.

     If the Employer does not have a registration-type class of securities and the by-laws of the Employer require the Plan to vote an issue in a manner that reflects a one-man, one-vote philosophy, each Participant or Beneficiary shall be entitled to cast one vote on an issue and the Trustee shall vote the shares held by the Plan in proportion to the results of the votes cast on the issue by the Participants and Beneficiaries;

8.5  DUTIES OF THE TRUSTEE REGARDING PAYMENTS

     (a) The Trustee shall make distributions from the Trust Fund at such times and in such numbers of shares or other units of Company Stock and amounts of cash to or for the benefit of the person entitled thereto under the Plan as the Administrator directs in writing. Any undistributed part of a Participant's interest in his accounts shall be retained in the Trust Fund until the Administrator directs its distribution. Where distribution is directed in Company Stock, the Trustee shall cause an appropriate certificate to be issued to the person entitled thereto and mailed to the address furnished it by the Administrator. Any portion of a Participant's Combined Account to be distributed in cash shall be paid by the Trustee mailing its check to the same person at the same address. If a dispute

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


     arises as to who is entitled to or should receive any benefit or payment, the Trustee may withhold or cause to be withheld such payment until the dispute has been resolved.

          (b) As directed by the Administrator, the Trustee shall make payments out of the Trust Fund. Such directions or instructions need not specify the purpose of the payments so directed and the Trustee shall not be responsible in any way respecting the purpose or propriety of such payments except as mandated by the Act.

          (c) In the event that any distribution or payment directed by the Administrator shall be mailed by the Trustee to the person specified in such direction at the latest address of such person filed with the Administrator, and shall be returned to the Trustee because such person cannot be located at such address, the Trustee shall promptly notify the Administrator of such return. Upon the expiration of sixty (60) days after such notification, such direction shall become void and unless and until a further direction by the Administrator is received by the Trustee with respect to such distribution or payment, the Trustee shall thereafter continue to administer the Trust as if such direction had not been made by the Administrator. The Trustee shall not be obligated to search for or ascertain the whereabouts of any such person.

8.6  TRUSTEE'S COMPENSATION AND EXPENSES AND TAXES

     The Trustee shall be paid such reasonable compensation as shall from time to time be agreed upon in writing by the Employer and the Trustee. An individual serving as Trustee who already receives full-time pay from the Employer shall not receive compensation from the Plan. In addition, the Trustee shall be reimbursed for any reasonable expenses, including reasonable counsel fees incurred by it as Trustee. Such compensation and expenses shall be paid from the Trust Fund unless paid or advanced by the Employer. All taxes of any kind and all kinds whatsoever that may be levied or assessed under existing or future laws upon, or in respect of, the Trust Fund or the income thereof, shall be paid from the Trust Fund.

8.7  ANNUAL REPORT OF THE TRUSTEE

     Within a reasonable period of time after the later of the Anniversary Date or receipt of the Employer's contribution for each Plan Year, the Trustee shall furnish to the Employer and

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

Administrator a written statement of account with respect to the Plan Year for which such contribution was made setting forth:

         (a)  the net income, or loss, of the Trust Fund;

         (b)  the gains, or losses, realized by the Trust
     Fund upon sales or other disposition of the assets;

         (c)  the increase, or decrease, in the value of the Trust Fund;

         (d)  all payments and distributions made from the Trust Fund; and


         (e) such further information as the Trustee and/or Administrator deems appropriate. The Employer, forthwith upon its receipt of each such statement of account, shall acknowledge receipt thereof in writing and advise the Trustee and/or Administrator of its approval or disapproval thereof. Failure by the Employer to disapprove any such statement of account within thirty
     (30) days after its receipt thereof shall be deemed an approval thereof. The approval by the Employer of any statement of account shall be binding as to all matters embraced therein as between the Employer and the Trustee to the same extent as if the account of the Trustee had been settled by judgment or decree in an action for a judicial settlement of its account in a court of competent jurisdiction in which the Trustee, the Employer and all persons having or claiming an interest in the Plan were parties; provided, however, that nothing herein contained shall deprive the Trustee of its right to have its accounts judicially settled if the Trustee so desires.

8.8  AUDIT

          (a) If an audit of the Plan's records shall be required by the Act and the regulations thereunder for any Plan Year, the Administrator shall direct the Trustee to engage on behalf of all Participants an independent qualified public accountant for that purpose. Such accountant shall, after an audit of the books and records of the Plan in accordance with generally accepted auditing standards, within a reasonable period after the close of the Plan Year, furnish to the Administrator and the Trustee a report of his audit setting forth his opinion as to whether any statements, schedules or lists that are required by Act Section 103 or the Secretary of Labor to be filed
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


     with the Plan's annual report, are presented fairly in conformity with generally accepted accounting principles applied consistently. All auditing and accounting fees shall be an expense of and may, at the election of the Administrator, be paid from the Trust Fund.

               (b) If some or all of the information necessary to enable the Administrator to comply with Act Section 103 is maintained by a bank, insurance company, or similar institution, regulated and supervised and subject to periodic examination by a state or federal agency, it shall transmit and certify the accuracy of that information to the Administrator as provided in Act Section 103(b) within one hundred twenty (120) days after the end of the Plan Year or by such other date as may be prescribed under regulations of the Secretary of Labor.

     8.9  RESIGNATION, REMOVAL AND SUCCESSION OF TRUSTEE

        (a) The Trustee may resign at any time by delivering to the Employer, at least thirty (30) days before its effective date, a written notice of his resignation.

          (b) The Employer may remove the Trustee by mailing by registered or certified mail, addressed to such Trustee at his last known address, at least thirty (30) days before its effective date, a written notice of his removal.

          (c) Upon the death, resignation, incapacity, or removal of any Trustee, a successor may be appointed by the Employer; and such successor, upon accepting such appointment in writing and delivering same to the Employer, shall, without further act, become vested with all the estate, rights, powers, discretions, and duties of his predecessor with like respect as if he were originally named as a Trustee herein. Until such a successor is appointed, the remaining Trustee or Trustees shall have full authority to act under the terms of the Plan.

          (d) The Employer may designate one or more successors prior to the death, resignation, incapacity, or removal of a Trustee. In the event a successor is so designated by the Employer and accepts such designation, the successor shall, without further act, become vested with all the estate, rights, powers, discretions, and duties of his predecessor with the like effect as if he were originally named as Trustee herein immediately upon the death, resignation, incapacity, or removal of his predecessor.

          (e) Whenever any Trustee hereunder ceases to serve as such, he shall furnish to the Employer and Administrator a written statement of account with respect to the portion of the Plan Year during which he served as Trustee. This statement shall be either (i) included as part of the annual statement of account for the Plan Year required under Section 8.7 or (ii) set forth in a special statement. Any such special statement of account should be rendered to the Employer no later than the due date of the annual statement of account for the Plan Year. The procedures set forth in Section 8.7 for the approval by the Employer of annual statements of account shall apply to any special statement of account rendered hereunder and approval by the Employer of any such special statement in the manner provided in
     Section 8.7 shall have the same effect upon the statement as the Employer's approval of an annual statement of account. No successor to the Trustee shall have any duty or responsibility to investigate the acts or transactions of any predecessor who has rendered all statements of account required by Section 8.7 and this subparagraph.

8.10 TRANSFER OF INTEREST

     The Trustee, on behalf of any Participant, may accept funds transferred from another trust forming part of a pension, profit sharing, or stock bonus plan meeting the requirements of Code Section 401(a) or a "conduit" Individual Retirement Account for the account of a Participant under this Plan, provided the conditions precedent to such transfer set forth in Section 4.11 are satisfied. In the event of such a transfer under this Plan, the Trustee shall maintain a separate, nonforfeitable "Participant's Rollover Account" for the amount transferred. In addition, any such transfer may only be made if it does not result in the elimination of any "Section 411(d)(6) protected benefits" as described in Section 9.1. The Trustee may act upon the direction of the Administrator without determining the facts concerning a transfer.

                                   ARTICLE IX
                       AMENDMENT, TERMINATION AND MERGERS

9.1  AMENDMENT

           (a) The Employer shall have the right at any time to amend the Plan, subject to the limitations of this Section. However, any amendment which affects the rights, duties or responsibilities of the Trustee and Administrator may only be made with the Trustee's and Administrator's written consent. Any such amendment shall become effective as provided therein upon its execution. The Trustee shall not be required to execute any such amendment unless the Trust provisions contained herein are a part of the Plan and the amendment affects the duties of the Trustee hereunder.

          (b) No amendment to the Plan shall be effective if it authorizes or permits any part of the Trust Fund (other than such part as is required to pay taxes and administration expenses) to be used for or diverted to any purpose other than for the exclusive benefit of the Participants or their Beneficiaries or estates; or causes any reduction in the amount credited to the account of any Participant; or causes or permits any portion of the Trust Fund to revert to or become property of the Employer.

          (c) Except as permitted by Regulations (including Regulation 1.411(d)-4), no Plan amendment or transaction having the effect of a Plan amendment (such as a merger, plan transfer or similar transaction) shall be effective if it eliminates or reduces any "Section 411(d)(6) protected benefit" or adds or modifies conditions relating to "Section 411(d)(6) protected benefits" the result of which is a further restriction on such benefit unless such protected benefits are preserved with respect to benefits accrued as of the later of the adoption date or effective date of the amendment. "Section 411(d)(6) protected benefits" are benefits described in Code
     Section 411(d)(6)(A), early retirement benefits and retirement-type subsidies, and optional forms of benefit.

9.2 TERMINATION

          (a) The Employer shall have the right at any time to terminate the Plan by delivering to the Trustee and Administrator written notice of such termination. Upon any full termination, all amounts credited to the affected Participants' Combined Accounts shall become 100% Vested as provided in Section 7.4 and shall not thereafter be subject to forfeiture, and all unallocated amounts shall be allocated to the accounts of all Participants in accordance with the provisions hereof.

          (b) Upon the full termination of the Plan, the Employer shall direct the distribution of the assets of the Trust Fund to Participants in a manner which is consistent with and satisfies the provisions of Sections 7.5 and 7.6. Except as permitted by Regulations, the termination of the Plan shall not result in the reduction of "Section 411(d)(6) Protected benefits" in accordance with
     Section 9.1(c).

9.3  MERGER OR CONSOLIDATION

     This Plan and Trust may be merged or consolidated with, or its assets and/or liabilities may be transferred to any other plan and trust only if the benefits which would be received by a Participant of this Plan, in the event of a termination of the plan immediately after such transfer, merger or consolidation, are at least equal to the benefits the Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation, and such transfer, merger or consolidation does not otherwise result in the elimination or reduction of any "Section 411(d)(6) protected benefits" in accordance with Section 9.1(c).

                                    ARTICLE X
                                  MISCELLANEOUS

10.1 PARTICIPANT'S RIGHTS

     This Plan shall not be deemed to constitute a contract between the Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him as a Participant of this Plan.

10.2 ALIENATION

          (a) Subject to the exceptions provided below, no benefit which shall be payable out of the Trust Fund to any person (including a Participant or his Beneficiary) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized by the Trustee, except to such extent as may be required by law.

          (b) This provision shall not apply to the extent a Participant or Beneficiary is indebted to the Plan, for any reason, under any provision of the Plan. At the time a distribution is to be made to or for a Participant's or Beneficiary's benefit, such proportion of the amount distributed as shall equal such indebtedness shall be paid by the Trustee to the Trustee or the Administrator, at the direction of the Administrator, to apply against or discharge such indebtedness. Prior to making a payment, however, the Participant or Beneficiary must be given written notice by the Administrator that such indebtedness is to be so paid in whole or part from his Participant's Combined Account. If the Participant or Beneficiary does not agree that the indebtedness is a valid claim against his vested Participant's Combined Account, he shall be entitled to a review of the validity of the claim in accordance with procedures provided in Sections 2.12 and 2.13.

          (c) This provision shall not apply to a "qualified domestic relations order" defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Administrator under the provisions of the Retirement Equity Act of 1984. The Administrator shall establish a written procedure to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders. Further, to the extent provided under a "qualified domestic relations order", a former spouse of a Participant shall be treated as the spouse or surviving spouse for all purposes under the Plan.

10.3 CONSTRUCTION OF PLAN

     This Plan and Trust shall be construed and enforced according to the Act and the laws of the State of New Mexico, other than its laws respecting choice of law, to the extent not preempted by the Act.

10.4 GENDER AND NUMBER

     Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

10.5 LEGAL ACTION

     In the event any claim, suit, or proceeding is brought regarding the Trust and/or Plan established hereunder to which the Trustee or the Administrator may be a party, and such claim, suit, or proceeding is resolved in favor of the Trustee or Administrator, they shall be entitled to be reimbursed from the Trust Fund for any and all costs, attorney's fees, and other expenses pertaining thereto incurred by them for which they shall have become liable.

10.6 PROHIBITION AGAINST DIVERSION OF FUNDS

          (a) Except as provided below and otherwise specifically permitted by law, it shall be impossible by operation of the Plan or of the Trust, by termination of either, by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any trust fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of Participants, Retired Participants, or their Beneficiaries.

          (b) In the event the Employer shall make an excessive contribution under a mistake of fact pursuant to Act Section 403(c)(2)(A), the Employer may demand repayment of such excessive contribution at any time within one (1) year following the time of payment and the Trustees shall return such amount to the Employer within the one (1) year period. Earnings of the Plan attributable to the excess contributions may not be returned to the Employer but any losses attributable thereto must reduce the amount so returned.

10.7 BONDING

     Every Fiduciary, except a bank or an insurance company, unless exempted by the Act and regulations thereunder, shall be bonded in an amount not less than 10% of the amount of the funds such Fiduciary handles; provided, however, that the minimum bond shall be $1,000 and the maximum bond, $500,000. The amount of funds handled shall be determined at the beginning of each Plan Year by the amount of funds handled by such person, group, or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is no preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the Fiduciary alone or in connivance with others. The surety shall be a corporate surety company (as such term is used in Act Section 412(a)(2)), and the bond shall be in a form approved by the Secretary of Labor. Notwithstanding anything in the Plan to the contrary, the cost of such bonds shall be an expense of and may, at the election of the Administrator, be paid from the Trust Fund or by the Employer.

10.8 EMPLOYER'S AND TRUSTEE'S PROTECTIVE CLAUSE

     Neither the Employer nor the Trustee, nor their successors, shall be responsible for the validity of any Contract issued hereunder or for the failure on the part of the insurer to make payments provided by any such Contract, or for the action of any person which may delay payment or render a Contract null and void or unenforceable in whole or in part.

10.9 INSURER'S PROTECTIVE CLAUSE

     Any insurer who shall issue Contracts hereunder shall not have any responsibility for the validity of this Plan or for the tax or legal aspects of this Plan. The insurer shall be protected and held harmless in acting in accordance with any written direction of the Trustee, and shall have no duty to see to the application of any funds paid to the Trustee, nor be required to question any actions directed by the Trustee. Regardless of any provision of this Plan, the insurer shall not be required to take or permit any action or allow any benefit or privilege contrary to the terms of any Contract which it issues hereunder, or the rules of the insurer.

10.10     RECEIPT AND RELEASE FOR PAYMENTS

     Any payment to any Participant, his legal representative, Beneficiary, or to any guardian or committee appointed for such Participant or Beneficiary in accordance with the provisions of the Plan, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require such Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Trustee or Employer.

10.11     ACTION BY THE EMPLOYER

     Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

10.12     NAMED FIDUCIARIES AND ALLOCATION OF RESPONSIBILITY

     The "named Fiduciaries" of this Plan are (1) the Employer, (2) the Administrator and (3) the Trustee. The named Fiduciaries shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under the Plan. In general, the Employer shall have the sole responsibility for making the contributions provided for under Section 4.1; and shall have the sole authority to appoint and remove the Trustee and the Administrator; to formulate the Plan's "funding policy and method"; and to amend or terminate, in whole or in part, the Plan. The Administrator shall have the sole responsibility for the administration of the Plan, which responsibility is specifically described in the Plan. The Trustee shall have the sole responsibility of management of the assets held under the Trust, except those assets, the management of which has been assigned to an Investment Manager, who shall be solely responsible for the management of the assets assigned to it, all as specifically provided in the Plan. Each named Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan, authorizing or providing for such direction, information or action. Furthermore, each named Fiduciary may rely upon any such direction, information or action of another named Fiduciary as being proper under the Plan, and is not required under the Plan to inquire into the propriety of any such direction, information or action. It is intended under the Plan that each named Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan. No named Fiduciary shall guarantee the Trust Fund in any manner against investment loss or depreciation in asset value. Any person or group may serve in more than one Fiduciary capacity.

10.13 HEADINGS

     The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

10.14     APPROVAL BY INTERNAL REVENUE SERVICE

          (a) Notwithstanding anything herein to the contrary, contributions to this Plan are conditioned upon the initial qualification of the Plan under Code Section 401. If the Plan receives an adverse determination with respect to its initial qualification, then the Plan may return such contributions to the Employer within one year after such determination, provided the application for the determination is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

          (b) Notwithstanding any provisions to the contrary, except Sections 3.6, 3.7, and 4.1(f), any contribution by the Employer to the Trust Fund is conditioned upon the deductibility of the contribution by the Employer under the Code and, to the extent any such deduction is disallowed the Employer may, within one (1) year following the disallowance of the deduction, demand repayment of such disallowed contribution and the Trustee shall return such contribution within one
     (1) year following the disallowance. Earnings of the Plan attributable to the excess contribution may not be returned to the Employer, but any losses attributable thereto must reduce the amount so returned.

10.15     UNIFORMITY

     All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner.

10.16     SECURITIES AND EXCHANGE COMMISSION APPROVAL

     The Employer may request an interpretative letter from the Securities and Exchange Commission stating that the transfers of Company Stock contemplated hereunder do not involve transactions requiring a registration of such Company Stock under the Securities Act of 1933. In the event that a favorable interpretative letter is not obtained, the Employer reserves the right to amend the Plan and Trust retroactively to their Effective Dates in order to obtain a favorable interpretative letter or to terminate the Plan.

     IN WITNESS WHEREOF, this Plan has been executed the day and year first above written.


                                   First Savings Bank, F.S.B.



                                   By  /s/ JAMES F. GIBSON
                                       --------------------------------------
                                                      EMPLOYER




                                   ATTEST  /s/ DENISE L. GENDREAU
                                           ----------------------------------


                                                /s/ JIMMIE SHEARER
                                   ------------------------------------------
                                                     TRUSTEE


                                               /s/ PATRICIA MASON
                                   ------------------------------------------
                                                     TRUSTEE


                                               /s/ GEORGE MILBURN
                                   ------------------------------------------
                                                     TRUSTEE

                                EXHIBIT 10.1.1






                             AMENDMENT NUMBER ONE TO
                PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN
                         OF FIRST SAVINGS BANK, F.S.B.

                            SUMMARY PLAN DESCRIPTION
                             MATERIAL MODIFICATIONS

                PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN
                         OF FIRST SAVINGS BANK, F.S.B.




                            SUMMARY PLAN DESCRIPTION
                             MATERIAL MODIFICATIONS

                                        I
                                  INTRODUCTION

     First Savings Bank, F.S.B. has amended your Employee Stock Ownership Plan as of January 1, 1993.

     This is merely a summary of the most important changes to the Plan. If you have any questions, contact your Plan's Administrator. A copy of the Plan, including this amendment, is available for your inspection. If there is any discrepancy between the terms of the Plan or the amendment itself and this summary of material modifications, the provisions of the Plan, as amended, will control.

                                       II
                      GENERAL INFORMATION ABOUT YOUR PLAN

     There is certain general information which you may need to know about Amendment Number ONE to your Plan. This information has been summarized for you in this section.

1.   General Plan Information

     The amended provisions of your Plan become effective on January 1, 1993.


2.   Employer Information

     Your Employer's name, address and identification number are:

     First Savings Bank, F.S.B.
     801 Pile Street
     Clovis, New Mexico 88101
     85-0028945

3.   Plan Administrator Information

     The name, address and business telephone number of your Plan's Administrator are:

     First Savings Bank, F.S.B.
     801 Pile Street
     Clovis, New Mexico 88101
     (505) 762-4417

     Your Plan's Administrator keeps the records for the Plan and is responsible for the administration of the Plan. The Administrator has discretionary authority to construe the terms of the Plan and make determinations on questions which may affect your eligibility for benefits. Your Plan's Administrator will also answer any questions you may have about your Plan.

                                      III
                               SUMMARY OF CHANGES

1.   Compensation

     For Plan Years beginning in 1994, the Plan by law, cannot recognize compensation in excess of $150,000. This amount will be adjusted in future years for cost of living increases. It will also be applied to certain highly compensated employees and their family members as if they were a single participant. If you or a member of your family may be affected by this rule, ask your Administrator for further details. For any short Plan Year, the adjusted $150,000 limit will be prorated based upon the number of full months in the short Plan Year.

2.   Treatment of Distributions From Your Plan

     Whenever you receive a distribution from your Plan, it will normally be subject to income taxes. You may, however, reduce, or defer entirely, the tax due on your distribution through use of one of the following methods:

          (a) The rollover of all or a portion of the distribution to an Individual Retirement Account (IRA) or another qualified employer plan. This will result in no tax being due until you begin withdrawing funds from the IRA or other qualified employer plan. The rollover of the distribution, however, MUST be made within strict time frames (normally, within 60 days after you receive your distribution). Under certain circumstances all or a portion of a distribution may not qualify for this rollover treatment. In addition, most distributions made after December 31, 1992 will be subject to mandatory federal income tax withholding at a rate of 20%. This will reduce the amount you actually receive. For this reason, if you wish to rollover all or a portion of your distribution amount, the direct transfer option described in paragraph (b) below would be the better choice.

          (b) You may request for most distributions made after December 31, 1992, that a direct transfer of all or a portion of your distribution amount be made to either an Individual Retirement Account (IRA) or another qualified employer plan willing to accept the transfer. A direct transfer will result in no tax being due until you withdraw funds from the IRA or other qualified employer plan. Like the rollover, under certain circumstances all or a portion of the amount to be distributed may not qualify for this direct transfer. If you elect to actually receive the distribution rather than request a direct transfer, then in most cases 20% of the distribution amount will be withheld for federal income tax purposes.

          (c) The election of favorable income tax treatment under "10-year forward averaging", "5-year forward averaging" or, if you qualify, "capital gains" method of taxation.

     WHENEVER YOU RECEIVE A DISTRIBUTION, THE ADMINISTRATOR WILL DELIVER TO YOU A MORE DETAILED EXPLANATION OF THESE OPTIONS. HOWEVER, THE RULES WHICH DETERMINE WHETHER YOU QUALIFY FOR FAVORABLE TAX TREATMENT ARE VERY COMPLEX. YOU SHOULD CONSULT WITH QUALIFIED TAX COUNSEL BEFORE MAKING A CHOICE.

3.   Amendment

     Any amendment to the Plan will be adopted by formal action of the Employer's board of directors and executed by an officer authorized to act on behalf of the Employer.

     IN WITNESS WHEREOF, this Amendment has been executed this 16th day of December, 1994.

Signed, sealed, and delivered in the presence of:

                                        First Savings Bank, F.S.B.

                                        By  /s/ Ken Huey
                                          ---------------------------------
                                          EMPLOYER - President and CEO

                                            /s/ Ronald Humphrey
                                          ---------------------------------
                                          TRUSTEE

                                            /s/ Roddy Pearce
                                          ---------------------------------
                                          TRUSTEE

                                  EXHIBIT 10.2

                                     [LOGO]

                        FEDERAL HOME LOAN BANK OF DALLAS
                                 NINTH-DISTRICT

          AGREEMENT FOR STANDBY LETTER OF CREDIT ADVANCES/CONFIRMATION,
                    COLLATERAL PLEDGE AND SECURITY AGREEMENT

     The undersigned Member institution (hereafter "Member") makes applications from time to time to the Federal Home Bank of Dallas (hereinafter "Bank") for Standby Letters of Credit or Confirmations of Standby Letters of Credit (hereinafter "Letters of Credit/Confirmations") under the Standby Letter of Credit Advances program of the Bank set forth in the Credit Policy of the Bank. In consideration of the issuance of such Letters of Credit/Confirmations by the Bank (at the option of the Bank from time to time following its approval of an application submitted by Member), Member, by and through the undersigned authorized officers, agrees to the following terms and conditions of this Agreement for Standby Letter of Credit Advances, Collateral Pledge and Security Agreement (hereinafter "Agreement").

1.   AGREEMENTS.

     Member agrees to maintain with the Bank an advances, collateral pledge and security agreement (hereinafter an "Advances Agreement") and separate "Assignments of Collateral" (hereinafter "Assignments"), in such forms as the Bank may specify, throughout the term of this Agreement and the term of any Letters of Credit/Confirmations issued and funded pursuant hereto.

2.   APPLICATION AND CONFIRMATION.

     Member shall submit an "Application for the Issuance of a Standby Letter of Credit Advance" (hereinafter "Application") to the Bank, in such form as may be specified by the Bank, for each advance in the form of a Letter of Credit/Confirmation. Unless the Bank shall otherwise be notified in writing by Member, the Bank may honor applications made other than in writing by an individual purporting to be an officer authorized to make such applications, but in such event Member shall confirm such application by submitting a written Application within three (3) banking days thereof. Subject to the terms and conditions hereof and to the Credit Policy of the Bank (which is expressly incorporated herein by this reference and shall apply to all matters with respect hereto, except to the extent that any term or condition of this Agreement is inconsistent therewith), a Letter of Credit/Confirmation will be issued upon receipt, review, and approval of an Application. Upon approval of an Application, the Bank shall issue an advance in the form of an irrevocable Standby Letter of Credit/Confirmation in such form as may be requested by Member and agreed to by the Bank, and a confirmation thereof shall be given to Member in such form as the Bank may specify. Member will be deemed to have accepted the terms and conditions of such confirmation if Member does not notify the Bank to the contrary within five (5) banking days of receipt thereof.

3.   REIMBURSEMENT.

     Member agrees that any amount paid by the Bank upon presentment of a Draft (defined below) under or purporting to be under any Letter of Credit/Confirmation shall be reimbursed by Member to the Bank as a "Special Advance" as defined in the Credit Policy of the Bank. Any reimbursement of amounts owed to the Bank hereunder, including all interest, charges, fees, and expenses, not made by Member when owed shall constitute a default of this Agreement. Member agrees to pay the Bank interest on such amounts in default at a rate equal to the overdraft rate of interest charged by the Bank from time to time under its deposit account program.

4.   FEES AND CHARGES.

     Member agrees to pay an issuance fee to the Bank at the time a Letter of Credit/Confirmation is issued in such amount as may be established by the Bank and published in the Credit Policy of the Bank from time to time.
Member further agrees to pay a negotiation fee to the Bank at such time when a Draft under or purporting to be under any Letter of Credit/Confirmation has been paid by the Bank. Said negotiation fee shall be in such amount as may be established by the Bank and published in the Credit Policy of the Bank at the time when a Draft under or purporting to be under the Letter of Credit/Confirmation is presented to the Bank for payment. The Bank may charge and Member agrees to pay such other fees as the Bank may establish from time to time for Letters of Credit/Confirmations issued and Letter of Credit Advances. The Bank is hereby authorized at its option and without prior notice or demand to Member to charge any issuance fee, negotiation fee, and other fees when incurred to any of the deposit accounts of Member with the Bank.


CRF 7011 (10/93)       Agreement for Standby Letter of Credit       Page 1 of 4

5.   TERMS AND CONDITIONS.

          (a) Member agrees to use Letters of Credit/Confirmations only for the following purposes:

               (i) To facilitate the purchase of, or commitment to purchase, mortgage loans where the Letters of Credit/Confirmations function as a performance bond and are restricted to housing-related purposes;

               (ii) To facilitate the collateralization of public unit deposits;

               (iii) To secure the obligations of Member pursuant to an interest rate swap, interest rate exchange, interest exchange, or such other comparable agreement entered into between Member and a third party; or

               (iv) To encourage or assist the asset/liability management of Member.

          (b) Member agrees not to use any Letter of Credit/Confirmation to guarantee the refinancing of repurchase agreements, to guarantee commercial paper, or to collateralize any tax-exempt bonds or notes, except when the issues are designated to promote housing development.

     (c) Letters of Credit/Confirmations shall be for specified and fixed terms and in amounts as may be requested by Member and agreed to by the Bank.

     (d) Letters of Credit/Confirmations may not be transferred or assigned by designated beneficiary of such Letters of Credit/Confirmations, except with the express prior written consent of the Bank.

     (e) Subject to the terms and conditions of this Agreement, upon actual presentation of a payment request in the form of a Draft drawn by a designated beneficiary under a Letter of Credit/Confirmation (herein "Draft"), the Bank will pay in immediately available funds within three (3) banking days after sight of the Draft the full amount of the Draft not to exceed, together with any previously paid Drafts under such Letter of Credit/Confirmation, the maximum amount of the Letter of Credit/Confirmation. Payment of such Drafts by the Bank will constitute funding of a Special Advance to the extent of the amount of the Draft.

     (f) Drafts presented for collection shall include the Letter of Credit/ Confirmation number, the name of Member, the complete address of the principal offices of Member, and a cerfification by the designated beneficiary that demand has been made by the designated beneficiary to Member for performance of the obligation owed by Member to designated beneficiary and said demand has not been satisfied by Member.

     (g) Member agrees that the Bank is not required to examine any documentation supporting the demand of any designated beneficiary for payment represented by any Draft.

     (h) The Bank will honor all properly presented Drafts under or purporting to be under Letters of Credit/Confirmations. The Bank will not refuse payment on any such Drafts for any reason other than forgery or other fraud in the presentment of such Drafts, and only if apparent from the form or face of the Drafts as brought to the attention of the Bank by Member pursuant hereto. The Bank will notify Member by telephone, confirmed by letter or machine-readable electronic transmission, within one (1) banking day following actual receipt by the Bank of a Draft drawn under or purporting to be drawn under any Letter of Credit/Confirmation. Member shall be given two (2) banking days from the date of actual receipt of a Draft by the Bank within which to inspect the Draft and challenge its facial compliance with the terms hereof, including giving the Bank notice of any forgery or other fraud in the presentment of such Draft.

     (i) The Bank is expressly authorized to honor properly presented Drafts drawn under or purporting to be drawn under any Letter of Credit/Confirmation, notwithstanding any allegation of fraud or non-performance as to the underlying agreement, obligation, or other arrangement between Member and the designated beneficiary. The Bank is expressly authorized to resist any attempt by Member to enjoin payment by the Bank of a properly drawn and presented Draft under or purporting to be under any Letter of Credit/Confirmation. Knowledge by the Bank of any attempt by Member to obtain an injunction or to institute or pursue any other legal proceedings designed to enjoin payment by the Bank will not constitute legally sufficient grounds for the Bank to stop processing a properly drawn and presented Draft under or purporting to be under any Letter of Credit/Confirmation.

     (j) In the event that Member attempts to enjoin payment by the Bank of a properly drawn and presented Draft under or purporting to be under any Letter of Credit/Confirmation, Member will provide reasonable and actual prior written notice to the Bank and to the designated beneficiary of any hearing on any legal action or suit designed to enjoin such payment by the Bank.

6.   COLLATERAL PLEDGE AND SECURITY AGREEMENT.

     As security for all indebtedness of Member under this Agreement and Letters of Credit/Confirmations issued and funded hereunder, Member hereby assigns, transfers, and pledges to the Bank and grants to the Bank a security interest in all collateral pledged and delivered to the Bank, and all of the proceeds of the foregoing. The terms and conditions of the Advances Agreement entered into between Member and the Bank applicable to security interests and collateral also shall be applicable to

CRF 7011 (10/93)       Agreement for Standby Letter of Credit       Page 2 of 4
any Letter of Credit/Confirmation issued and Letter of Credit Advances made whenever so issued or made to the same extent and in the same manner as though funds have been advanced to Member. All collateral pledged and delivered to the Bank and the security interest in the collateral created in favor of the Bank pursuant hereto and the Advances Agreement shall secure the obligations of Member under this Agreement and Letters of Credit/Confirmations issued hereunder without further consideration than the promise of the Bank to pay Drafts presented hereunder. On or before the date each Letter of Credit/Confirmation is issued hereunder, Member shall deliver collateral in such form as may be acceptable to the Bank. The market value and amount of such collateral shall be determined by the Bank, and Member shall deliver assignments of such collateral in such form as the Bank may specify.

7.   INDEMNIFICATION.

     Member agrees to indemnify the Bank and hold it harmless from any losses, liability, costs, and expenses, including without limitation reasonable attorneys' fees and costs, arising from or under this Agreement, from or under any Letters of Credit/Confirmations issued and Letter of Credit Advances made hereunder, and from any honor or dishonor of Drafts presented for payment hereunder, except such as may arise from the failure of the Bank or its employees or agents to exercise good faith in honoring or dishonoring such Drafts as may be presented pursuant to Letters of Credit/Confirmations issued hereunder.

8. NOTICES.

     Any notice to be given hereunder, except as otherwise set forth in this Agreement, shall be given in writing or by machine readable electronic transmission and shall be deemed to have been given when actually received, or four (4) days after posting if given by registered mail, whichever is less. Notices shall be given to:
FEDERAL HOME LOAN BANK OF DALLAS
CREDIT STRATEGIES DEPARTMENT
5605 NORTH MACARTHUR BOULEVARD
IRVING, TEXAS 75038;
and to:


     First Savings Bank, F.S.B.
-------------------------------------------------------------------------------
(FULL CORPORATE NAME OF MEMBER)


     Roddy Pearce, VP/Controller
-------------------------------------------------------------------------------
(ATTN:)


     801 Pile, Clovis, NM 88101
-------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL OFFICES)


     Clovis, NM 88101
-------------------------------------------------------------------------------
(CITY, STATE, ZIP CODE)


9.   ENTIRE AGREEMENT.

     This Agreement supersedes all prior discussions, agreements, and understandings between the parties hereto with respect to the matters contained herein and incorporated by reference, and this Agreement contains all of the agreements between the parties hereto with respect to the transactions contemplated hereby.

10.  BINDING EFFECT.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective authorized and permitted representatives, successors, and assigns.

11.  ILLEGALITY.

     Any provision of this Agreement that is prohibited of unenforceable shall not be in effect to the extent of such prohibition or unenforcability without invalidating or affecting the remaining provisions hereof.

12.  DEFINED TERMS.


CRF 7011 (10/93)       Agreement for Standby Letter of Credit       Page 3 of 4

     Terms defined in any part of this Agreement shall have the defined meanings wherever capitalized. As used in this Agreement, "herein", "hereinafter", "hereunder", "hereof", and "thereto", shall refer to this Agreement in its entirety and such terms are not limited to specific paragraphs or sentences. Wherever appropriate in this Agreement the singular shall be deemed to refer to the plural and the plural to the singular. Pronouns of a certain gender shall be deemed to comprehend either or both of the other genders. The term "person" shall be deemed to refer to any individual person, combination of persons, or any other legal entity.

13.  FURTHER ASSURANCES.

     Member and the Bank shall execute such additional documents and take such other action as may be reasonably requested to effectuate the intent of this Agreement.

14. GOVERNING LAW.

     LETTERS OF CREDIT/CONFIRMATIONS, LETTER OF CREDIT ADVANCES, THIS
AGREEMENT, AND ALL MATTERS INCIDENTAL THERETO SHALL BE GOVERNED BY THE FEDERAL HOME LOAN BANK ACT, THE RULES, REGULATIONS, GUIDELINES, AND STATEMENTS OF POLICY OF THE FEDERAL HOUSING FINANCE BOARD AND FEDERAL HOME LOAN BANK SYSTEM AND, EXCEPT TO THE EXTENT INCONSISTENT THEREWITH, THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF THE CHOICE OF LAWS THEREOF AND, EXCEPT TO THE EXTENT INCONSISTENT WITH THE FOREGOING, THE UNIFORM COMMERCIAL CODE, THE USAGES AND CUSTOMERS SET FORTH IN THE UNIFORM CUSTOMS AND PRACTICE
FOR DOCUMENTARY CREDITS (1983 REVISION), AND INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION No. 400 AND ANY REVISIONS THEREOF.

15.  JURISDICTION, COSTS, AND FEES.

     Member expressly agrees that any action or proceeding with respect to the performance or nonperformance of any term or condition contained herein shall be resolved by the United States District Court for the Northern District of Texas or, if such action or proceeding may not be brought and maintained in said court, by an appropriate District Court of the State of Texas for the County of Dallas. Member agrees that if any action or proceeding is brought by Member seeking to obtain any legal or equitable relief against the Bank under or arising out of this Agreement or any transaction contemplated hereby and such relief is not granted by the final decision after any and all appeals of a court of competent jurisdiction, Member shall pay all reasonable costs and attorneys' fees incurred by the Bank in connection therewith.

16.  EFFECTIVE DATE AND TERMINATION.

     This Agreement shall be effective upon the date of its acceptance by the Bank at its offices in Irving, Texas. This Agreement shall remain in effect until terminated by either the Bank or Member upon written notice to the other party. This Agreement also shall terminate upon the voluntary or involuntary withdrawal of Member from membership in the Bank. No termination shall affect the liability of any parties on any Letter of Credit/Confirmation that has been issued and delivered to a designated beneficiary prior to such termination; however, any termination shall render null and void any unexpired letter of Credit/Confirmation that has been issued but has not been delivered to and received by a designated beneficiary. Member agrees that upon termination if any Letters of Credit/Confirmations and Letter of Credit Advances are then outstanding hereunder, Member shall maintain with the Bank deposits or other collateral in such amount and form as the Bank may require to secure such outstanding Letters of Credit/Confirmations and Letter of Credit Advances.

     IN WITNESS WHEREOF, Member, by authority of its Board of Directors or governing body, has caused this Agreement to be executed and sealed by its duly authorized undersigned officers on this 15th day of November 1994.
                                         ----        --------   --


     [ SEAL ]                          ATTEST:
                                             /s/ KATHY ALLENBERG
                                       ---------------------------------
                                                   SIGNATURE

                                          First Savings Bank, F.S.B.
                                       ---------------------------------
                                        FULL CORPORATE NAME OF MEMBER


                                             /s/ RODDY PEARCE, V.P.
                                       ---------------------------------
                                       Roddy Pearce  AUTHORIZED OFFICER


                                       VP/Controller
                                       ---------------------------------
                                                    TITLE


CRF 7011 (10/93)       Agreement for Standby Letter of Credit       Page 4 of 4

                                     EXHIBIT 10.3

                               UNITED STATES OF AMERICA
                                      BEFORE THE
                             OFFICE OF THRIFT SUPERVISION


------------------------------
                             )
In The Matter of             )
                             )              Re: OTS Resolution No.: DAL-94-33
First Savings Bank, FSB      )                                      -----------
Clovis, New Mexico           )              Dated:     August 2, 1994
                             )                         ------------------------
                             )
------------------------------



                               STIPULATION AND CONSENT

1. The Office of Thrift Supervision ("OTS"), has informed First Savings Bank, FSB, Clovis, New Mexico (the "Association"), based upon information reported to the OTS, that the grounds exist to issue a Prompt Corrective Action Directive pursuant to Section 38 of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. Section 1831o, against the Association. The Association, in the interest of cooperation, to avoid the time and expense of pursuing further OTS' administrative procedures for the issuance of an Amended Prompt Corrective Action Directive, and to conform an existing Prompt Corrective Action Directive ("First Directive"), dated July 28, 1993, to the Association's May 25, 1994 amendment to its capital restoration plan, stipulates and consents to the following:
2. The Association is a federal savings association subject to the supervision and regulation by the OTS, making it a "savings association" as that term is used in the Home Owners' Loan Act ("HOLA"), 12 U.S.C. Section 1461 ET SEQ. and, as such, is subject to the OTS' authority to issue a directive to take prompt corrective action pursuant to Section 38 of the FDIA, 12 U.S.C.
    Section 1831o(e), and Section 565.7 of the OTS Regulations, 12 C.F.R.
    Section 565.7.

3. The Association consents to the issuance by the OTS of the accompanying Amended Prompt Corrective Action Directive. The Association further agrees to comply with the terms of the Amended Prompt Corrective Action Directive.
4. The attached Amended Prompt Corrective Action Directive is effective upon issuance and enforceable under Section 5(d) of the HOLA, 12 U.S.C. Section 1464(d), and Section 8 of the FDIA, 12 U.S.C. Section 1818.
5. The Association hereby (i) waives its rights to pursue the OTS' administrative process for issuance of the accompanying Amended Prompt Corrective Action Directive pursuant to 12 C.F.R. Section 565.7; (ii) waives any and all rights it might otherwise have pursuant to 12 U.S.C.
    Section 1831o and 12 C.F.R. 565.7 in connection with issuance of the Amended Prompt Corrective Action Directive; (iii) waives its right to seek judicial review of the Amended Prompt Corrective Action Directive, including any such right provided by Section 8(h) of the FDIA, 12 U.S.C.
    Section 1818(h); and (iv) waives its right to challenge or contest in any, manner the basis, issuance, validity or enforceability of the Amended Prompt Corrective Action Directive or any provision thereof.
6. The Association hereby agrees that the Amended Prompt Corrective Action Directive, through its incorporation of the First Directive, incorporates a modification and incorporation (in such modified form) of the Order to Cease and Desist issued by the OTS against the Association on April 23, 1991 ("Cease and Desist Order"). Paragraphs 2, 3(c), 3(g), 3(h), 3(j), 3(k), 3(n), 3(o), 3(s), 3(t), 4, 5, 6, 9, 10, 11, 14, 16, and 18 of the
    Cease and Desist Order were terminated by execution of the First Directive. Paragraphs 19 and 20 of the Cease and Desist Order were suspended by execution of the First Directive (and remain so under the Amended Prompt Corrective Action Directive) until the Regional Director notifies the Association in writing that Paragraphs 19 and 20 are again in effect. Paragraphs 1, 3(a), 3(b), 3(d), 3(e), 3(f), 3(i), 3(l), 3(m), 3(p), 3(q),
    3(r), 3(u), 3(v), 7, 8, 12, 13, 15, and 17 of the Cease and Desist Order were, as a result of the execution of the First Directive (as incorporated in the Amended Prompt Corrective Action Directive), modified and, in such modified form, restated in the First Directive at Sections 1.5, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, and 3.1 (and incorporated by reference to the First Directive in the Amended Prompt Corrective Action Directive), and shall (in such modified form) remain in full force and effect in accordance with their terms and the other provisions of the Cease and Desist Order, pursuant to Section 8(b) of the FDIA, 12 U.S.C. Section 1818(b), until specifically terminated by the OTS. Nothing contained in the Amended Prompt Corrective Action Directive or this Stipulation and Consent shall affect or limit the OTS's ability to take enforcement action in connection with any violation of the Cease and Desist Order or the First Directive that may have occurred on or prior to the date of the Amended Prompt Corrective Action Directive.
7. Each Director signing this Stipulation attests that s/he voted in favor of the resolution authorizing the execution of the Stipulation.

FIRST SAVINGS BANK, FSB
CLOVIS, NEW MEXICO



By:                                      By:


By:                                      By:


By:                                      By:


By:                                      By:

                               UNITED STATES OF AMERICA
                                      BEFORE THE
                             OFFICE OF THRIFT SUPERVISION


------------------------------
                             )
In The Matter of             )
                             )              Re: OTS Resolution No.: DAL-94-33
First Savings Bank, FSB      )                                      -----------
Clovis, New Mexico           )              Dated:     August 2, 1994
                             )                      ---------------------------
                             )
------------------------------

                      AMENDED PROMPT CORRECTIVE ACTION DIRECTIVE

    WHEREAS, First Savings Bank, FSB, Clovis, New Mexico (the "Association") is a federal savings association that is regulated by the Office of Thrift Supervision ("OTS"); and

    WHEREAS, Section 38 of the Federal Deposit Insurance Act ("FDIA"), as added by Section 131 of the Federal Deposit Insurance Act ("FDIA"), of 1992 ("FDICIA"), 12 U.S.C. Section 1831o, and Part 565 of the OTS Regulations thereunder, 12 C.F.R. Part 565, require institutions that are undercapitalized to file a capital restoration plan specifying the steps the instruction will take to become at least adequately capitalized; and

    WHEREAS, Section 38 of the FDIA, 12 U.S.C. Section 1831o, requires the OTS to take prompt corrective action to resolve the problems of insured savings associations at the least possible long-term loss to the deposit insurance fund; and

    WHEREAS, Section 565.7 of the OTS Regulations, 12 C.F.R. Section 565.7, provides for the issuance by the OTS of directives to take prompt corrective action to resolve the problems of insured depository institutions and to restore their capital; and

    WHEREAS, the Association was notified on December 21, 1992, that the Association was undercapitalized for purposes of the prompt corrective action provisions of Section 38 of the FDIA, 12 U.S.C. Section 1831o; and

    WHEREAS, the Association submitted a capital restoration plan to the OTS on February 16, 1993, which was amended on April 5, 1993 and further amended on May 25, 1994 (the "Capital Plan");

    WHEREAS, the OTS has considered the Association's capital deficiency, the Capital Plan in accordance with Section 38(e)(2) of the FDIA, 12 U.S.C. Section 1831o(e)(2), and conditionally approves the Capital Plan (as amended) as set forth in a letter to the Association dated July 7, 1994; and

    WHEREAS, a prompt corrective action directive was issued by the OTS on the Association on July 28, 1993, prior to the May 25, 1994 amendment of the Capital Plan;

    WHEREAS, the Association and the OTS wish to amend the July 28, 1993 prompt corrective action directive in order, INTER ALIA, to conform it to the Capital Plan as amended;

    WHEREAS, this Amended Prompt Corrective Action Directive ("Directive") is a condition imposed in writing in connection with the approval of the Association's Capital Plan; and

    WHEREAS, the Association and the Board of Directors thereof ("Board of Directors"), by execution of the attached Stipulation and Consent (the "Stipulation") to the issuance of this Directive, the terms of which are incorporated herein by this reference, have stipulated and consented to the issuance of the Directive; and

    WHEREAS, the OTS has determined to issue this Directive in order to carry out the purposes of Section 38 to resolve the Association's problems at the least long-term cost to the deposit insurance fund;

    NOW THEREFORE, pursuant to Section 565.7(a)(1) of the OTS Regulations, 12 C.F.R. Section 565.7(a)(1), the Association and its Board of Directors are directed, effective as of the date hereof, to comply with the terms of the July 28, 1993 prompt corrective action directive, a copy of which is attached hereto and which is incorporated herein by reference, PROVIDED THAT the July 28, 1993 prompt corrective action directive is hereby amended as follows:

1. Section 1.3 of the July 28, 1993 prompt corrective action directive is amended to read as follows:

    Section 1.3  REQUIRED RECAPITALIZATION

         Pursuant to Sections 38(e)(5) and 38(f)(2)(J) of the FDIA, 12 U.S.C. Sections 1831o(e)(5)(A) and 1831o(f)(2)(J), based upon a determination by the OTS that the following action is necessary and will better carry out the purposes of Section 38 of the FDIA, the Association is directed to achieve the following capital levels by June 30, 1995: 8.0% total risk-based capital ratio, 4.0% Tier 1 risk-based capital, and 4.0% Tier 1 leverage (core) ratio.

2. Section 3.3 of the July 28, 1993 prompt corrective action directive is amended to replace "James Boggs" with "Robert Brick".

IT IS SO ORDERED

OFFICE OF THRIFT SUPERVISION


By: /s/ Frederick R. Casteel
    -----------------------------------
    Frederick R. Casteel
    Regional Director
    Midwest Region

                                      EXHIBIT 10.4

                               FIRST SAVINGS BANK, F.S.B.
                                   CLOVIS, NEW MEXICO



                                  EMPLOYMENT AGREEMENT



    AGREEMENT, made this 22nd day of November, 1995, by and between First Savings Bank, F.S.B. (BANK), a federally chartered stock savings bank and Kenneth J. Huey, Jr. (Officer).

    The Officer is an employee of the BANK and has been duly elected.

    The BANK desires to provide for the employment of the Officer in order to reinforce and encourage his continued attention and dedication to the growth and success of the BANK as a member of the BANK's management;

    The Officer desires to serve the BANK on the terms and conditions contained in this Agreement;

    THEREFORE, in consideration of the premises and respective agreements contained herein and for other good and valuable consideration, the parties agree as follows:



    1. EMPLOYMENT. The BANK agrees to employ and the Officer agrees to serve the BANK on the terms and conditions set forth in this Agreement.



    2. TERM. The term of this Agreement shall commence on December 1, 1995 and shall continue for a period of two years through December 1, 1997, subject to the terms and conditions herein set forth. As required by Thrift Regulatory Bulletin No. 27a (#RB 27a) the Board of Directors of the BANK must review and approve any renewals or extensions of this contract and if required the Board must obtain prior regulatory approval for any renewals or extensions hereof.



    3. POSITION AND RESPONSIBILITIES. It is intended that at all times during the term of this Agreement the Officer shall serve as President, Chief Executive Officer, and Director. Officer's duties shall include, but may not be limited to, those duties performed in the past by said

                                            KENNETH J. HUEY, JR. - 11/22/95


Officer. The duties the Officer has and will continue to be the day-to-day management and operation of the BANK. The Officer shall devote time and attention to the business and affairs of the BANK (excluding periods of vacation, sickness, and permitted leaves of absence as provided for in the BANK's personnel policies).

    (a) MAJOR DUTIES AND RESPONSIBILITIES. The Officer will provide leadership and direction, and guide the BANK's activities to ensure the short-term and long-term profitability of the BANK, equitable treatment and development of employees, and maintenance of a good bank-community relationship:

    (i) Coordinate the efforts of lending activities through guidance and direction of mortgage loan, commercial loan, and installment loan departments. Maintain control of the BANK marketing, personnel, operations, and staff activity under direction of other senior management; and

    (ii) Contribute to the effective, profitable operation of the BANK by participating in asset management, executive, investment, stockholder, Board of Directors, and marketing activities; and

    (iii)     Supervise all areas of the BANK; and

    (iv) Represent the BANK and provide leadership in key community activities, including business, charitable, civic, and social organizations to maintain a proper responsible citizen stature for the BANK; and

    (v) Provide direct guidance of personnel activities which affect the key management team, including salary administration, management incentive, and departmental performance objectives, to ensure solid team efforts toward the attainment of departmental and BANK goals; and

    (vi) Coordinate BANK's efforts to raise additional capital.



    4. COMPENSATION. During the period of the Officer's employment, the BANK shall provide said Officer with the following compensation and other benefits:

    (a) SALARY. The BANK shall pay to the Officer a salary at a rate not less than $92,400.00 per annum, payable in accordance with the standard payroll practices of the BANK. This salary may be increased from time to time by the Board of Directors of the BANK (with regulatory approval when required), taking into account, among other things, individual performance and general business conditions.

                                            KENNETH J. HUEY, JR. - 11/22/95



    (b) INCENTIVE/BONUS COMPENSATION. The Officer shall be eligible to participate in Board-approved incentive or bonus compensation plans.

    (c) EMPLOYEE BENEFITS. The Officer shall be eligible to participate in all benefit programs of the BANK, including but not limited to profit sharing/employee stock ownership, 401K plan, group life insurance, group health insurance, sick leave, salary continuation, disability, vacation, and holidays.

    (d) PERQUISITES AND BUSINESS EXPENSES. The Officer shall be entitled to prompt reimbursement of all reasonable expenses incurred by said Officer in performing services hereunder and is to be provided additional perquisites customary for the BANK. The BANK shall provide a late model automobile for use by the Officer during the term of this Agreement.

    (e) STOCK OPTION PLAN. Subject to the approval of this Agreement by the Office of Thrift Supervision (OTS), the Board of Directors shall cause the BANK to grant under its stock option plan (First Savings Bank, F.S.B., 1986 Stock Option and Incentive Plan) 17,000 shares of BANK common stock to the Officer effective July 18, 1995. The option may be exercisable during this Agreement and any extension thereof and at the fair market price of the common stock at the date of the grant, unless an earlier expiration date is indicated by the stock option plan.

    (f) 12 USC 1828(k) COMPLIANCE. Any payments made to the Officer pursuant to this agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 USC 1828(k) and any regulations promulgated thereunder.



    5. TERMINATION.

    The following events shall constitute grounds for termination:

    (a) DISABILITY OR DEATH. If, as a result of the Officer's incapacity due to physical or mental illness, the Officer shall have been absent from his duties hereunder on a full-time basis for 150 consecutive days, then the BANK shall be entitled to deliver written notice of termination to the Officer, and if, within 30 days after any such written notice of termination is given, the Officer shall not have returned to the performance of his duties hereunder on a full-time basis, the BANK may terminate the Officer's employment hereunder. Upon the death of the Officer, the BANK shall continue to pay the Officer's estate the Base

                                            KENNETH J. HUEY, JR. - 11/22/95


Salary for a period of 180 days following the Officer's death, following which the obligations of the BANK hereunder shall terminate. Termination hereunder shall not affect the Officer's entitlement to any vested benefits of the Officer hereunder or under any plan or arrangement contemplated by Section 4 above.

    (b) CAUSE. The BANK may terminate the Officer's employment at any time, but any termination by the BANK other than termination for cause, shall not prejudice the Officer's right to receive compensation or other benefits under this Agreement. The Officer shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination because of the Officer's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and desist order, or material breach of any provision of this Agreement.

    If the Officer is suspended and/or temporarily prohibited from participation in the conduct of the BANK's affairs by a notice served under section 8(e)(3) or (g)(1) of [the] Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) the BANK's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.
If the charges in the notice are dismissed, the BANK may, at its discretion, (i) pay the Officer all or part of the compensation withheld while its Contract (Agreement) obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

    If the Officer is removed and/or permanently prohibited from participating in the conduct in the BANK's affairs by an order issued under section 8(e)(4) or
(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the BANK under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

    The BANK shall exercise its right to terminate the Officer's employment for Cause by giving him a prompt written notice of termination specifying in reasonable detail the circumstances constituting such Cause and specifying such date of termination as the BANK shall determine.

    In the event of a termination for Cause, the BANK shall have no further liability for payments (other than

                                            KENNETH J. HUEY, JR. - 11/22/95


previously accrued and unpaid compensation) under section 4 of this Agreement.

    (c) DEFAULT. If the BANK is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

    Further, all obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary [for] the continued operation of the BANK[:]

    (i) by the Director of the Office of Thrift Supervision or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the BANK under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or

    (ii) by the Director of the Office of Thrift Supervision or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the BANK or when the BANK is determined by the Director to be in an unsafe or unsound condition.

    (d) OTHER. The BANK may terminate the Officer's employment for reasons other than for Cause. In such circumstances, the BANK shall pay to said Officer salary and employee benefits for the remainder of the term of the Agreement, unless otherwise prohibited herein.

    (e) TOTAL COMPENSATION. The total compensation to the Officer upon departure, for any reason, will not exceed three times the Officer's average annual compensation, based on the five most recent taxable years. In the case of termination for cause, however, no payments will be made.


    6.   OTHER MISCELLANEOUS COVENANTS.

    (a) TAX WITHHOLDING. The BANK shall have the right to deduct from any payment required to be made to the Officer or said Officer's estate or beneficiaries, any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments.

    (b) NOTICES. Any notice hereunder to the BANK shall be addressed to Chairman of the Board of Directors, P.O. Drawer 1569, Clovis, New Mexico 88102-1569. Any notice to the Officer shall be directed to said Officer at Officer's last

                                            KENNETH J. HUEY, JR. - 11/22/95


known address contained in the BANK's files. Either party may designate an address at any time hereafter in writing.

    (c) ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and understanding of the parties with respect to the subject matter herein and is subject to prior approval (no objection) by the Office of Thrift Supervision
(OTS).

    (d) SUCCESSORS: ASSIGNS. Except as herein expressly provided, the respective rights and obligations of the Officer and the BANK under this Agreement shall not be assigned by either party without the written consent of the other party but shall inure to the benefit of, and be binding upon, the parties or its permitted successors or assigns. With respect to the BANK, successors shall include any other corporation or entity with which the BANK may be merged or otherwise combined or which may acquire all or substantially all of the business (ownership) of the BANK. With respect to the Officer, successors shall include Officer's estate, beneficiaries, or other legal representatives. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

    (e) AMENDMENT; WAIVER. No provision of this Agreement may be amended or waived without written authorization of both the Board of Directors and the Officer.

    (f) SEVERABILITY. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.

    (g) GOVERNING LAW. This Agreement shall be deemed a Contract under, and for all purposes shall be construed with, the laws of the State of New Mexico.

    (h) ARBITRATION. Any dispute or disagreement arising under this Agreement shall be settled by arbitration conducted by a member of the American Arbitration Association in accordance with the rules of said association. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the BANK if the Officer receives a judgment in said Officer's favor against the BANK.

    (i) INVESTMENTS. Nothing contained in this contract shall prevent the Officer from investing or trading stocks, bonds, securities, real estate, or other forms of investment for said Officer's own benefit (directly or indirectly),

                                            KENNETH J. HUEY, JR. - 11/22/95

provided such investments do not significantly interfere or conflict with Officer's services to be rendered hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month, and year first written above.


FIRST SAVINGS BANK, F.S.B.


BY: /s/ Robert C. Lydick
   -------------------------------------
    Robert "Chad" Lydick, Chairman
    Board of Directors



OFFICER


BY: /s/ Kenneth J. Huey, Jr.
   -------------------------------------
   Kenneth J. Huey, Jr.

                                     EXHIBIT 10.5

BISYS DOCUMENT PROCESSING, INC.                       ITEM PROCESSING AGREEMENT
11 Greenway Plaza
Houston, Texas 77046-1102

CLIENT   First Savings Bank, FSB
       -------------------------------------------------------------------------
ADDRESS   801 Pile
        ------------------------------------------------------------------------
CITY      Clovis                         STATE  New Mexico       ZIP CODE 88102
     -----------------------------------       -----------------          -----


1.  SCOPE OF AGREEMENT.

    BISYS Document Processing, Inc. ("BISYS") agrees to provide Client, in accordance with the terms and conditions of this Agreement, with the services which are selected by Client from BISYS' then applicable Item Processing Services Price List (the "IP Price List") which Client may, from time to time, during the term of this Agreement, request BISYS to provide to it. The services listed on the IP Price List are hereinafter referred to collectively as the "IP Services". The IP Price List in effect as of the date hereof is attached hereto as Exhibit A and made a part hereof.
    The IP Services shall be provided for Client exclusively by BISYS and Client shall not perform the IP Services itself or procure the IP Services from any other party during the term of this Agreement.

2.  TERM OF AGREEMENT.

    (a) The initial term of this Agreement shall be for the period commencing the date this Agreement is executed by both parties and ending 36 months after the date on which IP Services are operational and available for Client's use at the BISYS center providing IP Services to Client (the "Initial Period").

    (b) The Agreement shall automatically continue after the Initial Period for subsequent consecutive terms of three (3) years each unless and until it is terminated by either party upon written notice to the other given at least 180 days prior to the end of the Initial Period or any additional three (3) year period.

3.  CHARGES.

    (a) The initial charges for the IP Service are specified in the IP Price List and shall be recorded by the BISYS system or by the other means used by BISYS of determining Client's usage of such IP Services. The charges for the IP Services listed on the IP Price List as of the date hereof will not be changed by BISYS until the expiration of the first year of the Initial Period during which any of the IP Services selected by Client from the IP Price List was purchased by Client. Thereafter during the remaining term of the Initial Period, the charges for the IP Services listed on the IP Price List may be changed by BISYS at any time and from time to time upon at least ninety (90) days prior written notice to Client.

    (b) There shall be added to all charges for the IP Services furnished Client hereunder amounts equal to any applicable taxes levied or based on such IP Services, exclusive of taxes based on BISYS' net income.

    (c) No later than the fifth (5th) day of each calendar month, BISYS shall invoice Client (the "Monthly Invoice") the amounts determined in accordance with the terms of this Agreement relating to the prior month. Client agrees to pay all amounts set forth in the Monthly Invoice by automatic debit by BISYS on the fifteenth (15th) day of the billing month from a Client bank account established for this purpose (the "Payment Account"). Client agrees to execute any and all required documentation to enable BISYS to perform such automatic debiting of the Payment Account. If Client fails to pay any amounts, due under this Agreement, Client shall, upon demand, pay interest at the rate of one and one-half percent (1-1/2%) per month, but in no event more than the highest interest rate allowable, on such delinquent amounts from their due date until the date of payment. Client agrees to reimburse BISYS for any and all expenses BISYS may incur, including reasonable attorney fees, in taking action to collect any amounts due BISYS hereunder. Notwithstanding anything to the contrary set forth herein, all amounts due must be paid prior to Client's conversion from the BISYS IP Service to any non-BISYS item processing provider."


4.  POSTAGE DEPOSIT.

    Upon execution of this Agreement, Client shall pay BISYS a "Postage Deposit" (as defined below) to be used by BISYS for the purpose each month of advancing the monies necessary to cover statement postage and other postage related expenses incurred on behalf of Client. Each month, as part of the Monthly Invoice, Client shall be billed for the actual postage costs. For the purposes hereof, the "Postage Deposit" shall mean an amount equal to the good faith estimate of the number of pieces per month set forth on attached Exhibit C times the average cost per piece set forth on Exhibit C. From time to time during the term of this Agreement, if either Client's average number of pieces per month exceeds the estimate on Exhibit C or the average cost per month exceeds the cost per piece set forth on Exhibit C, BISYS may request that Client increase the amount of the foregoing Postage Deposit so that the amount of the Postage Deposit will remain the product of the average number of pieces multiplied by the average price per piece and Client shall provide BISYS with such additional deposit monies. Upon the termination of the Agreement, any amount of the unused Postage Deposit monies still on deposit with BISYS shall be refunded to Client.

5.  USE OF THE IP SERVICES.

    (a) Client assumes exclusive responsibility for the consequences of its own actions, of any instructions it may give to BISYS, for its failure to properly access the IP Services in the manner prescribed by BISYS, and for its failure to supply accurate input information.

    (b) Client agrees that it will use the IP Services in accordance with such reasonable rules as may be established by BISYS from time to time as set forth in any materials furnished by BISYS to Client.

    (C) Client agrees that, except as otherwise permitted by BISYS, it will use the IP Services only for its own internal and proper business purposes and will not sell or otherwise provide, directly or indirectly, any of the IP Services or any portion thereof to any third party.

6.  OUT-OF-BALANCE SITUATIONS.

    In the event of any out-of-balance conditions among BISYS, Client, the Federal Reserve or other clearing agency, provided BISYS is informed of such situation in a timely manner, BISYS will use all reasonable efforts to compare and reconcile such condition. Client agrees, at BISYS' request to provide all necessary assistance to and in such comparison and reconciliation process.

7.  WARRANTY.

    (a) BISYS represents and warrants that the IP Services will conform materially to their design specifications.

    (b) EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.  LIMITATION OF LIABILITY.

    (a) BISYS assumes no liability for any endorsement or any errors of any previous processor.

    (b) BISYS' sole liability to Client or any third party for any claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise) arising out of errors or omissions in the IP Services provided, or to be provided, by BISYS hereunder and caused by BISYS, shall be to correct such error or omission provided that Client supplies BISYS with a written request within two (2) weeks after Client knew, or should have known of such error or omission. If in the opinion of BISYS, it is not feasible to make such correction, BISYS shall refund any payment(s) made by Client for such portion of the IP Services which are not corrected, and if requested by Client, shall promptly return any documentation or other materials furnished by Client under this Agreement in connection with such error or omission.

    (c) BISYS shall not have any liability under this Agreement for any damages (monetary or otherwise) resulting from claims made by Client or any third party for errors, omissions, interruptions or delays in the Services provided or to be provided by BISYS hereunder or for the unavailability of the BISYS system. BISYS' sole liability under this Agreement for damages (monetary or otherwise) resulting from claims made by Client or any third party arising from or related to any and all causes not covered by Paragraph 8(b) above shall be limited to the lesser of (i) the amount of actual damages incurred by Client, or (ii) an amount which will not exceed the amount paid to BISYS by Client for such portion of the IP Services which are in dispute. The amount of damages shall be determined by any prior documented allocation of payment by Client. If no prior allocation was made, the amount of damages shall be such amount as may be equitably allocated to such portion of the IP Services. Such damages shall be the full extent of BISYS' liability under this Agreement regardless of the form in which any such legal or equitable claim or action may be asserted against BISYS and shall constitute Client's sole remedy (monetary or otherwise).

    (d) BISYS shall not be liable or deemed to be in default for any delay or failure to perform under this Agreement or for interruption of the IP Services resulting, directly or indirectly, from any cause beyond BISYS' reasonable control.

    (e) IN NO EVENT WILL BISYS BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHICH CLIENT MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT, EVEN IF BISYS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.  INSURANCE.

    BISYS will maintain, during the term of this Agreement, $10,000,000 of coverage under a Blanket Crime Policy covering fraudulent and dishonest acts committed by its employees for which it is legally responsible. BISYS shall maintain, on its own behalf, insurance coverage for loss from fire, disaster, or other causes contributing to interruption of normal services. Client, at its own expense, will maintain all insurance and fidelity bonds deemed necessary by Client in Client's opinion.

10. DEFAULT; REMEDIES UPON DEFAULT.

    (a) Any of the following events will constitute an "Event of Default" under the Agreement: (i) non-payment of any amounts due hereunder to BISYS by Client; (ii) non-performance of any of Client's or BISYS' other material obligations hereunder; (iii) if any representation or warranty of Client or BISYS is materially breached; (iv) if Client or BISYS files a petition for bankruptcy or becomes the subject of an involuntary bankruptcy petition which is not vacated within thirty
         (30) days of filing, or becomes insolvent; or (v) if any substantial part of Client's or BISYS' property becomes subject to any levy, seizure, assignment, application or sale for or by any creditor or governmental agency.

    (b) Upon occurrence of an Event of Default under the Agreement, the non-defaulting party may, at its option, terminate the Agreement provided at least sixty (60) days (or longer period as may be required by the applicable regulatory authorities) prior written notice has been given to the other and such default has not been cured within such period. Upon such termination by BISYS, BISYS may declare all amounts due and to become due hereunder immediately due and payable. The remedies contained in this Paragraph 10 are cumulative and in addition to all other rights and remedies available to the parties under this Agreement or by operation of law or otherwise.

11. GENERAL.

    (a) Client acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all existing agreements and all other oral, written or other communications between them concerning its subject matter. This Agreement shall not be modified in any way except by a writing signed by both parties.

    (b) The failure by either party hereto to insist upon strict performance of any of the provisions contained herein shall in no way constitute a waiver of its rights as set forth herein, at law or equity, or a waiver by either party of any other provisions or subsequent default by the other party in the performance of or compliance with any of the terms and conditions set forth herein.

    (c) This Agreement may not be assigned by Client, in whole or in part, without the prior written consent of BISYS which consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of BISYS and Client and their respective successors and permitted assigns.

    (d) If any provision of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

    (e) The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.

    (f) The individuals executing this Agreement on behalf of BISYS and Client do each hereby represent and warrant that they are duly authorized by all necessary action to execute this Agreement on behalf of their respective principals.



BISYS DOCUMENT PROCESSING, INC.        FIRST SAVINGS BANK, FSB


Agreed to:                             Agreed to: /s/ Ken Huey
          -------------------------               -----------------------------
   (Signature - Authorized Officer)    (Signature - Authorized Representative)

Name:                                  Name:  Ken Huey Jr.
     ------------------------------          ----------------------------------
         (Print or Type)                         (Print or Type)

Title:                                 Title:  President
      -----------------------------           ---------------------------------
         (Print or Type)                         (Print or Type)

Date:                                  Date:  10-16-92
     ------------------------------          ----------------------------------
         (Print or Type)                         (Print or Type)

--------------------------------------------------------------------------------
THIS AGREEMENT SHALL BECOME EFFECTIVE UPON BEING SIGNED BY AUTHORIZED
OFFICERS OF BDP AND CLIENT.

BDP'S MARKETING REPRESENTATIVES DO NOT HAVE THE AUTHORITY TO BIND BDP.

--------------------------------------------------------------------------------


FirstSavings.NED

                                      EXHIBIT A
                                      ---------
                                   ITEM PROCESSING
                             SCHEDULE OF SERVICES & FEES


                                    HOUSTON, TEXAS
                                     MAY 1ST, 1992



         FUNCTION                                     UNIT COST
         --------                                     ---------
    -    Inclearing Intercept                         .015/item
    -    Proof Encode/Capture (POD)                   .036/item
    -    Return Item Processing (NSF)                 1.50/item
    -    Bulk File                                    .004/item
    -    Statement Mail                               .06/account
    -    Statement Enclosure/Item                     .0125/item
    -    Statement Filming                            .0018/item
    -    Exception Item Process                       $20.00/day
    -    Qualify Returns                              .45/item
    -    Chargebacks (Return Deposit)                 1.25/item
    -    Item Retrieval                               1.00/item
    -    Photo Copies                                 1.00/item
    -    Serial Sorting                               .02/item
    -    Warehouse                                    No charge
    -    Postage                                      Prevailing rates
    -    Facsimile                                    .25/item
    -    GL Sorting                                   .0075/item
    -    OTC Integration                              .0075/item
    -    Courier (El Paso)                            1,000.00/month

                                ---------------------
                                        PAGE 1
                                    RETAIL LOCKBOX
                                    --------------

                                    HOUSTON, TEXAS
                                     MAY 1ST, 1992



    PRODUCT NAME                            CHARGE BASIS           PRICE
    ------------                            ------------           -----
REMITTANCE DEPOSIT PROCESSING
(open envelopes, capture and balance coupon to check)
-   Maintenance                             Per Month              100.00
-   Item Processing                         Per Transaction
                                            Up to 5,000            .25
                                            Next 10,000            .20
                                            Next 25,000            .18
                                            Over 40,000            .15
-   Rejects                                 Per Item               .15

SPECIAL HANDLING
-   Photocopy                                                      .50

DEPOSIT REPORTING
(if needed)
-   Phone
         Local                              Per Month              100.00
         Long Distance                      Per Month              150.00

DATA TRANSMISSION                           Per Month              Included
                                            Per Item               Included

CHECK CHARGES
-   Encoding                                Per Item               See Standard
                                                                   Pricing
-   Capture and Sorting                     Per Item               See Standard
                                                                   Pricing


    Postage                                                        As Incurred

                                ---------------------
                                       PAGE 2
                                  WHOLESALE LOCKBOX
                                  -----------------


                                    HOUSTON, TEXAS
                                    MAY 1ST, 1992


PRODUCT NAME                                CHARGE BASIS           PRICE
------------                                ------------           -----
REMITTANCE DEPOSIT PROCESSING
(match, compare and balance check to invoice, key enter customer detail)

-   Maintenance                             Per Month              100.00

-   Item Processing                         Per Envelope           .30

SPECIAL HANDLING
-   Photocopy                               Per Item               .10
-   Rough Sort (A, B, C)                    Per Envelope           .05
-   Fine Sort (AA, AB)                      Per Envelope           .10

DEPOSIT REPORTING
-   Phone
         Local                              Per Month              100.00
         Long Distance                      Per Month              150.00
-   Facsimile
         Local                              Per Month              50.00
         Long Distance                      Per Month              75.00

DATA TRANSMISSION                           Per Month              30.00
                                            Per Item               .10


CHECK CHARGES
-   Encoding                                Per Item               See Standard
                                                                   Pricing
-   Capture and Sorting                     Per Item               See Standard
                                                                   Pricing


POSTAGE                                     Per Month              As Incurred

                                      EXHIBIT B
                                      ---------
                                   ITEM PROCESSING
                    PERFORMANCE, DELIVERY & OTHER TIMING DEADLINES


                                    HOUSTON, TEXAS
                                    MAY 1ST, 1992

    -    Inclearing
         Based upon the timely release of checks from the El Paso Branch of the Federal Reserve Bank, BISYS will capture, balance and transmit to clients data processor within 6 hours of said release.


    -    Cash Letter/Transit  N/A
         Work must be delivered to the BISYS Document Processing location at
         least   hours prior to agreed upon clearing deadlines.  In the event that work is not delivered by the specific time, BISYS will use reasonable efforts to process clients work but will assume no liability for any missed deadlines.


    -    Return Item Processing
         The Federal Reserve Bank deadline for Return items is 12:00 midnight, Monday - Friday. Client is responsible for notifying BISYS by 2:00p.m. of the day they wish to return any item(s) to the Federal Reserve Bank.

    -    Statement Preparation/Mailing
         BISYS will use all reasonable efforts to ensure that clients customer statements will be mailed within 72 hours of the cycle cut-off date.

                                      EXHIBIT C
                                      ---------
                                   ITEM PROCESSING
                             POSTAGE DEPOSIT REQUIREMENTS

                                    HOUSTON, TEXAS
                                    MAY 1ST, 1992

                        4,658          Pieces per month
                   -------------------
                        .40            Average cost per piece
                   -------------------
                        $1,863.20      Total "Postage Deposit"
                   -------------------

                                    EXHIBIT 10.5.1

[Letterhead]


March 14, 1996



Mr. Roddy Pearce
Vice President
First Savings Bank, FSB
801 Pile Street
Clovis, NM 88102-1569

Dear Roddy:

    As we discussed earlier, BISYS has agreed to your request to extend the current Item Processing contract between BISYS and First Savings Bank, FSB for one year. All terms and conditions of the existing contract remain with the only exception being one year extension of the current contract termination date to March 15, 1997.

    During this item processing extension, we will continue to work with you and your organization to discover, plan, and implement new/re-engineered applications, workflow tools and processes that will accrue to the benefit of First Savings Bank, FSB.


Sincerely,



/s/ Lawrence E. Doran
Lawrence E. Dolan
Senior Account Executive

LED/ksc
cc: Ken Huey, Jr. - First Savings Bank, FSB
    Nanci Moore - BISYS

                                     EXHIBIT 10.6

                            ACKNOWLEDGEMENT AND ASSIGNMENT

FIRST SAVINGS BANK, F.S.B. (formerly First Federal Savings and Loan) ("Bank") and COMAC Joint Venture (predecessor to COMAC Financial Services, A Limited Partnership) ("COMAC") are parties to a Computer Servicing Agreement dated January 1, 1985 as amended by Addendums dated April 25, 1986 and September 28, 1990 (collectively, the "Agreement") by which COMAC provides Bank with certain services ("Services").

Effective the "Conversion Date" (defined in Paragraph 2 of Attachment "A") COMAC assigns the Agreement to BISYS, Inc. ("BISYS"); and (i) BISYS accepts the assignment and assumes the rights and obligations thereunder from and after the Conversion Date; (ii) Bank agrees to the immediate commencement of the conversion process; (iii) Bank acknowledges and agrees to the assignment; (iv) Bank and BISYS agree they will continue to be bound by the Agreement as the Agreement is modified by the provisions set forth on Attachment "A"; and (v) Bank agrees to allow BISYS to use its data processing system ("TotalPlus System") for the receipt of the Services and further agrees to extend the termination date of the Agreement to sixty (60) months after the Conversion Date.

As consideration, Bank will (a) continue to receive processing discounts from BISYS and/or COMAC, as applicable per Attachments "A" and "B"; (b) receive free initial conversion to the TotalPlus System; (c) receive "Like Services" (as defined in Attachment "A") for charges in accordance with the terms set forth on Attachment "A"; and (d) receive services other the Like Services at prices on BISYS' regular price schedule (Attachment "C") or as set forth on Attachment "A".

Dated as of March 12th, 1993.

BISYS, Inc.                                 FIRST SAVINGS BANK, F.S.B.


By: /s/ Paul Bourke                    By: /s/ Ronald Humphrey
   --------------------------------       --------------------------------
                                            Senior Vice President
COMAC Financial Services,                   March 11, 1993
A Limited Partnership

By:  Computer Terminal Service Corporation,
     its General Partner


     By: /s/ Hosie Maxwell
        ---------------------------
        Hosie Maxwell, President

                                    ATTACHMENT "A"
                                      TO FORM OF
                            ACKNOWLEDGEMENT AND ASSIGNMENT

Bank and BISYS agree to the following:

1. The term "Like Services" means those Services offered by both COMAC and BISYS, as of this date, which are basically similar in nature, which do not require significant changes for COMAC customers to receive such from BISYS on the TotalPlus System, excluding any Bank-site Services and/or products, including, without limitation, those services described on Attachment "B".

2. Commencing the date Bank's work is performed by BISYS on the TotalPlus System ("Conversion Date") (which Conversion Date is currently scheduled to occur on March 13, 1993):

     (a) All Like Services are included in the term "Fixed Charge Services" (as defined in Paragraph 2(g) below).

     (b) All TotalPlus Services, other than TotalPlus Services included in the term Fixed Charge Services shall be performed by BISYS for the charges listed on Attachment "C". Attachment "C" prices shall not be increased for one year following Conversion Date, thereafter prices may be increased, from time to time, upon 90 days' prior written notice to Bank.

     (c) Any clause(s) dealing with Warranties in the Agreement are deleted. The following is added to the Agreement:

           Warranty - BISYS warrants that the Services on the TotalPlus System will conform materially to their design specifications. This warranty shall not apply to any computer programs, databases and/or BISYS supported files used to provide Services to Bank which have been altered, changed or modified, without BISYS' prior written consent in each instance.

           EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     (d) Any clause(s) dealing with the liability of the provider of Services in the Agreement are deleted. The following is added to the
           Agreement:

           LIMITATION OF LIABILITY.

           A. BISYS' sole liability to Bank or any third party for any claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise), arising out of errors or omissions in the Services provided or to be provided by BISYS hereunder and caused by BISYS shall be to furnish the correct report and/or to correct the applicable Bank files, provided that Bank promptly advises BISYS thereof.

           B. BISYS will make every reasonable effort to have the Services available during its regularly scheduled hours. However, BISYS cannot and does not guarantee such availability. Accordingly, BISYS' sole liability to Bank or any third party for claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise) arising out of (i) the unavailability of the TotalPlus System; or (ii) the interruption in or delay of the Services provided or to be provided by BISYS hereunder shall be to use its best efforts to make the system available and/or resume the Services as promptly as reasonably practicable.

           C. BISYS shall not have any liability under this Agreement for any damages monetary or otherwise) resulting from claims made by Bank or any third party for errors, omissions, interruptions or delays in the Services provided or to be provided by BISYS hereunder or for the unavailability of the TotalPlus System, BISYS' sole liability under this Agreement for damages (monetary or otherwise) resulting from claims made by Bank or any third party arising from or related to any and all causes not covered by (A) or (B) above shall be limited to the lesser of (i) the amount of actual damages incurred by Bank; or (ii) an amount which will not exceed one month's average total monthly charges paid by Bank for the Services during the twelve months preceding the month in which the damage or injury is alleged to have occurred, or such lesser number of months if Bank has not received twelve months of Service. Such damages shall be the full extent of BISYS' liability under this Agreement regardless of the form in which any such legal or equitable claim or action may be asserted against BISYS and shall constitute Bank's sole remedy (monetary or otherwise).

           D. BISYS shall not be liable or deemed to be in default for any delay or failure to perform under this Agreement or for interruption of the Services resulting, directly or indirectly, from any cause beyond BISYS' reasonable control.

           E. IN NO EVENT WILL BISYS BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHICH BANK MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT, EVEN IF BISYS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     (e) BISYS shall not perform, or be liable or responsible for, any courier services to Bank under any circumstances.

     (f) BISYS shall not perform, or be liable or responsible for, any Automated Teller Machine ("ATM") Services under any circumstances.

     (g) The term "Fixed Charge Services" shall mean those TotalPlus Services set forth on Attachment "C" which are not "shaded". The parties agree that TotalPlus Services set forth on Attachment "C" which are "shaded" are not included in the term Fixed Charge Services and further, neither features, nor TotalPlus Services made available to BISYS' clients (including Bank) after October 1, 1992 are to be deemed part of Fixed Charge Services.

     (h)   For Bank usage of any or all Fixed Charge Services during the sixty
           (60) months following Conversion Date ("Initial Period"), Bank shall pay BISYS a fixed monthly charge (the "Fixed Monthly Charge") in accordance with the following:

           (i) For the first two (2) years of the Initial Period commencing Conversion Date, the Fixed Monthly charge shall be $12,250.00 except as such charge may be increased for the second year pursuant to Paragraph 2(h)(iii) below.

           (ii) Commencing the third year following Conversion Date and continuing through the end of the Initial Period, upon at least 90 days prior written notice, BISYS may increase the Fixed Monthly charge of $12,250.00 by a percentage of not more than 3% per year. As the Fixed Monthly Charge of $12,250.00 is increased pursuant to this Paragraph 2(h)(ii) this increased Fixed Monthly Charge shall be the "base" Fixed Monthly
                 Charge to which any annual adjustments pursuant to Paragraph 2(h)(iii) below are added.

           (iii) Upon completion of the first full calendar month of services following Conversion Date, BISYS will compute the total number of active Savings, Certificate, Retirement, Demand Deposit, Mortgage Loan, Consumer Loan and Commercial Loan accounts and this total number of accounts is hereafter referred to as the "Initial Accounts". Each year, on the anniversary of the Conversion Date, BISYS shall perform a similar account calculation to determine that year end's "Year End Accounts". If a Year End Accounts is not more than 10% greater than the Initial Accounts, the Fixed Monthly Charge for the next one year period shall be the Fixed Monthly Charge set forth in Paragraph 2(h)(i) or Paragraph 2(h)(ii) above as applicable. If a year end's calculation indicates that the Year End Accounts is more than 10% greater than Initial Accounts, the Fixed Monthly Charge for the next one year period shall be the Fixed

                 Monthly Charge in effect pursuant to either Paragraph 2(h)(i) or 2(h)(ii) above, as applicable, plus an amount equal to $.70 times each account in excess of 110% of the Initial Accounts. FOR EXAMPLE, if at the end of the first year, the Year End Accounts was 1,150 and the Initial Accounts was 1,000, the Fixed Monthly Charge would be $12,285.00 ($12,250.00 (Paragraph 2(h)(i) would be applicable here) + ($.70 x 50 accounts)).

     (i) During the Initial Period Bank shall pay BISYS $1,050.00 per month as the total charges associated with its use of the telecommunications network to the extent of the network as configured as of the Conversion Date ("Initial Configuration"). If after the Conversion Date any additions are made to the Bank's telecommunications network, Bank shall pay BISYS for such additions in accordance with BISYS' normal policies regarding telecommunications pass-through charges plus applicable BISYS administration charges. Further, if after the Conversion Date any tariffs affecting the Initial Configuration are changed, the charge of $1,050.00.00 shall be adjusted (upwards or downwards as applicable) to reflect the change.

     (h) As part of Bank's initial conversion to the TotalPlus Services, BISYS agrees that it shall be responsible for any one-time installation charges necessary to enable Bank's existing configuration for telecommunications to communicate with BISYS' data processing center in Houston, Texas. The foregoing obligation of BISYS does not include any local area network ("LAN") installation charges.

     (k)   ISC TERMINAL EQUIPMENT

           HARDWARE EQUIPMENT. The Bank will not incur costs related to hardware conversion performed by COMAC or Computer Terminal Service Corporation of the Bank's existing ISC terminal equipment.

           ISC TELLER PROGRAM LICENSE FEE. The Bank will not incur costs for the initial ISC licensing fees for the Teller Program installed by COMAC or Computer Terminal Service Corporation. The Bank's subsequent years annual licensing fees will be $200 per branch location.

     (l) BISYS shall provide annually to the appropriate regulatory authorities any Third Party Review Reports prepared by independent public accountants with respect to the Services performed by BISYS at the Data Center and copies of BISYS' audited financial statements. By entering into this Agreement, BISYS agrees that it extends to the Office of Thrift Supervision ("OTS") the same authority and responsibility (as applicable to Client) provided to the other regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. 1867(C) relating to services performed by contract or otherwise.

     (m) BISYS has a written Disaster Recovery Plan establishing emergency procedures, including off-premises back-up facility. In connection therewith, BISYS has prepared a Disaster Recovery Manual. The Disaster Recovery Plan and Disaster Recovery Manual are available at the Data Center for examination by bank auditors and examiners and, as they may be modified from time to time, will remain in existence during the term of this Agreement. BISYS shall provide Client, upon written request, with information necessary for Client to develop a disaster contingency plan which will work in concert with BISYS' Disaster Recovery Plan.

3. Paragraph 4-3-1, 4-3-1-1 and 4-3-1-2 of the Agreement are hereby deleted and replaced in their entirety as follows:

           "4-3-1 If Bank fails to pay BISYS all billed charges for services within 30 days after notice to Bank of failure to pay or if Bank otherwise defaults in its obligations hereunder to BISYS and such failure continues for thirty days after notice to Bank of the default, then Bank shall be in default hereunder and BISYS may then immediately terminate this Agreement by notice to Bank following such thirtieth day. In addition to terminating this Agreement Bank agrees to pay, as liquidated damage (and not as penalty) promptly upon written demand from BISYS:

           (a) all amounts for services through the effective date of termination;

           (b) all amounts for pass-through charges through the effective date of termination; and

           (c) an amount equal to the remaining number of months from effective date of termination until 60 months after Conversion Date times 80% of the then current Fixed Monthly Charge (as defined in, and pursuant to the provisions of, Paragraph 2(h) of Attachment A to the Acknowledgement and Assignment).

           This provision shall apply notwithstanding the acquisition of Bank by, or merger of Bank with, any other entity. The remedies contained in this Paragraph are cumulative and in addition to all other rights and remedies available to BISYS under this Agreement or by operation of law or otherwise."

                                      EXHIBIT 11

                              First Savings Bank, F.S.B.
                    Statement re computation of per share earnings

                                                                Year Ended
                                                             December 31, 1995
                                                             -----------------
PRIMARY EARNINGS PER SHARE

Net income                                                      $    413,622
                                                                ------------
                                                                ------------
Shares:
    Weighted average number of shares outstanding                    695,698

    Add-Dilutive effect of outstanding options (as
         determined by the application of the treasury
         stock method)                                                 2,164
                                                                ------------

    Weighted average number of shares outstanding,
         as adjusted                                                 697,862
                                                                ------------

Net income per shares:  Primary                                 $   0.592699(a)
                                                                ------------
                                                                ------------

ASSUMING FULL DILUTION

Net income                                                      $    413,622
                                                                ------------
                                                                ------------

Shares:
    Weighted average number of shares outstanding                    695,698

    Add-Dilutive effect of outstanding options (as
         determined by the application of the treasury
         stock method)                                                 4,140
                                                                ------------

    Weighted average number of shares outstanding,
         as adjusted                                                 699,838
                                                                ------------
                                                                ------------

Net income per share:  Assuming full dilution                   $   0.591025(a)
                                                                ------------
                                                                ------------


(a) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

                               EXHIBIT 13

ANNUAL REPORT 1995

[LOGO]

TABLE OF CONTENTS
---------------------------------------------------------------------------

Bank Profile.............................................Inside Front Cover
Letter From The Chairman and Chief Executive Officer...................   2
Selected Consolidated Financial Highlights.............................   3
Management's Discussion and Analysis of Financial Condition
 and Results of Operations:
     General...........................................................   5
     Regulatory Matters................................................   5
     Results of Operations.............................................   6
     Asset/Liability Management and Interest Rate Sensitivity..........   9
     Liquidity and Capital Resources...................................  12
     Asset Quality.....................................................  13
     Off-Balance Sheet Financial Instruments...........................  15
     Impact of Inflation and Changing Prices...........................  15
     Impact of New Accounting Standard.................................  15
     Market Prices and Related Stockholder Matters.....................  15
Financial Statements:
     Consolidated Statements of Financial Condition....................  16
     Consolidated Statements of Operations.............................  17
     Consolidated Statements of Stockholders' Equity...................  18
     Consolidated Statements of Cash Flows.............................  19
     Notes to Consolidated Financial Statements........................  20
Report of Independent Accountants......................................  37
Corporate Information.....................................Inside Back Cover


BANK PROFILE
---------------------------------------------------------------------------


First Savings Bank, F.S.B., a Federal Savings Bank (Bank) is a federally chartered stock savings bank conducting business from three banking locations in Clovis and Portales, New Mexico. The Bank has a wholly-owned subsidiary, First Equity Development Corporation, which is currently inactive. The Bank was founded in 1934 as First Federal Savings and Loan Association and was converted to a federal stock savings bank in August, 1986.

The Bank has historically been a major lender of mortgage loans in the Eastern New Mexico area and is dedicated to the promotion of thrift through the solicitation of savings accounts. The Bank's three offices primarily service the Curry and Roosevelt counties of New Mexico and the adjoining West Texas counties. The Bank offers a comprehensive range of credit and depository services, while conducting business in a manner based on financial stability, profitability, service, and community involvement.

First Savings Bank, F.S.B.
---------------------------------------------------------------------------
LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
---------------------------------------------------------------------------


Dear Stockholder:

We are pleased to provide you with the annual report of First Savings Bank, F.S.B. (Bank) for the fiscal year ended December 31, 1995. For the third year in a row, the Bank has shown significant improvements. Real estate owned at December 31, 1995 was $114,000 compared to $421,000 at December 31, 1994, for a decline of 73%. Non-performing loans were reduced by 55% to $1,687,000 at December 31, 1995, down from $3,751,000 at December 31, 1994. This resulted in a non-performing assets to total assets ratio of 1.44%. The Bank's 1995 net profit was $413,622, which was an increase over the 1994 net profit of $339,553. Finally, for all of fiscal 1995, the Bank exceeded the 4.0% Core Capital requirement imposed on the Bank by the Office of Thrift Supervision, ending the year with a regulatory Core Capital ratio of 4.98%.

After several years of interest rate declines, rates dramatically increased in 1994. When interest rates began their drastic increase, the Bank became exposed to increased interest rate risk, which had an adverse effect on the market values of the Bank's investment portfolio. However, during 1995, interest rates began to decline, which resulted in an increase in the market value of the Bank's investment portfolio for fiscal 1995. From December 31, 1994 to December 31, 1995, the Bank recovered 88.33% of its unrealized market value losses. These unrealized market value losses are only paper losses and the Bank has no intention of selling these investments at this time.

The Bank's Directors and Management are in the process of formulating a new strategic plan for the Bank. Part of this strategic plan includes evaluating capital-raising alternatives available to the Bank to further strengthen the Bank's capital base and to position the Bank to take advantage of new opportunities. The future of the Bank is dependent on developing new products that enhance our current available products and selling these products to our customers to enable the Bank to become the preferred financial services provider in our area.

In closing, we wish to thank our Employees, Officers and Directors for their efforts during the past year, and our Customers and Stockholders for their continued support.


Sincerely,


 /s/  Robert C. Lydick                    /s/  Ken Huey, Jr.
-----------------------------          ------------------------------
Robert "Chad" Lydick                   Ken Huey, Jr.
Chairman of the Board                  President and
                                       Chief Executive Officer

First Savings Bank, F.S.B.
------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Not covered by accountant's report)
------------------------------------------------------------------------------

                                                         For the years ended December 31
                                            ------------------------------------------------------
SELECTED CONSOLIDATED OPERATING DATA:          1995       1994       1993       1992       1991
                                            --------   --------   --------   ---------   ---------
                                                  (dollars in thousands except per share data)
Income statement data:
  Interest income                           $  8,417   $  7,888   $  8,538   $  10,608   $  13,636
  Interest expense                             5,423      4,563      4,943       6,821      10,514
                                            --------   --------   --------   ---------   ---------
  Net interest income before provision for
    credit losses                              2,994      3,325      3,595       3,787       3,122
  Provision for credit losses                    (15)         4         21         386         425
                                            --------   --------   --------   ---------   ---------
Net interest income after provision for
  credit losses                                3,009      3,321      3,574       3,401       2,697

  Net gain (loss) on mortgage loans held-
    for-sale                                     118        (19)       331         254         296
  Net gain (loss) on sale of securities           --          5        258        (124)        921
  Real estate operations, net                    (58)      (273)      (616)     (1,196)       (311)
  Other income, net                              716        752        744         950         851
  Other expenses                              (3,371)    (3,635)    (3,677)     (3,417)     (3,102)
                                            --------   --------   --------   ---------   ---------

Income (loss) before income taxes and
  extraordinary items                            414        151        614        (132)      1,352

  Income tax expense (benefit)                    --       (189)        --          --         472
  Extraordinary items                             --         --         --          --         344
                                            --------   --------   --------   ---------   ---------
Net income (loss)                           $    414   $    340   $    614   $    (132)  $   1,224
                                            --------   --------   --------   ---------   ---------
                                            --------   --------   --------   ---------   ---------

Per share data:
  Weighed average shares outstanding         695,698    695,698    695,698     695,698     695,698
                                            --------   --------   --------   ---------   ---------
  Earnings (loss) per share                 $   0.59   $   0.49   $   0.88   $   (0.19)  $    1.76
                                            --------   --------   --------   ---------   ---------
                                            --------   --------   --------   ---------   ---------

                                                                December 31
                                            ------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL
  CONDITION DATA:                             1995       1994       1993       1992       1991
                                            --------   --------   --------   --------   --------
                                                           (dollars in thousands)
Loans receivable, net                       $ 34,332   $ 35,670   $ 36,980   $ 45,027   $ 59,970
Loans held-for-sale                              862        671      4,861      4,136      4,349
Mortgage-backed securities, net                   --         --         --     57,511     49,482
Investment securities                             --         --         --      9,384      8,440
Securities held-to-maturity                   36,404     77,505     65,909         --         --
Securities available-for-sale                 33,090      2,980     10,722         --        250
Real estate owned, net                           114        421      2,967      5,669      7,593
Total assets                                 116,966    125,709    136,338    139,109    145,104
Deposits                                     110,633    112,773    130,690    133,639    136,919
Borrowings                                        --      7,400         --         --      2,000
Unrealized loss on securities
 available-for-sale, net                        (204)      (363)       (28)        --         --
Stockholders' equity                           5,620      5,048      5,043      4,458      4,590

                                               (Continued)

First Savings Bank, F.S.B.
------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS  (CONTINUED)
(Not covered by accountant's report)
------------------------------------------------------------------------------


                                                        For the years ended December 31
                                            ------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:     1995       1994       1993       1992       1991
                                            --------   --------   --------   --------   --------
PERFORMANCE RATIOS:
  Return on assets (ratio of net
   income/(loss)to average total assets)        0.34%      0.26%      0.45%     (0.09)%     0.79%
  Interest rate spread information:
    Average during period                       2.45       2.62       2.89       3.07       2.36
    End of period                               2.13       2.42       2.88       3.56       2.58
  Net interest margin (1)                       2.54       2.64       2.83       2.88       2.14
  Ratio of operating expense to average
   total assets                                 2.83       2.98       3.12       3.25       2.30
  Return on equity (ratio of net
   income/(loss) to average equity)             7.75       6.73      12.93      (2.92)     30.78

QUALITY RATIOS:
  Non-performing assets to total
   assets at end of year                        1.44%      2.98%      4.54%      6.93%      7.46%
  Allowance for credit losses to
   non-performing loans                        25.36      12.29       8.22       5.55       8.11
  Allowance for credit losses to
   total loans (2)                              1.25       1.29       1.38       1.19       1.46

CAPITAL RATIOS:
  Equity to total assets at the end of year     4.81%      4.02%      3.70%      3.20%      3.16%
  Average equity to average assets              4.40       3.85       3.45       3.18       2.57
  Ratio of average interest-earning assets
   to average interest-bearing liabilities    101.99     100.66      98.29      95.96      96.84

(1)  Net interest income divided by average interest earning assets

(2)  Excludes mortgage-backed securities

First Savings Bank, F.S.B.
---------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS
---------------------------------------------------------------------------

GENERAL

First Savings Bank, F.S.B., a Federal Savings Bank ("First Savings" or "the Bank") is a federally chartered stock savings bank conducting business from three banking locations in Clovis and Portales, New Mexico. The Bank has a wholly-owned subsidiary, First Equity Development Corporation (FEDCO), which is currently inactive.

The Bank is principally engaged in the business of attracting retail deposits from the general public and investing those funds in first mortgage loans in owner occupied, single-family residential loans and mortgage-backed securities. To a lesser extent, the Bank originates residential construction loans and commercial real estate loans. The Bank also originates consumer loans, including loans for the purchase of automobiles and home improvement loans, and commercial loans including Small Business Administration loans.

The most significant outside factors influencing the operations of the Bank and other financial institutions include general economic conditions, competition in the local market place and the related monetary and fiscal policies of agencies that regulate financial institutions. More specifically, the cost of funds, primarily consisting of deposits, is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate financing and other types of loans, which in turn is affected by the interest rates at which such loans may be offered and other factors affecting loan demand and funds availability.

Beginning in 1994, the nation's economy experienced an increasing interest rate environment. After several years of declining interest rates, rates increased drastically during 1994 and the first part of 1995. The Bank continues to experience rising funding costs while adjustable rate assets have repriced on a delayed basis. The net interest yield, or net interest income as a percentage of average earning assets, has therefore narrowed during this term. However, the Bank reduced its Real Estate Owned (REO) levels by approximately $2.5 million during 1994 and an additional $307,000 in 1995, allowing the institution to increase its earning assets. Interest rates which began to decline in 1995 are expected to continue to decline during 1996. The Office of Thrift Supervision (OTS) requested the Bank to submit a revised business plan demonstrating the Bank's ability to accumulate capital and reduce interest rate risk (IRR). The plan was completed and submitted in 1995. Management intends to position the Bank to be less sensitive to changes in interest rates through a policy of keeping a portfolio of adjustable rate assets and through investing of cash flows in shorter term investments and consumer loans. A primary goal of the Bank in 1995 and continuing in 1996 will be the further reduction of interest rate sensitivity, stabilization of net interest yield, and increasing equity capital through enhancing earnings or other means available.

REGULATORY MATTERS

On April 23, 1991, at the request of the OTS, the Board of Directors agreed to the issuance of a Cease and Desist Order (Order) which (1) limited the growth of the institution; (2) imposed specific restrictions involving the Bank's engagement in securities activities; (3) prohibited lending outside the market area; (4) prescribed various reporting requirements; (5) required OTS approval before commencing certain activities; (6) required that the Bank develop a detailed, self-contained three-year capital and business plan subsequently referred to as a "Capital Restoration Plan"; and (7) required a special investigation into certain relationships of the Bank's former president and certain borrowers. The Board agreed to an extension of the Order on January 16, 1992 and again on October 26, 1992.

Under the Order, the Bank's operations were subject to imposed restrictions on growth and various other restrictions limiting: investing or transferring real estate investments; engaging, financing, refinancing, entering, employing, amending, purchasing, commitments to renew, change, or enter into real estate (residential, construction, non-residential, and real estate investments) transactions, securities, loan participations, commercial loans or letter of credit, consumer or educational loans, leases, contracts, or agreements, joint ventures, compensation arrangements, by-laws, accounting methods, service corporations, purchases or repurchases of government securities, and mergers or consolidation.

In 1992, the Bank was deemed "undercapitalized" by the OTS. The Bank and the OTS agreed, on July 28, 1993, to the issuance of a Prompt Corrective Action Directive (PCAD), pursuant to Section 38 of the Federal Depository Insurance Corporation Improvement Act (FDICIA). FDICIA necessitates that a PCAD be issued when an institution is deemed undercapitalized. The PCAD terminated, suspended, or modified most of the provisions of the previous Order issued by the OTS.

First Savings Bank, F.S.B.
---------------------------------------------------------------------------

On August 2, 1994 an extension of the PCAD was granted under an Amended Prompt Corrective Action Directive (APCAD) which was agreed to by the Bank and the OTS. The APCAD revised the date for attaining the 4.0% core capital requirement to June 30, 1995. The PCAD and APCAD required of the Bank, among other things:

     -   Submission of a Capital Restoration Plan

     - Required capital levels of 4.0% for Tier One ("Core") and leverage ratio capital, and 8.0% for total risk-based capital

     -   Compliance with the Capital Restoration Plan

     - Required capital levels to be achieved or adequate progress towards mandates

     - Compliance with mandatory restrictions on dividends, management fees, asset growth, branching and certain other conditions

     - Approval from the Regional Director of the OTS before investing in certain activities

As of December 31, 1994, six months early, the Bank met all requirements of the APCAD, including all capital requirements. In May 1995, the OTS notified the Bank that the Order had been terminated. The only significant provision of the APCAD that remains in effect is the maintenance of certain required capital levels. The following table represents the Bank's capital ratios and the APCAD requirements as of December 31, 1995.

                            APCAD          Actual
                          required    December 31, 1995    Excess
                          --------    -----------------    ------
Core                         4.0%           4.98%           0.98%
Leverage                     4.0            4.98            0.98
Risk-based                   8.0           16.66            8.66

However, the OTS has sole discretion as to if and when the APCAD will be removed.

The Federal Deposit Insurance Corporation (FDIC) has proposed a one-time assessment on all deposits held as of a yet to be determined date. Deposits subject to the assessment are insured by the Savings Association Insurance Fund (SAIF). This one time assessment is intended to recapitalize the SAIF to the required level of 1.25% of insured deposits. If the assessment is made, the premium could be paid in 1996 and result in a significant charge to the operations of the Bank. The assessment may or may not cause the Bank to be unable to meet the capital requirements as outlined by the APCAD directive described above. However, the Bank is expected to maintain minimum tangible, core and risk-based capital levels established by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and OTS regulations. The one-time special assessment, if made, will have a negative impact on the earnings of the Bank in the year it is assessed, but will result in a significant decrease in future insurance premium assessments by the FDIC. This will have a positive impact on future earnings of the Bank in subsequent periods.

RESULTS OF OPERATIONS

Operating results are impacted by many factors. The most important factor being the interest spread between the yield on loans and investments and the cost of funds. The following table presents for the periods indicated the total amount, interest income, interest expense, and net interest income, changes therein, as well as the resultant yields as a percentage of earning assets.

                                                         1995 vs 1994         1994 vs 1993
                                                     -------------------   -------------------
                                                     Increase (decrease)   Increase (decrease)
                                 -----------------   -------------------   -------------------
                                  1995       1994         $        %          $           %
                                 ------     ------     -----     -----      -----      ------
Interest income                  $8,417     $7,888     $ 529      6.71%     $(650)     (7.61)%
Interest expense                  5,423      4,563       860     18.85       (380)     (7.69)
Net interest income               2,994      3,325      (331)    (9.95)      (270)     (7.51)
Net (as a % of earnings assets):
  Interest income                  7.14%      6.27%
  Net interest margin              2.45%      2.62%

First Savings Bank, F.S.B.
---------------------------------------------------------------------------

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been presented separately.

                                                               Year ended December 31
                                  ------------------------------------------------------------------------------
                                                1995 vs 1994                            1994 vs 1993
                                  --------------------------------------    ------------------------------------
                                        Increase (decrease) due to             Increase (decrease) due to
                                  --------------------------------------    ------------------------------------
                                                        Rate/                                    Rate/
                                  Volume      Rate     Volume     Total     Volume     Rate     Volume    Total
                                  ------     ------    ------     ------    ------     -----    ------    -----
Interest-Earning Assets:
  Loan portfolio                   $(195)    $  705     $ (43)    $  467     $(442)    $ (80)    $ 10     $(512)
  Investments                        114         33        10        157      (158)      (47)      13      (192)
  Mortgage-backed securities        (411)       278       (26)      (159)      590      (357)     (54)      179
  Other interest earning assets        3         60         1         64      (137)       25      (13)     (125)
                                   -----     ------     -----     ------     -----     -----     ----     -----
Total interest earning assets      $(489)    $1,076     $ (58)    $  529     $(147)    $(459)    $(44)    $(650)
                                   -----     ------     -----     ------     -----     -----     ----     -----
                                   -----     ------     -----     ------     -----     -----     ----     -----

Interest Bearing Liabilities:
  Savings deposits                 $(203)    $1,288     $ (57)    $1,028     $(363)    $(285)    $ 20     $(628)
  Federal Home Loan Bank advances   (184)        61       (45)      (168)      248        --       --       248
                                   -----     ------     -----     ------     -----     -----     ----     -----
Total interest bearing liabilities $(387)    $1,349     $(102)    $  860     $(115)    $(285)    $ 20     $(380)
                                   -----     ------     -----     ------     -----     -----     ----     -----
                                   -----     ------     -----     ------     -----     -----     ----     -----

Change in net interest income      $(102)    $ (273)    $  44     $ (331)    $ (32)    $(174)    $(64)    $(270)
                                   -----     ------     -----     ------     -----     -----     ----     -----
                                   -----     ------     -----     ------     -----     -----     ----     -----

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

Net income for the year ended December 31, 1995 was $414,000 or $.59 per share, compared to $340,000 or $.49 per share for 1994. The increase in net income resulted from an increase in noninterest income of $95,000 and a decrease in noninterest expenses of $479,000 which were offset by a decrease in net interest income after provision for credit losses of $312,000, despite the early recognition in interest income of $365,000 resulting from the pay-off of a renegotiated loan. In addition, there was a reduced level of income tax benefits of $189,000 in 1994 to none in 1995.

NET INTEREST INCOME. Net interest income before provision for credit losses is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income before provision for credit losses decreased $331,000 to $2,994,000 for 1995 compared to $3,325,000 in 1994. The decrease primarily reflects the 28.49% increase in the cost of average interest-bearing liabilities to 4.69% in 1995 compared to 3.65% for 1994. The decline was offset somewhat by the recording of $365,000 in interest income in 1995 which stemmed from the pay-off, prior to maturity, of a renegotiated loan.

PROVISION FOR CREDIT LOSSES. Management determines the amount of the allowance for credit loss which covers specific loans as well as estimated losses inherent in the loan portfolio. The level of the allowance is based on such factors as the amount of non-performing assets, historical loss experience, regulatory policies, general economic conditions, the estimated fair value of the underlying collateral and other factors which may affect the collectibility of the loans. During 1995, the provision for credit losses was a negative $15,000 which was a reduction of $19,000 from the provision of $4,000 recorded in 1994. The reduction in 1995 was primarily reflective of management's estimate of a lower level of allowance for credit losses necessary as a result of an overall decline in non-performing assets of $3,751,000 at December 31, 1994 to $1,687,000 at December 31, 1995. In
addition, the net loan portfolio at December 31, 1995 was $34,332,000 which represented a decline of $1,338,000, or 3.75% from the December 31, 1994 balance of $35,670,000.

First Savings Bank, F.S.B.
---------------------------------------------------------------------------

NONINTEREST INCOME. Noninterest income was $833,000 in 1995 compared to $738,000 in 1994. The increase of 12.8% was caused primarily by improvement in the results of loans sold during 1995, net gains of $118,000 as compared to net losses of $19,000 in 1994. The overall improvement was the result of more favorable pricing obtained from the secondary market on loans sold in 1995 which was attributable to more stable interest rates from that experienced in 1994. The increase in other income was also the result of an increase in loan servicing and other fees of $20,000 which was offset by a decline in other income of $55,000.

NONINTEREST EXPENSE. Noninterest expense decreased $479,000 or 12.26% to $3,429,000 in 1995 compared to $3,908,000 in 1994. Compensation and employee benefits decreased $110,000 primarily as the result of a lower average number of employees maintained throughout 1995. Federal insurance premiums decreased $45,000 resulting from a reduction of premiums charged by the FDIC due to lower levels of insured deposits. Real estate operations, net decreased $215,000 primarily reflecting a decrease in real estate expenses which was the result of continuing lower levels of real estate owned. Professional fees increased $58,000 due to activities specifically related to the regulatory agreement under which the Bank operates as well as activities related to the certain litigation in which the Bank has been involved with since 1992. Other expenses also declined $136,000 primarily as the result of reductions in office supplies and miscellaneous operating expense.

PROVISION FOR INCOME TAXES. There was no net provision for income taxes in 1995 as compared to the recognition of an income tax benefit of $189,000 in 1994. The 1994 benefit stemmed from management's estimate of near-term future benefits to the Bank from its net operating loss carryforwards. Those estimates remained unchanged as of the end of 1995 and therefore the underlying net deferred tax asset remained unchanged.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

Net income for the year ended December 31, 1994 was approximately $340,000 or $.49 per share, compared to approximately $614,000 or $.88 per share for 1993. The decline in net income resulted from a decline in net interest income after provision for credit losses of $253,000 and a decrease in noninterest income of $595,000 which were partially offset by a decrease in noninterest expenses of $385,000 and an income tax benefit of $189,000.

NET INTEREST INCOME. Net interest income before the provision for credit losses decreased $270,000 to $3,325,000 for 1994 compared to $3,595,000 for 1993. The decrease primarily reflects the 6.56% reduction in net yield on average earnings assets to 6.27% in 1994 compared to 6.71% for 1993.

PROVISION FOR CREDIT LOSSES. During 1994, the provision for credit losses was $4,000 which was a reduction of $17,000 from the provision of $21,000 recorded in 1993. The reduction in 1994 was primarily reflective of management's estimate of a lower level of allowance for credit losses necessary as a result of an overall reduction in non-performing assets of $2,437,000 from $6,188,000 at December 31, 1993. In addition, the net loan portfolio at December 31, 1994 was $35,670,000 which represented a decline of $1,310,000, or 3.54% from the December 31, 1993 balance of $36,980,000.

NONINTEREST INCOME. Noninterest income was $738,000 in 1994 compared to $1,333,000 in 1993. The decrease of $595,000 was caused primarily by a decline in gains on sales of loans of $350,000. Lower levels of interest rates in 1993 caused a higher volume of loan originations which were placed into the secondary market by the Bank. The 1993 interest rate environment also resulted in more favorable prices obtained from the secondary market. The sharp increase in interest rates in early 1994 resulted both in reduced volumes of loan originations as well as less favorable pricing in the secondary market. Gains on sale of securities of $258,000 were recorded in 1993 compared to only $5,000 in 1994.

NONINTEREST EXPENSE. Noninterest expense decreased $385,000 to $3,908,000 in 1994 compared to $4,293,000 in 1993. The decrease was primarily the result of costs of real estate operations of $273,000 in 1994 as compared to $616,000 in 1993. These reductions were directly attributable to the reduction in REO of $421,000 at December 31, 1994 as compared to $2,967,000 at December 31, 1993. Professional fees and other expenses also declined in 1994. These reductions were partially offset by an increase in Federal insurance premiums stemming from increased premiums charged by the FDIC.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

PROVISION FOR INCOME TAXES. During 1993 the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 required a change from the deferred method of accounting for income taxes under Accounting Principles Board Opinion 11, to the asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The initial implementation of SFAS No. 109 in 1993 had no material effect on the Bank's statement of operations. However, during 1994 the Bank recognized a deferred income tax benefit of $189,000 which represented management's estimate of near-term future benefits to the Bank from its net operating loss carryforwards.

ASSET/LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

The Bank attempts to maximize net interest income by achieving a positive interest rate spread that can be sustained during fluctuations in prevailing
interest rates.   Management monitors the mix of earning assets on a
continuous basis in order to react to fluctuating interest rate environments.

Risk-based capital guidelines and the corresponding asset risk weighing have resulted in an incentive to invest in mortgage-backed and U.S. agencies securities, particularly those issued by government sponsored entities such as Federal National Mortgage Association (FNMA), Government National Mortgage Association (GNMA), and Federal Home Loan Mortgage Corporation (FHLMC). In addition, the favorable risk weighing assigned to residential loans provided the incentive to invest in these assets. This asset mix has always been the basis on which the Bank has focused. Based on the Bank's charter, capital requirements, and regulations, the Bank continues to perform and generate profits.

The Bank assumes a high level of interest rate risk as a result of its policy to originate fixed-rate single family home loans. These loans generally have longer terms than the short term characteristics and liabilities of customer accounts and borrowed money. During much of 1993 and early 1994, falling interest rates resulted in record prepayment of high yielding loans in mortgage-backed securities and the Bank was unable to reinvest the proceeds in investment instruments with similar yields. The result has been a contraction of interest rates spreads placing pressure on the Bank's net interest income. In order to reach the Bank's desired 4.0% core capital level, management began the reduction of the asset size of the Bank by reducing deposits and Federal Home Loan Bank (FHLB) borrowings through cash flows. The Bank was able to payoff FHLB borrowings through cash flows in 1995.

Interest rate sensitivity is the rate at which the Bank's assets and liabilities are subject to repricing at future time periods. Management seeks to effectively manage interest rate sensitivity to insure that net-interest income is maximized while the impact of change on market interest rates is minimized. It is the objective of the Bank to reduce the sensitivity of its earnings to fluctuating interest rates by diversifying the sources of funds, improving its interest rate spread, and improving the ratio of earning assets to interest bearing liabilities. Also, the Bank needs to maintain a match of maturities and interest rate sensitivity of its assets and liabilities.

The differences between the volume of assets and liabilities in the Bank's current portfolio, which are subject to repricing in future time periods, are known as interest rate sensitivity gaps. Certain estimates and assumptions are included in the data in the table below which sets forth the interest rate sensitivity analysis at December 31, 1995.

The following table sets forth the assumed repricing and maturity periods of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1995 and the interest rate sensitivity gap percentages at the dates indicated. The interest rate sensitivity gap is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. The effect of these assumptions is to quantify the dollar amount of items that are interest-rate sensitive and can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (1) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an index; (2) an asset or liability such as a mortgage loan may amortize, permitting reinvestment of cash flows at the then-prevailing interest rates; or (3) an asset or liability may mature, at which time the proceeds can be reinvested at current market rates.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

                                                                    Maturing or repricing amount
                                       -------------------------------------------------------------------------------
                                        Within       Over 1      Over 3 to   Over 5 to   Over 10 to  Over 20
                                       one year     to 3 years   5 years      10 years     20 years   years      Total
                                       --------     ----------   ---------   ---------   ----------  -------     -----
                                                                       (dollars in thousands)

Total Rate Sensitive Assets
  Mortgages
    Adjustable-rate (1)                $ 12,838     $    68      $    --     $    --     $     --    $    ---    $ 12,906
    Fixed-rate (2)                        1,461       2,155        1,431       1,799          876          99       7,821
    Construction                            197          --           --          --           --          --         197
    Non-residential adjustable (2)        3,658       2,751           --          --           --          --       6,409
    Non-residential fixed                   354         648          577       1,194           --          --       2,773
    Home equity/second mortgages (2)        553          --           --          --           --          --         553
  Non-Mortgages
    Consumer (2)                          3,114       1,285          558          21           --          --       4,978
    Commercial (2)                           37          87           16          --           --          --         140
    Investments
    Investment securities (3)             6,571         380           --          --           --          --       6,951
    Mortgage-backed (1)(2)               42,404      19,784        1,373          --           --          --      63,561
    Funds sold (3)                        5,107          --           --          --           --          --       5,107
                                       --------    --------     --------    --------     --------    --------    --------
TOTAL                                  $ 76,294    $ 27,158     $  3,955    $  3,014     $    876    $     99    $111,396
                                       --------    --------     --------    --------     --------    --------    --------
                                       --------    --------     --------    --------     --------    --------    --------

Total Rate Sensitive Liabilities
  Deposits
    Certificates of deposit (3)        $ 59,818    $ 13,053     $  3,755    $     --     $     --    $     --    $ 76,626
    Money market (4)                      5,476       6,128        2,751       1,938          297           6      16,596
    NOW accounts (4)                      2,434       2,723        1,222         862          132           2       7,375
    Savings accounts (4)                  3,062       3,425        1,538       1,083          166           3       9,277
                                       --------    --------     --------    --------     --------    --------    --------
TOTAL                                  $ 70,790    $ 25,329     $  9,266    $  3,883     $    595    $     11    $109,874
                                       --------    --------     --------    --------     --------    --------    --------
                                       --------    --------     --------    --------     --------    --------    --------

December 31, 1995
Cumulative GAP (5)                     $  5,504    $  7,333     $  2,022    $  1,154     $  1,435    $  1,523
GAP (5) as percent of assets              4.71%       6.27%        1.73%       0.99%        1.23%       1.30%

December 31, 1994
GAP (5) as percent of assets            (3.96)%     (7.12)%      (4.54)%     (1.83)%      (1.31)%     (1.31)%

December 31, 1993
GAP (5) as percent of assets            (1.06)%     (5.58)%      (8.14)%     (4.06)%      (3.77)%     (3.75)%


(1)  MOST ADJUSTABLE RATE ASSETS ARE INCLUDED IN THE UNDER 1 YEAR
     CATEGORY, AS THEY ARE SUBJECT TO AN INTEREST RATE ADJUSTMENT EVERY SIX OR TWELVE MONTHS, DEPENDING UPON LOAN PLAN.
(2) MATURITY/RATE SENSITIVITY IS BASED UPON CONTRACTUAL MATURITY WITH PROJECTED REPAYMENT OF PRINCIPAL USING ASSUMPTIONS ESTABLISHED BY THE OTS.
(3)  BASED ON CONTRACTUAL MATURITY OF THE INVESTMENTS.
(4) SAVINGS ACCOUNT DECAY RATES USED ASSUME THAT THE ACCOUNTS HAVE A MARKET VALUE SENSITIVITY APPROXIMATING THAT OF A 2 1/2 YEAR TREASURY BOND.
(5)  THE DIFFERENCE BETWEEN RATE SENSITIVE ASSETS AND RATE SENSITIVE
     LIABILITIES.

During 1993, the Bank sold its remaining long-term fixed-rate securities to further reduce the Bank's interest rate sensitivity. This asset/liability mix restructure allowed the Bank to reduce borrowings and change the investment mix which allowed management the flexibility to manage the Bank's interest rate sensitivity through periods of stable or rising interest rates.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

During 1995 and 1994 the Bank sold fixed-rate whole loans "held-for-sale" while retaining adjustable-rate mortgages. In 1994, the Bank increased its investment portfolio with the purchase of FNMA and FHLMC participation certificates with three to five year durations and U.S. government agency securities which step-up annually. These purchases were primarily from cash flow during 1994, however cash flow was used since the third quarter of 1994 through the first quarter of 1995 to reduce FHLB advances. Throughout the remainder of 1995, cash flow from operations and investment activities have been placed in lower interest earning, but highly liquid, cash and cash equivalents.

Presented below, as of December 31, 1995, is an analysis of the Bank's interest rate risk provided by OTS as measured by changes in Net Present Value (NPV) for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points. As illustrated in the table, the Bank's NPV is as sensitive to rising rates as declining rates, despite the Bank's positive gap, as previously discussed. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments (and the NPV focuses on the Bank's entire portfolio, not just assets that are subject to adjustment or maturity within one year). When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers repay at relatively high rates.

          Change in       At December 31, 1995
        interest rate   -----------------------
        (basis points)   $ Change      % Change
        --------------  ----------     --------
                          (000's)

            +400        $  (2,694)        (39)%
            +300           (1,608)        (24)
            +200             (788)        (12)
            +100             (258)         (4)
               0               --          --
            (100)             187           3
            (200)             209           3
            (300)             527           8
            (400)           1,087          16

Management reviews these measurements periodically. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

In addition, the previous tables do not necessarily indicate the impact of general interest rate movements on the Bank's net interest income because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Bank's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

The Bank's primary sources of funds are deposits, sales of mortgage loans, principal and interest payments on loans and mortgage-backed securities, borrowings, and funds provided by operations. While scheduled loan and mortgage-backed securities principal repayments are a relatively predictable source of funds, deposits flows, prepayments of principal on loans and mortgage-backed securities, and sales of mortgage loans are greatly influenced by general interest rates, economic conditions, and competition. Current OTS regulations require the Bank to maintain cash and eligible investments in an amount equal to at least 5% of customer accounts and short-term borrowings to assure its ability to meet demands for withdrawals and repayment of short-term borrowings. As of December 31, 1995, the Bank's liquidity ratio was 28.21% which was in excess of the minimum regulatory requirements.

During the year ended December 31, 1995, total deposits decreased approximately $2,139,000 as a part of management's overall strategy to achieve certain regulatory capital ratios.

The Bank uses its capital resources principally to meet its ongoing commitments to fund maturing certificates of deposit and loan commitments, maintain its liquidity and meet operating expenses. At December 31, 1995, the Bank had commitments to originate loans totaling approximately $971,000. The Bank considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. The Bank expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

In addition, as a part of management's overall strategy, during 1995, the Bank repaid its borrowings from the FHLB. These funds were borrowed primarily to fund construction loans, purchase short duration mortgage-backed securities and disburse escrow funds for borrowers' real estate taxes. It is anticipated that borrowings will not be necessary to meet near term funding needs of the Bank.

The Bank's capital for regulatory purposes at December 31, 1995 was $5,825,000 or 4.98% of total regulatory assets. Regulations require savings institutions to have a minimum regulatory tangible capital ratio equal to 1.5% of adjustable tangible assets, a minimum 3% core capital ratio, and a minimum 8% risk-based capital ratio. At December 31, 1995 and 1994, the Bank was in compliance with all applicable capital standards (see notes L and P to the Consolidated Financial Statements).

In August 1993, OTS issued a final rule which adds an interest rate component to the OTS risk-based capital requirement effective January 1, 1994. Under the final rule, savings institutions will be required to incorporate IRR into their risk-based capital calculation as of a yet to be determined date.
Under the rule, IRR is measured as the ratio of the greater decline in net portfolio value resulting from a 200 basis point increase or decrease in market interest rates to the estimated economic value of assets, as calculated by an OTS model. A savings institution whose measured IRR exceeds 2% must deduct from total capital an IRR component equal to one-half of the difference between its measured IRR and 2% multiplied by the estimated economic value of its total assets. Institutions unable to satisfy the IRR component would be required to submit a capital plan to the OTS describing how they will attain compliance in the future. Management believes that compliance with the new IRR measure will not have a material impact on the Bank's risk-based capital position.

Pursuant to FDICIA, each federal banking agency establishes the levels at which an insured institution is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized and requires such agencies to take certain supervisory actions as an insured institution's capital level falls. As a result of the FDICIA, the OTS advised the Bank, as of December 21, 1992, that it was deemed "undercapitalized" and, among other things, the Bank had to provide a capital restoration plan which demonstrated the Bank's ability to achieve a 4% minimum capital level. Management submitted its capital restoration plan which was subsequently approved by the OTS in conjunction with the issuance of the PCAD and the APCAD.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

The table below presents the Bank's capital position at December 31, 1995 relative to the existing regulatory requirements:
                                                                  Percent of
                                                      Amount       assets (1)
                                                     --------     -----------
                                                      (000's)
Tangible capital                                     $  5,825         4.98%
Tangible capital requirement                            1,756         1.50
                                                     --------     -----------
   Excess tangible capital                           $  4,069         3.48%
                                                     --------     -----------
                                                     --------     -----------
Core capital                                         $  5,825         4.98%
Core capital requirement                                3,512         3.00
                                                     --------     -----------
   Excess core capital                               $  2,313         1.98%
                                                     --------     -----------
                                                     --------     -----------
Total capital (i.e., core and supplemental capital)  $  6,253       16.66%
Risk-based capital requirement                          3,003        8.00
                                                     --------     -----------
   Excess total capital                              $  3,250        8.66%
                                                     --------     -----------
                                                     --------     -----------
(1) Based upon adjusted assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirement.

The OTS Capital Distribution Regulation differentiates savings institutions primarily by their capital levels and prescribes the amount of capital distributions that can be made without prior OTS approval.

The Bank has met its liquidity requirements with funds generated from operations, proceeds from repayment or sale of loans and investment securities, and short-term borrowings. The Bank believes its requirements for 1996 will be met from similar sources. If alternative funding is needed, the Bank can generate additional funds from several other sources.
Currently, the FHLB system functions as a source of credit for the Bank.

ASSET QUALITY

The allowance for loan losses is established through a provision for loan losses based on management's quarterly asset classification review and evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, cash flow analysis, historical loan loss experience, discussions held with delinquent borrowers and other factors that warrant recognition in providing for allowance for loan losses.

During 1995, net loans decreased approximately $1,338,000 or 3.7% from December 31, 1994 while the allowance for credit losses decreased $33,000 or 7.2%. The negative provision for credit losses and lower levels of charge-offs during 1995 were primarily due to lower levels of non-performing loans. With the decrease in non-performing loans and an overall decline in total loans, management feels the allowance for credit losses is adequate for future needs.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

The following presents an analysis of the allowance for credit losses for years ended December 31, 1995, 1994 and 1993.
                                              Year ended December 31
                                     ----------------------------------------
                                         1995           1994           1993
                                     ----------      ----------    ----------
MORTGAGE LOANS AND CONTRACTS:
Balance at beginning of year         $  230,865     $  280,865     $  304,135
Provision charged                            --             --         10,000
Charge-offs                                  --        (50,000)       (33,270)
Recoveries                                   --             --             --
                                     ----------      ----------    ----------
BALANCE AT END OF YEAR               $  230,865      $  230,865    $  280,865
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
CONSUMER AND OTHER:
Balance at beginning of year         $  230,058      $  227,732    $  230,577
Provision charged (credited)            (15,000)          3,867        11,091
Charge-offs                             (20,878)         (2,917)      (33,229)
Recoveries                                2,844           1,376        19,293
                                     ----------      ----------    ----------
BALANCE AT END OF YEAR               $  197,024      $  230,058    $  227,732
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
TOTAL ALLOWANCE FOR CREDIT LOSSES:
Balance at beginning of year         $  460,923      $  508,597    $  534,712
Provision charged (credited)            (15,000)          3,867        21,091
Charge-offs                             (20,878)        (52,917)      (66,499)
Recoveries                                2,844           1,376        19,293
                                     ----------      ----------    ----------
BALANCE AT END OF YEAR               $  427,889      $  460,923    $  508,597
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
Allowance for credit losses as a
  percentage of total loans
  outstanding                             1.23%           1.28%         1.36%
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
Total non-performing assets decreased by approximately $2,064,000 during
1995.  This decrease resulted primarily from the early pay-off of a
$1,979,416 previously renegotiated loan. The non-performing assets to total assets ratio is one indicator of the exposure to credit risk. Non-performing assets of the Bank consist of non-accruing loans, troubled debt restructurings, and real estate which was acquired as a result of foreclosure.  The composition of the Bank's portfolio of non-performing assets is shown in the following table:
                                                    December 31
                                     ----------------------------------------
                                         1995           1994           1993
                                     ----------      ----------    ----------
                                                   (in thousands)
Non-accruing loans*                  $       --      $      148    $       11
Past due 90 days or more and still           --              37            99
  accruing
Renegotiated loans**                      1,573           3,145         3,111
Other real estate                           114             421         2,967
                                     ----------      ----------    ----------
Total non-performing assets          $    1,687      $    3,751    $    6,188
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
Ratio of non-performing assets
  to total assets                         1.44%           2.98%         4.54%
                                     ----------      ----------    ----------
                                     ----------      ----------    ----------
 * Primarily loans which are past due for 90 days or more
** Renegotiated loans are those for which the interest rate was reduced because of the inability of the borrower to service the obligation under the original terms of the agreement.

Interest lost on non-performing assets amounted to $75,195 in 1995 compared to $125,981 in 1994.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The Bank may be a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 1995, financial instruments whose contract amounts represent credit risk are as follows:

                     Commitments to extend credit   $  1,264,557
                     Lines of credit                $    293,613

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon. The total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customers.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Currently, letters of credit are not extended beyond one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral and personal guarantees as deemed necessary. At December 31, 1995, the Bank had no standby letters of credit outstanding.

At December 31, 1995, the Bank had no open interest rate swaps, futures, options, or forward contracts.

At December 31, 1995 and 1994, the Bank had $1,832,398 and $929,836,
respectively, of commitments to sell newly-originated single family residential loans.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related data have been prepared in accordance with generally accepted accounting principles. This requires the measurement of financial and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of desired performance levels.

IMPACT OF NEW ACCOUNTING STANDARD

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The Bank is required to adopt SFAS No. 121 for the year beginning January 1, 1996. The adoption of SFAS No. 121 is not expected to have a material impact on the Bank's financial position or results of operations.

MARKET PRICES AND RELATED STOCKHOLDER MATTERS

The common stock of First Savings is traded on the National Association of Securities Dealers' Automated Quotation ("NASDAQ") under the symbol "FSBC". As of December 31, 1995, the Bank had approximately 500 stockholders of record and 695,698 shares of issued and outstanding stock.

                       Fiscal 1995 price range  Fiscal 1994 price range
                       -----------------------  -----------------------
                          High         Low         High         Low
                       -----------  ----------   -----------  ---------


First quarter            $  4.44     $  4.00       $  5.00     $  3.50
Second quarter              5.75        4.25          5.50        4.25
Third quarter               5.75        5.25          7.50        4.75
Fourth quarter              7.00        5.75          7.50        4.50

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
-------------------------------------------------------------------------------

                                                            DECEMBER 31
                                                    ---------------------------
ASSETS                                                  1995           1994
                                                    ------------   ------------
Cash and cash equivalents                           $  6,752,606   $  3,048,974
Certificates of deposit                                  476,425        388,593
Assets available-for-sale:
  Securities (amortized cost of $33,294,495
   and $3,156,674)                                    33,090,085      2,979,813
  Loans (aggregate fair value of $874,512
   and $679,725)                                         861,454        670,743
Securities held-to-maturity (aggregate fair
 value of $36,025,403 and $72,787,277)                36,404,135     77,505,084
Loans receivable                                      34,331,988     35,669,608
Interest receivable                                      692,771        775,366
Real estate owned                                        113,820        421,013
FHLB stock                                             1,483,434      1,391,634
Premises and equipment                                 1,984,860      2,049,581
Servicing rights                                         359,854        395,637
Other assets                                             414,867        412,996
                                                    ------------   ------------
    Total assets                                    $116,966,299   $125,709,042
                                                    ------------   ------------
                                                    ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                          $110,633,124   $112,772,529
  Federal Home Loan Bank advances                             --      7,400,000
  Accrued interest and other liabilities                 401,641        260,918
  Advanced payments by borrowers for taxes and
   insurance                                             311,157        227,833
                                                    ------------   ------------
    Total liabilities                                111,345,922    120,661,280
                                                    ------------   ------------

Commitments and contingencies

Stockholders' equity:
  Capital stock, $1 par value, authorized
   6,000,000 shares, issued 695,698 shares              695,698         695,698
  Capital in excess of par value                      6,137,701       6,137,701
  Accumulated deficit                                (1,008,612)     (1,422,234)
  Unrealized loss on securities available-for-
   sale, net                                           (204,410)       (363,403)
                                                    ------------   ------------
    Total stockholders' equity                         5,620,377      5,047,762
                                                    ------------   ------------
    Total liabilities and stockholders' equity      $116,966,299   $125,709,042
                                                    ------------   ------------
                                                    ------------   ------------





          See accompanying notes to consolidated financial statements.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------

                                                       YEARS ENDED DECEMBER 31
                                                 ------------------------------------
                                                    1995         1994         1993
                                                 ----------   ----------   ----------
Interest income:
  Loans                                          $3,642,581   $3,176,265   $3,687,789
  U.S. government agency and other securities       515,950      358,973      550,726
  Mortgage-backed securities                      4,060,235    4,219,157    4,040,821
  Other interest income                             197,783      133,789      258,805
                                                 ----------   ----------   ----------
    Total interest income                         8,416,549    7,888,184    8,538,141
                                                 ----------   ----------   ----------
Interest expense:
  Deposits                                        5,342,347    4,315,565    4,943,182
  FHLB advances                                      80,248      247,969           --
                                                 ----------   ----------   ----------
    Total interest expense                        5,422,595    4,563,534    4,943,182
                                                 ----------   ----------   ----------
Net interest income before provision for
 credit losses                                    2,993,954    3,324,650    3,594,959
Provision for credit losses charged (credited)      (15,000)       3,867       21,091
                                                 ----------   ----------   ----------
    Net interest income after provision for
     credit losses                                3,008,954    3,320,783    3,573,868
                                                 ----------   ----------   ----------
Non-interest income:
  Loan servicing and other fees                     371,843      352,449      354,317
  Gains on sale of securities                            --        4,672      257,972
  Gains (losses) on loans held-for-sale             117,840      (18,541)     331,176
  Other                                             343,705      399,362      389,268
                                                 ----------   ----------   ----------
    Total non-interest income                       833,388      737,942    1,332,733
                                                 ----------   ----------   ----------
Non-interest expenses:
  Compensation and employee benefit               1,517,416    1,626,802    1,506,992
  Occupancy                                         367,023      368,794      363,645
  Federal insurance                                 403,218      448,217      376,946
  Advertising                                        27,348       57,587       44,469
  Real estate operations, net                        57,880      272,946      616,333
  Professional fees                                 258,961      200,756      286,749
  Other                                             796,874      932,720    1,097,402
                                                 ----------   ----------   ----------
    Total non-interest expenses                   3,428,720    3,907,822    4,292,536
                                                 ----------   ----------   ----------

Income before income taxes                          413,622      150,903      614,065

Provision for income taxes (benefit)                     --     (188,650)          --
                                                 ----------   ----------   ----------
Net income                                       $  413,622   $  339,553   $  614,065
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------

Earnings per share                               $      .59   $      .49   $      .88
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------

Weighted average shares outstanding                 695,698      695,698      695,698
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------


        See accompanying notes to consolidated financial statements.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------

                                                                         UNREALIZED
                                                                          LOSS ON
                                             CAPITAL IN                  SECURITIES
                       NUMBER OF             EXCESS OF    ACCUMULATED   AVAILABLE-FOR-
                        SHARES     AMOUNT    PAR VALUE      DEFICIT       SALE, NET        TOTAL
                       ---------  --------   ----------   -----------   --------------   ----------
Balance at
 December 31, 1992      695,698   $695,698   $6,137,701   $(2,375,852)    $      --      $4,457,547

Net income                   --         --           --       614,065            --         614,065

Change in unrealized
 loss on securities
 available-for-sale,
 net                         --         --           --            --       (28,408)        (28,408)
                        -------   --------   ----------   -----------     ---------      ----------
Balance at
 December 31, 1993      695,698    695,698    6,137,701    (1,761,787)      (28,408)      5,043,204

Net income                   --         --           --       339,553            --         339,553

Change in unrealized
 loss on securities
 available-for-sale,
 net                         --         --           --            --      (334,995)       (334,995)
                        -------   --------   ----------   -----------     ---------      ----------
Balance at
 December 31, 1994      695,698    695,698    6,137,701    (1,422,234)     (363,403)      5,047,762

Net income                   --         --           --       413,622            --         413,622

Change in unrealized
 loss on securities
 available-for-sale,
 net                         --         --           --            --       158,993         158,993
                        -------   --------   ----------   -----------     ---------      ----------
Balance at
 December 31, 1995      695,698   $695,698   $6,137,701   $(1,008,612)    $(204,410)     $5,620,377
                        -------   --------   ----------   -----------     ---------      ----------
                        -------   --------   ----------   -----------     ---------      ----------












        See accompanying notes to consolidated financial statements.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------

                                                      YEARS ENDED DECEMBER 31
                                             -----------------------------------------
                                                1995          1994            1993
                                             -----------   ------------   ------------
Cash flows from operating activities:
  Net income                                 $   413,622   $    339,553   $    614,065
  Adjustments to reconcile net income to
   cash provided (used) by operations:
    Depreciation                                 132,527        128,914        132,483
    Deferred income taxes                             --       (188,650)            --
    Provision for credit losses charged
     (credited)                                  (15,000)         3,867         21,091
    Provision for losses on real estate               --             --        337,225
    Provision for losses on loans held-for-
     sale transferred to loans receivable             --         88,771             --
    Amortization of premiums on investment
     securities                                  207,830        232,387         22,064
    Amortization of loan premiums,
     discounts and deferred fees, net           (575,179)       (53,622)      (239,671)
    Gain on sale of investment securities             --             --       (299,621)
    Gain on sale of loans                       (105,321)       (70,230)      (331,176)
    Proceeds from loan sales                   7,625,886     15,205,572     19,468,061
    Originations of loans held-for-sale       (7,698,757)   (13,111,011)   (20,665,134)
    Loss on sale of REO                            1,670         59,748         21,928
    (Gain) loss on sale of assets                 (3,095)        (1,200)         6,994
    (Gain) loss on sale of mutual funds               --         (4,672)        41,649
    Net (increase) decrease in accrued
     income and other assets                      82,595        (73,462)       320,279
    Net (increase) decrease in trading
     securities mutual funds                          --      3,183,503        (86,185)
    Increase (decrease) in accrued
     interest and other liabilities              140,723      (101,522)       (150,537)
    (Increase) decrease in other assets          (70,407)      327,339         181,870
                                            ------------  ------------    ------------
      Net cash provided (used) by
       operating activities                      137,094     5,965,285        (604,615)
                                            ------------  ------------    ------------
Cash flows from investing activities:
  Proceeds from maturities and principal
   repayments of available-for-sale
   securities                                  2,061,754     1,181,634              --
  Purchases of held-to-maturity
   securities                                   (750,000)  (16,520,005)    (34,074,913)
  Proceeds from maturities, sales and
   principal repayments of held-to-maturity
   securities                                  9,630,086    10,917,250      24,588,300
  Net (increase) decrease in certificates
   of deposit                                    (87,832)      484,505       1,170,258
  Net decrease in loans                        2,092,440     3,950,943       8,976,709
  Proceeds from sales of real estate             140,882     1,972,322       2,675,998
  Net proceeds (purchases) of premises
   and equipment and other assets                (64,711)      245,541        (153,169)
                                            ------------  ------------    ------------
      Net cash provided by investing
       activities                             13,022,619     2,232,190       3,183,183
                                            ------------  ------------    ------------
Cash flows from financing activities:
  Net decrease in deposits                    (2,139,405)  (17,917,092)     (2,949,695)
  Net change in FHLB advances                 (7,400,000)    7,400,000              --
  Net increase (decrease) in advance
   payments by borrowers for taxes and
   insurance                                      83,324       (15,400)       (255,736)
                                            ------------  ------------    ------------
      Net cash used by financing activities   (9,456,081)  (10,532,492)     (3,205,431)
                                            ------------  ------------    ------------
Increase (decrease) in cash and cash
 equivalents                                   3,703,632    (2,335,017)       (626,863)
Cash and cash equivalents at beginning
 of period                                     3,048,974     5,383,991       6,010,854
                                            ------------  ------------    ------------
Cash and cash equivalents at end of period  $  6,752,606  $  3,048,974    $  5,383,991
                                            ------------  ------------    ------------
                                            ------------  ------------    ------------
Supplemental disclosures of cash
 flow information:
  Cash paid during the year for:
    Interest                                $  5,312,477  $  4,392,409    $  5,015,921
    Income taxes                                      --         9,600          20,500
Supplemental disclosure of non-cash
 investing activities
  Real estate acquired in settlement
   of loans                                      104,509       251,103         333,096
  Loans to facilitate the sale of real
   estate owned                                  269,150       765,000         604,950


          See accompanying notes to consolidated financial statements.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

The following is a description of significant accounting and reporting policies which First Savings Bank, F.S.B. (Bank) follows in preparing and presenting its consolidated financial statements:



BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and transactions of the Bank and its wholly-owned subsidiary, First Equity Development Corporation (FEDCO). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Bank has historically been a major lender of mortgage loans in the Eastern New Mexico area and is dedicated to the promotion of thrift through the solicitation of savings accounts. The Bank's three offices primarily service the Curry and Roosevelt counties of New Mexico and the adjoining West Texas counties. The Bank offers a comprehensive range of credit and depository services, while conducting business in a manner based on financial stability, profitability, service, and community involvement.

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS

Management determines the appropriate classification of its investment securities and loans at the time of purchase or origination. At December 31, 1993, the Bank adopted Statement of Financial Accounting Standards (SFAS)
No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. SFAS No. 115 required the reporting of certain securities at fair value except for those securities which the Bank has the positive intent to hold to maturity.

TRADING SECURITIES - Prior to December 31, 1994, the Bank maintained some of its excess liquidity in a mutual fund. The Bank currently holds no mutual funds as they were liquidated in 1994. The investment was for interest rate yield enhancement and held principally for the purpose of selling for liquidity needs or when better investment opportunities became available.
The mutual fund was recorded at fair value with both unrealized gains and losses reported in the consolidated statements of operation.

ASSETS AVAILABLE-FOR-SALE - Securities or loans to be held for indefinite periods of time and not intended to be held-to-maturity are classified as available-for-sale. Assets included in this category are those assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in liquidity needs, interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes. Securities available-for-sale are recorded at fair value. Both unrealized gains and losses on securities available-for-sale, net of taxes, are included as a separate component of stockholders' equity in the consolidated statements of financial condition until these gains or losses are realized. If a security has a decline in fair value that is other than temporary, the security will be written down to its fair value by recording a loss in the consolidated statements of operations. Loans available-for-sale are recorded at the lower of amortized cost or fair value with only net unrealized losses included in the consolidated statements of operations.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

SECURITIES HELD-TO-MATURITY - Securities that management has the intent, and the Bank has the ability, to hold until maturity are classified as securities held-to-maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, the security will be written down to its new cost basis by recording a loss in the consolidated statements of operations. The Bank has not experienced a permanent decline on securities that would result in a charge to operations.

FEDERAL HOME LOAN BANK (FHLB) STOCK - This asset is owned due to regulatory requirements and is carried at cost. This stock is pledged as collateral to secure FHLB advances.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over terms which approximate the interest method. Interest on other loans is recognized using the simple-interest method on the daily balances of the principal amounts outstanding. The accrual of interest on loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income. If the ultimate collectibility of principal, wholly or partially, is in doubt, any payment received on a loan on which the accrual of interest has been suspended is applied to reduce principal to the extent necessary to eliminate such doubt.

LOAN FEES, PREMIUMS AND DISCOUNTS ON LOANS AND MORTGAGE-BACKED SECURITIES

Loan origination fees net of direct origination costs are deferred and accreted to income using the interest method over the contractual life of the loans adjusted for actual payments. If the loan is held-for-sale, the net fees are deferred until the loan is sold.

Premiums and discounts on loans and mortgage-backed securities purchased are amortized to income using a method which approximates a level yield over the estimated life of the loan or mortgage-backed security.

SERVICING RIGHTS

The Bank originates loans for resale to increase the servicing portfolio and to provide funds for additional investment. Under the sale agreement, the Bank continues to service the loan, and the investor is paid its share of principal collection. Effective July 1, 1995, the Bank adopted SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, AN AMENDMENT OF SFAS NO. 65. SFAS No. 122 eliminated the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The effect of adopting this new accounting standard was to increase 1995 net income by $11,338.

ALLOWANCE FOR CREDIT LOSSES

Provision for credit losses is charged to operations based on management's evaluation of the potential losses in the loan portfolio. The Bank adheres to an asset review system and allowance for credit loss methodology designed to provide for the detection of problem amounts and adequate general valuation allowances to cover credit losses. The provision is based on an analysis of the loan portfolio, economic conditions, historical loan loss experience, changes in the nature and volume of the loan portfolio, and management's assessment of the inherent risk in the portfolio in relation to the level of the allowance for credit losses. While management uses the best information available to make these evaluations, future adjustments to the allowances may be necessary if economic conditions differ from the assumptions used in preparing the evaluation.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for credit losses. Such agencies may review the Bank's allowances for credit losses, and they may require the Bank to recognize additions to the allowances based on their judgment of information available to them at the time of their examination.

The Bank adopted SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended, effective January 1, 1995. This statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rates or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying this standard, impaired loans have been defined as all nonaccrual loans. The Bank's policy for income recognition was not affected by adoption of the standard. The adoption of SFAS No. 114 did not have any effect on the allowance for credit losses or related provision.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

UNCOLLECTED INTEREST

The Bank reverses all accrued interest and ceases accruing interest on certain loans when management believes the loans may be uncollectible and on loans which are more than 90 days past due with loan-to-value ratios greater than 80%. Such interest, if ultimately collected, is credited to operations in the period of recovery.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful life of the assets. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

REAL ESTATE OWNED

Real estate owned (REO) acquired through foreclosure or deed in lieu of foreclosure is initially recorded at fair value. Any excess of the loan balance and foreclosure costs over the fair value at the date of acquisition of the property is charged to the allowance for credit losses. Subsequently, REO is carried at the lower of fair value less estimated expenses of sale or cost. Any provisions required are recorded in the statement of operations and are considered a valuation allowance. Subsequent increases in the fair value of properties with valuation allowances can be credited to operations up to the amount of the previously established valuation allowance. Costs related to the improvement of these properties are capitalized. Costs related to holding the properties are charged to real estate operations.

The amounts the Bank could ultimately recover from disposition of REO could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Bank's control or changes in the Bank's strategies for recovering its investments. Gains and losses on disposition of properties are recognized in current operations. However, the recognition of gains is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of sale. Under certain circumstances, the gain, or a portion thereof, must be deferred until the criteria is met.

INCOME TAXES

The Bank and its subsidiary file consolidated income tax returns. Effective January 1, 1993, the Bank and its subsidiary adopted SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 required a change to the asset and liability method of accounting for income taxes rather than the deferred method which was previously utilized as permitted by Accounting Principles Board Opinion
11. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect (as of January 1, 1993) of adopting this new accounting standard was not material.

Prior to fiscal 1993, the deferred method of accounting for income taxes was used. Deferred federal and state income taxes were provided on income and expense reported in different periods for financial statement and income tax purposes at the current statutory rate.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share is computed using the weighted average number of shares of capital stock outstanding during the period. Stock options have not had a dilutive effect.

CASH FLOW STATEMENT

Cash and cash equivalents include cash, interest-bearing deposits at the FHLB, deposits at other banks, and all certificates of deposit with original maturities of three months or less. There are no amounts subject to withdrawal or usage restrictions.

RECLASSIFICATION

Certain amounts for prior years have been reclassified to conform with the current year presentation.

NOTE B - ASSETS AVAILABLE-FOR-SALE

At December 31, 1995, an unrealized loss of $204,410 on mortgage-backed securities available-for-sale is shown as a reduction in stockholders' equity. At December 31, 1994, an unrealized loss of $176,861 on mortgage-backed securities available-for-sale, and an unrealized loss of $186,542 on mortgage-backed securities that were transferred from available-for-sale to held-to-maturity on April 30, 1994, are shown as a reduction in stockholders' equity. Due to the uncertainty of the future utilization of unrealized losses, should they be realized, the income tax benefit has been offset by a valuation allowance against the resulting deferred tax asset.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------
During December 1995, the Bank transferred $32,206,642 of mortgage-backed securities and U.S. government agency obligations from the Bank's held-to-maturity portfolio into its available-for-sale portfolio. This transfer was made by the Bank for asset/liability and liquidity management purposes and was made in accordance with an implementation guide for SFAS No. 115 entitled ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES issued by the Financial Accounting Standards Board in November 1995.

Loans available-for-sale are recorded at the lower of amortized cost or fair value.

A summary of assets available-for-sale is as follows:

                                                          DECEMBER 31, 1995
                                          ------------------------------------------------------
                                            AMORTIZED          FAIR           GROSS UNREALIZED
                                              COST             VALUE        GAINS        LOSSES
                                          -------------   -------------   ---------   ----------
MORTGAGE-BACKED SECURITIES:
  GNMA ADJUSTABLE RATE                    $  28,295,654   $  28,095,981   $  30,691   $  230,364
OBLIGATION OF U.S. GOVERNMENT AGENCIES        4,998,841       4,994,104      10,000       14,737
LOANS ON RESIDENTIAL ONE-TO-FOUR UNITS          861,454         874,512      13,058           --
                                          -------------   -------------   ---------   ----------
                                          $  34,155,949   $  33,964,597   $  53,749   $  245,101
                                          -------------   -------------   ---------   ----------
                                          -------------   -------------   ---------   ----------
                                                          December 31, 1994
                                          ------------------------------------------------------
                                            Amortized          Fair          Gross Unrealized
                                              cost             value        Gains        Losses
                                          -------------   -------------   ---------   ----------
Mortgage-backed securities:
  GNMA adjustable rate                    $   3,156,674   $   2,979,813   $      --   $  176,861
Loans on residential one-to-four units          670,743         679,725       9,006           24
                                          -------------   -------------   ---------   ----------
                                          $   3,827,417   $   3,659,538   $   9,006   $  176,885
                                          -------------   -------------   ---------   ----------
                                          -------------   -------------   ---------   ----------

No available-for-sale securities were pledged at December 31, 1995 and 1994.

NOTE C - SECURITIES HELD-TO-MATURITY

A summary of securities held-to-maturity is as follows:

                                                          DECEMBER 31, 1995
                                          ------------------------------------------------------
                                            AMORTIZED          FAIR           GROSS UNREALIZED
                                              COST             VALUE        GAINS        LOSSES
                                          -------------   -------------   ---------   ----------
MORTGAGE-BACKED SECURITIES:
  FNMA PARTICIPATION CERTIFICATES         $   6,225,192   $   6,106,781   $      --   $  118,411
  FHLMC PARTICIPATION CERTIFICATES           27,872,939      27,648,060      43,254      268,133
  FHLMC ADJUSTABLE RATE                       2,306,004       2,270,562          --       35,442
                                          -------------   -------------   ---------   ----------
                                          $  36,404,135   $  36,025,403   $  43,254   $  421,986
                                          -------------   -------------   ---------   ----------
                                          -------------   -------------   ---------   ----------
                                                          December 31, 1994
                                          ------------------------------------------------------
                                            Amortized          Fair          Gross Unrealized
                                              cost             value        Gains        Losses
                                          -------------   -------------   ---------   ----------
Mortgage-backed securities:
  FNMA participation certificates         $   7,018,585   $   6,339,546   $      --   $  679,039
  GNMA adjustable rate                       28,781,907      27,646,723          --    1,135,184
  FHLMC participation certificates           32,065,908      29,714,760          --    2,351,148
FHLMC adjustable rate                         2,650,364       2,528,747          --      121,617
Investment securities:
  Obligation of U.S. government agencies      6,988,320       6,557,501          --      430,819
                                          -------------   -------------   ---------   ----------
                                          $  77,505,084   $  72,787,277   $      --   $4,717,807
                                          -------------   -------------   ---------   ----------
                                          -------------   -------------   ---------   ----------

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

During 1994, mortgage-backed securities with amortized costs and fair values of $6,602,523 and $6,412,122, respectively, were transferred from assets available-for-sale into the securities held-to-maturity portfolio. The unrealized loss at the date of transfer was being amortized over the remaining lives of the securities. At December 31, 1994, amortized cost was net of $186,542 in unamortized losses on securities transferred from assets available-for-sale. In December 1995, these same securities and others with an amortized cost of $32,206,642 were transferred into the Bank's available-for-sale portfolio. This transfer was made by the Bank for asset/liability and liquidity management purposes and was made in accordance with an implementation guide for SFAS No. 115 entitled ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES issued by the Financial Accounting Standards Board in November 1995.

Held-to-maturity securities of $3,319,414 were pledged to secure public deposits at December 31, 1995. Held-to-maturity securities of $19,928,719 were pledged to secure public deposits and FHLB advances at December 31, 1994.

There were no held-to-maturity securities sold during 1995 or 1994. The Bank sold $6,393,199 in U.S. Treasuries during the year ended December 31, 1993 at a gain of $29,107. The Bank also sold $3,883,578 of mortgage-backed securities during the year ended December 31, 1993 at a gain of $270,514.

The contractual maturity of investment securities are in excess of ten years at December 31, 1995 and 1994. Actual maturities will differ from contractual maturities because borrowers have the right to prepay obligations without prepayment penalties. At December 31, 1995, the weighted average life of the available-for-sale securities, exclusive of residential one-to-four units, was 3.72 years. At December 31, 1995, the weighted average life of the held-to-maturity securities was 2.56 years.

NOTE D - LOANS

Loans consisted of the following:
                                                          December 31
                                                    ------------------------
                                                       1995         1994
                                                    -----------  -----------
First mortgage loans:
  Conventional                                      $25,110,648  $27,873,227
  FHA insured and VA guaranteed                       4,059,531    4,278,984
Consumer and installment loans                        4,558,130    2,689,310
Consumer timeshare loans                                560,320    1,217,001
Construction loans                                    1,059,954      516,750
Other                                                   552,822      725,805
                                                    -----------  -----------
                                                     35,901,405   37,301,077
Less:
  Loans in process                                      862,760      316,599
  Deferred loan fees                                    187,090      248,644
  Unearned discounts                                     23,713       92,027
  Allowance for credit losses                           427,889      460,923
  Deferred income                                        67,965       13,276
                                                    -----------  -----------
                                                    $34,331,988  $35,669,608
                                                    -----------  -----------
                                                    -----------  -----------
The Bank had outstanding commitments to originate loans at December 31, 1995 and 1994 of approximately $971,000 and $551,000, respectively.

Proceeds from sale of loans held-for-sale were $7,625,886, $15,205,572, and $19,486,061 for the years ended December 31, 1995, 1994 and 1993, respectively. Gains of $118,026 and losses of $186 were recognized in 1995, while gains of $136,199 and losses of $65,969 were recognized in 1994, and gains of $331,176 were recognized in 1993.

During 1994, loans previously classified as available-for-sale were reclassified to loans. The Bank had recognized a loss resulting from a lower of amortized cost or fair market adjustment in the amount of $88,771 prior to this transfer. The recorded amount at the date of transfer was $2,077,261. At December 31, 1995 and 1994, the remaining unamortized discount related to this transfer was $76,617 and $86,917, respectively.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

Changes in the allowance for credit losses are as follows:

                                                 Years ended December 31
                                              ------------------------------
                                                1995       1994       1993
                                              --------   --------   --------
Balance at beginning of year                  $460,923   $508,597   $534,712
Provision charged (credited) to operations     (15,000)     3,867     21,091
Charge-offs                                    (20,878)   (52,917)   (66,499)
Recoveries                                       2,844      1,376     19,293
                                              --------   --------   --------
Balance at end of year                        $427,889   $460,923   $508,597
                                              --------   --------   --------
                                              --------   --------   --------

An analysis of loans to directors and executive officers is as follows:

                                                 Years ended December 31
                                              -------------------------------
                                                1995       1994        1993
                                              ---------  ---------  ---------
Balance at beginning of year                  $ 348,854  $ 651,361   $557,661
Loans originated                                 30,882     31,099    117,557
Loan principal payments and other reductions   (117,556)  (333,606)   (23,857)
                                              ---------  ---------  ---------
Balance at end of year                        $ 262,180  $ 348,854  $ 651,361
                                              ---------  ---------  ---------
                                              ---------  ---------  ---------

A renegotiated loan for which interest had been reduced totaled $1,572,814 at December 31, 1995. Nonaccrual and renegotiated loans for which interest has been reduced totaled $3,292,183 and $3,122,136 at December 31, 1994 and 1993, respectively. Interest income that would have been recorded under the original terms of such loans and the interest actually recognized prior to accretion of unearned discount for the years ended December 31 are summarized below:
                                                 Years ended December 31
                                              -------------------------------
                                                1995       1994        1993
                                              ---------  ---------  ---------
Interest income that would have been recorded $ 336,553  $ 388,885   $351,117
Interest income recognized                      261,358    262,904    232,863
                                              ---------  ---------  ---------
Interest income foregone                      $  75,195  $ 125,981   $118,254
                                              ---------  ---------  ---------
                                              ---------  ---------  ---------

The Bank is not committed to lend additional funds to borrowers with non-performing or renegotiated loans.

NOTE E - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid balances of these loans at December 31 are summarized as follows:

                                             1995         1994         1993
                                          -----------  -----------  -----------
Mortgage loans underlying pass through
 certificates:
  GNMA                                    $ 3,594,512  $ 3,890,825  $ 5,263,175
  FHLMC                                     7,637,528    8,669,839   10,143,187
Mortgage loan portfolios serviced for:
  FNMA                                     35,531,557   37,689,044   39,716,040
  Other investors                           1,637,020    1,845,001    4,478,069
                                          -----------  -----------  -----------
                                          $48,400,617  $52,094,709  $59,600,471
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

Custodial escrow balances maintained in connection with the foregoing loan servicing were $496,680 and $486,557 at December 31, 1995 and 1994, respectively.

First Savings Bank, F.S.B.
------------------------------------------------------------------------------

Following is an analysis of the changes in servicing rights asset balances for the years 1995, 1994 and 1993.

Balance, January 1, 1993                                           $ 767,668
Amortization*                                                       (309,447)
                                                                   ---------
Balance, January 1, 1994                                             458,221
Amortization*                                                        (62,584)
                                                                   ---------
Balance, January 1, 1995                                             395,637
Amortization*                                                        (48,302)
Originated mortgage servicing rights                                  12,519
                                                                   ---------
Balance, December 31, 1995                                         $ 359,854
                                                                   ---------
                                                                   ---------

*Includes valuation adjustments due to changes in prepayment assumptions


NOTE F - REAL ESTATE OWNED

Real estate owned at December 31 consisted of the following:

                                                            1995       1994
                                                          --------   --------
Real estate acquired in settlement of loans and
 through foreclosure                                      $153,820   $209,910
Loans reported as in-substance foreclosure                      --    251,103
                                                          --------   --------
                                                           153,820    461,013
Less allowance for losses                                   40,000     40,000
                                                          --------   --------
                                                          $113,820   $421,013
                                                          --------   --------
                                                          --------   --------

An analysis of the allowance for losses on real estate owned is as follows:

                                                 Years ended December 31
                                              -------------------------------
                                                1995      1994        1993
                                              -------  ----------  ----------
Balance at beginning of period                $40,000  $1,433,722  $1,118,970
Provision charged to expense                       --          --     337,225
                                              -------  ----------  ----------
                                               40,000   1,433,722   1,456,195
Less charges against the allowance                 --   1,393,722      22,473
                                              -------  ----------  ----------
Balance at end of period                      $40,000  $   40,000  $1,433,722
                                              -------  ----------  ----------
                                              -------  ----------  ----------

There were no provisions for further losses on real estate owned during 1995 and 1994.

Net losses from real estate operations were as follows:

                                                 Years ended December 31
                                              -------------------------------
                                               1995       1994        1993
                                             --------   ---------   ---------
Income:
  Rental income                              $  1,000   $   2,706   $   2,300
  Gains on sale of real estate                 13,105         882      29,573
Expenses:
  Real estate expenses                        (57,209)   (215,905)   (278,309)
  Loss on sale of real estate                 (14,776)    (60,629)    (32,672)
  Provision for valuation allowances               --          --    (337,225)
                                             --------   ----------  ----------
Net losses                                   $(57,880)  $(272,946)  $(616,333)
                                             --------   ----------  ----------
                                             --------   ----------  ----------

NOTE G - CONCENTRATION OF CREDIT RISK

The Bank invests available funds in mortgage-backed securities and interest-bearing deposits and maintains funds in other depository institutions, including the FHLB of Dallas. The Bank currently holds no mutual funds as they were liquidated during 1994. Generally, the Bank's investment in U.S. Government securities and mortgage-backed securities are recorded in book entry form only, and the Bank does not take possession of the actual investment certificates. The Bank's investment in interest-bearing deposits, excluding those with the FHLB of Dallas, is normally limited to amounts covered by applicable Federal Deposit Insurance Corporation (FDIC) limits.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

The Bank grants consumer, commercial business, commercial real estate, and residential loans to customers in its trade area. Generally, the loans are secured by real estate; however, the Bank does make consumer loans and commercial loans. The loans are expected to be repaid from the cash flow of the borrowers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon their own economic situation.

The Bank's collateral policy is to secure all real estate loans by mortgages, place first liens on available assets underlying commercial loans, and perfect purchase money liens on consumer loan products. The Bank grants unsecured loans to its customers.

As a primary single-family home lender, the Bank also has a substantial portion of its loans in Curry and Roosevelt Counties of New Mexico.

NOTE H - PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized by major classifications as follows:
                                              1995           1994
                                          ------------   ------------
Land                                        $  407,593     $  407,593
Office buildings                             2,151,745      2,145,204
Furniture, fixtures and equipment            1,281,138      1,376,796
Automobiles                                     77,646         71,805
                                            ----------     ----------
                                             3,918,122      4,001,398
Less accumulated depreciation                1,933,262      1,951,817
                                            ----------     ----------
                                            $1,984,860     $2,049,581
                                            ----------     ----------
                                            ----------     ----------
NOTE I - DEPOSITS

The composition of deposits and the effective rates of interest at December 31 were as follows:
                                                1995             1994
                                            ------------     ------------
Checking accounts - noninterest bearing     $    575,811     $    429,292
Savings accounts (1995 - 2.75%; 1994 -
  3.20%)                                       9,281,440       11,259,777
Insured Money Market accounts (1995 -
  2.30%-3.70%; 1994 - 3.80%-4.10%)             1,414,311       13,767,226
Transaction accounts (1995 - 2.30%-3.30%;
  1994 - 2.90%-3.70%)                          7,386,076        7,235,582
Certificates of deposit:
  2.01% - 3.00%                                       --        1,023,940
  3.01% - 4:00%                                  997,702       24,049,622
  4.01% - 5.00%                               14,103,880       30,146,913
  5.01% - 6.00%                               52,596,029       20,847,544
  6.01% - 7.00%                               13,086,788        1,950,225
  7.01% - 8.00%                                1,144,070        1,301,555
  8.01% - 9.00%                                   47,017          760,853
                                            ------------     ------------
                                            $110,633,124     $112,772,529
                                            ------------     ------------
                                            ------------     ------------

At December 31, 1995 and 1994, individual deposit accounts in excess of $100,000 amounted to $5,272,739 and $5,971,246, respectively.

Certificates of deposit had the following maturities at December 31, 1995:

                                                Amount     Percent of total
                                             -----------   ----------------
Within one year                              $64,196,941         78.3%
Between one and three years                   14,032,726         17.1
Between three and five years                   3,745,819          4.6
                                             -----------        -----
                                             $81,975,486        100.0%
                                             -----------        -----
                                             -----------        -----

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

Interest expense on deposits for the years ended December 31 was as follows:

                                       1995            1994          1993
                                    ----------      ----------    ----------
Savings accounts                    $  294,322      $  353,869    $  447,616
Money Market accounts                  502,089         486,675       592,975
Transaction accounts                   154,712         219,561       231,996
Certificates of Deposit              4,391,224       3,255,460     3,670,595
                                    ----------      ----------    ----------
                                    $5,342,347      $4,315,565    $4,943,182
                                    ----------      ----------    ----------
                                    ----------      ----------    ----------

At December 31, 1995 and 1994, the Bank had accrued interest payable on certificates of deposit totaling $213,729 and $97,084, respectively. The weighted average interest rate on deposits was 4.67%, 3.60% and 3.82% for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE J - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Each FHLB is authorized to make advances to its members, subject to such regulations and limitations as the FHLB may prescribe. There were no advances from FHLB at December 31, 1995. At December 31, 1994, advances from FHLB were collateralized by investment securities totaling $14,829,418. The Bank is also required to maintain stock ownership in the FHLB of at least a minimum percentage of its loans. At December 31, 1994, the Bank maintained an excess investment in stock of the FHLB.

NOTE K - INCOME TAXES

At December 31, 1995, the Bank had remaining net operating loss carryforwards of approximately $5,555,000 for federal income tax purposes which expire in varying amounts through 2009. In addition, the alternative minimum tax (AMT) net operating loss carryforward and AMT credit carryforward were approximately $5,866,000 and $101,000, respectively, which expire in varying amounts through 2009. Investments tax credit carryforwards of approximately $44,000 expire in varying amounts through 2005. At December 31, 1995, the Bank had remaining net operating loss carryforwards of approximately $44,583,000 for state income tax purposes which expire in varying amounts through 2005. These state net operating loss carryforwards are substantially more than the federal net operating loss carryforwards as a result of the exclusion of U.S. Investment security and other income for state income tax purposes.

Under the Internal Revenue Code (the Code), the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses on mortgage loans. For taxable years beginning before January 1, 1987, the provision of the Code permitted the Bank to deduct from taxable income an addition to the tax bad debt reserve
based on a percentage of taxable income (ranging from 32% to 60%).   Due to
changes made by the Tax Reform Act of 1986, for tax years beginning after December 31, 1986, the percentage has been reduced to 8%.

Stockholders' equity at December 31, 1995 includes approximately $2,100,000 for which no provision for Federal income tax has been accrued. These amounts represent allocation of income to bad debt reserves for tax purposes only. Reduction of amounts so allocated for purposes other than losses on loans will create income for tax purposes only, which will be subject to the then current corporate tax rate.

A reconciliation of the expected income tax expense (benefit) to the effective tax expense of the year ended December 31 follows:

                                    1995         1994         1993
                                  ----------   ---------    ---------
Tax expense at statutory rates    $ 160,485    $  58,550    $ 208,782
Effect of net operating loss       (160,485)     (58,550)    (208,782)
Deferred tax asset valuation
  allowance adjustment                   --     (188,650)          --
                                  ---------    ---------    ---------
                                  $      --    $(188,650)   $      --
                                  ---------    ---------    ---------
                                  ---------    ---------    ---------

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

The tax effect of significant temporary differences representing deferred tax assets and liabilities and changes thereon were as follows:

                                     December 31,        Net      December 31,     NET      DECEMBER 31,
                                         1993           change        1994        CHANGE        1995
                                     ------------       ------    ------------    ------    -------------
OPERATIONAL ITEMS:
  Deferred taxes assets:
    Net operating loss carryforward   $ 1,637,000    $  618,000  $ 2,255,000   $(99,000)   $ 2,156,000
    Bad debt deduction and
     deferred loan fees                   263,000       (81,000)     182,000    (20,000)       162,000
    Investments                           104,000      (104,000)          --         --             --
    Other                                      --            --           --      7,000          7,000
                                      -----------    ----------  -----------   --------    -----------
                                        2,004,000                  2,437,000                 2,325,000
    Valuation allowance                (1,588,000)     (207,000)  (1,795,000)   161,000     (1,634,000)
                                      -----------    ----------  -----------   --------    -----------
    Deferred tax assets                   416,000       226,000      642,000     49,000        691,000
                                      -----------    ----------  -----------   --------    -----------
  Deferred tax liabilities:
    Depreciation                         (258,000)      (13,000)    (271,000)    (9,000)      (280,000)
    FHLB stock dividend                  (158,000)      (24,000)    (182,000)   (36,000)      (218,000)
    Originated mortgage servicing
     rights                                    --            --           --     (4,000)        (4,000)
                                      -----------    ----------  -----------   --------    -----------
    Deferred tax liabilities             (416,000)      (37,000)    (453,000)   (49,000)      (502,000)
                                      -----------    ----------  -----------   --------    -----------
    Net tax asset                     $        --    $  189,000  $   189,000   $     --    $   189,000
                                      -----------    ----------  -----------   --------    -----------
                                      -----------    ----------  -----------   --------    -----------
EQUITY ITEMS:
  Deferred tax assets:
    Investments                       $     9,000    $  115,000  $   124,000   $(54,000)   $    70,000
                                      -----------                -----------               -----------
                                            9,000                    124,000                    70,000
    Valuation allowance                    (9,000)     (115,000)    (124,000)    54,000        (70,000)
                                      -----------    ----------  -----------   --------    -----------
    Deferred tax assets                        --            --           --         --             --
  Deferred tax liabilities                     --            --           --         --             --
                                      -----------    ----------  -----------   --------    -----------
    Net tax asset                     $        --    $       --  $        --   $     --    $        --
                                      -----------    ----------  -----------   --------    -----------
                                      -----------    ----------  -----------   --------    -----------

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

NOTE L - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and the implementation of Office of Thrift Supervision (OTS) regulations on December 7, 1989, effective date of the new capital standards, the Bank must have: (1) core capital equal to 3% of adjusted total assets;
(2) tangible capital equal to 1.5% of adjusted total assets; and (3) total capital equal to 8.0% of risk-weighted assets, which includes off-balance sheet items.

On November 28, 1994, the OTS announced its decision to immediately reverse its August 1993 interim policy requiring institutions to include unrealized gains and losses, net of income taxes, on available-for-sale debt securities in regulatory capital. Because this revised policy applies only to regulatory capital, however, institutions must continue to comply with SFAS No. 115 for financial reporting purposes.

The following table is a reconciliation of the Bank's capital for regulatory purposes at December 31, 1995 as reported to the OTS.

                                                                Tangible       Core        Risk-based
                                                   Assets        capital      capital       capital
                                                   ------        -------      -------       -------
Total assets                                   $116,966,299
Liabilities carried net of assets for
 regulatory purposes                                (98,727)
Unrealized loss on securities
 available-for-sale, net                            204,410
                                               ------------
Adjusted regulatory total assets               $117,071,982
                                               ------------
                                               ------------
Risk-based assets                              $ 37,540,000
                                               ------------
                                               ------------
Stockholders' equity                                           $5,620,377   $5,620,377    $5,620,377
Unrealized loss on securities
 available-for-sale, net                                          204,410      204,410       204,410
General valuation allowance                                            --           --       427,889
                                                               ----------   ----------    ----------
Regulatory capital                                              5,824,787    5,824,787     6,252,676
Regulatory capital required                                     1,756,080    3,512,159     3,003,200
                                                               ----------   ----------    ----------
Excess regulatory capital                                      $4,068,707   $2,312,628    $3,249,476
                                                               ----------   ----------    ----------
                                                               ----------   ----------    ----------

Bank's capital to adjusted regulatory assets                         4.98%        4.98%
                                                               ----------   ----------
                                                               ----------   ----------
Bank's capital to risk-based assets                                                            16.66%
                                                                                          ----------
                                                                                          ----------

At December 31, 1995 and 1994, the Bank met all minimum tangible, core and risk-based capital levels. However, the Bank has previously been notified by the OTS that it was considered "undercapitalized" and was required to submit a capital plan to obtain a minimum 4% capital level. At December 31, 1994, the Capital Plan had been approved and the Bank had reached all capital requirements. However, subsequent to December 31, 1994, the OTS requested the Bank to submit a revised three year capital plan which demonstrated the Bank's ability to accumulate capital and reduce interest rate risk. The Plan was completed and submitted in 1995. However, there is no assurance that the Bank will, or will not, be able to achieve its plan or that future events could not lead to future regulatory actions.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

NOTE M - INVESTMENT IN SERVICE CORPORATION

FEDCO was formed for the purpose of holding investments in real estate and the Bank's investment in its former service bureau. A summary of assets, liabilities, and equity of FEDCO at December 31, 1995 and 1994 was as follows:

                                  1995               1994
                               ---------          ---------
Assets:
  Cash                         $   1,697          $   1,722
                               ---------          ---------
                               ---------          ---------
Liabilities                    $      --          $      --

Stockholders' equity:
  Capital stock                  400,000            400,000
  Accumulated deficit           (398,303)          (398,278)
                               ---------          ---------
                               $   1,697          $   1,722
                               ---------          ---------
                               ---------          ---------

FEDCO reported losses of $25, $18,884, and $47,222 for the years ending December 31, 1995, 1994 and 1993, respectively, which included its share of the operations of the service bureau. FEDCO paid no dividends to the Bank during 1995. FEDCO paid dividends to the Bank of $278,000 and $44,000 for the years ended December 31, 1994 and 1993, respectively.

NOTE N - STOCK OPTION PLAN

Under the 1986 Stock Option and Incentive Plan (Plan), as amended, the Bank may grant Incentive and Non-Incentive Stock Options, as well as Stock Appreciation Rights (SARs) to Officers, Directors, key employees and other persons up to a maximum of 68,250 shares of the Bank's common stock. The Plan is administered by a committee of the Board of Directors. The Plan terminates in August 1996.

Under the provisions of the Plan, stock options have a term that is determined by the committee, but not to exceed ten years from the date of grant. However, in the case of optionees who own in excess of 10% of the outstanding common stock of the Bank, the term of the stock option may not exceed five years. The aggregate fair market value of the options for which any persons may be granted in any calendar year may not exceed $100,000. SARs, upon their exercise, entitle the SAR grantee to receive cash, common stock or a combination thereof, as the committee in its sole discretion shall determine, equal to the excess of the fair market value of the common stock on the date of exercise over the exercise prices of the SARs. As of December 31, 1995, no SARs had been granted under the Plan.

The following table summarize certain information relative to stock options:

                                                          December 31
                                                  -------------------------
                                                     1995             1994
                                                  -----------      --------
Number of shares under non-incentive option           39,000          --

Option price of shares under option
                                                  $5.25-$6.00         --

Number of shares exercisable                           39,000         --

There were no stock options exercised during the three years in the period ended December 31, 1995 and, at December 31, 1995, there were 12,809 remaining shares of the Bank's common stock available for the issuance of additional options under the terms of the Plan.

First Savings Bank, F.S.B.
-------------------------------------------------------------------------------

NOTE O - PROFIT SHARING AND 401(K) PLANS

The Bank has a profit sharing/employee stock ownership plan for which substantially all employees are eligible. Effective January 1, 1989, the Bank amended its profit sharing plan to include an employee stock ownership plan which covers substantially all employees. Contributions, when made, may be made in the form of cash or in common stock of the Bank. Contribution amounts are based upon employee's compensation, but may not exceed maximum deductible limits for federal income tax purposes. No contributions were made in 1995, 1994 and 1993.

Effective January 1, 1989, this plan was amended to include a 401(k) before-tax salary deferral feature. Employees may elect to contribute to the plan and such contribution is matched by the Bank at a minimum of 5% of employee's contributions. Employer contributions made to the 401(k) plan for the years ended December 31, 1995, 1994 and 1993 totaled $1,753, $1,821, and $1,161, respectively. Total contributions per employee, for all parts of the plan, made by the Bank or the employee, cannot exceed the lesser of $30,000 or 25% of the employee's compensation.

NOTE P - REGULATORY MATTERS

On April 23, 1991, at the request of the OTS, the Board of Directors agreed to the issuance of a Cease and Desist Order (Order) which (1) limited the growth of the institution; (2) imposed specific restrictions involving the Bank's engagement in securities activities; (3) prohibited lending outside the market area; (4) prescribed various reporting requirements; (5) required OTS approval before commencing certain activities; (6) required that the Bank develop a detailed, self-contained three-year capital and business plan subsequently referred to as a "Capital Restoration Plan"; and (7) required a special investigation into certain relationships of the Bank's former president and certain borrowers. The Board agreed to an extension of the Order on January 16, 1992 and again on October 26, 1992.

Under the Order, the Bank's operations were subject to imposed restrictions on growth and various other restrictions limiting: investing or transferring real estate investments; engaging, financing, refinancing, entering, employing, amending, purchasing, commitments to renew, change, or enter into real estate (residential, construction, non-residential, and real estate investments) transactions, securities, loan participations, commercial loans or letter of credit, consumer or educational loans, leases, contracts, or agreements, joint ventures, compensation arrangements, by-laws, accounting methods, service corporations, purchases or repurchases of government securities, and mergers or consolidation.

In 1992, the Bank was deemed "undercapitalized" by the OTS. The Bank and the OTS agreed, on July 28, 1993, to the issuance of a Prompt Corrective Action Directive (PCAD), pursuant to Section 38 of the Federal Depository Insurance Corporation Improvement Act (FDICIA). FDICIA necessitates that a PCAD be issued when an institution is deemed undercapitalized. The PCAD terminated, suspended, or modified most of the provisions of the previous Order issued by the OTS.

On August 2, 1994 an extension of the PCAD was granted under an Amended Prompt Corrective Action Directive (APCAD) which was agreed to by the Bank and the OTS. The APCAD revised the date for attaining the 4.0% core capital requirement to June 30, 1995. The PCAD and APCAD required of the Bank, among other things:

   -  Submission of a Capital Restoration Plan
   - Required capital levels of 4.0% for Tier One ("Core") and leverage ratio capital, and 8.0% for total risk-based capital
   -  Compliance with the Capital Restoration Plan
   - Required capital levels to be achieved or adequate progress towards mandates
   - Compliance with mandatory restrictions on dividends, management fees, asset growth, branching and certain other conditions
   - Approval from the Regional Director of the OTS before investing in certain activities

First Savings Bank, F.S.B.
----------------------------------------------------------------------------

As of December 31, 1994, the Bank met all requirements of the APCAD, including all capital requirements. In May 1995, the OTS notified the Bank that the Order had been terminated. The only significant provision of the APCAD that remains in effect is the maintenance of certain required capital levels. The following table represents the Bank's capital ratios and the APCAD requirements as of December 31, 1995.

                                 APCAD           Actual
                                required    December 31, 1995     Excess
                                --------    -----------------     ------
Core capital                      4.0%            4.98%            0.98%
Leverage ratio capital            4.0             4.98             0.98
Risk- based capital               8.0            16.66             8.66

However, the OTS has sole discretion as to if and when the APCAD will be removed.

NOTE Q - OFF-BALANCE SHEET RISK

The Bank may be a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 1995, financial instruments whose contract amounts represent credit risk are as follows:

   Commitments to extend credit             $1,264,557
   Lines of credit                          $  293,613

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon. The total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customers.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Currently, letters of credit are not extended beyond one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral and personal guarantees as deemed necessary. At December 31, 1995, the Bank had no standby letters of credit outstanding.

At December 31, 1995, the Bank had no open interest rate swaps, futures, options, or forward contracts.

At December 31, 1995 and 1994, the Bank had $1,832,398 and $929,836,
respectively, of commitments to sell newly-originated single family residential loans.

NOTE R - CONTINGENCIES

LITIGATION

In the normal course of business, the Bank is involved in litigation which, in the Bank's opinion, will not have a material affect on the Bank.

On February 1, 1996, an Order of Dismissal was filed by the Court with respect to a certain derivative lawsuit (Derivative Lawsuit) filed on May 19, 1994 and amended on November 2, 1994. This Derivative Lawsuit was filed by two stockholders, one of whom was a former Director of the Bank, alleging a number of intentional and negligent acts and omissions in the management of the Bank which allegedly resulted in damages and losses suffered by the Bank. The Court dismissed, with prejudice, all claims against all defendants, except a former President, who was also Chief Executive Officer and a Director (former President) of the Bank. A dismissal with prejudice means that the charges cannot be refiled. The Court also ordered the Plaintiffs to pay reasonable expenses, including attorney's fees, to one of the Bank's former independent auditors. The deadline for appeal of the order dismissing the action was March 4, 1996. A notice of appeal was filed by the plaintiff. The Bank cannot currently predict the outcome of the appeal.

First Savings Bank, F.S.B.
----------------------------------------------------------------------------

If final judgment in their favor is received in the Derivative Lawsuit, certain of the current and former director defendants may make demand on the Bank for indemnification of their legal expenses pursuant to OTS regulations. The disinterested members of the Bank's Board of Directors must approve said indemnification and give 60 days notice to the OTS of the Bank's intention to make such indemnification. No such indemnification shall be made if the OTS advises the Bank in writing, within the 60 day notice period, of its objection thereto. No demand for indemnification has been made by any defendant.

With respect to the former President of the Bank, the Court dismissed the claims in the Derivative Lawsuit without prejudice in order to allow the Bank to pursue such claims in Federal Court. In May 1995, the Bank filed a lawsuit against the former President in the United States District Court for the District of New Mexico. In the lawsuit, the Bank asserts that the defendant engaged in fraudulent conduct and breached his duties of loyalty and care to the Bank, all of which resulted in losses and damages to the Bank. The Bank is seeking recovery of damages from the defendant in excess of $2.8 million, plus interest and punitive damages. The Bank's lawsuit against the former President has not gone to trial and is not expected to do so until after mid-year 1996.

OTHER

The FDIC has proposed a one-time assessment on all deposits held as of a yet to be determined date. Deposits subject to the assessment are insured by the Savings Association Insurance Fund (SAIF). This one time assessment is intended to recapitalize the SAIF to the required level of 1.25% of insured deposits. If the assessment is made, the premium could be paid in 1996 and result in a significant charge to the operations of the Bank. The assessment may or may not cause the Bank to be unable to meet the capital requirements as outlined by the APCAD directive. However, the Bank is expected to be able to maintain minimum tangible core and risk-based capital levels established by FIRREA and OTS regulations. The one-time special assessment, if made, will result in a significant decrease in future insurance premium assessments by the FDIC. This will have a positive impact on future earnings of the Bank.

NOTE S - FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a part of the Bank's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current exchange. Further, as it is management's intent to hold a portion of its financial instruments to maturity, it is not probable that the fair values shown below will be realized in a current transaction. In addition, fair value estimates are based solely on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Examples would include portfolios of loans serviced for others, investments in real estate, premises and equipment, and deferred tax assets.

Because of the wide range of permissible valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the fair value information to that of other financial institutions. The aggregate fair value amount should in no way be construed as representative of the underlying value of the Bank.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

CASH AND CASH EQUIVALENTS - The carrying amount for cash and cash equivalents approximates the assets' fair value because of the short maturity of those instruments.

INVESTMENT AND MORTGAGE-BACKED SECURITIES - The fair value of long-term investments such as U.S. Government and agency obligations and mortgage-backed securities is estimated based on bid quotations received from securities dealers and the FHLB.

First Savings Bank, F.S.B.
----------------------------------------------------------------------------

LOANS - Fair values are estimated for portfolios of loans with similar financial characteristics. Mortgage loans are segregated by type, including but not limited to residential, commercial and construction. Consumer loans are segregated by type, including but not limited to home improvement loans, automobile loans, loans secured by deposits and secured and unsecured personal loans. Each loan category may be segmented, as appropriate, into fixed and adjustable interest rate terms, ranges of interest rates, performing and non-performing, and repricing frequency.

For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair values of other types of loans are estimated by discounting the future scheduled and unscheduled cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Unscheduled cash flows take the form of estimated prepayments and may be based upon historical experience as well as anticipated experience derived from current and prospective economic and interest rate environments. For certain types of loans, anticipated prepayment experience exists in published tables from securities dealers.

The fair value of significant non-performing mortgage loans is based on estimated value of the collateral. Where appraisals are not available, estimated cash flows are discounted using a rate commensurate with the credit risk associated with those cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgementally determined using available market information and specific borrower information. The fair value of non-performing consumer loans is based on historical experience with such loans.

The fair value of loans held-for-sale is estimated based on outstanding commitments from investors or current market prices for similar loans.

FEDERAL HOME LOAN BANK STOCK - The fair value of stock in the FHLB is estimated to be equal to its carrying amount given it is not a publicly traded equity security, it has an adjustable dividend rate, and all transactions in the stock are executed at the stated par value.

DEPOSITS AND ADVANCES FROM BORROWERS FOR TAXES AND INSURANCE - The fair value of deposits with no stated maturity, such as interest-bearing or non-interest-bearing checking accounts, passbook and statement savings accounts, money market accounts and advances from borrowers for taxes and insurance is equal to the amount payable upon demand. The fair value of certificates of deposit is based on the lower of redemption or discounted value of contractual cash flows. Discount rates for certificates of deposit are estimated using current market rates.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The fair value of off-balance sheet financial instruments is estimated to equal the carrying amount at December 31, 1995 and 1994.

NON-FINANCIAL INSTRUMENTS - SFAS No. 107 does not permit financial institutions to take into account the value of long-term relationships with depositors, commonly known as core deposit intangibles, when estimating the fair value of deposit liabilities. These intangibles are considered to be separate intangible assets that are not financial instruments. Nonetheless, financial institutions' core deposits have typically traded at premiums to their book values under both historical and current market conditions.

Likewise, SFAS No. 107 does not permit financial institutions to take into account the value of the cash flows and income stream derived from its portfolio of loans serviced for others. See Note E to the consolidated financial statements for information related to the portfolio of residential mortgage loans serviced for others.
                                       35

First Savings Bank, F.S.B.
----------------------------------------------------------------------------

The estimated fair values of the Bank's financial instruments are shown below:

                                          December 31, 1995
                                  ---------------------------------
                                     Carrying        Estimated fair
                                      amount             value
                                  ---------------    --------------

                                               (in thousands)

Financial assets:
 Cash and cash equivalents        $       6,753      $       6,753
 Certificates of deposit                    476                477
 Securities available-for-sale           33,090             33,090
 Loans available-for-sale                   861                875
 Securities held-to-maturity             36,404             36,025

 Loans receivable                        34,332             35,919
 Accrued interest receivable                693                693
 FHLB stock                               1,483              1,483

Financial liabilities:
 Deposits                               110,633            111,710
 Accrued interest payable                   402                402
 Advance payments by borrowers for
   taxes and insurance                      311                311

The deferred income amounts arising from unrecognized financial instruments are not significant. Also, these financial instruments have contractual interest rates at or above current market rates. Therefore, no market value disclosure is provided for these items.

First Savings Bank, F.S.B.
----------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
First Savings Bank, F.S.B.
Clovis, New Mexico




We have audited the accompanying consolidated statements of financial condition of First Savings Bank, F.S.B. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Savings Bank, F.S.B. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Bank changed its method of accounting for loan servicing rights during 1995, changed its method of accounting for certain investments in debt and equity securities during 1993 and its method of accounting for income taxes during 1993.



/s/ Robinson Burdette Martin & Cowan, L.L.P.


Robinson Burdette Martin & Cowan, L.L.P.


Lubbock, Texas
February 9, 1996, except as to the second paragraph in Note R, for which the date is March 1, 1996

CORPORATION INFORMATION
----------------------------------------------------------------------------

BOARD OF DIRECTORS


Chad Lydick             Chairman
                        President, Lydick Engineers & Surveyors, Inc. (Land
                        Surveying Co.)

Carl Deaton             Vice Chairman
                        Retired Owner, Clovis Body  Shop, Inc. and C.B.S. Auto
                        Recyclers, Inc.

Harry Eastham           Retired Office Engineer, A.T.&.S.F. Railway company

Dr. Everett L. Frost    President, Eastern New Mexico University

Charles Guthals         President, Guthals Company, Inc. (Landscaping company)

Ken Huey, Jr.           President and Chief Executive Officer of First Savings
                        Bank, F.S.B.

Thomas W. Martin III    President of Tucumcari Springwater & Seed Co.,
                        DBA Taco Box


MANAGEMENT

Ken Huey, Jr.           President and Chief Executive Officer

Paul B. Ellis           Executive Vice President and Chief Lending Officer

Roddy Pearce            Vice President, Chief Operating Officer and Controller


STOCKHOLDER INFORMATION

ANNUAL REPORT ON FORM 10-KSB
The Bank's annual report on Form 10-KSB, including financial statements and schedules filed with the Office of Thrift Supervision, will be furnished without charge. Please request this form in writing from the Corporate Secretary at First Savings Bank, F.S.B., P.O. Box 1569 (801 Pile), Clovis, New Mexico 88101-1569.

ANNUAL MEETING
The Annual Meeting of Stockholders of First Savings Bank, F.S.B. will be on April 26, 1996 at 9:00 a.m., local time, at the Clovis Community College's Town Hall, 417 Schepps Boulevard, Clovis, New Mexico.

STOCK TRANSFER AGENT AND REGISTRAR
First Savings Bank, F.S.B.
801 Pile Street-P.O. Box 1569
Clovis, New Mexico 88102-1569

ATTORNEYS
Keleher & McLeod, P.A.
414 Silver Avenue SW, Suite 1200
Albuquerque, New Mexico 87102

INDEPENDENT ACCOUNTANTS
Robinson Burdette Martin & Cowan, L.L.P.
1500 Broadway, Suite 1300
Lubbock, Texas 79401-3107

CORPORATE OFFICE
First Savings Bank, F.S.B.
801 Pile Street-P.O. Box 1569
Clovis, New Mexico 88102-1569

BRANCH OFFICES
First Savings Bank, F.S.B.             First Savings, Bank, F.S.B.
2501 North Prince Street               400 West First Street
Clovis, New Mexico 88102               Portales, New Mexico 88130

                                      EXHIBIT 21

                            SUBSIDIARIES OF THE REGISTRANT



Parent
------

First Savings Bank, F.S.B.


                                                    PERCENTAGE    STATE OF
SUBSIDIARY                                            OWNED     INCORPORATION
----------                                            -----     -------------
First Equity Development                               100%      New Mexico
  Corporation (a)

----------------------------------------------
(a) The operations of this subsidiary are included in the consolidated financial statements contained in the 1995 Annual Report to stockholders incorporated herein by reference.